   As filed with the Securities and Exchange Commission on February 7, 2003

                                                     Registration No. 333-75814
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               -----------------

                                AMENDMENT NO. 5

                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                               -----------------
                         Hanover Equipment Trust 2001A
                          Hanover Compressor Company
                    Hanover Compression Limited Partnership
          (Exact names of registrants as specified in their charters)

        Delaware                     7359                    51-6523441
        Delaware                     7359                    76-0625124
        Delaware                     7359                    75-2344249
     (State or other           (Primary Standard          (I.R.S. Employer
     jurisdiction of              Industrial           Identification Numbers)
    incorporation or          Classification Code
      organization)                Numbers)

     c/o Wilmington Trust Company               12001 N. Houston Rosslyn
          Rodney Square North                     Houston, Texas 77086
       1100 North Market Street                      (281) 447-8787
      Wilmington, Delaware 19890
            (302) 651-1000

   (Address, including zip code, and        (Address, including zip code, and
telephone number, including area code,         telephone number, including
   of principal executive office of         area code, of principal executive
    Hanover Equipment Trust 2001A)        offices of Hanover Compressor Company
                                             and Hanover Compression Limited
                                                      Partnership)

                               -----------------

      David A. Vanaskey, Jr. Vice                    Chad C. Deaton
  President Wilmington Trust Company          President and Chief Executive
          Rodney Square North              Officer Hanover Compressor Company
       1100 North Market Street                 12001 N. Houston Rosslyn
      Wilmington, Delaware 19890                  Houston, Texas 77086
            (302) 651-1000                           (281) 447-8787

(Name, address, including zip code, and  (Name, address, including zip code, and
telephone number, including area code,         telephone number, including
    of agent for service of Hanover        area code, of agent for service of
        Equipment Trust 2001A)           Hanover Compressor Company and Hanover
                                            Compression Limited Partnership)

                               -----------------
                                  Copies to:

            Lewis Ledyard, Esq.                  Richard Meller, Esq.
   Morris, James, Hitchens & Williams LLP          Latham & Watkins
      222 Delaware Avenue, 10th Floor     233 South Wacker Drive, Suite 5800
         Wilmington, Delaware 19801            Chicago, Illinois 60606
               (302) 888-6869                       (312) 876-7700

                               -----------------

   Approximate date of commencement of proposed sale to the public:   As soon
as practicable after this registration statement becomes effective.

   If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                               -----------------

   The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.




                    Subject to Completion, February 7, 2003


PROSPECTUS
--------------------------------------------------------------------------------

                               OFFER TO EXCHANGE

                      8.50% Senior Secured Notes Due 2008
        that have been registered under the Securities Act of 1933 for all outstanding unregistered 8.50% Senior Secured Notes Due 2008
                ($300,000,000 principal amount outstanding) of

                         Hanover Equipment Trust 2001A
payable from lease obligations of and guaranteed by Hanover Compression Limited
                                  Partnership
which lease obligations and notes are guaranteed by Hanover Compressor Company

--------------------------------------------------------------------------------

   Hanover Equipment Trust 2001A, a special purpose Delaware business trust
(the "Issuer"), is offering to exchange $300,000,000 aggregate principal amount of its new 8.50% Senior Secured Notes due 2008 (the "new notes" or the "notes") that have been registered under the Securities Act of 1933 for the same aggregate principal amount of its outstanding 8.50% Senior Secured Notes due 2008 (the "old notes") that were issued and sold on August 30, 2001 in a transaction exempt from registration under the Securities Act. The terms of the new notes are identical to the terms of the old notes, except that the new notes are registered under the Securities Act of 1933, are freely transferable, and do not have exchange or registration rights. The Issuer leased domestic gas compression equipment to Hanover Compression Limited Partnership ("HCLP") for a ten-year term under an operating lease (the "Lease"). HCLP is an indirect wholly owned subsidiary of Hanover Compressor Company ("Hanover"). Payments under the Lease are the source of funds from which the Issuer intends to make interest and principal payments under the notes. The Lease is a senior subordinated obligation of HCLP. HCLP's obligations under the Lease are fully and unconditionally guaranteed, on a senior subordinated basis, by Hanover. The Issuer's obligations under the notes are jointly and severally guaranteed, unconditionally and on a senior subordinated basis, by Hanover and HCLP for an amount up to 77.33% of the aggregate principal balance of notes outstanding, which is equal to the final rent payment under the Lease. If there is an event of default under the Lease, Hanover and HCLP guarantee, jointly and severally, on a senior subordinated basis, all of the Issuer's obligations under the notes.

   As of September 30, 2002, Hanover had approximately $930 million in indebtedness that was senior to the Hanover guarantee and $175 million in residual value guarantees under an operating lease that ranks equally with the Hanover guarantee. As of September 30, 2002, HCLP had approximately $738 million in indebtedness that was senior to the Lease and the HCLP guarantee and $175 million in residual value guarantees under an operating lease that ranks equally with the Lease and the HCLP guarantee. Hanover and HCLP have the ability to incur additional indebtedness.

   There is no amortization or sinking fund for the notes. Payment of the notes is secured by a perfected first priority security interest in the Issuer's interest in the equipment and an assignment of the Lease and the guarantees related to the notes to the trustee for the notes. As of August 16, 2001, the equipment subject to the Lease had an appraised fair market value of approximately $309 million as of the date of the inception of the Lease and an appraised residual value in continued use of approximately $310.9 million as of the date of the termination of the Lease, each as compared to the $300 million aggregate principal amount of the notes. An appraisal is an estimate of value, and the value of the equipment may decline prior to the end of the term of the Lease. Except for the rights of the Issuer under the Lease and the guarantees related to the notes, the Issuer has no recourse to the assets of Hanover or HCLP to pay the notes.

*Please consider the following:


.. Our offer to exchange old notes for new notes will be open until 5:00 p.m.,
  New York City time, on             , 2003, unless we extend the offer.


.. You should carefully review the procedures for tendering old notes beginning on page 40 of this prospectus.

.. If you fail to tender your old notes, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected.

.. No public market currently exists for the new notes. We do not intend to list the new notes on any securities exchange and, therefore, no active public market is anticipated.

    You should carefully review the Risk Factors beginning on page 23 of this prospectus.

    We are not making the exchange offer in any state or jurisdiction where it is not permitted.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the new notes to be distributed in the exchange offer or has determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



               The date of this prospectus is             , 2003

                               TABLE OF CONTENTS


                                                                          Page
                                                                          ----
  WHERE YOU CAN FIND MORE INFORMATION....................................  ii
  INCORPORATION OF DOCUMENTS BY REFERENCE................................ iii
  PROSPECTUS SUMMARY.....................................................   1
  RISK FACTORS...........................................................  23
  SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS......................  37
  THE EXCHANGE OFFER.....................................................  38
  USE OF PROCEEDS........................................................  50
  CAPITALIZATION OF HANOVER COMPRESSOR COMPANY AND HANOVER
    COMPRESSION LIMITED PARTNERSHIP......................................  51
  CAPITALIZATION OF HANOVER EQUIPMENT TRUST 2001A........................  53
  SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA OF HANOVER COMPRESSOR
    COMPANY AND HANOVER COMPRESSION LIMITED PARTNERSHIP..................  54
  SELECTED HISTORICAL FINANCIAL DATA OF HANOVER EQUIPMENT TRUST 2001A....  61
  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
    OF OPERATIONS OF HANOVER COMPRESSOR COMPANY AND HANOVER COMPRESSION
    LIMITED PARTNERSHIP..................................................  62
  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
    OF OPERATIONS OF HANOVER EQUIPMENT TRUST 2001A.......................  88
  BUSINESS OF HANOVER COMPRESSOR COMPANY AND HANOVER COMPRESSION
    LIMITED PARTNERSHIP..................................................  90
  MANAGEMENT OF HANOVER COMPRESSOR COMPANY............................... 103
  SECURITY OWNERSHIP OF HANOVER COMPRESSOR COMPANY....................... 106
  HANOVER COMPRESSION LIMITED PARTNERSHIP................................ 108
  HANOVER EQUIPMENT TRUST 2001A.......................................... 110
  CERTAIN TRANSACTIONS................................................... 112
  DESCRIPTION OF NOTES................................................... 118
  SUMMARY OF PRINCIPAL OPERATIVE AGREEMENTS.............................. 164
  THE EQUIPMENT.......................................................... 171
  DESCRIPTION OF CERTAIN INDEBTEDNESS.................................... 172
  BOOK-ENTRY; DELIVERY AND FORM.......................................... 174
  MATERIAL ERISA CONSIDERATIONS.......................................... 176
  UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS........................ 178
  PLAN OF DISTRIBUTION................................................... 183
  VALIDITY OF THE SECURITIES............................................. 184
  EXPERTS................................................................ 184
  INDEX TO FINANCIAL STATEMENTS.......................................... F-1

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the SEC a registration statement on Form S-4 (Reg. No. 333-75814) with respect to the securities we are offering. This prospectus does not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities we are offering. Statements we make in this prospectus or in any document incorporated in this prospectus by reference about any contract or other document are not complete. When we make such statements, you should refer to the copy of the contract or other document filed with the SEC. The registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.

   Hanover Equipment Trust 2001A, Hanover Compressor Company and Hanover Compression Limited Partnership are co-registrants with respect to the registration statement. Neither Hanover Equipment Trust 2001A nor Hanover Compression Limited Partnership is currently subject to the periodic reporting and other information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In connection with the exchange offer, the Issuer and HCLP will become subject to the information requirements of the Exchange Act, and will file reports and other information with the SEC. Hanover is currently subject to the informational requirements of the Exchange Act. In accordance with the Exchange Act, Hanover files annual, quarterly and special reports, proxy statements and other information with the SEC. These SEC filings, including the registration statement, are available to the public over the Internet at the SEC's web site at http://www.sec.gov.

   You may also read and copy any document the registrants file with the SEC at its public reference facilities at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Hanover's SEC filings are also available at the offices of the New York Stock Exchange, Inc., 11 Wall Street, New York, New York 10005.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

   We have incorporated by reference certain reports and other information Hanover has filed, or will file, with the SEC. The information incorporated by reference is an important part of this prospectus. In addition, information that Hanover files with the SEC will automatically update and supersede this information. Hanover incorporates by reference the documents listed below and any further filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus:

    . Hanover's Annual Report on Form 10-K/A-2 for the year ended December 31, 2001 filed with the SEC on November 21, 2002;

    . Hanover's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002; and


    . Hanover's Current Reports on Form 8-K and 8-K/A filed with the SEC on November 9, 2001; January 25, 2002; January 29, 2002; February 26, 2002;
       February 27, 2002; March 5, 2002; March 11, 2002; March 20, 2002; March
       21, 2002; March 29, 2002; April 16, 2002; April 18, 2002; May 10, 2002;
       May 14, 2002; June 19, 2002; July 31, 2002; August 2, 2002; August 6,
       2002; August 21, 2002; October 24, 2002; November 1, 2002; November 15,
       2002; December 4, 2002; December 31, 2002; February 3, 2003; February 6, 2003 and February 7, 2003.


   You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

      Hanover Compressor Company
      12001 North Houston Rosslyn
      Houston, Texas 77086
      Attention:  Corporate Secretary
      Telephone: (281) 447-8787


   TO OBTAIN TIMELY DELIVERY OF INFORMATION THAT YOU REQUEST FROM US, YOU MUST
REQUEST SUCH INFORMATION NO LATER THAN             , 2003.

                              PROSPECTUS SUMMARY

   This summary highlights material information contained elsewhere in this prospectus and in filings incorporated by reference. This summary may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the financial statements and related notes contained in this prospectus, before making an investment decision. The information provided in this prospectus gives effect to various internal restructuring transactions that Hanover Compressor Company and its subsidiaries completed in 1999, 2000 and 2001, which transactions have had no effect on our business. As a result of these restructuring transactions, substantially all of our assets and operations are owned or conducted by Hanover Compression Limited Partnership and its subsidiaries. In April 2002, Hanover restated its financial statements for the year ended December 31, 2000 based upon an investigation that was conducted by the Audit Committee. Subsequent to the April 2002 restatement, a special committee of the Board of Directors, together with the Audit Committee of the Board and our management, completed an extensive investigation of certain transactions recorded during 2001, 2000 and 1999, including those transactions restated by Hanover in April 2002. As a result of this investigation, Hanover determined to restate its 2001, 2000 and 1999 financial statements for several transactions, including one that was the subject of the April 2002 restatement. The information provided in this prospectus gives effect to these restatements. See "Prospectus Summary--Restatement of Financial Statements." The internal investigations giving rise to these restatements ended in October, 2002. The special committee of the Board of Directors is composed of Mr. Victor E. Grijalva and Mr. I. Jon Brumley.

   Except as described in this paragraph and unless the context requires otherwise, "Hanover," "we," "us," "our" or similar terms in this prospectus refer to Hanover Compressor Company and its subsidiaries (including Hanover Compression Limited Partnership) following completion of the restructuring transactions. Except as the context requires otherwise, "HCLP" refers to Hanover Compression Limited Partnership, an indirect wholly owned subsidiary of Hanover. Except as the context otherwise requires, the "Issuer" refers to Hanover Equipment Trust 2001A. Except as the context otherwise requires, the terms "registrants" or "registrant" when used in this prospectus mean the Issuer (as registrant of the new notes), HCLP (as registrant of the lease obligations to the Issuer, and the guarantee obligations with respect to the new notes) and Hanover (as registrant of the guarantee obligations with respect to the lease obligations to the Issuer and the new notes). Except as the context otherwise requires financial and statistical data described as "pro forma" reflect our acquisition of the gas compression business of Schlumberger Limited and its affiliates (which we refer to as "Schlumberger") in August 2001.

                                   OVERVIEW


   This prospectus relates to the offer by Hanover Equipment Trust 2001A to exchange its registered 8.50% senior secured notes due 2008 (which we refer to as the "new notes" or the "notes") for all of its outstanding 8.50% senior secured notes due 2008 (which we refer to as the "old notes"). The terms of the new notes are identical to the terms of the old notes except that the new notes are freely transferable under the Securities Act and do not have any exchange or registration rights. The exchange offer expires at 5:00 p.m., New York City
time, on           , 2003, unless extended.



   The old notes were issued by the Issuer on August 30, 2001 as part of an operating lease transaction with HCLP. The old notes were rated Ba3 by Moody's and BB by Standards & Poors when issued in August 2001 and are currently rated B2 by Moody's and BB- by Standards & Poors. The Issuer used the proceeds from the old notes, together with equity financing raised by the Issuer, to purchase domestic natural gas compression equipment from HCLP and certain of its subsidiaries, and then leased that equipment to HCLP for a seven-year term. The Issuer intends to make interest and principal payments on the notes using the payments received from HCLP under the operating lease.

   The notes are obligations of the Issuer. The Issuer's obligations under the notes are jointly and severally guaranteed, unconditionally and on a senior subordinated basis, by Hanover and HCLP for an amount up to 77.33% of the aggregate principal balance of notes outstanding, which is equal to the final rent payment under the operating lease. If there is an event of default under the operating lease, Hanover and HCLP guarantee, jointly and severally, on a senior subordinated basis, all of the Issuer's obligations under the notes. All of HCLP's obligations under the operating lease are unconditionally guaranteed, on a senior subordinated basis, by Hanover. The Issuer is not affiliated with Hanover or HCLP.

                         HANOVER EQUIPMENT TRUST 2001A

   Hanover Equipment Trust 2001A is a special purpose Delaware business trust formed in August 2001 to raise equity financing, issue the old notes and the new notes and enter into certain contracts and consummate certain transactions described in this prospectus. Hanover Equipment Trust 2001A is the sole issuer of the notes. Because it is the sole equity certificate holder of the Issuer, General Electric Capital Corporation ("GE Capital") is the owner of the Issuer. However, GE Capital has no obligation to pay the principal or interest on the notes.

   The Issuer used the proceeds of the old notes, together with equity financing raised by the Issuer, to purchase equipment for lease to HCLP for a seven-year term. Under the operating lease with HCLP, the Issuer receives lease payments that are sufficient in amount to pay interest on the notes, and to provide a yield to the equity certificate holder of the Issuer. On or after September 1, 2006, HCLP has an option to purchase the leased equipment from the Issuer for an amount sufficient to repay the notes in full. If HCLP does not exercise its option to purchase all the leased equipment, HCLP is required to use its best efforts to sell the equipment on the Issuer's behalf. In such event, at the end of the lease term, HCLP is required to make a final rent payment equal to approximately $232 million, plus the proceeds from the sale of the leased equipment. All of these amounts will be applied to repay the notes. If the final rent payment and the proceeds from the sale of the leased equipment are insufficient to pay the notes in full, HCLP will be liable for an assessment of additional rent with respect to actual excess wear and tear of the leased equipment, as determined by an independent appraisal procedure. If the sale option is exercised, the final rent payment, sale proceeds and the assessment of additional rent may not be sufficient for the Issuer to repay the notes in full. To the extent the final rent payment and the proceeds from the sale of leased equipment exceed the amounts required to pay the notes, the excess will be used first to repay contributed capital to the equity certificate holder and then returned to HCLP.

   The Issuer's obligations under the notes are jointly and severally guaranteed, unconditionally and on a senior subordinated basis, by Hanover and HCLP for an amount up to 77.33% of the aggregate principal balance of notes outstanding, which is equal to the final rent payment under the operating lease. If there is no event of default under the operating lease and HCLP does not purchase the Equipment, neither Hanover nor HCLP has any obligation to pay 22.67% of the aggregate principal balance of notes outstanding, and the holders of notes will be dependent upon the final rent payment, the proceeds of the sale of leased equipment and the assessment of additional rent, if any, to repay the outstanding principal balance of the notes in full. The value of the leased equipment may decline prior to the end of the lease term due to market and economic conditions, the supply of similar types of equipment, the availability of buyers and the condition of the leased equipment, among other factors. If there is an event of default under the operating lease, Hanover and HCLP guarantee, jointly and severally, on a senior subordinated basis, all of the Issuer's obligations under the notes.

   Hanover Equipment Trust 2001A is a special purpose business trust formed under the laws of the State of Delaware. Its principal executive office is located c/o Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, and its telephone number at that address is
(302) 651-1000.

                          HANOVER COMPRESSOR COMPANY
                    HANOVER COMPRESSION LIMITED PARTNERSHIP

   Hanover Compressor Company, through its indirect wholly-owned subsidiary Hanover Compression Limited Partnership and its subsidiaries, is the global market leader in full service natural gas compression and a leading provider of service, fabrication and equipment for contract natural gas handling applications. We sell this equipment and provide it on a rental, contract compression, maintenance and acquisition leaseback basis to natural gas production, processing and transportation companies that are increasingly seeking outsourcing solutions. Founded in 1990 and a public company since 1997, our customers include national oil companies and premier independent and major oil and gas producers and distributors. In conjunction with our maintenance business, we have developed our parts and service business to provide solutions to customers that own their own compression equipment, but want to outsource their operations. Our compression services are complemented by our compressor and oil and gas production equipment fabrication operations and gas processing and treating, gas measurement and power generation services, which broaden our customer relationships both domestically and internationally.

   Our products and services are essential to the production, processing, transportation and storage of natural gas and are provided primarily to energy producers and distributors of natural gas. Our decentralized operating structure, technically experienced personnel and high quality compressor fleet allow us to successfully provide reliable and timely customer service. As a result, we have experienced substantial growth over the past five years and have developed and maintained a number of long-term customer relationships. This has enabled us to maintain an average horsepower utilization rate of approximately 93% from 1997 to September 2002, compared to industry rates which we believe to have been 80% to 85% for this period. We have traditionally excluded from the rental utilization certain units from acquired companies requiring maintenance and upgrade to our standards. Total compression horsepower as of September 30, 2002 was 3,621,000 of which 360,000 was not available for use in the field.

   We compete primarily in the market for transportable natural gas compression units of up to 4,450 horsepower. This market for rental compression has experienced significant growth over the past decade, with a compound annual growth rate which we estimate to be approximately 15%. We believe that the growth in the domestic gas compression market will continue due to the increased consumption of natural gas, the continued aging of the natural gas reserve base and the attendant decline of wellhead pressures, and the discovery of new reserves.

   The rental portion of the domestic gas compression market is estimated to be at least 5.3 million horsepower and accounts for approximately 35% to 38% of the aggregate U.S. horsepower, up from 20% in 1992. Growth of rental compression capacity in the U.S. market is primarily driven by the increasing trend toward outsourcing by energy producers and processors. We believe that outsourcing provides the customer greater financial and operating flexibility by minimizing the customer's investment in equipment and enabling the customer to more efficiently resize compression units to meet the changing reservoir conditions. In addition, we believe that outsourcing typically provides the customer with more timely and technically proficient service and necessary maintenance, which often reduces operating costs. We believe similar growth opportunities for compressor rental and sales exist due to (i) increased worldwide energy consumption, (ii) implementation of international environmental and conservation laws preventing the flaring of natural gas,
(iii) increased outsourcing by energy producers and processors, and (iv) the environmental soundness, economy and availability of natural gas as an alternative energy source.

   As of September 30, 2002, we operated a global fleet of 7,175 compression rental units with an aggregate capacity of approximately 3,621,000 horsepower (excluding 170,000 in noncompression horsepower). We believe that we are currently the largest natural gas compression company in the United States on the basis of aggregate rental horsepower with 6,390 rental units having an aggregate capacity of approximately 2,782,000 horsepower at September 30, 2002. We estimate that we are one of the largest providers of compression services in the rapidly growing Latin American and Canadian markets, operating 785 units internationally with approximately 839,000 horsepower at September 30, 2002.

   We recently conducted a comprehensive review of our business operations and human resources needs based on long term objectives. As a result of this process, we announced on December 30, 2002 that we intend to reduce our staffing levels by approximately 500 employees, representing 11% of our global workforce. Hanover will take a one-time pre-tax charge of approximately $2.5 million in the fourth quarter of 2002 as a result of the workforce reduction. We expect the workforce reduction to be completed by the third quarter of 2003.

   Substantially all of our assets and operations are owned or conducted by our wholly-owned subsidiary, Hanover Compression Limited Partnership. In December 2001, HCLP and its subsidiaries completed various internal restructuring transactions pursuant to which certain of the domestic subsidiaries of HCLP were merged, directly or indirectly, with and into HCLP.

   Hanover Compressor Company is a corporation formed under the laws of the State of Delaware. Its principal executive office is located at 12001 North Houston Rosslyn, Houston, Texas 77086, telephone (281) 447-8787.

   Hanover Compression Limited Partnership is a limited partnership formed under the laws of the State of Delaware and is an indirect wholly-owned subsidiary of Hanover Compressor Company. Its principal executive office is located at 12001 North Houston Rosslyn, Houston, Texas 77086, telephone (281) 447-8787.

                        THE OPERATING LEASE TRANSACTION

   The Issuer used the proceeds from the sale of the old notes and the related equity certificates to purchase from HCLP and certain of its subsidiaries a portion of the gas compression assets acquired from Schlumberger in the POI acquisition and certain other domestic gas compression equipment which at the time of issuance of the old notes had an aggregate appraised fair market value of approximately $309 million (the "Equipment"). We used the proceeds from the sale of Equipment and other concurrent financing transactions to fund the POI acquisition. The Issuer then leased the Equipment to HCLP for a seven-year term under an operating lease (the "Lease").

   The parties intend that (i) for purposes of financial accounting, the Lease will be treated as an operating lease and (ii) for purposes of federal, state and local income taxes, state laws and federal and state bankruptcy or insolvency laws, the Lease will be treated as a financing arrangement.

   Under the Lease, HCLP pays rent to the Issuer sufficient to enable the Issuer to make interest payments under the notes and to provide a yield to the equity certificate holders of the Issuer. On or after September 1, 2006, HCLP has an option to purchase the Equipment from the Issuer for an amount sufficient to repay the notes in full. If HCLP does not exercise its option to purchase all the Equipment, HCLP is required to use its best efforts to sell the Equipment on the Issuer's behalf. In such event, at the end of the Lease term, HCLP is required to make a payment equal to approximately $232 million (as such amount may be reduced from time to time upon purchases of the Equipment by HCLP in accordance with the terms of the Lease, the "Final Rent Payment") plus the proceeds from the sale of the Equipment. All of these amounts will be applied to repay the notes. Any excess amounts will be used to repay the unrecovered amount of the investments made in the Issuer by its equity certificate holder. Any remaining proceeds will be returned to HCLP. If the Final Rent Payment and the proceeds from the sale of the Equipment are insufficient to pay the notes in full, then HCLP will be liable for an assessment of additional rent with respect to actual excess wear and tear of the Equipment, as determined by an independent appraisal procedure. The Final Rent Payment, sale proceeds and assessment of additional rent may not be sufficient to repay the notes in full.

   Hanover guarantees, on a senior subordinated basis, the full payment of the Lease obligations by HCLP (the "Lease Guarantee"). The notes are jointly and severally guaranteed, unconditionally and on a senior subordinated basis, by Hanover and HCLP for an amount up to 77.33% of the aggregate principal balance of notes outstanding, which is equal to the Final Rent Payment under the Lease. If there is an event of default under the Lease, Hanover and HCLP guarantee, jointly and severally, on a senior subordinated basis, all of the Issuer's obligations under the notes (the "Notes Guarantee"; we refer to the Notes Guarantee and the Lease Guarantee collectively as the "Hanover Guarantee"). There is no amortization or sinking fund to cover the principal payment of the notes. Payment of the principal, premium, if any, and interest on the notes is secured by a perfected first priority security interest in the Issuer's interest in the equipment and an assignment of the Lease and the Hanover Guarantee to the trustee for the notes. As of August 16, 2001, the gas compression equipment subject to the Lease had an aggregate appraised fair market value of approximately $309 million as of the date of the inception of the Lease and an aggregate appraised residual value in continued use of approximately $310.9 million as of the date of the termination of the Lease, each as compared to the $300 million aggregate principal amount of the notes. An appraisal is only an estimate of value, however, and the value of the equipment may decline prior to the end of the term of the Lease due to market and economic conditions, the supply of similar types of equipment, the availability of buyers at the end of the Lease term and the condition of the equipment, among other factors. We have no experience selling leased equipment at the end of the term of an operating lease like the Lease. Except for the rights of the Issuer under the Lease and the guarantees related to the notes, the Issuer has no recourse to the assets of Hanover or HCLP to pay the amounts owed on the notes. If there is no event of default under the Lease and HCLP does not purchase the Equipment, neither Hanover nor HCLP has any obligation to pay 22.67% of the aggregate principal balance of notes outstanding, and the holders of notes will be dependent upon the Final Rent Payment, the proceeds of the sale of leased equipment and the assessment of additional rent, if any, to repay the outstanding principal balance of the notes in full.

   When we issued the old notes on August 30, 2001, certain of Hanover's domestic subsidiaries were guarantors under the Hanover Guarantee. In December 2001, consistent with the terms of the Lease and the other operative agreements, Hanover and its subsidiaries completed various internal restructuring transactions pursuant to which all of the domestic subsidiaries of Hanover (other than HCLP) that were guarantors of the old notes have been merged, directly or indirectly, with and into HCLP. As a result, Hanover and HCLP are the only remaining guarantors under the Hanover Guarantee.

   The chart below illustrates the Lease facility, which includes the new notes.


                                  [FLOW CHART]

HANOVER                  LEASE GUARANTEE


100%            NOTES         NOTES          EQUITY
INDIRECT      GUARANTEE      HOLDERS      CERTIFICATE
OWNERSHIP                                    HOLDER       NOTES      EQUITY
                                                                   CERTIFICATES

HCLP                    LEASE                                       ISSUER (1)
                         OF
                      EQUIPMENT

   (1) The Issuer is the titleholder of the equipment, subject to the rights of HCLP to the equipment pursuant to the Lease. Because the Lease is treated as a financing arrangement for state laws and federal and state bankruptcy or insolvency laws, the Issuer's interest in the equipment is subject to the interests of other third parties, if any, to the extent the interest of any such third party takes priority over the interests of a secured party in federal or state bankruptcy or insolvency proceedings. See "Risk Factors--Prior Liens."

   The sale of the Equipment by Hanover and its subsidiaries to the Issuer, together with the Issuer's lease of the Equipment to HCLP, provided us with a number of advantages over other sources of capital available to us at the time of the transaction. Specifically, Hanover believes sale and leaseback transactions (1) enable Hanover to extend the duration of its financing arrangements, (2) reduce Hanover's cost of capital and (3) provide access to a source of capital other than traditional bank financing. Because the Lease is characterized as an operating lease for financial accounting purposes, Hanover does not include or depreciate the Equipment on, or include debt incurred by the Issuer in, its financial statements. Hanover treats the Lease as a financing arrangement for income tax and certain other tax purposes, however, which permits Hanover to expense depreciation on the Equipment for tax purposes, resulting in lower taxes to Hanover.

   This structure may have certain disadvantages to the holders of the notes. The notes are obligations of the Issuer, not Hanover or HCLP. Except for the rights of the Issuer under the Lease and the Hanover Guarantee, the Issuer has no recourse to the assets of Hanover or HCLP to pay the amounts owed on the notes. This limited recourse to Hanover and HCLP may impair the value of the notes if, during the term of the Lease, the value of the Equipment securing the notes declines. In addition, the value of the notes may be impaired if Hanover and HCLP incur additional indebtedness or enter into other sale and leaseback transactions, as described below, which are senior to their obligations to the Issuer under the Lease and the Hanover Guarantee.


   Hanover and its subsidiaries have entered into several sale and leaseback transactions with special purpose entities (including the Issuer). These special purpose entities and the related compression equipment and debt are not included in Hanover's financial statements, although Hanover has disclosed in its financial statements the impact of these sale and leaseback transactions on its financial position and results of operations. In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities, an interpretation of ARB 51". FIN 46 will require Hanover to include in its consolidated financial statements the special purpose entities that lease compression equipment to Hanover beginning in July 2003. If these special purpose entities (including the Issuer) had been consolidated in Hanover's financial statements as of September 30, 2002, Hanover would add approximately $1,031 million in compressor equipment and approximately $1,140 million in debt to its balance sheet and reverse $109 million of deferred gains that were recorded on its balance sheet as a result of the sale and leaseback transactions. In addition, Hanover would record depreciation expense on the compression equipment for prior periods (net of tax) as part of the cumulative effect of the adoption of FIN 46 and would record depreciation expense in future periods. The Company is currently evaluating the impact of recording depreciation for prior periods. For a more detailed discussion of Hanover's and HCLP's sale and leaseback transactions, see "Management's Discussion and Analysis of Financial Condition and Results of Operations of Hanover Compressor Company and Hanover Compression Limited Partnership--Critical Accounting Policies and Estimates--Sale and Leaseback Transactions" and "--Leasing Transactions."


   As of September 30, 2002, Hanover had approximately $930 million in outstanding indebtedness that was senior to its obligations under the Hanover Guarantee and $175 million in residual value guarantees under an operating lease that ranks equally with Hanover's obligations under the Hanover Guarantee. As of September 30, 2002, HCLP had approximately $738 million in outstanding indebtedness that was senior to its obligations under the Lease and the Hanover Guarantee and $175 million in residual value guarantees under an operating lease that ranks equally with HCLP's obligations under the Lease and Hanover Guarantee. Hanover and HCLP have the ability to incur additional indebtedness or enter into other sale and leaseback transactions. Our bank credit agreement permits us to incur indebtedness, subject to covenant limitations, up to the $350 million credit limit under our bank credit agreement, plus, in addition to certain other indebtedness, an additional $300 million in unsecured indebtedness and $125 million of other unsecured indebtedness. Giving effect to the covenant limitations in our bank credit agreement, the liquidity available under our revolving credit facility at September 30, 2002 was approximately $20 million. In addition, our bank credit agreement permits us to enter into future sale and leaseback transactions with respect to equipment having a value not in excess of $300 million.

   In addition to purchase money and similar obligations, the indenture and the participation agreement permit us to incur indebtedness up to the $350 million credit limit under our bank credit agreement, plus (1) an additional $75 million in unsecured indebtedness and (2) any additional indebtedness so long as, after incurring such indebtedness, Hanover's ratio of the sum of consolidated net income before interest expense, income taxes, depreciation expense, amortization of intangibles, certain other non-cash charges and rental expense, to total fixed charges (all as defined and adjusted by these agreements), or Hanover's coverage ratio, is greater than 2.25 to 1.0. The indenture and the participation agreement define indebtedness to include the present value of the total rental obligations under sale and leaseback transactions and under operating lease facilities similar to this Lease facility.




   In February 2003, Hanover executed an amendment to its bank credit facility and certain operating leases that it entered into in 1999 and 2000. The amendment modifies certain financial covenants to allow Hanover greater flexibility in accessing the capacity under the bank credit facility to support our short-term liquidity needs. In addition, at the higher end of our permitted consolidated leverage ratio, the amendment would increase the commitment fee under the bank credit facility by 0.125% and increase the interest rate margins used to calculate the applicable interest rates under all of the agreements by up to 0.75%. Any increase in our interest cost as a result of the amendment will depend on Hanover's consolidated leverage ratio at the end of each quarter, the amount of indebtedness outstanding and the interest rate quoted for the benchmark selected by us. As part of the amendment, Hanover granted the lenders under these agreements a security interest in the inventory, equipment and certain other property of Hanover and its domestic subsidiaries, and pledged 65% of the equity interest in Hanover's foreign subsidiaries. In consideration for obtaining the amendment, Hanover agreed to pay approximately $1.3 million to the lenders under these agreements.


   The notes are obligations of the Issuer. The Issuer's sole sources of payment of the principal and interest on the notes are rent payments under the Lease, the Final Rent Payment, proceeds of the sale of Equipment, the assessment of additional rent, if any, and amounts received under the Hanover Guarantee. The obligations of Hanover and HCLP under the Lease and the Hanover Guarantee are subordinated in right of payment to all existing and future senior indebtedness of Hanover and HCLP. If there is a payment default by Hanover or HCLP under the Hanover Guarantee or the Lease, so that neither Hanover nor HCLP has sufficient cash and capital resources to pay their obligations, the only source of payment of the notes will be the proceeds from the sale of the Equipment. The value realized upon a future sale of the Equipment will depend on market and economic conditions at that time and other factors, and the proceeds realized from the sale of the Equipment may be insufficient to cover the Issuer's obligations under the notes. Events of default under the indenture differ in certain respects from events of default under the Lease. Unless there is an event of default under the Lease, the Issuer would have recourse under the Hanover Guarantee only up to 77.33% of the aggregate principal balance of the notes outstanding, which is equal to the Final Rent Payment. In this case, neither Hanover nor HCLP would be obligated to pay the remaining 22.67% of the aggregate principal balance of notes outstanding. As a result, the Issuer may be unable to perform its obligations under the indenture. See "Risk Factors--Risks Related to the Notes" for a more detailed discussion of the risks involved in an investment in the notes.

                      RESTATEMENT OF FINANCIAL STATEMENTS

April 2002 Restatement

   In April 2002, based upon an investigation that was conducted by the Audit Committee, Hanover restated its revenues, income before taxes, net income and earnings per share for the year ended December 31, 2000 and for each of the quarters in the nine months ended September 30, 2001.

   The net effect of this restatement on Hanover for the year ended December 31, 2000 and the nine months ended September 30, 2001 was as follows (in thousands, except per share amounts):

                                 Year Ended           Nine Months Ended
                              December 31, 2000       September 30, 2001
                             ------------------- -----------------------
                                 As                   As
                             Originally           Originally
                               Filed    Restated    Filed         Restated
                             ---------- -------- ----------     --------
   Revenue..................  $603,829  $566,081  $782,788/(1)/ $757,667/(1)/
   Income before taxes......    93,470    81,471   104,281        98,402
   Net income...............    58,699    51,164    64,497        60,851
   Earnings per common share
      Basic.................  $   0.95  $   0.83  $   0.92      $   0.87
      Diluted...............  $   0.88  $   0.77  $   0.86      $   0.81

--------
/(1)/ As adjusted for a reclassification to conform to the 2002 financial statement presentation.

   The net effect of this restatement on HCLP for the year ended December 31, 2000 and the nine months ended September 30, 2001 was as follows (in thousands):

                              Year Ended           Nine Months Ended
                           December 31, 2000       September 30, 2001
                          ------------------- -----------------------
                              As                   As
                          Originally           Originally
                            Filed    Restated    Filed         Restated
                          ---------- -------- ----------     --------
      Revenue............  $603,829  $566,081  $782,788/(1)/ $757,667/(1)/
      Income before taxes    99,839    87,840   114,346       108,467
      Net income.........    62,699    55,164    70,738        67,092

November 2002 Restatement

   Subsequent to the April 2002 restatement, a special committee of the Board of Directors, together with the Audit Committee of the Board and our management, completed an extensive investigation of certain transactions recorded during 2001, 2000 and 1999, including those transactions restated by Hanover in April 2002. As a result of this investigation, Hanover determined, with the concurrence of its independent auditors, to restate its 2001, 2000 and 1999 financial statements. Accordingly, revenues, income before income taxes, net income and earnings per share have been restated for the years ended December 31, 2001, 2000 and 1999 and for the nine months ended September 30, 2001.

   The net effect of this restatement on Hanover was as follows (in thousands, except per share amounts):

                                Year Ended           Year Ended          Year Ended         Nine Months Ended
                             December 31, 2001    December 31, 2000   December 31, 1999    September 30, 2001
                           --------------------- ------------------- ------------------- -----------------------
                               As                    As                  As                   As
                           Previously            Previously          Previously           Previously
                             Filed     Restated    Filed    Restated   Filed    Restated    Filed       Restated
                           ---------- ---------- ---------- -------- ---------- -------- ----------     --------
Revenue................... $1,078,209 $1,070,697  $566,081  $562,786  $323,220  $318,130  $757,667/(1)/ $757,667
Income before income taxes    117,410    117,047    81,471    79,010    63,586    60,463    98,402        97,686
Net income................     72,637     72,413    51,164    49,639    40,441    38,455    60,851        60,409
Earnings per share
   Basic.................. $     1.00 $     1.00  $   0.83  $   0.80  $   0.71  $   0.67  $   0.87      $   0.86
   Diluted................ $     0.95 $     0.94  $   0.77  $   0.75  $   0.66  $   0.63  $   0.81      $   0.80

   The net effect of this restatement on HCLP was as follows (in thousands):

                                Year Ended           Year Ended          Year Ended         Nine Months Ended
                             December 31, 2001    December 31, 2000   December 31, 1999    September 30, 2001
                           --------------------- ------------------- ------------------- -----------------------
                               As                    As                  As                   As
                           Previously            Previously          Previously           Previously
                             Filed     Restated    Filed    Restated   Filed    Restated    Filed       Restated
                           ---------- ---------- ---------- -------- ---------- -------- ----------     --------
Revenue................... $1,078,209 $1,070,697  $566,081  $562,786  $323,220  $318,130  $757,667/(1)/ $757,667
Income before income taxes    131,590    131,227    87,840    85,379    63,864    60,741   108,467       107,751
Net income................     81,429     81,205    55,164    53,639    40,618    38,632    67,092        66,650

--------
/(1) /As adjusted for a reclassification to conform to the 2002 financial statement presentation.

   For a more detailed discussion of the impact of, and transactions giving rise to, the restatements, please see notes 20 and 21 to Hanover's 2001 consolidated financial statements, which are incorporated by reference in this prospectus, and notes 19 and 20 to HCLP's consolidated financial statements, which are included in this prospectus.

                              THE EXCHANGE OFFER


The Exchange Offer........ The Issuer is offering to exchange $1,000 principal amount of new notes for each $1,000 principal
                           amount of old notes. As of the date hereof,
                           $300,000,000 in aggregate principal amount of old
                           notes are outstanding.

                           Based on interpretations of the staff of the SEC, as set
                           forth in no-action letters issued to certain third parties unrelated to us, we believe that the new notes may be
                           offered for resale, resold or otherwise transferred by
                           you without compliance with the registration and
                           prospectus delivery requirements of the Securities
                           Act, unless you:

                           .  are an "affiliate" of ours within the meaning of
                                   Rule 405 under the Securities Act;

                           . are a broker-dealer who purchased old notes directly from us for resale under Rule 144A or any other available exemption under the
                                        Securities Act;

                           . acquired the new notes other than in the ordinary course of your business; or

                           .  are engaged in a distribution of the new notes or
                                   have an arrangement with any person to engage in the distribution of new notes.

                           The SEC has not considered the exchange offer in the
                           context of a no-action letter, however, and we cannot
                           be sure that the staff of the SEC would make a similar
                           determination with respect to the exchange offer as in
                           such other circumstances. In order to participate in the
                           exchange offer, you must make the representations set
                           forth in the letter of transmittal that we are sending
                           you with this prospectus.

Registration Rights....... We sold the old notes on August 30, 2001 in a private placement in reliance on Section 4(2) of the Securities
                           Act. The old notes were immediately resold by the
                           initial purchasers in the United States in reliance on
                           Rule 144A under the Securities Act and outside the
                           United States in reliance on Regulation S under the
                           Securities Act. At the same time, we entered into an
                           exchange and registration rights agreement with the
                           initial purchasers requiring us to make this exchange
                           offer. This exchange offer satisfies those rights, which
                           terminate upon consummation of the exchange offer.
                           You will not be entitled to any exchange or
                           registration rights with respect to the new notes.
                           Additionally, after completion of the exchange offer,
                           we will no longer be required to register with the SEC
                           any transfer of old notes that remain outstanding.

Expiration Date............................ The exchange offer will expire at 5:00 p.m.,
                                                      , 2003, New York City time, or a later
                                            date and time if we extend it (the "Expiration Date").
Withdrawal................................. You may withdraw the tender of the old notes pursuant to the exchange offer at any time prior to the
                                            Expiration Date. Promptly after the expiration or
                                            termination of the exchange offer we will return to
                                            you at our expense any old notes not accepted for
                                            exchange for any reason.
Interest on the New Notes and the Old Notes Interest on the new notes will accrue from the date of the last payment of interest on the old notes. No
                                            interest will be paid on the old notes tendered and
                                            accepted for exchange.
Conditions to the Exchange Offer........... The exchange offer is subject to customary conditions, some of which may be waived by us. See
                                            "The Exchange Offer--Conditions to the Exchange
                                            Offer."
Procedures for Tendering Old Notes......... If you wish to accept the exchange offer, you must first complete, sign and date an original or faxed letter
                                            of transmittal, in accordance with the instructions
                                            contained in this prospectus and in the letter of
                                            transmittal. You must then mail, fax or deliver the
                                            letter of transmittal, together with the old notes and
                                            any other required documentation, to Wilmington
                                            Trust FSB at the address set forth in this prospectus.
                                            If you are a person holding the old notes through the
                                            Depository Trust Company and wish to accept the
                                            exchange offer, you must do so through the
                                            Depository Trust Company's Automated Tender
                                            Offer Program, by which you will agree to be bound
                                            by the letter of transmittal. By executing or agreeing
                                            to be bound by the letter of transmittal, you will be
                                            making a number of important representations to us,
                                            as described under "The Exchange Offer--Procedures
                                            for Tendering" and "--Terms and Conditions of the
                                            Letter of Transmittal."
                                            If you are a broker-dealer that will receive new notes
                                            for your own account in exchange for old notes that
                                            you acquired as a result of your market-making or
                                            other trading activities, you will be required to
                                            acknowledge in the letter of transmittal that you will
                                            deliver a prospectus in connection with any resale of
                                            the new notes.

                                  We will accept for exchange any and all old notes that
                                  are properly tendered in the exchange offer prior to
                                  the Expiration Date. The new notes issued in the
                                  exchange offer will be delivered promptly following
                                  the Expiration Date. See "The Exchange Offer--
                                  Terms of the Exchange Offer."
Exchange Agent................... Wilmington Trust FSB is serving as exchange agent in connection with the exchange offer.
Federal Income Tax Considerations The exchange of old notes for new notes in the exchange offer will not constitute a sale or an
                                  exchange for federal income tax purposes. Therefore,
                                  you will not have to pay federal income tax as a result
                                  of your participation in the exchange offer. See
                                  "United States Federal Income Tax Considerations."
Effect of Not Tendering.......... Old notes that are not tendered or that are tendered but not accepted will, following the completion of the
                                  exchange offer, continue to be subject to their existing
                                  transfer restrictions. As a result of those restrictions
                                  and the availability of registered new notes, the old
                                  notes are likely to be much less liquid than before.
                                  We will have no further obligation to provide for
                                  exchange or registration under the Securities Act of
                                  such old notes.
                                  Neither the Delaware General Corporation Law nor
                                  the indenture relating to the old notes gives you any
                                  appraisal or dissenters' rights or any other right to
                                  seek monetary damages in court if you do not
                                  participate in the exchange offer.

                                 THE NEW NOTES

   The summary below contains basic information about the principal terms of the new notes and is not intended to be complete. It does not contain all the information that is important to you. The terms and conditions described below are subject to important limitations and exceptions. The "Description of Notes" section of this prospectus contains a more detailed description of the terms and conditions of the new notes.

                                 The Offering

Issuer......................  Hanover Equipment Trust 2001A.

Notes Offered...............  $300,000,000 aggregate principal amount of 8.50%
                              Senior Secured Notes Due 2008.

Maturity Date...............  September 1, 2008.

Interest Rate...............  8.50% per year.

Interest Payment Dates......  March 1 and September 1 of each year, commencing
                              March 1, 2003.

Use of Proceeds.............  There will be no cash proceeds from the issuance of the new notes under this exchange offer. The Issuer used the proceeds from its offering of the old notes to purchase the Equipment from HCLP. The proceeds from the sale of such Equipment, together with the proceeds from other concurrent financing transactions, were used by Hanover to fund the cash portion of the POI acquisition and to pay expenses incurred in connection with the acquisition.

Lease.......................  HCLP leases the Equipment from the Issuer under the Lease. Payments under the Lease are senior subordinated obligations of HCLP. The term of the Lease started on August 31, 2001, and ends on September 1, 2008. The Lease is a "triple net lease." See "Summary of Principal Operative Agreements--The Lease."

Lease Guarantee.............  Hanover and any material domestic subsidiaries created or acquired by Hanover on or after the issue date that become guarantors under Hanover's $350 million bank credit agreement have guaranteed or will guarantee, as applicable, jointly and severally and on a senior subordinated basis, all obligations of HCLP under the Lease, including all rent payments. As of September 30, 2002, Hanover had approximately $930 million in outstanding indebtedness that was senior to its obligations under the Lease Guarantee and $175 million in residual value guarantees under an operating lease that ranks equally with Hanover's obligations under the Lease Guarantee.

Notes Guarantee.............  Hanover, HCLP, and any material domestic subsidiaries created or acquired by Hanover on or after the issue date that become guarantors under Hanover's $350 million bank credit agreement have guaranteed or will guarantee, as applicable, jointly and severally, unconditionally and on a senior subordinated basis, the payment when due of all amounts required to be paid by the Issuer under the notes, up to the maximum amount of 77.33% of the aggregate principal balance of notes outstanding, which is equal to the Final Rent Payment under the Lease. If there is an event of default under the Lease, Hanover and HCLP guarantee, jointly and severally, on a senior subordinated basis, the payment when due of all amounts required to be paid by the Issuer under the notes. As of September 30, 2002, Hanover had approximately $930 million in outstanding indebtedness that was senior to its obligations under the Notes Guarantee and $175 million in residual value guarantees under an operating lease that ranks equally with Hanover's obligations under the Notes Guarantee. As of September 30, 2002, HCLP had approximately $738 million in outstanding indebtedness that was senior to its obligations under the Notes Guarantee and $175 million in residual value guarantees under an operating lease that ranks equally with HCLP's obligations under the Notes Guarantee.

Security and Funds for
  Payment...................  The notes are obligations of the Issuer. The
                              Lease is an obligation of HCLP. There is no amortization or sinking fund to cover the principal payment of the notes. Payment of the principal, premium, if any, and interest on the notes is secured by a perfected first priority security interest in the Issuer's interest in the Equipment and an assignment of the Lease and the Hanover Guarantee to the trustee for the holders of the notes. Under the Lease, HCLP pays rent to the Issuer sufficient to enable the Issuer to make interest payments under the notes. Holders of the notes have recourse on a secured basis only with respect to the Equipment and other assets of the Issuer described under "Description of Notes--Security."

Ranking.....................  The notes are senior secured obligations of the
                              Issuer, and the Issuer is not permitted to incur any additional indebtedness. The obligations of HCLP under the Lease are subordinated in right of payment to all existing and future senior indebtedness of HCLP. The obligations of Hanover and HCLP under the Hanover Guarantee are subordinated in right of payment to all existing and future senior indebtedness of Hanover and HCLP. The Hanover Guarantee ranks equally in right of payment with all senior subordinated debt and senior to all subordinated debt of Hanover and HCLP. As of September 30, 2002, Hanover had total senior indebtedness of approximately $930 million, which consists of $192 million of indebtedness under Hanover's 4.75% convertible senior notes due 2008, $237 million under our $350 million bank credit agreement (including outstanding letters of credit), $474 million in residual value guarantees under operating leases and approximately $27 million in other debt. As of September 30, 2002, Hanover had $175 million in residual value guarantees under an operating lease that ranks equally with Hanover's obligations under the Hanover Guarantee.

                              As of September 30, 2002, HCLP had total senior indebtedness of approximately $738 million, which consists of $237 million under our

                              $350 million bank credit agreement (including outstanding letters of credit), $474 million in residual value guarantees under existing operating leases and approximately $27 million in other debt. As of September 30, 2002, HCLP had $175 million in residual value guarantees under an operating lease that ranks equally with HCLP's obligations under the Lease and the Hanover Guarantee.

Payment Blockage Periods....  During the continuance of certain defaults under senior indebtedness of Hanover or HCLP, Hanover or HCLP, as the case may be, will not be permitted to make payments under the Hanover Guarantee or the Lease for a period of up to 179 of 360 consecutive days. Any remedies exercisable against the Equipment securing the notes will also be blocked during such period.

Optional Redemption.........  Prior to September 1, 2004, if Hanover raises proceeds from one or more bona fide underwritten sales to the public of Hanover's common stock and Hanover causes HCLP to repurchase Equipment from the Issuer, the Issuer is required to apply the proceeds it receives to redeem up to 35% of the notes at a redemption price of 108.50% of the principal amount thereof. Otherwise, the Issuer does not have the right to redeem the notes until September 1, 2005. After September 1, 2005, the Issuer may redeem the notes, in whole or in part, if it pays the redemption premium described under "Description of Notes--Optional Redemption."

Mandatory Offer to Repurchase If Hanover or any of its restricted subsidiaries sell certain assets and do not reinvest the proceeds or pay down debt, or if Hanover experiences specific changes of control, Hanover is required to cause HCLP to repurchase Equipment from the Issuer at a total price equal to the sum of (1) the principal and interest due on the notes, (2) the amount necessary to repay the equity certificate holder's capital contribution and any unpaid certificate holder yield amounts, and (3) all other amounts due to the note holders, equity certificate holder or the trustee of the Issuer. The repurchase price per unit is determined by allocating the total repurchase price to each piece of Equipment on a relative cost basis. The Issuer is required to apply the proceeds from the sale of the Equipment to offer to repurchase the notes for cash in the amount described under "Description of Notes--Certain Covenants under the Participation Agreement--Limitation on Sales of Assets and Subsidiary Stock" and "Description of Notes--Change of Control." There can be no assurance that the Issuer will have sufficient funds or that the Issuer will be able to arrange for additional financing to repurchase the notes tendered following a change in control. See "Risk Factors" for a description of the possible effects if the Issuer is unable to purchase the notes upon a change of control.

Certain Covenants of the
  Issuer....................  The Issuer issued the old notes, and will issue the new notes, under an indenture with Wilmington Trust FSB, the indenture trustee, and a participation agreement. The indenture governing the notes contains covenants that limit the Issuer's ability to, among other things:

                                  . incur liens;

                                  . incur additional indebtedness;

                                  . enter into any other transactions;

                                  . make investments;

                                  . liquidate; and

                                  . engage in non-related lines of business.

                              These covenants are subject to a number of important qualifications and limitations. See "Description of Notes--Certain Covenants Under the Indenture."

Certain Covenants under the
Participation Agreement.....  The participation agreement contains covenants that limit the ability of Hanover and its restricted subsidiaries (including HCLP) to, among other things:

                                  . incur additional indebtedness;

                                  . layer indebtedness;

                                  . pay dividends on or repurchase their
                              capital stock;

                                  . purchase or redeem subordinated obligations prior to maturity;

                                  . make investments;

                                  . incur liens;

                                  . permit restrictions on the ability of the
                                   restricted subsidiaries to pay dividends on their capital stock and to repay indebtedness, make loans or transfer property to Hanover or its other subsidiaries;

                                  . dispose of assets;

                                  . engage in affiliate transactions;

                                  . transfer the capital stock of the
                              restricted subsidiaries;

                                  . transfer all or substantially all of the
                                   assets of Hanover to another person; and

                                  . engage in non-related lines of business.

                              These covenants are subject to a number of important qualifications and limitations. See "Description of Notes--Certain Covenants Under the Participation Agreement."

Additional Interest.........  Pursuant to the exchange and registration rights agreement covering the old notes, the Issuer is obligated to pay additional interest to each holder of old notes in an amount equal to $0.192 per week or $9.984 per year per $1,000 principal amount of notes held by such holder, which represents an aggregate amount of additional interest of $57,600 per week or $2,995,200 per year. The additional interest began to accrue on January 28, 2002 and will continue to accrue until we complete this exchange offer. We have paid a total of $1,712,000 in additional interest on the old notes and, as of December 31, 2002, $1,053,000 in additional interest was accrued but unpaid on the old notes. Following the closing of the exchange offer, additional interest that is accrued but unpaid on old notes exchanged in this offer will be due and payable by the Issuer to the record holder of new notes entitled to receive an interest payment made on the first regularly scheduled interest payment date following the completion of the exchange offer. Holders who do not exchange their old notes in this offer will be entitled to receive additional interest that is accrued but unpaid on the old notes on the first regularly scheduled interest payment date following the completion of the exchange offer. See "The Exchange Offer--Additional Interest."

   You should refer to the section entitled "Risk Factors" for an explanation of certain risks of investing in the new notes.

                           SUMMARY FINANCIAL DATA OF
                        HANOVER COMPRESSOR COMPANY AND
                    HANOVER COMPRESSION LIMITED PARTNERSHIP

   In the table below and the footnotes thereto, we have provided you with Hanover's and HCLP's summary historical consolidated financial data and pro forma combined condensed financial data. The historical consolidated financial data as of and for each of the fiscal years in the three-year period ended December 31, 2001 were derived from Hanover's and HCLP's audited consolidated financial statements. The historical consolidated financial data as of and for the nine months ended September 30, 2002 and 2001 were derived from Hanover's and HCLP's unaudited condensed consolidated financial statements. In the opinion of management, such unaudited financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position and results of operations of such interim periods.

   In August 2001, we acquired the gas compression business of Schlumberger for approximately $761 million in cash, indebtedness, and common stock, subject to certain post-closing adjustments pursuant to the acquisition agreement that to date have resulted in an increase in the purchase price to approximately $778 million due to an increase in net assets acquired and before any reduction due to the restrictions on the marketability of the common stock. In addition, we are required under certain circumstances to pay up to $58 million to Schlumberger with the proceeds of a financing of a South American joint venture acquired with the gas compression business of Schlumberger. The pro forma combined condensed financial data present our pro forma results of operations as if this acquisition had occurred on January 1, 2001 and were derived from the pro forma combined condensed financial statements as of and for the year ended December 31, 2001 included in this prospectus. The pro forma financial data does not reflect our acquisition of OEC Compression Corporation in March 2001, which is not significant. The pro forma financial data does not purport to be indicative of the results which would actually have been obtained had the acquisitions been completed on the date indicated or which may be obtained in the future.

   The information in this section should be read along with Hanover's consolidated financial statements, accompanying notes and other financial information, HCLP's consolidated financial statements, accompanying notes and other financial information, the combined financial statements of the natural gas compression business of Schlumberger and related pro forma financial data that, in each case, are included or incorporated by reference in this prospectus. See "Where You Can Find More Information" and "Incorporation of Documents by Reference."

                          Hanover Compressor Company

                                                                Year Ended December 31,
                                                   ------------------------------------------------
                                                    Pro Forma
                                                    2001(1)(2)  2001(1)(4)  2000(1)(3)(4) 1999(1)(4)
                                                   -----------  ----------  ------------- ----------
                                                                    (in thousands)
INCOME STATEMENT DATA:
Total revenues and other..........................  $1,176,350  $1,070,697   $  562,786    $318,130
Expenses:
 Operating........................................     699,801     643,781      315,724     155,394
 Selling, general and administrative..............     109,704     100,980       54,632      33,782
 Depreciation and amortization....................      98,259      90,560       52,882      37,337
 Leasing expense..................................      93,309      70,435       45,484      22,090
 Interest expense.................................      26,040      17,540        8,685       8,786
 Foreign currency translation.....................       6,658       6,658           --          --
 Distributions on mandatorily redeemable
   convertible preferred securities...............       6,373       6,373        6,369         278
 Other............................................      17,323      17,323           --          --
                                                   -----------  ----------   ----------    --------
   Total expenses.................................   1,057,467     953,650      483,776     257,667
                                                   -----------  ----------   ----------    --------
Income before income taxes........................     118,883     117,047       79,010      60,463
Provision for income taxes........................      45,168      44,470       29,371      22,008
                                                   -----------  ----------   ----------    --------
Net income before cumulative effect of accounting
 change...........................................      73,715      72,577       49,639      38,455
Cumulative effect of accounting change for
 derivative instruments, net of tax...............          --        (164)          --          --
                                                   -----------  ----------   ----------    --------
Net income........................................ $    73,715  $   72,413   $   49,639    $ 38,455
                                                   ===========  ==========   ==========    ========
OTHER DATA:
 EBITDAR(5)....................................... $   342,864  $  301,955   $  192,430    $128,954
 Ratio of earnings to fixed charges(6)............         1.9x        2.1x         2.2x        2.8x
CASH FLOWS PROVIDED BY (USED IN):
 Operating activities.............................              $  152,774   $   29,746    $ 71,610
 Investing activities.............................                (482,277)     (67,481)    (95,502)
 Financing activities.............................                 307,259       77,589      18,218
BALANCE SHEET DATA (END OF PERIOD):
 Working capital..................................              $  275,074   $  282,730    $103,431
 Net property, plant and equipment................               1,151,513      574,703     498,877
 Total assets.....................................               2,265,776    1,246,172     753,387
 Long-term debt, excluding current maturities.....                 504,260      110,935      69,681
 Mandatorily redeemable convertible preferred
   securities.....................................                  86,250       86,250      86,250
 Common stockholders' equity......................               1,039,468      628,947     365,928

                          Hanover Compressor Company

                                                            Nine Months
                                                        Ended September 30,
                                                     ------------------------
                                                       2002(1)   2001(1)(3)(4)
                                                     ----------  -------------
                                                          (in thousands)
                                                            (unaudited)
  INCOME STATEMENT DATA:
  Total revenues and other.......................... $  783,386   $  757,667
  Expenses:
   Operating........................................    446,131      453,710
   Selling, general and administrative..............    113,867       68,593
   Depreciation and amortization....................     83,241       62,482
   Leasing expense..................................     70,810       47,541
   Interest expense.................................     26,573       10,255
   Distributions on mandatorily redeemable
     convertible preferred securities...............      4,780        4,780
   Foreign currency translation.....................     13,339        1,147
   Change in fair value of derivative financial
     instruments....................................     (1,530)       8,723
   Goodwill impairment..............................     47,500           --
   Other............................................     14,837        2,750
                                                     ----------   ----------
     Total expenses.................................    819,548      659,981
                                                     ----------   ----------
  Income (loss) before income taxes.................    (36,162)      97,686
  Provision for income taxes........................      4,986       37,113
                                                     ----------   ----------
  Net income (loss) before cumulative effect of
   accounting change................................    (41,148)      60,573
  Cumulative effect of accounting change for
   derivative instruments, net of tax...............         --         (164)
                                                     ----------   ----------
  Net income (loss)................................. $  (41,148)  $   60,409
                                                     ==========   ==========
  OTHER DATA:
   EBITDAR(5)....................................... $  196,742   $  222,744
   Ratio of earnings to fixed charges(6)(7).........         --         2.4x
  CASH FLOWS PROVIDED BY (USED IN):
   Operating activities............................. $  114,906   $   41,952
   Investing activities.............................   (146,881)    (304,062)
   Financing activities.............................     32,839      238,968
  BALANCE SHEET DATA (END OF PERIOD):
   Working capital.................................. $  246,393   $  422,041
   Net property, plant and equipment................  1,231,689    1,010,773
   Total assets.....................................  2,208,618    2,145,334
   Long-term debt, excluding current maturities.....    571,529      434,709
   Mandatorily redeemable convertible preferred
     securities.....................................     86,250       86,250
   Common stockholders' equity......................    990,876    1,022,901

--------
(1) Substantially all of Hanover's assets and operations are owned or conducted by HCLP. To the extent there are differences between the consolidated financial data for Hanover and the consolidated financial data for HCLP, these arise due to Hanover's mandatorily redeemable convertible preferred securities, Hanover's 4.75% convertible senior notes due 2008 and Hanover's outstanding common stock. The following line items would be different with respect to HCLP's summary consolidated financial data, compared to Hanover's summary consolidated financial data presented above:

                                                                            Year Ended December 31,
                                                                  ------------------------------------------
                                                                  Pro Forma
                                                                    2001      2001(e)   2000 (d)(e)  1999(e)
                                                                  --------- ----------  ----------- --------
                                                                                (in thousands)
       Net income (a)............................................  $82,507  $   81,205  $   53,639  $ 38,632
       OTHER DATA:
         Ratio of earnings to fixed charges(5)...................      2.1x        2.3x        2.4x      2.8x
       CASH FLOWS PROVIDED BY:
         Operating activities....................................           $  163,723  $   38,218  $ 79,099
         Financing activities....................................              296,310      69,117    10,729
       BALANCE SHEET DATA (END OF PERIOD):
         Working Capital.........................................           $  278,109  $  282,911  $103,709
         Total assets............................................            2,259,214   1,244,264   753,464
         Long-term debt, excluding current maturities (b)........              312,260     110,935    69,681
         Mandatorily redeemable convertible preferred
          securities (c).........................................                   --          --        --
         Partners' equity........................................            1,305,970     711,000   452,432

                                                                                Nine Months Ended
                                                                                  September 30,
                                                                             ----------------------
                                                                                2002     2001(d)(e)
                                                                             ----------  ----------
                                                                                 (in thousands)
                                                                                   (unaudited)
       Net income (loss) (a)................................................ $  (27,130) $   66,650
       OTHER DATA:
         Ratio of earnings to fixed charges(6)(8)...........................         --         2.7x
       CASH FLOWS PROVIDED BY:
         Operating activities............................................... $  128,841  $   51,239
         Financing activities...............................................     18,904     229,681
       BALANCE SHEET DATA (END OF PERIOD):
         Working Capital.................................................... $  247,390  $  422,483
         Total assets.......................................................  2,205,518   2,137,257
         Long-term debt, excluding current maturities (b)...................    379,529     242,709
         Mandatorily redeemable convertible preferred securities (c)........         --          --
         Partners' equity...................................................  1,260,186   1,287,221

       -
     (a) Includes the adjustment to remove the distributions on mandatorily redeemable convertible preferred securities, net of tax, and, for 2002 and 2001 periods, interest on and amortization of financing costs associated with the 4.75% convertible senior notes due 2008, net of tax, both of which are obligations of Hanover but not HCLP.
     (b) Includes the adjustment to remove the 4.75% convertible senior notes due 2008, which are obligations of Hanover but not HCLP.
     (c) Mandatorily redeemable convertible preferred securities are obligations of Hanover but not HCLP.
     (d) April 2002 Restatement--In conjunction with a review of our joint ventures and other transactions conducted by the Audit Committee, HCLP determined to restate its financial statements for the year ended December 31, 2000 and each of the quarters in the nine months ended September 30, 2001. The net effect of this restatement on HCLP for the year ended December 31, 2000 was as follows: (i) a decrease in revenues of $37,748,000, from $603,829,000 to $566,081,000; (ii) a decrease in income before taxes of $11,999,000, from $99,839,000 to $87,840,000; and (iii) a decrease in net income of $7,535,000, from $62,699,000 to $55,164,000. The net effect of this restatement on HCLP for the nine months ended September 30, 2001 was as follows: (i) a decrease in revenues of $25,121,000, from $782,788,000 to $757,667,000; (ii) a decrease in income before income taxes of $5,879,000, from $114,346,000 to $108,467,000; and (iii) a decrease in net income of $3,646,000, from $70,738,000 to $67,092,000.

     (e) November 2002 Restatement--A special committee of the Board of Directors, together with the Audit Committee of the Board and our management, recently completed an extensive investigation of certain transactions recorded during 2001, 2000 and 1999, including those transactions restated by Hanover in April 2002. As a result of this investigation, HCLP determined to restate its financial results for the years ended

         December 31, 2001, 2000 and 1999. The net effect of this restatement for the year ended December 31, 2001 was as follows: (i) a decrease in revenues of $7,512,000, from $1,078,209,000 to $1,070,697,000; (ii) a decrease in income before income taxes of $363,000, from $131,590,000 to $131,227,000; and (iii) a decrease in net income of $224,000, from $81,429,000 to $81,205,000. The net effect of this restatement for the nine months ended September 30, 2001 was as follows: (i) a decrease in income before income taxes of $716,000, from $108,467,000 to $107,751,000; and (ii) a decrease in net income of $442,000, from $67,092,000 to $66,650,000. The net effect of this restatement for the year ended December 31, 2000 was as follows: (i) a decrease in revenues of $3,295,000, from $566,081,000 to $562,786,000; (ii) a decrease in income before income taxes of $2,461,000, from $87,840,000 to $85,379,000; and (iii) a decrease in net income of $1,525,000, from $55,164,000 to $53,639,000. The net effect of this restatement for the year ended December 31, 1999 was as follows: (i) a decrease in revenues of $5,090,000, from $323,220,000 to $318,130,000; (ii) a decrease in income before income taxes of $3,123,000, from $63,864,000 to $60,741,000; and (iii) a decrease in net income of $1,986,000, from $40,618,000 to $38,632,000.


(2) In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") 142, Goodwill and Other Intangible Assets. Under SFAS 142, amortization of goodwill to earnings is discontinued. SFAS 142 was effective for Hanover and HCLP on January 1, 2002. However, under the transition provisions of this statement, goodwill acquired in a business combination for which the acquisition date is after June 30, 2001, shall not be amortized. Because the acquisition of the gas compression business of Schlumberger was consummated after June 30, 2001, the goodwill related to this acquisition has not been amortized in the pro forma statements of operations. The goodwill related to business combinations completed before June 30, 2001 was amortized in the pro forma presentation because Hanover and HCLP had not adopted SFAS 142 prior to January 1, 2002.

(3) April 2002 Restatement--In conjunction with a review of our joint ventures and other transactions conducted by the Audit Committee, Hanover, determined to restate its financial statements for the year ended December 31, 2000 and each of the quarters in the nine months ended September 30, 2001. The net effect of this restatement on Hanover for the year ended December 31, 2000 was as follows: (i) a decrease in revenues of $37,748,000, from $603,829,000 to $566,081,000; (ii) a decrease in income before taxes of $11,999,000, from $93,470,000 to $81,471,000; and (iii) a decrease in net income of $7,535,000, from $58,699,000 to $51,164,000. The net effect of this restatement on Hanover for the nine months ended September 30, 2001 was as follows: (i) a decrease in revenues of $25,121,000, from $782,788,000 to $757,667,000; (ii) a decrease in income before income taxes of $5,879,000, from $104,281,000 to $98,402,000; and
    (iii) a decrease in net income of $3,646,000, from $64,497,000 to $60,851,000.

(4) November 2002 Restatement--A special committee of the Board of Directors, together with the Audit Committee of the Board and our management, completed an extensive investigation of transactions recorded during 2001, 2000 and 1999, including those transactions restated by Hanover in April 2002. As a result of this investigation, Hanover determined to restate its financial results for the years ended December 31, 2001, 2000 and 1999. The net effect of this restatement for the year ended December 31, 2001 was as follows: (i) a decrease in revenues of $7,512,000, from $1,078,209,000 to $1,070,697,000; (ii) a decrease in income before income taxes of $363,000, from $117,410,000 to $117,047,000; (iii) a decrease in net income of $224,000, from $72,637,000 to $72,413,000; and (iv) a decrease in diluted earnings per common share of $0.01. The net effect of this restatement for the nine months ended September 30, 2001 was as follows: (i) a decrease in income before income taxes of $716,000, from $98,402,000 to $97,686,000;
    (ii) a decrease in net income of $442,000, from $60,851,000 to $60,409,000;
    and (iii) a decrease in basic and diluted earnings per common share of $0.01. The net effect of this restatement for the year ended December 31, 2000 was as follows: (i) a decrease in revenues of $3,295,000, from $566,081,000 to $562,786,000; (ii) a decrease in income before income taxes of $2,461,000, from $81,471,000 to $79,010,000; (iii) a decrease in net income of $1,525,000, from $51,164,000 to $49,639,000; and (iv) a decrease in earnings per common share of $0.03 basic and $0.02 diluted. The net effect of this restatement for the year ended December 31, 1999 was as follows: (i) a decrease in revenues of $5,090,000, from $323,220,000 to $318,130,000; (ii) a decrease in income before income taxes of $3,123,000, from $63,586,000 to $60,463,000;
   (iii) a decrease in net income of $1,986,000, from $40,441,000 to $38,455,000; and (iv) a decrease in earnings per common share of $0.04 basic and $0.03 diluted.

(5) EBITDAR consists of the sum of consolidated net income before interest expense, leasing expense, goodwill impairment, distributions on mandatorily redeemable convertible preferred securities, income tax, and depreciation and amortization. We believe that EBITDAR is a commonly used measure of financial performance for valuing companies in the compression industry. Additionally, since EBITDAR is a basic source of funds not only for growth but to service indebtedness, lenders in the private and public debt markets use EBITDAR as a primary determinant of borrowing capacity. EBITDAR should not be considered as an alternative performance measure prescribed by generally accepted accounting principles.

(6) For purposes of computing the ratio of earnings to fixed charges:
    "earnings" consist of income before income taxes plus fixed charges and "fixed charges" consist of interest expense (including amortization of debt discount and expense), capitalized interest, leasing expense and the estimated interest factor attributable to rentals

(7) Due to Hanover's loss for the nine months ended September 30, 2002, the ratio coverage was less that 1:1. Hanover must generate additional pre-tax earnings of $45.3 million to achieve a coverage of 1:1. Included in the loss before tax for the nine months ended September 30, 2002 was a non-cash goodwill impairment charge of $47.5 million. If such charge would not have occurred, the ratio of earnings to fixed charges would have been 1.02 to 1.

(8) Due to HCLP's loss for the nine months ended September 30, 2002, the ratio coverage was less that 1:1. HCLP must generate additional pre-tax earnings of $33.0 million to achieve a coverage of 1:1. Included in the loss before tax for the nine months ended September 30, 2002 was a non-cash goodwill impairment charge of $47.5 million. If such charge would not have occurred, the ratio of earnings to fixed charges would have been 1.14 to 1.

            Summary Financial Data of Hanover Equipment Trust 2001A

   In the table below, we have provided you with summary historical financial data for the Issuer. The historical financial data was derived from the Issuer's audited financial statements as of and for the nine months ended September 30, 2002 and as of December 31, 2001 and for the period from August 2, 2001 (inception) to December 31, 2001. Operations of the Issuer commenced on August 2, 2001. The information in this section should be read along with the Issuer's financial statements, accompanying notes and other financial information contained in this prospectus.

                                                                                                 Period from
                                                                     Nine Months Ended  August 2, 2001 (Inception) to
                                                                     September 30, 2002       December 31, 2001
                                                                     ------------------ -----------------------------
                                                                                      (in thousands)

OPERATING STATEMENT DATA:
Rental revenues.....................................................      $ 22,650                $  9,279
Expenses:
  Interest expense on rental equipment..............................        21,092                   8,571
                                                                          --------                --------
   Excess rental revenue over interest expense on rental equipment..         1,558                     708
Operating expense...................................................           873                     373
                                                                          --------                --------
Net income..........................................................      $    685                $    335
                                                                          ========                ========

OTHER DATA:
Ratio of earnings to fixed charges..................................           1.0x                    1.0x

BALANCE SHEET DATA (END OF PERIOD):
Rental equipment....................................................      $309,300                $309,300
Total assets........................................................       312,527                 318,507
8.50% senior secured notes due 2008.................................       300,000                 300,000
Certificate holder's equity.........................................         9,300                   9,300

                                 RISK FACTORS

   An investment in the notes involves risks. You should carefully consider and evaluate all of the information in this prospectus, including the following risk factors, before investing.

Risks Related to the Notes

   Substantial Debt and Operating Leases--We have a substantial amount of debt and operating lease commitments. Our current debt level could limit our ability to fund future growth and operations and increase our exposure during adverse economic conditions.

   As of September 30, 2002, we had approximately $881 million in total residual value guarantees that are due upon termination of our operating leases (including the Lease) and may be satisfied by a cash payment or the exercise of our purchase options under the terms of the respective lease agreements, approximately $578 million of debt outstanding, and after giving effect to the covenant limitations, unused availability of approximately $20 million under our $350 million bank credit agreement.

   Our substantial debt and operating lease commitments could have important consequences to you. For example, these commitments could:

   . make it more difficult for us to satisfy our obligations with respect to the notes;

    . increase our vulnerability to general adverse economic and industry conditions;

    . limit our ability to fund future working capital, capital expenditures, acquisitions and other general corporate requirements;

    . increase our vulnerability to interest rate fluctuations because the interest payments on a portion of our debt are at variable rates;

    . limit our flexibility in planning for, or reacting to, changes in our business and our industry;

    . place us at a disadvantage compared to our competitors that have less debt or operating lease commitments; and

    .  limit our ability to borrow additional funds.

   Additionally, the indenture, the participation agreement and other documents governing the Lease contain financial and other restrictive covenants. Failing to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on us. See "Description of Notes."

   We may incur additional debt and increase the amounts under our bank credit facility and our operating lease commitments, which may intensify the risks described above and may be senior in right of payment to the Lease and the Hanover Guarantee. Our bank credit agreement permits us to incur indebtedness, subject to covenant limitations, up to the $350 million credit limit under our bank credit agreement, plus, in addition to certain other indebtedness, an additional $300 million in unsecured indebtedness and $125 million of other unsecured indebtedness. Giving effect to the covenant limitations in our bank credit agreement, the liquidity available under our revolving credit facility at September 30, 2002 was approximately $20 million. In addition, our bank credit agreement permits us to enter into future sale and leaseback transactions with respect to equipment having a value not in excess of $300 million.

   In addition to purchase money and similar obligations, the indenture and the participation agreements permit us to incur indebtedness up to the $350 million credit limit under our bank credit facility, plus (1) an additional $75 million in unsecured indebtedness and (2) any additional indebtedness so long as, after incurring such indebtedness, Hanover's ratio of the sum of consolidated net income before interest expense, income taxes, depreciation expense, amortization of intangibles, certain other non-cash charges and rental expense to total fixed charges (all as defined and adjusted by these agreements), or Hanover's coverage ratio, is greater than 2.25 to 1.0. The indenture and the participation agreements define indebtedness to include the present value of the total rental obligations under sale and leaseback transactions and under operating leases similar to this Lease facility.

   Our bank credit facility and other debt facilities and the operative documents governing our operating leases (including the indenture, the participation agreement and other documents governing the Lease) contain, among other things, covenants that may restrict our ability to finance future operations or capital needs or to engage in other business activities. These covenants include provisions that restrict our ability to:

    .  incur additional indebtedness or issue guarantees;

    .  create liens on our assets;

    .  engage in mergers, consolidations and certain dispositions of assets;

    .  enter into additional operating leases;

    .  pay dividends on or redeem capital stock;

    .  enter into derivative transactions;

    .  make certain investments or restricted payments;

    .  make investments, loans or advancements to our subsidiaries;

    .  prepay or modify our debt facilities;

    .  enter into transactions with affiliates; or

    .  enter into sale and leaseback transactions.




   In February 2003, we executed an amendment to our bank credit facility and certain operating leases that we entered into in 1999 and 2000. The amendment modifies certain financial covenants to allow us greater flexibility in accessing the capacity under the bank credit facility to support our short-term liquidity needs. In addition, at the higher end of our permitted consolidated leverage ratio, the amendment would increase the commitment fee under the bank credit facility by 0.125% and increase the interest rate margins used to calculate the applicable interest rates under all of the agreements by up to 0.75%. Any increase in our interest cost as a result of the amendment will depend on our consolidated leverage ratio at the end of each quarter, the amount of indebtedness outstanding and the interest rate quoted for the benchmark selected by us. As part of the amendment, we granted the lenders under these agreements a security interest in the inventory, equipment and certain other property of Hanover and its domestic subsidiaries, and pledged 65% of the equity interest in Hanover's foreign subsidiaries. In consideration for obtaining the amendment, we agreed to pay approximately $1.3 million to the lenders under these agreements.


   In addition, our bank credit facility and other debt facilities and the operative documents governing our operating leases (including the indenture, the participation agreement and other documents governing the Lease) require us to maintain financial ratios and tests, which may require that we take action to reduce our debt or to act in a manner contrary to our business objectives. Changes in the oil and gas business, general business and economic conditions or other events related to our business may affect our ability to meet those financial ratios and tests. A breach of any of these covenants or failure to maintain such financial ratios would result in an event of default under our debt facilities and our operating leases. If such an event of default occurs, the lenders could elect to declare all amounts outstanding thereunder together with accrued interest, to be immediately due and payable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Hanover Compressor Company and Hanover Compression Limited Partnership--Liquidity and Capital Resources," "Description of Notes" and "Description of Certain Indebtedness."

   Significant Leverage--We have significant leverage relative to our total capitalization, which could result in a downgrade in our credit rating if we do not reduce our leverage.


   As of September 30, 2002, our debt to capitalization ratio, including residual value guarantees under our operating leases (including the Lease), was
1.47 to 1 and our book debt to capitalization ratio, excluding our operating leases, was .58 to 1. We have been advised by Moody's that our credit rating may suffer if we are unable to materially reduce our leverage during the first half of 2003. On February 5, 2003, Moody's announced that it had downgraded by one grade our senior implied credit rating, the notes, our 4.75% Convertible Senior Notes and our 7.25% Mandatorily Redeemable Convertible Preferred Securities. Our ability to reduce our leverage depends upon market and economic conditions, as well as our ability to execute liquidity enhancing transactions such as sales of non-core assets or our equity securities. We do not have any rating downgrade provisions that would accelerate the maturity dates of our debt if our credit rating was downgraded. However, a downgrade in our credit rating could adversely affect our ability to renew existing, or obtain access to new, credit facilities and could increase the cost of such facilities.

   Significant Cash Requirements--We will need to generate a significant amount of cash to service our indebtedness and operating lease commitments and to fund working capital.

   Our ability to make scheduled payments under the Lease or our other operating leases, or to refinance our indebtedness, will depend on our ability to generate cash in the future. This is subject to our operational performance, as well as general economic, financial, competitive, legislative and regulatory conditions, among other factors.

   Based upon our total debt of approximately $578 million at September 30, 2002, we expect total debt service payments for the year ended December 31, 2002 (including debt service payments made during the nine months ended September 30, 2002) will be approximately $25 million based upon interest rates in effect as of September 30, 2002. In addition, based upon our current operating lease commitments and rates in effect at September 30, 2002, we expect that total compressor lease rent payments for the year ended
December 31, 2002 (including compressor lease rent payments made for the nine months ended September 30, 2002) will be approximately $94 million. We also expect that total distributions on our 7 1/4% mandatorily redeemable convertible preferred securities for the year ended December 31, 2002 (including distributions made during the nine months ended September 30, 2002 and assuming no deferrals as permitted by the terms of such securities) will be approximately $6.4 million.

   We are exposed to interest rate risk on borrowings under our floating rate revolving credit facility. At September 30, 2002, $193 million was outstanding under this facility bearing interest at a weighted average effective rate of 3.6% per annum. Assuming a hypothetical 1% point increase or decrease in this rate and that the amount outstanding under this facility remains constant, annual interest expense for advances under this facility would increase or decrease by $1.9 million. In addition, we are exposed to variable rental rates on the equipment leases we entered into in June 1999 and October 2000. Assuming a hypothetical 1% point increase or decrease in rates from those in effect at September 30, 2002, the increase or decrease in leasing expense for the next twelve months on these equipment leases would be approximately $4.4 million.

   Our business may not generate sufficient cash flow from operations or that future borrowings will be available to us under our $350 million bank credit agreement in an amount sufficient to enable us to pay our indebtedness, operating lease commitments, or to fund our other liquidity needs. We cannot be sure that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all. Our inability to refinance our debt on commercially reasonable terms could materially adversely affect our business.


   Subordination of the Hanover Guarantee--Obligations under the Hanover Guarantee are subordinated to Hanover's and HCLP's senior indebtedness as well as all indebtedness and other liabilities of Hanover's and HCLP's subsidiaries.



   While the notes are senior secured obligations of the Issuer, the Hanover Guarantee ranks behind all of Hanover's and HCLP's existing and future senior indebtedness. Moreover, the obligations of Hanover and HCLP under the Hanover Guarantee will be structurally subordinated to all indebtedness and other liabilities of Hanover's and HCLP's respective subsidiaries. Hanover's and HCLP's senior indebtedness include obligations under our bank credit facility and residual value guarantees related to our operating leases entered into in 1999 and 2000. Our bank credit facility and guarantees with respect to such operating leases are secured by liens on the inventory, equipment and certain other property of Hanover and its domestic subsidiaries, and a pledge of 65% of the equity interests in Hanover's foreign subsidiaries.


   As of September 30, 2002, Hanover had approximately $930 million in outstanding indebtedness that was senior to its obligations under the Hanover Guarantee and $175 million in residual value guarantees under an operating lease that ranks equally with Hanover's obligations under the Hanover Guarantee. As of September 30, 2002, HCLP had approximately $738 million in outstanding indebtedness that was senior to its obligations under the Lease and the Hanover Guarantee and $175 million in residual value guarantees under an operating lease that ranks equally with HCLP's obligations under the Lease and Hanover Guarantee.

   As a result of the subordinated nature of the Hanover Guarantee, upon any distribution to any of the creditors of Hanover or HCLP, as the case may be, in a bankruptcy, liquidation or reorganization or similar proceeding relating to Hanover or HCLP or their respective properties, the holders of senior indebtedness of Hanover or HCLP, as the case may be, will be entitled to be paid in full in cash before any payment may be made with respect to the Hanover Guarantee.

   Events of default under the indenture differ in certain respects from the events of default under the Lease. Unless there is an event of default under the Lease, the Issuer would have recourse under the Hanover Guarantee only up to the maximum amount of 77.33% of the aggregate principal balance of notes outstanding, which is equal to the final rent payment under the Lease. As of September 30, 2002, unless there is an event of default under the Lease, the Issuer would have recourse under the Hanover Guarantee only to the extent of approximately $232 million. As a result, the Issuer may not be able to perform its obligations under the indenture.

   No payments may be made under the Hanover Guarantee if there is a default in payment on senior indebtedness of Hanover or HCLP or the maturity of such senior indebtedness is accelerated. In addition, during the continuance of certain defaults under certain senior indebtedness of Hanover or HCLP, Hanover or HCLP, as the case may be, will not be permitted to make payments under the Hanover Guarantee for a payment blockage period of up to 179 of 360 consecutive days. In the event that the Issuer is unable to pay the notes, the holders of the notes would have no recourse under the Hanover Guarantee during any such payment blockage period. Furthermore, despite the fact that the notes are secured by the Equipment, any remedies exercisable against such collateral will also be blocked during such period.

   Partial Payment and the Hanover Guarantee--If at the end of the Lease term, HCLP fails to purchase the Equipment, then HCLP is required to pay an amount equal to the Final Rent Payment with respect to the Lease plus the proceeds, if any, from the sale of the Equipment. This amount may be less than the amount due on the notes.

   Hanover and HCLP are obligated under the Hanover Guarantee to guarantee payment in full on the notes only upon the occurrence of an event of default under the Lease, which would include, among other things, the failure to make any rent payments (including the Final Rent Payment) or properly insure or maintain the Equipment. If, by the end of the term of the Lease, HCLP does not exercise its option to purchase the Equipment and instead exercises its option to pay the Final Rent Payment in full, sell the Equipment, and apply the proceeds from the sale to repay the remainder of the notes, no event of default under the Lease will have occurred. If the proceeds from the sale of the Equipment under the Lease are less than $68 million (as such amount may be reduced from time to time upon purchases of Equipment under the Lease by HCLP in accordance with the terms of the Lease) and therefore insufficient to pay the remainder of the notes, the holders of the notes will incur a loss and neither Hanover nor HCLP will be required to compensate for any such shortfall.

   Uncertain Current and Future Equipment Value--The value of the Equipment securing the notes may not be sufficient to cover the obligations owed to you under the notes.

   The notes are secured by collateral consisting of a perfected first priority security interest in the Equipment, and an assignment of the Lease and the Hanover Guarantee to the trustee for the notes. If there is a payment default under the Lease or the Hanover Guarantee such that we do not have sufficient cash and capital resources available to pay our obligations, you will have to look to the value that can be realized from the Equipment with respect to the notes.

   As of August 16, 2001, an independent appraisal firm prepared an appraisal of the Equipment to appraise the value of the Equipment as of August 16, 2001 and as of the end of the Lease term. As of August 16, 2001, the Equipment had an aggregate appraised fair market value as of the date of inception of the Lease of not less than $309 million and an aggregate appraised residual value in continued use of approximately $310.9 million as of the date of the termination of the Lease, each as compared to the $300 million aggregate principal amount of the notes. You should not place undue reliance on the appraisal. The appraisal relies on certain assumptions and methodologies and may not accurately reflect the current or future market value of the Equipment. For instance, the appraisal relies upon assumptions about inflation and the prevailing cost of capital, continued growth in the worldwide consumption of natural gas, the effectiveness of Hanover's continuous predictive/preventative maintenance policy, the condition of the Equipment at the end of the term of the Lease, the expectation that there will be minimal technical advancements with respect to the design of gas compression equipment and the absence of new federal, state or local laws or regulations (including environmental regulations) that would impact the value of the Equipment. Appraisals based on different assumptions or methodologies may result in materially different valuations. If the actual conditions differ from the assumptions in the appraisal, the current or future value of the Equipment may be less than the appraised value.

   An appraisal is only an estimate of value. The value of the equipment may decline prior to the end of the term of the Lease due to market and economic conditions, the supply of similar types of equipment, the availability of buyers at the end of the Lease term and the condition of the equipment, among other factors. There is no amortization or sinking fund to cover the principal payment of the notes. We have no experience selling leased equipment at the end of the term of an operating lease like the Lease and the proceeds realized upon a future sale of any of the Equipment may be less than the appraised value of the Equipment. Except for the rights of the Issuer under the Lease and the Hanover Guarantees, the Issuer has no recourse to the assets of Hanover or HCLP to pay the amounts owed on the notes. If the remedies after default are exercised under the Lease and the Hanover Guarantee, the proceeds realized upon any such exercise of remedies may not be sufficient to satisfy in full amounts owing on the notes.

   Limited Assets and Revenues--The assets and source of revenue available to repay the notes and satisfy the claims of holders of the notes are limited, as the Issuer has no assets other than its interests in the Equipment, and no source of revenue other than the payments under the Lease and the Hanover Guarantee.

   The notes are the obligations of the Issuer and are secured only by a perfected first priority security interest in the Equipment and an assignment of the Lease and the Hanover Guarantee to the trustee for the notes. The notes are not obligations of Hanover or HCLP. The holders of the notes and the trustee under the indenture will have recourse only against the Issuer, the collateral for the benefit of the holders of the notes, and Hanover and HCLP to the extent of the Hanover Guarantee. If HCLP defaults under the Lease and Hanover and HCLP default under the Hanover Guarantee, the Issuer may not be able to perform its obligations under the indenture.

   Limitations on Amendments and Acceleration--There are some limitations on the right to amend the participation agreement and the other operative agreements and to accelerate payments under the Lease and to foreclose on the Equipment.

   During a workout or bankruptcy proceeding, the consent of the Issuer's equity certificate holder may be required to amend, supplement, waive or modify provisions of the Lease, the participation agreement, the indenture and each other operative agreement that is material to such equity certificate holder, if such amendment, waiver, supplement or modification would materially adversely affect the equity certificate holder.

   Events of default under the indenture are different in some ways from the events of default under the Lease. Accordingly, even though the trustee under the indenture will be entitled to accelerate the notes if there is an event of default under the indenture, the Issuer, as lessor under the Lease, would not be entitled to accelerate the lease payments or exercise any of its other remedies under the Lease unless there were an event of default under the Lease. If a default occurs under the indenture without a corresponding default under the Lease, the Issuer would have no source of repayment of the notes upon acceleration of the notes by the trustee. Further, unless there is an event of default under the Lease, the holders of the notes will have recourse under the Hanover Guarantee only up to the maximum amount of 77.33% of the aggregate principal balance of notes outstanding, which is equal to the final rent payment under the Lease. As of September 30, 2002, unless there is an event of default under the Lease, the Issuer would have recourse under the Hanover Guarantee only to the extent of approximately $232 million. As a result, the Issuer may not be able to perform its obligations under the indenture.

   Rejection of the Lease in Bankruptcy--The Lease may be rejected as an executory contract if HCLP declares bankruptcy.

   The parties intend that, for bankruptcy law purposes, the transactions evidenced by the Lease be regarded as loans made by an unrelated third party lender to HCLP, secured by a lien on the Equipment. If HCLP were to become a debtor in a bankruptcy case, the court should agree with this characterization. If, however, a bankruptcy court determines that the Lease should be characterized as a true lease, HCLP or its bankruptcy trustee would have the right to assume or reject the Lease as an executory contract. Regardless of how the transactions are characterized, however, the right to exercise remedies against HCLP in a bankruptcy proceeding would be stayed, including the right to proceed against the Equipment and HCLP under the Lease and Hanover Guarantee, and may be stayed against Hanover under the Hanover Guarantee. In addition, in the event of a HCLP bankruptcy, (i) distributions, if any, payable with respect to any claim under the Lease may not be sufficient to result in a repayment of the notes, and (ii) if, after obtaining bankruptcy court approval, the Issuer is permitted to foreclose or otherwise sell the Equipment during a bankruptcy of HCLP, it may not realize sufficient value to cause the notes to be repaid.

   Subordination of HCLP's Lease Commitment--Commitments and payment obligations under the Lease are subordinated to HCLP's senior obligations as well as all indebtedness and other liabilities of its subsidiaries.


   While the notes are senior secured obligations of the Issuer, the Issuer's ability to make timely payments under the notes will depend entirely on timely receipt of payments from HCLP under the Lease. Obligations in respect of the Lease will rank behind all of HCLP's existing and future senior indebtedness. HCLP's commitments under the Lease will also be effectively subordinated to all secured indebtedness of HCLP to the extent of the security. Moreover, HCLP's commitments under the Lease will be structurally subordinated to all indebtedness and other liabilities of its subsidiaries. Hanover's and HCLP's senior indebtedness include obligations under our bank credit facility and residual value guarantees related to our operating leases entered into in 1999 and 2000. Our bank credit facility and guarantees with respect to such operating leases are secured by liens on the inventory, equipment and certain other property of Hanover and its domestic subsidiaries, and a pledge of 65% of the equity interests in Hanover's foreign subsidiaries.


   Events of default under the indenture differ in certain respects from the events of default under the Lease. Accordingly, although the trustee for the notes is entitled to accelerate the maturity of the notes following an event of default under the indenture, the Issuer is not entitled to accelerate the payments under the Lease or exercise any of its other remedies under the Lease unless there is an event of default under the Lease.

   No payments may be made under the Lease if there is a default in payment on senior indebtedness of HCLP or the maturity of such senior indebtedness is accelerated. In addition, during the continuance of certain defaults under certain senior indebtedness of HCLP, HCLP is not permitted to make payments under the Lease for a payment blockage period of up to 179 of 360 consecutive days. As a result, the Issuer will have insufficient funds to pay the notes. Despite the fact that the notes are secured by the Equipment of the Issuer, any remedies exercisable against this collateral will also be blocked during any payment blockage period.

   Limited Rights Against Issuer in Bankruptcy--In addition to the risks discussed above with respect to bankruptcy of HCLP, if the Issuer declares bankruptcy, your rights against the Issuer may be limited.

   If the Issuer were the subject of a bankruptcy petition, the right to exercise virtually all remedies against the Issuer would be stayed, including the right to proceed against the collateral held by the collateral agent securing the notes. A bankruptcy court may recharacterize the Lease as a secured financing incurred by HCLP and therefore restrict your ability to realize on the Equipment in order to satisfy the obligation under the notes. In addition, the bankruptcy court could permit the use or disposition of payments made under the Lease for purposes other than making payments on the notes and could reduce the amount or modify the timing of payments due under the notes or the Lease, including by rejecting the Lease.


   Characterization of the Lease--We and the Issuer currently treat the Lease as an operating lease for financial accounting purposes but as a financing arrangement for income tax and certain other tax purposes.



   A tax treatment inconsistent with our position could have a material adverse effect on our financial condition, results of operations and liquidity. We and the Issuer intend to continue to treat the Lease as a secured financing arrangement for income and certain other tax purposes, which is consistent with how the Lease is intended to be treated for bankruptcy law and state law purposes. If the Internal Revenue Service or another taxing authority were to successfully contend that the Lease or any of our other operating leases should be treated as a sale and leaseback of equipment rather than a secured financing arrangement, we may owe significant additional taxes. This result may affect our ability to make payments on the Lease, which in turn may affect the Issuer's ability to make payments to the holders of the notes.



   In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities, an interpretation of ARB 51". FIN 46 will require us to include in our consolidated financial statements the special purpose entities that lease compression equipment to us beginning in July 2003. If the Lease and our other operating leases are treated as indebtedness rather than as an operating lease for financial accounting purposes, as of September 30, 2002, we would add approximately $1,031 million in compressor equipment and approximately $1,140 million in debt to our balance sheet and would reverse $109 million of the deferred gains that were recorded on our balance sheet as a result of the sale and leaseback transactions. In addition, Hanover would record depreciation expense on the compression equipment for prior periods (net of tax) as part of the cumulative effect of the adoption of FIN 46 and would record depreciation expense in future periods. The Company is currently evaluating the impact of recording depreciation for prior periods.


   Prior Liens--Other creditors may have prior liens on the collateral that could reduce or eliminate the amount of collateral securing the notes.

   In general, the priority of the liens on a particular item of collateral securing the Lease is determined by the time that the security interest in that item of collateral is perfected. Creditors such as purchase money lenders may be entitled to a prior claim to someone, such as the collateral agent, even if that person has previously perfected a security interest in the collateral. Furthermore, liens such as landlords', warehousemen's and materialmen's liens and tax liens may by law have priority over the liens granted for your benefit in the collateral.

   We do not believe there are any material prior liens on the collateral securing claims of anyone that is not a party to the Lease. However, additional prior claims may arise by law and a bankruptcy or other court may refuse, on equitable or other grounds, to enforce the terms of the Lease and the participation agreement against the other creditors party to those agreements. If this were to happen, the claims of the other creditors against the collateral could be prior to yours.

   Fraudulent Transfer--The Hanover Guarantee could be declared void or subordinate because of federal bankruptcy law or comparable state law provisions.

   Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, the Hanover Guarantee could be declared void, or claims in respect of such guarantee could be subordinated to all other debts of Hanover or HCLP if, among other things, Hanover or HCLP, as the case may be, at the time it incurred the indebtedness evidenced by the Hanover Guarantee received less than reasonably equivalent value or fair consideration for the incurrence of the Hanover Guarantee and:

    .  was insolvent or rendered insolvent by reason of that incurrence;

    . was engaged in a business or transaction for which Hanover's or HCLP's remaining assets constituted unreasonably small capital; or

    . intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

   In addition, any payment by Hanover or HCLP pursuant to the Hanover Guarantee could be declared void and required to be returned to Hanover or HCLP, as the case may be, or to a fund for the benefit of its creditors.

   The measures of insolvency for purposes of the fraudulent transfer laws vary depending on the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, an entity would be considered insolvent if:

    . the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

    . the present fair saleable value of its assets was less than the amount that would be required to pay its probable liabilities on its existing debts, including contingent liabilities, as they become absolute and mature; or

    .  it could not pay its debts as they become due.

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

   We cannot be sure as to the standard a court would use to determine whether or not Hanover or HCLP was solvent at the relevant time, or, regardless of the standard a court uses, that the issuance of the Hanover Guarantee would not be voided or that the Hanover Guarantee would not be subordinated to Hanover's or HCLP's other debt.

   If the Hanover Guarantee were legally challenged, it could also be subject to the claim that, because incurred for the benefit of the holders of the notes, and only indirectly for the benefit of Hanover and HCLP, the obligations of Hanover or HCLP, as the case may be, were incurred for less than fair consideration.

   A court could thus void the obligations under the Hanover Guarantee with respect to Hanover or HCLP or subordinate the Hanover Guarantee to Hanover's or HCLP's other debt or take other action detrimental to holders of the notes.

   No Prior Public Trading Market--There currently exists no public market for the new notes, and we cannot assure you that one will develop.

   The new notes are new securities for which there is currently no trading market. We do not intend to list the new notes on any securities exchange. No affiliate of the Issuer will make a market in the new notes. Although we expect the new notes to be eligible for trading in the PORTAL market, an active trading market for the new notes may never develop.

   The liquidity of any market for the new notes will depend upon various factors, including:

    .  the number of holders of the new notes;

    .  the interest of securities dealers in making a market for the new notes;

    .  the overall market for high-yield securities;

    .  our financial performance and prospects; and

    .  the prospects for companies in our industry generally.

   Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities like the new notes. The market for the new notes, if any, may be subject to similar disruptions. Any such disruptions could adversely affect you as a holder of the new notes.

   In addition, to the extent that old notes are surrendered and accepted in the exchange offer, the trading market for unsurrendered old notes and for surrendered-but-unaccepted old notes could be adversely affected due to the limited amount of old notes that are expected to remain outstanding following the exchange offer. Generally, when there are fewer outstanding securities of a given issue, there is less demand to purchase that security. This results in a lower price for the security. Conversely, if many old notes are not surrendered, or are surrendered-but-unaccepted, the trading market for the new notes could be adversely affected. See "Plan of Distribution" and "The Exchange Offer" for further information regarding the distribution of the new notes and the consequences of failure to participate in the exchange offer.

   Repayment or Repurchase of Notes--The Issuer may be unable to repay or, following a change in control, repurchase the notes.

   There is no sinking fund with respect to the notes, and at maturity the entire outstanding principal amount of the notes will become due and payable. If Hanover experiences a change in control of the type described under "Description of Notes," you may require the Issuer to repurchase all or a portion of your notes prior to maturity. We cannot assure you that the Issuer will have sufficient funds to repay the notes at maturity or to repurchase the notes tendered following a change in control. The Issuer's failure to repurchase any tendered notes or to repay the notes upon maturity would constitute an event of default under the indenture and, upon acceleration of the notes in accordance with the indenture, would cause a default under the terms of Hanover's $350 million bank credit agreement, existing operating leases and 4.75% convertible senior notes due 2008.

Risks Related to Our Business

   Short Lease Terms--Many of our compressor leases with customers have short initial terms, and we cannot be sure that the rental compressors will stay out on location after the end of the initial lease term.

   The length of our leases varies based on operating conditions and customer needs, as more fully discussed in "Business of Hanover Compressor Company and Hanover Compression Limited Partnership--Compression Services and Compressor and Accessory Fabrication" on page 95 of this prospectus. In most cases, under currently prevailing lease rates, the initial lease terms are not long enough to enable us to fully recoup the average cost of acquiring or fabricating the equipment. We cannot be sure that a substantial number of our lessees will continue to renew their leases or that we will be able to re-lease the equipment to new customers or that any renewals or re-leases will be at comparable lease rates. The inability to renew or re-lease a substantial portion of our compressor rental fleet would have a material adverse effect upon our business, consolidated financial condition, results of operations and cash flows.

   Substantial Capital Requirements--We require a substantial amount of capital to expand our compressor rental fleet and our complementary businesses.


   We have made and plan to continue to make substantial capital investments to expand our compressor rental fleet and our complementary businesses. During 2002 our plan was to spend approximately $250 to $270 million in 2002, exclusive of any major acquisitions, in continued expansion and maintenance of our rental fleet and other businesses, including $65 million on equipment overhauls and other maintenance capital. We expect that our 2003 capital spending will be within our operating cash flows. The amount of these expenditures may vary depending on their expected rate of return, conditions in the natural gas industry and the timing and extent of any significant acquisitions we may make. Historically, we have funded our capital expenditures through internally generated funds, sale and leaseback transactions and debt and equity financing. While we believe that cash flow from our operations and borrowings under our existing $350 million bank credit agreement will provide us with sufficient cash to fund our planned capital expenditures in the short term, we cannot assure you that these sources will be sufficient. As of September 30, 2002, we had approximately $20 million of credit capacity remaining (after giving effect to the covenant limitations in the agreement) on our $350 million bank credit agreement (3.6% weighted average effective interest rate at September 30, 2002). Failure to generate sufficient cash flow, together with the absence of alternative sources of capital, could have a material adverse effect on our business, consolidated financial condition, results of operations or cash flows.


   International Operations--There are many risks associated with conducting operations in international markets.

   We operate in many different geographic markets, some of which are outside the United States. Changes in local economic or political conditions, particularly in Latin America or Canada, could have a material adverse effect on our business, consolidated financial condition, results of operations or cash flows. Additional risks inherent in our international business activities include the following:

    .  difficulties in managing international operations;

    .  unexpected changes in regulatory requirements;

    . tariffs and other trade barriers which may restrict our ability to enter into new markets;

    .  changes in political conditions in Venezuela and Argentina;

    .  potentially adverse tax consequences;

    .  restrictions on repatriation of earnings or expropriation of property;

    .  the burden of complying with foreign laws; and

    . fluctuations in currency exchange rates and the value of the U.S. dollar, particularly in Argentina and Venezuela.

   As part of our acquisition of the gas compression business of Schlumberger, we acquired minority interests in three joint ventures in Venezuela. As a minority investor in these joint ventures, we will not be able to control their operations and activities, including without limitation, whether and when they distribute cash or property to their holders.


   Operations in Argentina and Venezuela--Political conditions and fluctuations in currency exchange rates in Argentina and Venezuela could adversely affect our business.



   In January 2002, Argentina devalued its peso against the U.S. dollar and imposed significant restrictions on funds transfers internally and outside the country. In addition, the Argentine government enacted regulations to temporarily prohibit enforcement of contracts with exchange rate-based purchase price adjustments. Instead, payment under such contracts can either be made at an exchange rate negotiated by the parties or, if no such agreement is reached, a preliminary payment may be made based on a 1 dollar to 1 peso equivalent pending a final agreement. The Argentine government also requires the parties to such contracts to renegotiate the price terms within 180 days of the devaluation. We have renegotiated ten of eleven of our agreements in Argentina and expect to renegotiate the remaining agreement in the near future. We do not expect that the outcome of the renegotiation of the remaining agreement will have a material impact on our financial statements. The economic situation in Argentina is subject to change. If the situation in Argentina continues to deteriorate, exchange controls continue in place and the value of the peso against the dollar is reduced further, Hanover's results of operations in Argentina could be materially and adversely affected, which could result in reductions in Hanover's net income.



   In December 2002, certain opposition groups in Venezuela initiated an unofficial national strike. This has caused economic conditions in Venezuela to deteriorate, including a substantial reduction in the production of oil in Venezuela. If the national strike continues, or economic conditions in Venezuela continue to deteriorate, Hanover's results of operations in Venezuela could be materially and adversely affected, which could result in reductions in Hanover's net income.



   See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Hanover Compressor Company and Hanover Compression Limited Partnership--Nine Months Ended September 30, 2002 Compared to September 30, 2001" and "--Quantitative and Qualitative Disclosures About Market Risk" for a more detailed discussion of the impact of recent events in Argentina and Venezuela on Hanover's results of operations.


   Acquisition Strategy--We may not be able to find suitable acquisition candidates or successfully integrate acquired companies into our business.

   As part of our business strategy, we have completed selective acquisitions of other companies, assets and product lines that either complement or expand our business and may do so in the future. Each acquisition involves potential risks, such as the diversion of management's attention away from current operations, problems in integrating acquired businesses and possible short-term adverse effects on our operations as a result of that process. We may be unable to successfully integrate acquired businesses into our business, or may be able to do so only at significant expense. We actively review acquisition opportunities on an ongoing basis, and we may make new acquisitions at any time. Given our selective approach to acquisitions, we are unable to predict whether or when we will find suitable acquisition candidates or whether we will be able to complete a material acquisition. Depending on the size of our potential acquisitions, we may seek to finance acquisitions with cash or through the issuance of new debt and/or equity securities.

   Industry Conditions--A prolonged, substantial reduction in oil or gas prices could adversely affect our business.

   Our operations depend upon the levels of activity in natural gas development, production, processing and transportation. In recent years, oil and gas prices and the level of drilling and exploration activity have been extremely volatile. For example, oil and gas exploration and development activity and the number of well

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

completions typically decline when there is a significant reduction in oil and gas prices. As a result, the demand for our gas compression and oil and gas production equipment would be adversely affected. A reduction in the demand for our services or equipment could increase pressure on our pricing levels and result in reduced profit margins. Any future significant, prolonged decline in oil and gas prices could have a material adverse effect on our business, consolidated financial condition, results of operations or cash flows.

   Erosion of the financial condition of customers could adversely affect our business. During times when the natural gas market weakens, the likelihood of the erosion of the financial condition of these customers increases. If and to the extent the financial condition of our customers declines, our customers could seek to preserve capital by canceling or delaying scheduled maintenance of their existing gas compression and oil and gas production equipment and determining not to purchase new gas compression and oil and gas production equipment. In addition, upon the financial failure of a customer, we could experience a loss associated with the unsecured portion of any of our outstanding accounts receivable.

   Recently, due to a deterioration in market conditions, we have experienced a decline in revenues and profits. For the nine months ended September 30, 2002, our business recorded a $41.1 million loss. Included in this loss is a $47.5 million goodwill impairment charge attributable to our production and processing equipment fabrication business. Under SFAS 142, amortization of goodwill is subject to a fair-value-based impairment assessment. Due to the downturn in our business, we conducted an impairment assessment and recorded the impairment charge in the second quarter of 2002. We determined the estimated fair value of business units using a combination of the expected present value of future cash flows and the market approach, which uses actual market sales. In addition, our results for the nine months ended September 30, 2002 have been impacted by a $12.1 million inventory write down, an increase in: (i) selling, general and administrative expenses, (ii) depreciation expense, (iii) leasing expense, (iv) foreign currency translation expense and
(v) interest expense. If weak market conditions continue to deteriorate, there could be a material decline in our business, consolidated financial condition, results of operations and cash flows.

   Competition--We operate in a highly competitive industry.

   We experience competition from companies who may be able to more quickly adapt to technological and other changes within our industry and throughout the economy as a whole, more readily take advantage of acquisition and other opportunities and adopt more aggressive pricing policies. In times of weak market conditions, we may experience reduced profit margins from increased pricing pressure. We may not be able to continue to compete successfully in this market or against such competition. If we do not compete successfully, we may lose market share and our business, consolidated financial condition, results of operations or cash flows could be materially adversely affected.

   Potential Liability and Insurance--Natural gas operations entail inherent risks that may result in substantial liability to us.

   Natural gas operations entail inherent risks, including equipment defects, malfunctions and failures and natural disasters, which could result in uncontrollable flows of gas or well fluids, fires and explosions. These risks may expose us, as an equipment operator or fabricator, to liability for personal injury, wrongful death, property damage, pollution and other environmental damage. We have obtained insurance against liability for personal injury, wrongful death and property damage, but we cannot assure you that the insurance will be adequate to cover the liability we may incur. Insurance premium pricing is highly volatile and we cannot assure you that we will be able to obtain insurance in the future at a reasonable cost or at all. Our business, consolidated financial condition, results of operations or cash flows could be materially adversely affected if we incur substantial liability and the damages are not covered by insurance or are in excess of policy limits.

   Terrorist Attacks or Responses Thereto--Terrorist attacks or responses thereto could adversely affect our business, consolidated financial condition, results of operations or cash flows.

   On September 11, 2001, terrorists carried out attacks that destroyed the World Trade Center in New York and badly damaged the Pentagon outside of Washington, D.C. As a result of these attacks, the United States securities markets were closed for several days. We believe that these events and the subsequent military actions have caused a delay in capital spending which has impacted our business. The impact that these terrorist attacks, or future events arising as a result of these terrorist attacks, including military or police activities in the United States or foreign countries, future terrorist activities or threats of such activities, political unrest and instability, riots and protests, could have on the United States and the global economy, the United States and global securities markets and our business, consolidated financial condition, results of operations or cash flows cannot be determined with any accuracy. We have not obtained insurance against terrorist attacks or responses thereto and, due to its limited availability and high cost, do not expect to obtain such insurance in the future. Our business, consolidated financial condition, results of operations or cash flows could be materially adversely affected if we incur substantial damages as a result of terrorist attacks or responses thereto.

   Governmental Regulation--Our business is subject to a variety of governmental regulations relating to the environment, health and safety.

   Our business is subject to a variety of federal, state, local and foreign laws and regulations relating to the environment, health and safety. These laws and regulations are complex, change frequently and have tended to become more stringent over time. Failure to comply with these laws and regulations may result in a variety of civil and criminal enforcement measures, including assessment of monetary penalties, imposition of remedial requirements and issuance of injunctions as to future compliance. As part of the regular overall evaluation of both our current operations and newly acquired operations, we are in the process of applying for or updating certain facility permits with respect to stormwater discharges, waste handling and air emissions relating to painting and blasting. In addition, certain of our customer service arrangements may require us to operate, on behalf of a specific customer, petroleum storage units such as underground tanks or pipelines and other regulated units, all of which may impose additional compliance obligations.

   We are evaluating the impact on our operations of recently promulgated air emission regulations relating to non-road engines. We intend to implement any equipment upgrades or permit modifications required by these air emission regulations according to the required schedule. We do not anticipate, however, that any changes or updates in response to such regulations, or any other anticipated permit modifications (for stormwater, other air emission sources or otherwise) or anticipated ongoing regulatory compliance obligations will have a material adverse effect on our operations either as a result of any enforcement measures or through increased capital costs. Based on our experience to date, we believe that the future cost of compliance with existing laws and regulations will not have a material adverse effect on our business, consolidated financial condition, results of operations or cash flows. However, future events, such as compliance with more stringent laws and regulations, a major expansion of our operations into more heavily regulated activities, more vigorous enforcement policies by regulatory agencies or stricter or different interpretations of existing laws and regulations could require us to make material expenditures.

   We have conducted preliminary environmental site assessments with respect to some, but not all, properties currently owned or leased by us, usually in a pre-acquisition context. Some of these assessments have revealed that soils and/or groundwater at some of our facilities are contaminated with hydrocarbons, heavy metals and various other regulated substances. With respect to newly acquired properties, we do not believe that our operations caused or contributed to any such contamination and we are not currently under any orders or directives to undertake any remedial activity. We typically will develop a baseline of site conditions so we can establish conditions at the outset of our operations on such property. However, the handling of petroleum products and other regulated substances is a normal part of our operations, and we have experienced occasional minor spills or incidental leakage in connection with our operations. Certain properties previously owned or leased by us were determined to be impacted by soil contamination. Where such contamination was identified, we have since conducted remedial activities at these previously-held properties as we believed necessary to meet regulatory standards, and either sold the owned properties to third parties or returned the leased properties to the lessors. We are not currently aware of any further remedial obligations at such previously-held properties. Based on our experience to date, and the relatively minor nature of the types of contamination we have identified to date, we believe that the future cost of necessary investigation or remediation on our current properties will not have a material adverse effect on our business, consolidated financial condition, results of operations or cash flows. We cannot be certain, however, that cleanup standards will not become more stringent, or that we will not be required to undertake any remedial activities involving any substantial costs on any of these current or previously-held properties in the future or that the discovery of unknown contamination or third-party claims made with respect to current or previously owned or leased properties may not result in substantial costs.

   Concentrated Ownership--A significant amount of our stock is owned by two stockholders.

   GKH Investments, L.P. ("GKH") owned approximately 10% of our common stock as of December 24, 2002. Schlumberger and its affiliates owned approximately 11% of our common stock as of December 24, 2002. As holders of large blocks of our stock, GKH and Schlumberger are in a position to exert substantial influence over the outcome of many corporate actions requiring stockholder approval, including the election of directors, the additional issuance of our common stock or other securities and transactions involving a change of control. The interests of GKH or Schlumberger could conflict with the interests of our other stockholders and the holders of the notes.

   GKH has advised us that it is in the process of dissolving and "winding up" its affairs. On November 12, 2002 GKH informed us that GKH has advised its limited partners that it is extending the winding-up process of the partnership for an additional twelve months from January 25, 2003 until January 25, 2004. On December 3, 2002, GKH made a partial distribution of 9,634,711 shares out of a total of 18,274,795 held by GKH to its limited and general partners. As part of the wind-up process, GKH may liquidate or distribute substantially all of its assets, including the remaining shares of our common stock owned by GKH, to its partners. In the event the partners of GKH receive further distributions of shares of our common stock from GKH as a result of the wind-up, we cannot predict whether those partners would continue to hold those shares or whether the interests of such partners may conflict with the interests of our other stockholders and the holders of the notes.

   Customer Concentration--Production Operators, Inc. ("POI"), which we acquired as part of the gas compression business of Schlumberger in August 2001, is subject to a higher level of customer concentration than we have historically experienced.

   POI generated 49% of its revenues in 2001 from its three largest customers. On a pro forma basis, these three customers would have accounted for 10% of our revenues in 2001. While our historic customer base is more diverse, the loss of any of the three largest customers or a significant decrease in demand by any of the three largest customers for the services POI provides could have a material adverse effect on our business, consolidated financial condition, results of operations or cash flows.

   Shareholder Litigation--We and certain of our officers and directors are named as defendants in a putative class action lawsuit and in various derivative lawsuits.


   Commencing in February 2002, approximately 15 putative class action lawsuits were filed against us and certain of our officers and directors in the United States District Court for the Southern District of Texas. These class actions have been consolidated into one case. The plaintiffs in this action purport to represent purchasers of our common stock during various periods ranging from May 15, 2000 through January 28, 2002. The complaints assert various claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and seek unspecified amounts of compensatory damages, interest and costs, including legal fees. The court entered an order appointing Pirelli Armstrong Tire Corporation Retiree Medical Benefits Trust as lead plaintiff on January 7, 2003. A consolidated complaint is due by April 7, 2003.


   Commencing in February 2002, four derivative lawsuits were filed in the United States District Court for the Southern District of Texas, two derivative lawsuits were filed in state district court for Harris County, Texas (one of which was non-suited and the second of which was removed to Federal District Court for the Southern District of Texas) and one derivative lawsuit was filed in the Court of Chancery for the State of Delaware in and for New Castle County. These derivative lawsuits, which were filed by certain of our shareholders against our Board of Directors purportedly on behalf of the Company, allege among other things that our directors breached their fiduciary duties to shareholders and seek unspecified amounts of damages, interest and costs, including legal fees. The Board of Directors has formed a Special Litigation Committee to address the issues raised by the derivative suits. Subject to the work of that Committee and its instructions, we intend to defend these cases vigorously.

   As of November 1, 2002, the Company has paid approximately $6.2 million in legal related expenses in connection with the internal investigations, the putative class action securities lawsuits, the derivative lawsuits and the Securities and Exchange Commission investigation. Of this amount, the Company has paid approximately $878,000 on behalf of officers and directors in connection with the above-named proceedings. The Company intends to pay the litigation expenses of its officers and directors, subject to the limitations imposed by Delaware law and the Company's certificate of incorporation and bylaws. The Company expects to be reimbursed for some or all of these expenses from the Company's directors' and officers' insurance policies.

   The putative class action securities lawsuit and the derivative lawsuits are at a very early stage. Consequently, it is premature at this time to predict liability or to estimate the damages, or the range of damages, if any, that we might incur in connection with such actions. An adverse outcome in these actions could have a material adverse effect on our business, financial condition, results of operations or cash flows.

   Securities and Exchange Commission Investigation--On November 14, 2002, the Securities and Exchange Commission issued a Formal Order of Private Investigation relating to the matters involved in the restatements of our financial statements. We are cooperating fully with the Fort Worth District office staff of the Securities and Exchange Commission. It is too soon to determine whether the outcome of this inquiry will have a material adverse effect on our business, consolidated financial condition, results of operations or cash flows.

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

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements. These statements may be found throughout this prospectus, particularly under the headings "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Hanover Compressor Company and Hanover Compression Limited Partnership," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Hanover Equipment Trust 2001A," "Business of Hanover Compressor Company and Hanover Compression Limited Partnership," "Hanover Compression Limited Partnership," and "Hanover Equipment Trust 2001A," among others. These forward-looking statements can generally be identified as such because the context of the statement will include words such as "believes," "anticipated," "expects," "estimates," or words of similar import, although some forward-looking statements are expressed differently. Statements that describe our future plans, objectives or goals are also forward looking statements. You should consider these statements carefully because they describe our expectations and beliefs concerning future business conditions, our results of operations, financial position, and our business outlook or state other "forward-looking" information based on currently available information. These forward-looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those anticipated as of the date of this prospectus. The risks and uncertainties include:

    .  the loss of market share through competition;

    . reduced profit margins resulting from increased pricing pressure in our business;

   .   the introduction of competing technologies by other companies;

    . a prolonged, substantial reduction in oil and gas prices which would cause a decline in the demand for our compression and oil and gas production equipment;

    . new governmental safety, health and environmental regulations which could require us to make significant capital expenditures;

    .  our inability to successfully integrate acquired businesses;

    .  currency fluctuation;

    . changes in economic or political conditions in the countries in which we do business;

    . adverse results in shareholder or other litigation or regulatory proceedings;

    .  inability to comply with loan and lease covenants;

    .  inability to access capital markets or to incur indebtedness;

    .  legislative changes in the various countries in which we do business;

    .  the future value of the Equipment; and

    . changes in federal bankruptcy or tax law, comparable state laws or accounting principles.


   The forward-looking statements included herein are only made as of the date of this prospectus, and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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

                              THE EXCHANGE OFFER

Purpose of the Exchange Offer

   We issued the old notes on August 30, 2001 in a transaction exempt from the registration requirements of the Securities Act. Accordingly, the old notes may not be reoffered, resold, or otherwise transferred unless so registered or unless an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

   In connection with the sale of the old notes, we entered into an exchange and registration rights agreement, which requires us to:

    . file a registration statement with the Securities and Exchange Commission relating to the exchange offer not later than 120 days after the date of issuance of the old notes;

    . use our reasonable best efforts to cause the registration statement relating to the exchange offer to become effective under the Securities Act no later than 150 days after the date of issuance of the old notes;

    . use our reasonable best efforts to complete the exchange offer no later than 180 days after the date of issuance of the old notes; and

   . file a shelf registration statement for the resale of the old notes if we cannot effect an exchange offer within 180 days after the date of issuance of the old notes and in other designated circumstances.

   Previously, these requirements were not met within the specified time frames. As a result, under the terms of the exchange and registration rights agreement, we have been required to pay additional interest in an amount of $0.192 per week per $1,000 principal amount of old notes. Upon completion of this exchange offer we will no longer be required to pay such additional interest. See "--Additional Interest."

   We have filed a copy of the exchange and registration rights agreement as an exhibit to the registration statement of which this prospectus is a part. We are making the exchange offer to satisfy our obligations under the exchange and registration rights agreement. We do not intend to file a shelf registration statement for the resale of the old notes. Other than pursuant to the exchange and registration rights agreement, we are not required to file any registration statement to register any outstanding old notes. Holders of old notes who do not tender their old notes or whose old notes are tendered but not accepted in the exchange offer must rely on an exemption from the registration requirements under the federal securities laws if they wish to sell their old notes.

Terms of the Exchange Offer

   We are offering to exchange, subject to the conditions described in this prospectus and in the letter of transmittal accompanying this prospectus, $1,000 in principal amount of new notes for each $1,000 in principal amount of old notes. The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes will generally be freely transferable by holders of the new notes and will not be subject to the terms of the exchange and registration rights agreement. The new notes will evidence the same indebtedness as the old notes and will be entitled to the benefits of the indenture. For additional information, see "Description of Notes."

   The exchange offer is not conditioned upon the tender of any minimum principal amount of old notes.

   We have not requested, and do not intend to request, an interpretation by the staff of the Securities and Exchange Commission as to whether the new notes issued in exchange for the old notes may be offered for sale, resold or otherwise transferred by any holder or beneficial owner without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based on interpretations by the staff of the Securities and Exchange Commission set forth in a series of no-action letters issued to third parties, we believe that new notes issued in the exchange offer in exchange for old notes may be offered for sale, resold and otherwise transferred by any holder of new notes or beneficial owner thereof, other than any holder or beneficial owner that is a broker-dealer or is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

    . the new notes are acquired in the ordinary course of business of the holder and each beneficial owner of old notes tendered thereby;

    . the holder and each beneficial owner of old notes tendered thereby has no arrangement or understanding with any person to participate in the distribution of the new notes; and

    . the holder and each beneficial owner of old notes tendered thereby is not engaged in, and does not intend to engage in, a distribution of the new notes.

   Because the Securities and Exchange Commission has not considered the exchange offer in the context of a no-action letter, we can provide no assurance that the staff of the Securities and Exchange Commission would make a similar determination with respect to the exchange offer. Any holder or beneficial owner who is an affiliate of ours or who tenders old notes in the exchange offer for the purpose of participating in a distribution of the new notes cannot rely on the interpretations by the staff of the Securities and Exchange Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In connection with the foregoing, each holder must make certain representations to us to participate in the exchange offer. See "--Procedures for Tendering Old Notes" and "--Terms and Conditions of the Letter of Transmittal."

   Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution." Broker-dealers who acquired old notes directly from us and not as a result of market-making activities or other trading activities may not rely on the interpretations by the staff of the Securities and Exchange Commission discussed above or participate in the exchange offer, and must comply with the prospectus delivery requirements of the Securities Act to sell the old notes.

   The new notes will accrue interest from the date of the last payment of interest on the old notes, which was September 1, 2002. Holders whose old notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the old notes. Tendering holders of the old notes will not be required to pay brokerage commissions or fees, or transfer taxes, except as specified in the instructions in the letter of transmittal, with respect to the exchange of the old notes in the exchange offer.

Expiration Date; Extension; Termination; Amendment


   The exchange offer will expire at 5:00 p.m., New York City time, on
          , 2003, unless we, in our sole discretion, extend the period of time for which the exchange offer is open. Such time and date, as it may be extended, is referred to herein as the "expiration date." The expiration date will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Exchange Act. We expressly reserve the right, at any time or from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for exchange of any old notes. We will extend the expiration date by giving oral (promptly confirmed in writing) or written notice of the extension to the exchange agent and by timely public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During the extension, all old notes previously tendered will remain subject to the exchange offer unless properly withdrawn.


   We expressly reserve the right to:

    . terminate or amend the exchange offer and not to accept for exchange any old notes not previously accepted for exchange upon the occurrence of any of the events specified below under "--Conditions to the Exchange Offer" below which have not been waived by us; and

    . amend the terms of the exchange offer in any manner, whether before or after any tender of the old notes.

   If any termination or amendment occurs, we will notify the exchange agent and will either issue a press release or give oral or written notice to the holders of the old notes as promptly as practicable. If we make a material change in the terms of the exchange offer or the information concerning the exchange offer, or if we waive a material condition of the exchange offer, we will disseminate additional exchange offer materials and extend the exchange offer if and to the extent required by Rule 14e-1 under the Exchange Act. The exchange offer generally must remain open for a minimum period of five business days following dissemination of additional tender offer materials containing material changes in the terms of the exchange offer or the information concerning the exchange offer.

   For purposes of the exchange offer, a "business day" means any day other than Saturday, Sunday or a date on which banking institutions are required or authorized by Delaware or New York State law to be closed, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. Unless we terminate the exchange offer prior to 5:00 p.m., New York City time, on the expiration date, we will exchange the new notes for the old notes promptly following the expiration date.

Procedures for Tendering

   Our acceptance of old notes tendered by a holder will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal. All references in this prospectus to the letter of transmittal are deemed to include a facsimile of the letter of transmittal. A holder of old notes may tender the old notes by:

    . properly completing and signing the letter of transmittal or a facsimile thereof;

    .  properly completing any required signature guarantees;

    . properly completing any other documents required by the letter of transmittal; and

    . delivering all of the above, together with the certificate or certificates representing the old notes being tendered, to the exchange agent at its address set forth below on or prior to the expiration date; or

    .  complying with the procedure for book-entry transfer described below; or

    .  complying with the guaranteed delivery procedures described below.

   The method of delivery of old notes, letters of transmittal and all other required documents is at the election and risk of the holder. If the delivery is by mail, it is recommended that registered mail properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to ensure timely delivery. Holders should not send old notes or letters of transmittal to us.

   The signature on the letter of transmittal need not be guaranteed if:

    . tendered old notes are registered in the name of the signer of the letter of transmittal;

    . the new notes to be issued in exchange for the old notes are to be issued in the name of the holder; and

    .  any untendered old notes are to be reissued in the name of the holder.

   In any other case, the tendered old notes must be:

    . endorsed or accompanied by written instruments of transfer in form satisfactory to us;

    .  duly executed by the holder; and

    . the signature on the endorsement or instrument of transfer must be guaranteed by a bank, broker, dealer, credit union, savings association, clearing agency or other institution, in each case that is an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act and that is a member in good standing of a recognized medallion signature guarantee program (an "Eligible Institution").

   If the new notes and/or old notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the old notes, the signature in the letter of transmittal must be guaranteed by an Eligible Institution.

   We understand that the exchange agent will make a request within two business days after the date of receipt of this prospectus to establish accounts with respect to the old notes at The Depository Trust Company, the "book-entry transfer facility," for the purpose of facilitating the exchange offer, unless suitable accounts have already been established.

   We sometimes refer to The Depository Trust Company in this prospectus as "DTC." Subject to establishing the accounts, any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer the old notes into the exchange agent's account with respect to the old notes in accordance with the book-entry transfer facility's procedures for the transfer. Although delivery of old notes may be effected through book-entry transfer into the exchange agent's account at the book-entry transfer facility, an appropriate letter of transmittal with any required signature guarantee and all other required documents, or an agent's message, must in each case be properly transmitted to and received or confirmed by the exchange agent at its address set forth below prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

   The exchange agent and DTC have confirmed that the exchange offer is eligible for the DTC Automated Tender Offer Program. We refer to the Automated Tender Offer Program in this prospectus as "ATOP." Accordingly, DTC participants may, in lieu of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange offer by causing DTC to transfer old notes to the exchange agent in accordance with DTC's ATOP procedures for transfer. DTC will then send an agent's message. The term "agent's message" means a message which:

    .  is transmitted by DTC;

    . is received by the exchange agent and forms part of the book-entry transfer;

    . states that DTC has received an express acknowledgment from a participant in DTC that is tendering old notes which are the subject of the book-entry transfer;

    . states that the participant has received and agrees to be bound by all of the terms of the letter of transmittal; and

    . states that we may enforce such letter of transmittal and the agreements set forth therein against the participant.

   If a holder desires to accept the exchange offer and time will not permit a letter of transmittal or old notes to reach the exchange agent before the expiration date or the procedure for book-entry transfer cannot be completed on a timely basis, the holder may effect a tender if the exchange agent has received at its address set forth below on or prior to the expiration date, a letter, telegram or facsimile transmission, and an original delivered by guaranteed overnight courier, from an Eligible Institution setting forth:

    .  the name and address of the tendering holder;

    . the names in which the old notes are registered and, if possible, the certificate numbers of the old notes to be tendered; and

    . a statement that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the expiration date, the old notes in proper form for transfer, or a confirmation of book-entry transfer of such old notes into the exchange agent's account at the book-entry transfer facility, will be delivered by the Eligible Institution together with a properly completed and duly executed letter of transmittal or an agent's message and any other required documents.

   So long as old notes being tendered by the above-described method are deposited with the exchange agent within the relevant time period, a tender will be deemed to have been received as of the date when:

    . the tendering holder's properly completed and duly signed letter of transmittal, or a properly transmitted agent's message, accompanied by the old notes or a confirmation of book-entry transfer of the old notes into the exchange agent's account at the book-entry transfer facility is received by the exchange agent; or

    . a notice of guaranteed delivery or letter, telegram or facsimile transmission to similar effect from an Eligible Institution is received by the exchange agent.

   Issuances of new notes in exchange for old notes tendered pursuant to a notice of guaranteed delivery or letter, telegram or facsimile transmission to similar effect by an Eligible Institution will be made only against deposit of the letter of transmittal and any other required documents and the tendered old notes or a confirmation of book-entry transfer and an agent's message. All questions as to the validity, form, eligibility (including time of receipt), and acceptance of old notes tendered for exchange will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tenders of old notes not properly tendered or not to accept old notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to old notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. The interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and the instructions contained in the letter of transmittal, by us will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured prior to the expiration date. Neither we, the exchange agent nor any other person has any duty to you to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor will any of us incur any liability for failure to give such notification.

   If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, the old notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders appear on the old notes.

   If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, such persons must submit proper evidence satisfactory to us of their authority to so act.

Terms and Conditions of the Letter of Transmittal

   The letter of transmittal contains, among other things, the following terms and conditions, which are part of the exchange offer.

   The party tendering old notes for exchange exchanges, assigns and transfers the old notes to us and irrevocably constitutes and appoints the exchange agent as his or her agent and attorney-in-fact to cause the old notes to be assigned, transferred and exchanged. We refer to the party tendering notes herein as the "transferor." The transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the old notes and to acquire new notes issuable upon the exchange of the tendered old notes, and that, when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered old notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the exchange agent or us to be necessary or desirable to complete the exchange, assignment and transfer of tendered old notes or transfer ownership of such old notes on the account books maintained by the book-entry transfer facility. The transferor further agrees that acceptance of any tendered old notes by us and the issuance of new notes in exchange for old notes will constitute performance in full by us of various of our obligations under the exchange and registration rights agreement. All authority conferred by the transferor will survive the death or incapacity of the transferor and every obligation of the transferor will be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of the transferor.

   By tendering, each transferor represents to us that, among other things:

    . the new notes acquired pursuant to the exchange offer are being acquired in the ordinary course of business of the transferor and each beneficial owner of old notes tendered thereby;

    . the transferor and each beneficial owner of old notes tendered thereby has no arrangement or understanding with any person to participate in the distribution of the new notes;

    . the transferor and each beneficial owner of old notes tendered thereby is not an "affiliate," as defined under Rule 405 of the Securities Act, of ours;

    . the transferor and each beneficial owner of old notes tendered thereby is not engaged in, and does not intend to engage in, a distribution of the new notes;

    . the transferor and each beneficial owner of old notes tendered thereby acknowledge that any person who is a broker-dealer registered under the Exchange Act or is participating in the exchange offer for the purpose of distributing the new notes must comply with the registration and prospectus delivery requirements of Section 10 of the Securities Act in connection with a secondary resale transaction of the new notes acquired by such person and cannot rely on the position of the staff of the Securities and Exchange Commission set forth in certain no action letters; and

    . the transferor and each beneficial owner of old notes tendered thereby understand that a secondary resale transaction described in the fifth bullet point above and any resales of new notes obtained by the transferor or any beneficial owner in exchange for the old notes acquired by the transferor directly from the Issuer should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, if applicable, of Regulation S-K of the Securities and Exchange Commission.

   Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution." Broker-dealers who acquired old notes directly from us and not as a result of market-making activities or other trading activities may not rely on the interpretations of the staff of the Securities and Exchange Commission discussed above or participate in the exchange offer, and must comply with the prospectus delivery requirements of the Securities Act to sell the old notes.

Withdrawal Rights

   Tenders of old notes may be withdrawn at any time prior to the expiration date.

   For a withdrawal to be effective, a written notice of withdrawal sent by telegram, facsimile transmission, with receipt confirmed by telephone, or letter must be received by the exchange agent at the address set forth in this prospectus prior to the expiration date. Any notice of withdrawal must:

    . specify the name of the person having tendered the old notes to be withdrawn;

    . identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of such old notes;

    .  specify the principal amount of old notes to be withdrawn;

    . include a statement that the holder is withdrawing his or her election to have the old notes exchanged;

    . be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered or as otherwise described above, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indenture register the transfer of the old notes into the name of the person withdrawing the tender; and

    . specify the name in which any such old notes are to be registered, if different from that of the person who tendered the old notes.

   The exchange agent will return the properly withdrawn old notes promptly following receipt of the notice of withdrawal. If old notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes or otherwise comply with the book- entry transfer facility procedure. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by us and our determination will be final and binding on all parties.

   Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to the holder. In the case of old notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, the old notes will be credited to an account with the book-entry transfer facility specified by the holder. In either case, the old notes will be returned promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "--Procedures for Tendering" above at any time prior to the expiration date.

Acceptance of Old Notes for Exchange; Delivery of New Notes

   Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, on the expiration date, all old notes properly tendered and will issue the new notes promptly after such acceptance. See "--Conditions to the Exchange Offer" below for more detailed information. For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange when, and if, we have given oral (promptly confirmed in writing) or written notice of our acceptance to the exchange agent.

   For each old note accepted for exchange, the holder of the old note will receive a new note having a principal amount equal to that of the surrendered old note.

   In all cases, issuance of new notes for old notes that are accepted for exchange pursuant to the exchange offer will be made only after:

    . timely receipt by the exchange agent of certificates for the old notes or a timely book-entry confirmation of the old notes into the exchange agent's account at the book-entry transfer facility;

    . a properly completed and duly executed letter of transmittal, or a properly transmitted agent's message; and

    .  timely receipt by the exchange agent of all other required documents.

   If any tendered old notes are not accepted for any reason or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or nonexchanged old notes will be returned without expense to the tendering holder of the old notes. In the case of old notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, the non-exchanged old notes will be credited to an account maintained with the book-entry transfer facility. In either case, the old notes will be returned as promptly as practicable after the expiration of the exchange offer.

Conditions to the Exchange Offer

   Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, by oral (promptly confirmed in writing) or written notice to the exchange agent or by a timely press release, if at any time before the expiration date, any of the following conditions exist:

    . any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which could reasonably be expected to impair our ability to proceed with the exchange offer; or

    . the exchange offer, or the making of any exchange by a holder, violates applicable law, any applicable interpretation of the staff of the Securities and Exchange Commission or any order of any governmental agency or court of competent jurisdiction.

   The conditions described above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to the condition or we may waive any condition in whole or in part at any time and from time to time in our sole discretion; provided, that all conditions must be satisfied or waived before the expiration date. Our failure at any time to exercise any of the rights described above will not be deemed a waiver of the right and each right will be deemed an ongoing right which we may assert at any time and from time to time.

   If we waive or amend the conditions above, we will, if required by law, extend the exchange offer for a minimum of five business days from the date that we first give notice, by public announcement or otherwise, of the waiver or amendment, if the exchange offer would otherwise expire within the five business-day period. Any determination by us concerning the events described above will be final and binding upon all parties.

   In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for those old notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. In any of those events, we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

   The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered.

Exchange Agent

   Wilmington Trust FSB has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below:

     By Registered or Certified Mail:            By Facsimile:       By Hand or Overnight Courier:

      Corporate Trust Reorg Services            (302) 636-4145      Corporate Trust Reorg Services
           Wilmington Trust FSB                                          Wilmington Trust FSB
             as Exchange Agent               Confirm by Telephone:         as Exchange Agent
              Mail Drop 1615                                              Rodney Square North
               P.O. Box 8861                    (302) 636-6472         1100 North Market Street
              Wilmington, DE                                           Wilmington, DE 19890-1615
19899-8861 Re: Hanover Equipment Trust 2001A                       Re: Hanover Equipment Trust 2001A

   You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent at the address and telephone number set forth in the letter of transmittal.

   Delivery to an address other than as set forth on the letter of transmittal, or transmissions of the letter by transmittal via a facsimile number other than the one set forth on the letter of transmittal, will not constitute a valid delivery.

Solicitations of Tenders; Fees and Expenses

   We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this and other related documents to the beneficial owners of the old notes and in handling or forwarding tenders for their customers.

   We will pay the estimated cash expenses to be incurred in connection with the exchange offer. We estimate the expenses to be approximately $1,175,000 which includes fees and expenses of the exchange agent, trustee, registration fees, accounting, legal, printing and related fees and expenses.

   No person has been authorized to give any information or to make any representations in connection with the exchange offer other than those contained in this prospectus. If given or made, such information or representations should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made pursuant to this prospectus, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which information is given in this prospectus. The exchange offer is not being made to, nor will tenders be accepted from or on behalf of, holders of old notes in any jurisdiction in which the making of the exchange offer or the acceptance of the exchange offer would not be in compliance with the laws of the jurisdiction. However, we may, at our discretion, take such action as we may deem necessary to make the exchange offer in the jurisdiction and extend the exchange offer to holders of old notes in the jurisdiction. In any jurisdiction in which the securities laws or blue sky laws of which require the exchange offer to be made by a licensed broker or dealer, the exchange offer is being made on our behalf by one or more registered brokers or dealers which are licensed under the laws of the jurisdiction.

Transfer Taxes

   We will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the exchange offer. However, the transfer taxes will be payable by the tendering holder if:

    . certificates representing new notes or old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes tendered;

    . tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

    . a transfer tax is imposed for any reason other than the exchange of old notes pursuant to the exchange offer.

   If taxes are payable by the tendering holders, we will bill the amount of the transfer taxes directly to the tendering holder if satisfactory evidence of payment of the taxes or exemption therefrom is not submitted with the letter of transmittal.

Accounting Treatment

   For accounting purposes, we will not recognize gain or loss upon the exchange of the new notes for old notes. We will amortize expenses incurred in connection with the issuance of the new notes over the term of the new notes.

Consequence of Failure to Exchange

   Holders of old notes who do not exchange their old notes for new notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of the old notes as described in the legend on the old notes. Old notes not exchanged pursuant to the exchange offer will continue to remain outstanding in accordance with their terms. In general, the old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the old notes under the Securities Act.

   Participation in the exchange offer is voluntary, and holders of old notes should carefully consider whether to participate. Holders of old notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

   As a result of the making of, and upon acceptance for exchange of all validly tendered old notes pursuant to the terms of, this exchange offer, we will have fulfilled our obligations under the exchange and registration rights agreement. We do not intend to file a shelf registration statement for the resale of the old notes. Holders of old notes who do not tender their old notes in the exchange offer will continue to hold the old notes and will be entitled to all the rights and limitations applicable to the old notes under the indenture, except for any rights under the exchange and registration rights agreement that by their terms terminate or cease to have further effectiveness as a result of the making of this exchange offer. All untendered old notes will continue to be subject to the restrictions on transfer described in the indenture. To the extent that old notes are tendered and accepted in the exchange offer, the trading market for untendered old notes could be adversely affected.

   We may in the future seek to acquire, subject to the terms of the indenture, untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any old notes which are not tendered in the exchange offer.

Resale of New Notes

   We are making the exchange offer in reliance on the position of the staff of the Securities and Exchange Commission as set forth in interpretive letters addressed to third parties in other transactions. However, we have not sought our own interpretive letter and we can provide no assurance that the staff would make a similar determination with respect to the exchange offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff, we believe that the new notes issued pursuant to the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by a holder or beneficial owner of such new notes, other than any holder or beneficial owner who is a broker-dealer or an "affiliate" of ours within the meaning of Rule 405 of the Securities Act, without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

    . the new notes are acquired in the ordinary course of business of the holder and each beneficial holder of old notes tendered thereby;

    . the holder and each beneficial holder of old notes tendered thereby has no arrangement or understanding with any person to participate in a distribution of the new notes; and

    . the holder and each beneficial holder of old notes tendered thereby is not engaged in, and does not intend to engage in, a distribution of the new notes.

   However, any holder or any beneficial owner of old notes tendered thereby who is:

   .   an "affiliate" of ours;

    . who has an arrangement or understanding with respect to the distribution of the new notes to be acquired pursuant to the exchange offer; or

    . any broker-dealer who purchased old notes from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act,

could not rely on the applicable interpretations of the staff and must comply with the registration and prospectus delivery requirements of the Securities Act. A broker-dealer who holds old notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of new notes. Each such broker-dealer that receives new notes for its own account in exchange for old notes, where the broker-dealer acquired the old notes as a result of market-making activities or other trading activities, must acknowledge, as provided in the letter of transmittal, that it will deliver a prospectus in connection with any resale of such new notes. For more detailed information, see "Plan of Distribution."

   In addition, to comply with the securities laws of various jurisdictions, if applicable, the new notes may not be offered or sold unless they have been registered or qualified for sale in the jurisdiction or an exemption from registration or qualification is available and is complied with. We have agreed, pursuant to the exchange and registration rights agreement and subject to specified limitations therein, to register or qualify the new notes for offer or sale under the securities or blue sky laws of the jurisdictions as any holder of the new notes reasonably requests. The registration or qualification may require the imposition of restrictions or conditions, including suitability requirements for offerees or purchasers, in connection with the offer or sale of any new notes.

Shelf Registration Statement

   If:

    . we are not permitted to effect the exchange offer because of any change in law or applicable interpretations by the staff of the Securities and Exchange Commission;

    . the exchange offer is not consummated for any reason within 180 days after the date of issuance of the old notes;

    . any old notes tendered pursuant to the exchange offer are not exchanged for new notes within 10 days of being accepted in the exchange offer;

    . any of the initial purchasers of the old notes so requests with respect to old notes not eligible to be exchanged for new notes in the exchange offer and held by it following the consummation of the exchange offer; or

    . any applicable law or interpretations do not permit any holder to participate in the exchange offer,

then the exchange and registration rights agreement requires us to file as promptly as practicable and use our reasonable best efforts to cause the Securities and Exchange Commission to declare effective a shelf registration statement with respect to the resale of the old notes and keep the statement effective for up to two years after the effective date of the shelf registration statement or such shorter period that will terminate when all the old notes covered by the registration statement have been sold pursuant to the shelf registration statement. Under certain circumstances, we may suspend the effectiveness of the shelf registration statement for up to 60 days in any year during the two-year period of effectiveness described above. We do not intend to file a shelf registration statement for the resale of the old notes.

Additional Interest

   If:

    . the registration statement covering the new notes offered in the exchange offer is not declared effective by the Securities and Exchange Commission on or prior to 150 days after the date of issuance of the old notes;

    . we fail to consummate the exchange offer on or prior to 180 days after the date of issuance of the old notes;

    . we fail to file the shelf registration statement required by the exchange and registration rights agreement on or before the date specified for such filing;

    . the shelf registration statement is not declared effective by the Securities and Exchange Commission on or prior to the date specified for such effectiveness in the exchange and registration rights agreement; or

    . the shelf registration statement is declared effective but thereafter ceases to be effective without being succeeded within 30 days by an additional registration statement filed and declared effective (each such event, a "Registration Default");

then we are obligated to pay additional interest to each holder of old notes, during the period of one or more such Registration Defaults, in an amount equal to $0.192 per week per $1,000 principal amount of notes held by such holder.

   Because the registration statement of which this prospectus is a part was not declared effective on or prior to January 28, 2002 and the exchange offer was not consummated on or prior to February 26, 2002, and because we have not filed a shelf registration statement within the required time frame, the Issuer is obligated to pay additional interest to each holder of old notes in an amount equal to $0.192 per week or $9.984 per year per $1,000 principal amount of notes held by such holder, which represents an aggregate amount of additional interest on the old notes of $57,600 per week or $2,995,200 per year. The additional interest began to accrue on January 28, 2002 and will continue to accrue with respect to the old notes until we have cured all Registration Defaults under the exchange and registration rights agreement, which we expect to occur when we complete the exchange offer. Additional interest which has accrued on the old notes is due and payable by the Issuer to the record holder of old notes (or, following the closing of the exchange offer, to the record holder of new notes to the extent that there exists accrued but unpaid additional interest with respect to old notes exchanged therefor) entitled to receive an interest payment made on each regularly scheduled interest payment date. We have paid a total of $1,712,000 in additional interest on the old notes and, as of December 31, 2002, $1,053,000 in additional interest was accrued but unpaid on the old notes. Additional payments by HCLP under the Lease are the source of funds from which the Issuer pays the additional interest on the notes. HCLP also has made additional payments under an operating lease that ranks equally with the Lease to fund additional interest payments by the independent special purpose entity with respect to that operating lease. HCLP has made aggregate additional payments under the Lease and under the operating lease that ranks equally with the Lease of $3,138,000 and, as of December 31, 2002, an aggregate of $1,938,000 in additional payments were accrued but unpaid under the Lease and under the other operating lease.

                                USE OF PROCEEDS

   This exchange offer is intended to satisfy the obligations of the Issuer, Hanover and HCLP under the exchange and registration rights agreement entered into with the initial purchasers of the old notes concurrently with the issuance of the old notes. None of the registrants will receive any cash proceeds from the exchange offer. You will receive, in exchange for old notes tendered by you in the exchange offer, new notes in like principal amount. The old notes surrendered in exchange for the new notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase of the Issuer's, Hanover's or HCLP's outstanding debt.

   The Issuer used the proceeds from the sale of the old notes, together with equity financing raised by the Issuer, to purchase domestic gas compression equipment covered by the operating lease from HCLP and certain of its subsidiaries. Hanover used the proceeds from the sale of the Equipment covered by the operating lease to fund the acquisition of the gas compression business of Schlumberger and to pay related expenses.

                 CAPITALIZATION OF HANOVER COMPRESSOR COMPANY
                  AND HANOVER COMPRESSION LIMITED PARTNERSHIP

   In the table below and the footnotes thereto, we have provided you with Hanover's and HCLP's total capitalization at September 30, 2002. You should read this table and the footnotes thereto in conjunction with Hanover's and HCLP's consolidated financial statements and the notes related thereto, which are included or incorporated by reference in this prospectus. See "Where You Can Find More Information" and "Incorporation of Documents by Reference."

                                                                  As of September 30,
                                                                       2002 (1)
                                                                  -------------------
                                                                    (in thousands,
                                                                   except par value
                                                                  and share amounts)
Current maturities of long-term debt.............................     $    6,251
                                                                      ----------
Long-term debt
   4.75% Convertible Senior Notes................................        192,000
   $350 million bank credit agreement (2)........................        192,500
   Subordinated acquisition note (3).............................        166,484
   Other.........................................................         20,545
                                                                      ----------
       Total long-term debt......................................        571,529
                                                                      ----------
Joint venture payment (4)........................................         58,000
                                                                      ----------
Mandatorily redeemable convertible
   preferred securities..........................................         86,250
                                                                      ----------
Common stockholders' equity
   Common stock, $.001 par value, 200,000,000 shares authorized;
     79,933,045 shares issued (5)................................             79
   Additional paid-in capital (5)................................        834,009
   Deferred employee compensation--restricted stock grants.......         (2,757)
   Notes-receivable--employee stockholders.......................         (2,454)
   Accumulated other comprehensive loss..........................        (14,790)
   Retained earnings.............................................        179,114
   Treasury stock--253,115 common shares, at cost................         (2,325)
                                                                      ----------
       Total common stockholders' equity.........................        990,876
                                                                      ----------
       Total capitalization......................................     $1,712,906
                                                                      ==========

--------

(1) The following table reflects the total capitalization of HCLP:

                                                           As of
                                                       September 30,
                                                            2002
                                                       --------------
                                                       (in thousands)
           Current maturities of long-term debt.......   $    6,251
                                                         ----------
           Long-term debt
              $350 million bank credit agreement (2)..      192,500
              Subordinated acquisition note (3).......      166,484
              Other...................................       20,545
                                                         ----------
                 Total long-term debt.................      379,529
                                                         ----------
           Joint venture payment (4)..................       58,000
                                                         ----------
           Partners' equity
              Partners' capital.......................    1,274,976
              Accumulated other comprehensive loss....      (14,790)
                                                         ----------
                 Total partners' equity...............    1,260,186
                                                         ----------
                 Total capitalization.................   $1,703,966
                                                         ==========

(2) As of September 30, 2002, we had approximately $20 million of credit capacity remaining (after giving effect to the covenant limitations in the agreement) on our $350 million bank credit agreement (3.6% weighted average effective rate at September 30, 2002).

(3) As more fully described under "Description of Certain Indebtedness," amounts outstanding under the subordinated acquisition note accrue pay-in-kind interest at a fixed rate of 8.5% until six months after the date of issuance of the note, and thereafter the interest rate increases periodically in increments of 1% to 2% per annum to a maximum interest rate 42 months after issuance of 15.5%. We are considering alternatives to prepay the subordinated acquisition note, including the possible sale of equity securities. In the event that we complete an offering of equity securities, the terms of the note require us to apply the proceeds of the offering toward repayment of the note, subject to certain exceptions.


(4) We are required to pay up to $58 million to Schlumberger with proceeds of a financing of a South American joint venture acquired by Hanover in the acquisition of the gas compression business of Schlumberger. This $58 million amount is included in "Accrued liabilities" in Hanover's and HCLP's balance sheet. Because the joint venture failed to execute the financing on or before December 31, 2002, Hanover had the right to put our interest in the joint venture back to Schlumberger in exchange for a return of the purchase price allocated to the joint venture, plus the net amount of any capital contributions by Hanover to the joint venture. In January 2003, we exercised our right to put our interest in the joint venture back to Schlumberger. If not exercised, the put right would have expired as of February 1, 2003. The consummation of the transfer of Hanover's interest in the joint venture back to Schlumberger is subject to consent by PDVSA Petroleo y Gas, S.A., a subsidiary of Petroleos de Venezuela, S.A., Venezuela's state-owned oil company. Hanover is currently in discussions with Schlumberger to explore the possibility of entering into a new agreement under which Hanover would retain the 30% ownership interest in the joint venture.


(5) Does not include shares of common stock issuable upon exercise of employee stock options or exercise of warrants to purchase common stock.

   Since January 1999, we have completed five sale and leaseback transactions (including the Lease) of compression equipment from which we received aggregate gross proceeds of approximately $1,139.6 million. The leaseback of the equipment is recorded as an operating lease. Three of these transactions, completed in 1999 and 2000, have five-year terms and require quarterly rental payments based on the London Interbank Offered Rate. Under these three leases, we continue to utilize the equipment and have the option to repurchase the equipment at any time under certain conditions as defined by the lease agreements. The Lease has a seven-year term and requires semi-annual rental payments based upon the amount necessary for the Issuer to make regularly scheduled payments on the notes and to provide a return to its equity certificate holder. The fifth transaction, completed concurrently with the Lease, has a ten-year term and is substantially similar to the Lease. We have approximately $881 million in residual value guarantees that are due upon termination of our operating leases (including the Lease), which may be satisfied by a cash payment or the exercise of our purchase options under the terms of the respective lease agreements.

                CAPITALIZATION OF HANOVER EQUIPMENT TRUST 2001A

   The following table sets forth the Issuer's capitalization as of September 30, 2002. You should read this table in conjunction with the Issuer's financial statements and notes thereto, which are included in this prospectus.

                                                         As of
                                                     September 30,
                                                          2002
                                                     --------------
                                                     (in thousands)
             Long-term debt:
                8.50% Senior Secured Notes due 2008.    $300,000
             Certificate holder's equity:
                Equity certificates.................       9,300
                                                        --------
                       Total capitalization.........    $309,300
                                                        ========

               SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA
                         OF HANOVER COMPRESSOR COMPANY
                  AND HANOVER COMPRESSION LIMITED PARTNERSHIP

   In the table below and the footnotes thereto, we have provided you with Hanover's and HCLP's selected historical consolidated financial data and pro forma combined condensed financial data. The historical consolidated financial data of Hanover for each of the fiscal years in the five-year period ended December 31, 2001 were derived from Hanover's audited consolidated financial statements. The historical consolidated financial data of HCLP for each of the fiscal years in the four-year period ended December 31, 2001 were derived from HCLP's audited consolidated financial statements. The historical consolidated financial data of HCLP for the fiscal year ended December 31, 1997 were derived from HCLP's unaudited consolidated financial statements. The historical consolidated financial data as of and for the nine months ended September 30, 2002 and 2001 were derived from Hanover's and HCLP's unaudited condensed consolidated financial statements. In the opinion of management, such unaudited financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position and results of operations of such interim periods.

   In August 2001, we acquired the gas compression business of Schlumberger for total consideration of $761 million, consisting of $270 million in cash, $150 million in a long-term subordinated note and approximately 8.7 million shares of common stock, subject to certain post-closing adjustments pursuant to the acquisition agreement that to date have resulted in an increase in the purchase price to approximately $778 million due to an increase in net assets acquired and before any reduction due to the restrictions on the marketability of the common stock (the "POI Acquisition"). In addition, we are required under certain circumstances to pay up to $58 million to Schlumberger with the proceeds of a financing of a South American joint venture acquired in the POI Acquisition. In connection with the POI Acquisition, we sold certain gas compression equipment to the Issuer and to Hanover Equipment Trust 2001B and exercised our equipment purchase option under an existing operating lease entered into during 1998 (the "1998 Lease") (collectively, the "Transactions"). The pro forma combined condensed financial data present our pro forma results of operations as if the Transactions had occurred on January 1, 2001 and were derived from the pro forma combined condensed financial statements of operations for the year ended December 31, 2001 included in this prospectus. The pro forma financial data is not adjusted to reflect the pro forma effect of our acquisition of OEC Compression Corporation ("OEC"), completed in March 2001, which was not significant. The pro forma financial data does not purport to be indicative of the results that would actually have been obtained had the Transactions been completed on the date indicated or that may be obtained in the future.

   The information in this section should be read along with Hanover's consolidated financial statements, accompanying notes and other financial information, HCLP's consolidated financial statements, accompanying notes and other financial information, the combined financial statements of the gas compression business of Schlumberger and related pro forma financial data, each of which is included or incorporated by reference in this prospectus. See "Where You Can Find More Information" and "Incorporation of Documents by Reference."

                          Hanover Compressor Company

                                                                                Year Ended December 31,
                                                         --------------------------------------------------------------------
                                                         Pro Forma
                                                         2001(1)(2)  2001(1)(4)  2000(1)(3)(4) 1999(1)(4)  1998(1)   1997(1)
                                                         ----------  ----------  ------------- ---------- --------  ---------
                                                                       (in thousands, except per share amounts)
INCOME STATEMENT DATA:
Total revenues and other................................ $1,176,350  $1,070,697   $  562,786    $318,130  $286,351  $ 199,393
Expenses:
  Operating.............................................    699,801     643,781      315,724     155,394   155,046    110,027
  Selling, general and administrative...................    109,704     100,980       54,632      33,782    26,626     21,514
  Depreciation and amortization.........................     98,259      90,560       52,882      37,337    37,154     28,439
  Leasing expense.......................................     93,309      70,435       45,484      22,090     6,173         --
  Interest expense......................................     26,040      17,540        8,685       8,786    11,716     10,728
  Foreign currency translation..........................      6,658       6,658           --          --        --         --
  Distributions on mandatorily redeemable convertible
   preferred securities.................................      6,373       6,373        6,369         278        --         --
  Other.................................................     17,323      17,323           --          --        --         --
                                                         ----------  ----------   ----------    --------  --------  ---------
   Total expenses.......................................  1,057,467     953,650      483,776     257,667   236,715    170,708
                                                         ----------  ----------   ----------    --------  --------  ---------
Income before income taxes..............................    118,883     117,047       79,010      60,463    49,636     28,685
Provision for income taxes..............................     45,168      44,470       29,371      22,008    19,259     11,043
                                                         ----------  ----------   ----------    --------  --------  ---------
Net income before cumulative effect of accounting
 change.................................................     73,715      72,577       49,639      38,455    30,377     17,642
Cumulative effect of accounting change for derivative
 instruments, net of tax................................         --        (164)          --          --        --         --
                                                         ----------  ----------   ----------    --------  --------  ---------
Net income.............................................. $   73,715      72,413       49,639      38,455    30,377     17,642
                                                         ==========
Other comprehensive income (loss), net of tax:
  Change in fair value of derivative instruments........                 (6,073)          --          --        --         --
  Foreign currency translation adjustment...............                    (27)        (146)       (463)      152         --
                                                                     ----------   ----------    --------  --------  ---------
Comprehensive income....................................             $   66,313   $   49,493    $ 37,992  $ 30,529  $  17,642
                                                                     ==========   ==========    ========  ========  =========
Diluted net income per share:
  Net income before cumulative effect of accounting
   change............................................... $   73,715  $   72,577   $   49,639    $ 38,455  $ 30,377  $  17,642
  Distributions on mandatorily redeemable convertible
   preferred securities, net of tax.....................      4,142       4,142           --          --        --         --
  Cumulative effect of accounting change for derivative
   instruments, net of tax..............................         --        (164)          --          --        --         --
                                                         ----------  ----------   ----------    --------  --------  ---------
  Net income for purposes of computing diluted net
   income per share..................................... $   77,857  $   76,555   $   49,639    $ 38,455  $ 30,377  $  17,642
                                                         ==========  ==========   ==========    ========  ========  =========
Weighted average common and common equivalent
 shares:
  Basic(5)..............................................     78,160      72,355       61,831      57,048    56,936     51,246
                                                         ----------  ----------   ----------    --------  --------  ---------
  Diluted(5)............................................     86,980      81,175       66,366      61,054    60,182     54,690
                                                         ----------  ----------   ----------    --------  --------  ---------
Earnings per common share:
  Basic(5).............................................. $     0.94  $     1.00   $     0.80    $   0.67  $   0.53  $    0.34
                                                         ==========  ==========   ==========    ========  ========  =========
  Diluted(5)............................................ $     0.90  $     0.94   $     0.75    $   0.63  $   0.50  $    0.32
                                                         ==========  ==========   ==========    ========  ========  =========
OTHER DATA:
  EBITDAR(6)............................................ $  342,864  $  301,955   $  192,430    $128,954  $104,679  $  67,852
  Ratio of earnings to fixed charges(7).................        1.9x        2.1x         2.2x        2.8x      3.7x       3.7x
CASH FLOWS PROVIDED BY(USED IN):
  Operating activities..................................             $  152,774   $   29,746    $ 71,610  $ 31,147  $  32,219
  Investing activities..................................               (482,277)     (67,481)    (95,502)  (14,699)  (164,490)
  Financing activities..................................                307,259       77,589      18,218    (9,328)   129,510
BALANCE SHEET DATA(END OF PERIOD):
  Working capital.......................................             $  275,074   $  282,730    $103,431  $113,264  $  58,027
  Net property, plant and equipment.....................              1,151,513      574,703     498,877   392,498    394,070
  Total assets..........................................              2,265,776    1,246,172     753,387   614,590    506,452
  Long-term debt, excluding current maturities..........                504,260      110,935      69,681   156,943    158,838
  Mandatorily redeemable convertible preferred
   securities...........................................                 86,250       86,250      86,250
  Common stockholders' equity...........................              1,039,468      628,947     365,928   315,470    287,028

                          Hanover Compressor Company

                                                                                                 Nine Months
                                                                                             Ended September 30,
                                                                                          ------------------------
                                                                                            2002(1)   2001(1)(3)(4)
                                                                                          ----------  -------------
                                                                                          (in thousands, except per
                                                                                                 share data)
                                                                                                 (unaudited)
INCOME STATEMENT DATA:
Total revenues and other................................................................. $  783,386   $  757,667
Expenses:
  Operating..............................................................................    446,131      453,710
  Selling, general and administrative....................................................    113,867       68,593
  Depreciation and amortization..........................................................     83,241       62,482
  Lease expense..........................................................................     70,810       47,541
  Interest expense.......................................................................     26,573       10,255
  Distributions on mandatorily redeemable convertible preferred securities...............      4,780        4,780
  Foreign currency translation...........................................................     13,339        1,147
  Change in fair value of derivative financial instruments...............................     (1,530)       8,723
  Goodwill impairment....................................................................     47,500           --
  Other..................................................................................     14,837        2,750
                                                                                          ----------   ----------
   Total expenses........................................................................    819,548      659,981
                                                                                          ----------   ----------
Income (loss) before income taxes........................................................    (36,162)      97,686
Provision for income taxes...............................................................      4,986       37,113
                                                                                          ----------   ----------
Net income (loss) before cumulative effect of accounting change..........................    (41,148)      60,573
   Cumulative effect of accounting change for derivative instruments, net of income tax..         --         (164)
                                                                                          ----------   ----------
Net income (loss)........................................................................    (41,148)      60,409

Other comprehensive income (loss), net of tax:
  Change in fair value of derivative instruments.........................................     (8,837)      (7,914)
  Foreign currency translation adjustment................................................        604          (22)
                                                                                          ----------   ----------
Comprehensive income (loss).............................................................. $  (49,381)  $   52,473
                                                                                          ==========   ==========
Diluted net income (loss) per share:
  Net income (loss) before cumulative effect of accounting change........................ $  (41,148)  $   60,573
  Distributions on mandatorily redeemable convertible preferred securities, net of tax...         --        3,108
  Cumulative effect of accounting change for derivative instruments, net of tax..........         --         (164)
                                                                                          ----------   ----------
  Net income (loss) for purposes of computing diluted net income (loss) per share........ $  (41,148)  $   63,517
                                                                                          ==========   ==========
Weighted average common and common equivalent shares(5):
  Basic..................................................................................     79,338       70,098
                                                                                          ----------   ----------
  Diluted................................................................................     79,338       78,997
                                                                                          ----------   ----------
Earnings (loss) per common share:
  Basic.................................................................................. $    (0.52)  $     0.86
                                                                                          ==========   ==========
  Diluted................................................................................ $    (0.52)  $     0.80
                                                                                          ==========   ==========
OTHER DATA:
  EBITDAR(6)............................................................................. $  196,742   $  222,744
  Ratio of earnings to fixed charges(7)(8)...............................................         --          2.4x
CASH FLOWS PROVIDED BY (USED IN):
  Operating activities................................................................... $  114,906   $   41,952
  Investing activities...................................................................   (146,881)    (304,062)
  Financing activities...................................................................     32,839      238,968
BALANCE SHEET DATA (END OF PERIOD):
  Working capital........................................................................ $  246,393   $  422,041
  Net property, plant and equipment......................................................  1,231,689    1,010,773
  Total assets...........................................................................  2,208,618    2,145,334
  Long-term debt, excluding current maturities...........................................    571,529      434,709
  Mandatorily redeemable convertible preferred securities................................     86,250       86,250
  Common stockholder's equity............................................................    990,876    1,022,901

--------
(1) Substantially all of Hanover's assets and operations are owned or conducted by HCLP. To the extent there are differences between the selected consolidated financial data for Hanover and the selected consolidated financial data for HCLP, these arise due to Hanover's mandatorily redeemable convertible preferred securities, Hanover's 4.75% convertible senior notes due 2008 and Hanover's outstanding common stock. The following line items would be different with respect to HCLP's selected consolidated financial data, compared to Hanover's selected consolidated financial data presented above. Earnings per share data computations are applicable to Hanover only, as HCLP is a limited partnership.

                                                              Year Ended December 31,
                                         ----------------------------------------------------------------
                                         Pro Forma
                                           2001       2001(e)   2000(d)(e)   1999(e)    1998       1997
                                         ---------  ----------  ----------  --------  --------  ---------
                                                                  (in thousands)
Net income (a)..........................  $ 82,507  $   81,205  $   53,639  $ 38,632  $ 30,377  $  17,642
OTHER DATA:
  Ratio of earnings to fixed charges(7).       2.1x        2.3x        2.4x      2.8x      3.7x       3.7x
CASH FLOWS PROVIDED BY :
  Operating activities..................            $  163,723  $   38,218   $79,099  $ 31,909  $  32,219
  Financing activities..................               296,310      69,117    10,729   (10,090)   129,510
BALANCE SHEET DATA (END OF
 PERIOD):
  Working capital.......................            $  278,109  $  282,911  $103,709  $113,264  $  58,027
  Total assets..........................             2,259,214   1,244,264   753,464   624,737    517,200
  Long-term debt, excluding current
    maturities (b)......................               312,260     110,935    69,681   156,943    158,838
  Mandatorily redeemable convertible
   preferred securities (c).............                    --          --        --        --         --
  Partners' equity......................             1,305,970     711,000   452,432   325,616    297,776

                                                                               Nine Months Ended
                                                                                 September 30,
                                                                             ----------------------
                                                                                2002     2001(d)(e)
                                                                             ----------  ----------
                                                                                 (in thousands)
                                                                                  (unaudited)
       Net income (loss) (a)................................................ $  (27,130) $   66,650
       OTHER DATA:
         Ratio of earnings to fixed charges(7)(9)...........................        .7x        2.7x
       CASH FLOWS PROVIDED BY:
         Operating activities............................................... $  128,841  $   51,239
         Financing activities...............................................     18,904     229,681
       BALANCE SHEET DATA (END OF PERIOD):
         Working Capital.................................................... $  247,390  $  422,483
         Total assets.......................................................  2,205,518   2,137,257
         Long-term debt, excluding current maturities (b)...................    379,529     242,709
         Mandatorily redeemable convertible preferred securities (c)........         --          --
         Partners' equity...................................................  1,260,186   1,287,221

   -----
   (a) Includes the adjustment to remove the distributions on mandatorily redeemable convertible preferred securities, net of tax, and, for the 2002 and 2001 periods, interest on and amortization of financing costs associated with the 4.75% convertible senior notes due 2008, net of tax, both of which are obligations of Hanover but not HCLP.
   (b) Includes the adjustment to remove the 4.75% convertible senior notes due 2008, which are obligations of Hanover but not HCLP.
   (c) Mandatorily redeemable convertible preferred securities are obligations of Hanover but not HCLP.
   (d) April 2002 Restatement--In conjunction with a review of our joint ventures and other transactions conducted by the Audit Committee, HCLP determined to restate its financial statements for the year ended December 31, 2000 and each of the quarters in the nine months ended September 30, 2001. The net effect of this restatement on HCLP for the year ended December 31, 2000 was as follows: (i) a decrease in revenues of $37,748,000, from $603,829,000 to $566,081,000; (ii) a decrease in income before taxes of $11,999,000, from $99,839,000 to $87,840,000; and (iii) a decrease in net income of $7,535,000, from $62,699,000 to $55,164,000. The net effect of this restatement on HCLP for the nine months ended September 30, 2001 was as follows: (i) a decrease in revenues of $25,121,000, from $782,788,000 to $757,667,000; (ii) a decrease in income before income taxes of $5,879,000, from $114,346,000 to $108,467,000; and (iii) a decrease in net income of $3,646,000, from $70,738,000 to $67,092,000.

   (e) November 2002 Restatement--A special committee of the Board of Directors, together with the Audit Committee of the Board and our management, recently completed an extensive investigation of certain transactions recorded during 2001, 2000 and 1999, including those transactions restated by Hanover in April 2002. As a result of this investigation, HCLP determined to restate its financial results for the years ended December 31, 2001, 2000 and 1999. The net effect of this restatement for the year ended December 31, 2001 was as follows: (i) a decrease in revenues of $7,512,000, from $1,078,209,000 to $1,070,697,000; (ii) a decrease in income before income taxes of $363,000, from $131,590,000 to $131,227,000; and (iii) a decrease in net income of $224,000, from $81,429,000 to $81,205,000. The net effect of this restatement for the nine months ended September 30, 2001 was as follows: (i) a decrease in income before income taxes of $716,000, from $108,467,000 to $107,751,000; and (ii) a decrease in net income of $442,000, from $67,092,000 to $66,650,000. The net effect of this restatement for the year ended December 31, 2000 was as follows: (i) a decrease in revenues of $3,295,000, from $566,081,000 to $562,786,000;
       (ii) a decrease in income before income taxes of $2,461,000, from $87,840,000 to $85,379,000; and (iii) a decrease in net income of $1,525,000, from $55,164,000 to $53,639,000. The net effect of this restatement for the year ended December 31, 1999 was as follows: (i) a decrease in revenues of $5,090,000, from $323,220,000 to $318,130,000;
       (ii) a decrease in income before income taxes of $3,123,000, from $63,864,000 to $60,741,000; and (iii) a decrease in net income of $1,986,000, from $40,618,000 to $38,632,000.

(2) In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") 142, Goodwill and Other Intangible Assets. Under SFAS 142, amortization of goodwill to earnings is discontinued. Instead, goodwill will be reviewed for impairment annually or whenever events indicate impairment may have occurred. SFAS 142 was effective for Hanover and HCLP on January 1, 2002. Under the transition provisions of SFAS 142, goodwill acquired in a business combination for which the acquisition date is after June 30, 2001 shall not be amortized. Because the POI Acquisition was consummated after June 30, 2001, the goodwill recognized in our consolidated financial statements related to the POI Acquisition has not been amortized in our pro forma combined condensed statements of operations. The goodwill related to business combinations completed before June 30, 2001 was amortized in the pro forma combined condensed statements of operations because Hanover and HCLP had not adopted SFAS 142 prior to January 1, 2002.

   The transition provisions of SFAS 142 required us to identify our reporting units and perform an initial impairment assessment of the goodwill attributable to each reporting unit as of January 1, 2002. We performed our initial impairment assessment and determined that our reporting units are the same as our business segments and that no impairment existed as of January 1, 2002. However, due to a downturn in our business and changes in the business environment in which we operate, we completed an additional impairment analysis as of June 30, 2002. As a result of the analysis performed as of June 30, 2002, we recorded an estimated $47,500,000 impairment of goodwill attributable to our production and processing equipment fabrication business unit. The second step of the impairment test required us to allocate the fair value of the reporting unit to the production and processing equipment businesses' assets. We performed the second step of the goodwill impairment test in the third quarter of 2002 and determined that no adjustment to the impairment, recorded in the second quarter, was required. The fair value of reporting units was estimated using a combination of the expected present value of future cash flows and the market approach, which uses actual market sales.

   The table below presents the carrying amount of goodwill (in thousands):

                                                    September 30,
                                                        2002
               -                                    -------------
               Domestic rentals....................   $ 94,148
               International rentals...............     34,033
               Parts, service and used equipment...     53,081
               Compressor and accessory fabrication     19,176
                                                      --------
               Total...............................   $200,438
                                                      ========

   Hanover's net income and earnings per share, adjusted to exclude goodwill amortization expense, for the twelve months ended December 31, 2001, 2000 and 1999 and nine months ended September 30, 2001, are as follows (in thousands, except per share data):

                                                                    Nine Months
                                                                       Ended
                                                                   September 30,
                                          2001     2000     1999       2001
                                        Restated Restated Restated   Restated
                                        -------- -------- -------- -------------
Net income............................. $72,413  $49,639  $38,455     $60,409
Goodwill amortization, net of tax......   8,846    4,280    1,908       6,038
                                        -------  -------  -------     -------
Adjusted net income.................... $81,259  $53,919  $40,363     $66,447
                                        =======  =======  =======     =======
Basic earnings per share, as reported.. $  1.00  $  0.80  $  0.67     $  0.86
Goodwill amortization, net of tax......    0.12     0.07     0.04        0.09
                                        -------  -------  -------     -------
Adjusted basic earnings per share...... $  1.12  $  0.87  $  0.71     $  0.95
                                        =======  =======  =======     =======
Diluted earnings per share, as reported $  0.94  $  0.75  $  0.63     $  0.80
Goodwill amortization, net of tax......    0.11     0.06     0.03        0.08
                                        -------  -------  -------     -------
Adjusted diluted earnings per share.... $  1.05  $  0.81  $  0.66     $  0.88
                                        =======  =======  =======     =======

   HCLP's net income, adjusted to exclude goodwill amortization expense, for the twelve months ended December 31, 2001, 2000 and 1999 and nine months ended September 30, 2001, are as follows (in thousands):

                                                                Nine Months
                                                                   Ended
                                    2001     2000     1999   September 30, 2001
                                  Restated Restated Restated      Restated
                                  -------- -------- -------- ------------------
Net income....................... $81,205  $53,639  $38,632       $66,650
Goodwill amortization, net of tax   8,846    4,280    1,908         6,038
                                  -------  -------  -------       -------
Adjusted net income.............. $90,051  $57,919  $40,540       $72,688
                                  =======  =======  =======       =======

(3) April 2002 Restatement--In conjunction with a review of our joint ventures and other transactions conducted by the Audit Committee, the Company determined to restate its financial statements for the year ended December 31, 2000 and each of the quarters in the nine months ended September 30, 2001. The net effect of this restatement on Hanover for the year ended December 31, 2000 was as follows: (i) a decrease in revenues of $37,748,000, from $603,829,000 to $566,081,000; (ii) a decrease in income before taxes of $11,999,000, from $93,470,000 to $81,471,000; and (iii) a decrease in net income of $7,535,000, from $58,699,000 to $51,164,000. The net effect of this restatement on Hanover for the nine months ended September 30, 2001 was as follows: (i) a decrease in revenues of $25,121,000, from $782,788,000 to $757,667,000; (ii) a decrease in income before income taxes of $5,879,000, from $104,281,000 to $98,402,000; and
    (iii) a decrease in net income of $3,646,000, from $64,497,000 to $60,851,000.

(4) November 2002 Restatement--A special committee of the Board of Directors, together with the Audit Committee of the Board and our management, completed an extensive investigation of transactions recorded during 2001, 2000 and 1999, including those transactions restated by Hanover in April 2002. As a result of this investigation, Hanover determined to restate its financial results for the years ended December 31, 2001, 2000 and 1999. The net effect of this restatement for the year ended December 31, 2001 was as follows: (i) a decrease in revenues of $7,512,000, from $1,078,209,000 to $1,070,697,000; (ii) a decrease in income before income taxes of $363,000, from $117,410,000 to $117,047,000; (iii) a decrease in net income of $224,000, from $72,637,000 to $72,413,000; and (iv) a decrease in diluted earnings per common share of $0.01. The net effect of this restatement for the nine months ended September 30, 2001 was as follows: (i) a decrease in income before income taxes of $716,000, from $98,402,000 to $97,686,000;
    (ii) a decrease in net income of $442,000, from $60,851,000 to $60,409,000;
    and (iii) a decrease in basic and diluted earnings per common share of $0.01. The net effect of this restatement for the year ended December 31, 2000 was as follows: (i) a decrease in revenues of $3,295,000, from $566,081,000 to $562,786,000; (ii) a decrease in income before income taxes of $2,461,000, from $81,471,000 to $79,010,000; (iii) a decrease in net income of $1,525,000, from $51,164,000 to $49,639,000; and (iv) a decrease in earnings per common share of $0.03 basic and $0.02 diluted. The net effect of this restatement for the year ended December 31, 1999 was as follows: (i) a decrease in revenues of $5,090,000, from $323,220,000 to $318,130,000; (ii) a decrease in income before income taxes of $3,123,000, from $63,586,000 to $60,463,000; (iii) a decrease in net income of $1,986,000, from $40,441,000 to $38,455,000; and (iv) a decrease in earnings per common share of $0.04 basic and $0.03 diluted.

(5) In June 2000, we completed a 2-for-1 stock split effected in the form of a 100% stock dividend. All weighted average and common equivalent shares information has been restated for all periods presented to reflect this stock split.

(6) EBITDAR consists of the sum of consolidated net income before interest expense, leasing expense, goodwill impairment distributions on mandatorily redeemable convertible preferred securities, income tax, and depreciation and amortization. We believe that EBITDAR is a commonly used measure of financial performance for valuing companies in the compression industry. Additionally, since EBITDAR is a basic source of funds not only for growth but to service indebtedness, lenders in the private and public debt markets use EBITDAR as a primary determinant of borrowing capacity. EBITDAR should not be considered as an alternative performance measure prescribed by generally accepted accounting principles.

(7) For purposes of computing the ratio of earnings to fixed charges:
    "earnings" consist of income before taxes plus fixed charges and "fixed charges" consist of interest expense (including amortization of debt discount and expense), capitalized interest, leasing expense and the estimated interest factor attributable to rentals.

(8) Due to Hanover's loss for the nine months ended September 30, 2002, the ratio coverage was less that 1:1. Hanover must generate additional pre-tax earnings of $45.3 million to achieve a coverage of 1:1. Included in the loss before tax for the nine months ended September 30, 2002 was a non-cash goodwill impairment charge of $47.5 million. If such charge would not have occurred, the ratio of earnings to fixed charges would have been 1.02 to 1.

(9) Due to HCLP's loss for the nine months ended September 30, 2002, the ratio coverage was less that 1:1. HCLP must generate additional pre-tax earnings of $33.0 million to achieve a coverage of 1:1. Included in the loss before tax for the nine months ended September 30, 2002 was a non-cash goodwill impairment charge of $47.5 million. If such charge would not have occurred, the ratio of earnings to fixed charges would have been 1.14 to 1.

                     SELECTED HISTORICAL FINANCIAL DATA OF
                         HANOVER EQUIPMENT TRUST 2001A

   In the table below, we have provided you with selected historical financial data for the Issuer. The historical financial data was derived from the Issuer's audited financial statements as of and for the nine months ended September 30, 2002 and as of December 31, 2001 and for the period from August 2, 2001 (inception) to December 31, 2001. The Issuer was organized under the laws of the State of Delaware and commenced business on August 2, 2001 solely for the purpose of (1) issuing the old notes and the new notes, (2) executing, delivering and performing the operative documents to which it is a party and (3) using the proceeds from the issuance of the old notes and the other financing transactions to purchase the Equipment.

   The information in this section should be read along with the Issuer's financial statements, accompanying notes and other financial information included in this prospectus.

                                                                            For the Nine  For the Period from
                                                                            Months Ended    August 2, 2001
                                                                            September 30,   (Inception) to
                                                                                2002       December 31, 2001
                                                                            ------------- -------------------
                                                                                     (in thousands)
OPERATING STATEMENT DATA:
Rental revenues............................................................   $ 22,650         $  9,279
Expenses:
   Interest expense on rental equipment....................................     21,092            8,571
                                                                              --------         --------
       Excess rental revenue over interest expense on rental equipment.....      1,558              708
Operating expense..........................................................        873              373
                                                                              --------         --------
Net income.................................................................   $    685         $    335
                                                                              ========         ========
OTHER DATA:
Ratio of earnings to fixed charges.........................................        1.0x             1.0x

BALANCE SHEET DATA (END OF PERIOD):
Rental equipment...........................................................   $309,300         $309,300
Total assets...............................................................    312,527          318,507
8.50% senior secured notes due 2008........................................    300,000          300,000
Certificate holder's equity................................................      9,300            9,300

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                         OF HANOVER COMPRESSOR COMPANY
                  AND HANOVER COMPRESSION LIMITED PARTNERSHIP

   Management's discussion and analysis of the financial condition and results of operations of Hanover Compressor Company and its subsidiaries (including Hanover Compression Limited Partnership) should be read in conjunction with Hanover's and HCLP's consolidated financial statements and notes related thereto included or incorporated by reference in this prospectus. Substantially all of Hanover's assets and operations are owned or conducted by HCLP. To the extent there are differences between the consolidated financial data for Hanover and the consolidated financial data for HCLP, these arise due to Hanover's mandatorily redeemable convertible preferred securities, Hanover's 4.75% convertible senior notes due 2008 and Hanover's outstanding common stock.

                          Hanover Compressor Company

General

   Hanover Compressor Company, through its indirect wholly owned subsidiary Hanover Compression Limited Partnership and its subsidiaries, is a global market leader in full service natural gas compression and a leading provider of service, fabrication and equipment for contract natural gas handling applications. We sell this equipment and provide it on a rental, contract compression, maintenance and acquisition leaseback basis to natural gas production, processing and transportation companies that are increasingly seeking outsourcing solutions. Founded in 1990 and a public company since 1997, our customers include national oil companies and premier independent and major oil and gas producers and distributors. In conjunction with our maintenance business, we have developed our parts and service business to provide solutions to customers that own their own compression equipment, but want to outsource their operations. Our compression services are complemented by our compressor and oil and gas production equipment fabrication operations and gas processing and treating, gas measurement and power generation services, which broaden our customer relationships both domestically and internationally.

   We have grown through internal growth and acquisitions. For 2002, we have reduced our capital spending to focus on integrating recent acquisitions into our operations and expect that our 2003 capital spending will be within our operating cash flows.


   In August 2001, we acquired the gas compression business of Schlumberger (including Production Operators Corporation and related assets) for total consideration of $761 million in cash, Hanover common stock and indebtedness, subject to certain post-closing adjustments pursuant to the acquisition agreement that to date have resulted in an increase in the purchase price to approximately $778 million due to an increase in net assets acquired. Under the terms of the acquisition agreement, Schlumberger received approximately $270 million in cash (excluding the amounts paid for the increase in net assets), $150 million in a long-term subordinated note and approximately 8,708,000 shares of Hanover common stock, or approximately 11% of the outstanding shares of Hanover common stock, which are required to be held by Schlumberger for at least three years following the closing date. The ultimate number of shares issued under the acquisition agreement was determined based on the nominal value of $283 million divided by the 30 day average closing price of Hanover common stock as defined under the acquisition agreement and subject to a collar of $41.50 and $32.50. The estimated fair value of the stock issued was $212.5 million, based on the market value of the shares at the time the number of shares issued was determined reduced by an estimated 20% discount due to the restrictions on the stock's marketability. In addition, we agreed in the acquisition agreement to make a payment of $58 million upon the completion of a financing (which payment would be funded by the financing) of a South American joint venture in which we acquired a 30.0% interest from Schlumberger, provided that the financing must be non-recourse to Hanover. At December 31, 2001, interest began to accrue on this $58 million obligation at the prime rate. Because the joint venture failed to execute its financing on or before December 31, 2002, we had the right to put our interest in the joint venture back to Schlumberger in exchange for a return of the purchase price allocated to the joint venture, plus the net amount of any capital contributions by Hanover to the joint venture. In January 2003, we exercised our right to put our interest in the joint venture back to Schlumberger. If not exercised, the put right would have expired as of February 1, 2003. The consummation of the transfer of Hanover's interest in the joint venture back to Schlumberger is subject to consent by PDVSA Petroleo y Gas, S.A., a subsidiary of Petroleos de Venezuela, S.A., Venezuela's state-owned oil company. Hanover is currently in discussions with Schlumberger to explore the possibility of entering into a new agreement under which Hanover would retain the 30% ownership interest in the joint venture. The POI Acquisition was accounted for as a purchase and is included in our financial statements commencing on September 1, 2001.


   As of September 30, 2002, we have recorded approximately $71 million in goodwill related to the acquisition of POI which, in accordance with the transition provisions of SFAS 142 will not be amortized. In addition, we recorded $8.2 million in estimated value of identifiable intangible assets. The purchase price was subject to certain post-closing adjustments including a contingent payment of up to $58 million by us to Schlumberger, a net worth adjustment and additional payments which are based on the realization of certain tax benefits by us over the next 15 years.

   In March 2001, we purchased OEC in an all-stock transaction for approximately $101.8 million, including the assumption and payment of approximately $64.6 million of OEC indebtedness. We paid an aggregate of approximately 1,146,000 shares of Hanover common stock to stockholders of OEC. The acquisition was accounted for under the purchase method of accounting and is included in our financial statements commencing in April 2001.

   In September 2000, we acquired the compression services division of Dresser-Rand Company for $177 million in cash and common stock, subject to certain post-closing adjustments pursuant to the acquisition agreement which to date have resulted in an increase in the purchase price to approximately $199 million due to increases in net assets acquired. In July 2000, we acquired PAMCO Services International for approximately $58 million in cash and notes. In June 2000, we acquired Applied Process Solutions, Inc. for approximately 2,303,000 newly issued shares of our common stock. These acquisitions were included in the results of operations from their respective acquisition dates.

   We completed a two-for-one stock split effected in the form of a 100% stock dividend in June 2000. Accordingly, common stock, additional paid-in capital and all earnings per share information have been restated for all periods presented.

   In addition, in 2002, we determined to restate our financial statements for the years ended December 31, 2001, 2000 and 1999. Accordingly, revenues, expenses, income taxes, net income and earnings per share have been restated for the year ended December 31, 2001, 2000 and 1999.

   We recently conducted a comprehensive review of our business operations and human resources needs based on long term objectives. As a result of this process, we announced on December 30, 2002 that we intend to reduce our staffing levels by approximately 500 employees, representing 11% of our global workforce. Hanover will take a one-time pre-tax charge of approximately $2.5 million in the fourth quarter of 2002 as a result of the workforce reduction. We expect the workforce reduction to be completed by the third quarter of 2003.

   The following table summarizes revenues, expenses and gross profit percentages for each of our business segments (dollars in millions):

                                                          Nine Months
                                                        Ended September 30,  Year Ended December 31,
                                                        ------------------- --------------------------
                                                                   2001       2001     2000     1999
                                                         2002    Restated   Restated Restated Restated
                                                         ------  --------   -------- -------- --------
Revenues:
   Rentals--Domestic................................... $250.4    $185.6    $  269.9  $172.5   $136.5
   Rentals--International..............................  143.6      89.0       130.9    81.3     56.2
   Parts, services and used equipment..................  188.0     168.0       244.0   129.4     39.1
   Compressor and accessory fabrication................   85.3     168.1       223.5    90.3     52.5
   Production and processing equipment fabrication.....   99.8     135.8       184.0    79.1     27.3
   Equity in income of non-consolidated affiliates and
     other.............................................   16.3      11.2        18.4    10.2      6.5
                                                         ------   ------    --------  ------   ------
       Total........................................... $783.4    $757.7    $1,070.7  $562.8   $318.1
                                                         ======   ======    ========  ======   ======
Expenses:
   Rentals--Domestic................................... $ 88.5    $ 63.3    $   95.2  $ 60.3   $ 46.2
   Rentals--International..............................   39.9      29.3        45.8    27.7     18.8
   Parts, services and used equipment..................  159.6     112.6       166.8    88.3     26.5
   Compressor and accessory fabrication................   73.9     140.6       188.1    76.8     43.7
   Production and processing equipment fabrication.....   84.3     107.8       147.8    62.7     20.3
                                                         ------   ------    --------  ------   ------
       Total........................................... $446.2    $453.6    $  643.7  $315.8   $155.5
                                                         ======   ======    ========  ======   ======
Gross profit percentage:
   Rentals--Domestic...................................  64.7%     65.9%       64.7%   65.0%    66.1%
   Rentals--International..............................  72.2%     67.0%       65.0%   66.0%    66.6%
   Parts, services and used equipment..................  15.1%     33.0%       31.6%   31.7%    32.3%
   Compressor and accessory fabrication................  13.4%     16.3%       15.8%   15.0%    16.9%
   Production and processing equipment fabrication.....  15.5%     20.6%       19.7%   20.8%    25.6%

Critical Accounting Policies and Estimates

   This discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates and accounting policies, including those related to bad debts, inventories, fixed assets, investments, intangible assets, income taxes, warranty obligations, sale and leaseback transactions, revenue recognition and contingencies and litigation.

   We base our estimates on historical experience and on other assumptions that we believe are reasonable under the circumstances. The results of this process form the basis of our judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions and these differences can be material to our financial condition, results of operations and liquidity.

  Allowances and Reserves

   We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of a customer deteriorates, resulting in an impairment of its ability to make payments, additional allowances may be required.

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   We write down our inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those expected by management, additional inventory write-downs may be required.

  Long Lived Assets and Investments

   We review for the impairment of long-lived assets, including property, plant and equipment, goodwill, intangibles and investments in non-consolidated affiliates whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss exists when estimated undiscounted cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. The impairment loss recognized represents the excess of the asset's carrying value as compared to its estimated fair market value and is charged to the period in which the impairment occurred. In addition, goodwill is evaluated annually and is subject to a fair value based impairment assessment.

   We capitalize major improvements that we believe extend the useful life of an asset. Repairs and maintenance are expensed as incurred. Interest is capitalized during the fabrication period of compression equipment and facilities that are for use in our rental operations. The capitalized interest is recorded as part of the basis of the asset to which it relates and is amortized over the asset's estimated useful life.

   We hold minority interests in companies having operations or technology in areas that relate to our business, one of which is publicly traded and may experience volatile share prices. We record an investment impairment charge when we believe an investment has experienced a decline in value that is other than temporary. Future adverse changes in market conditions or poor operating results of underlying investments could result in losses or an inability to recover the carrying value of the investments that may not be reflected in an investment's current carrying value, thereby possibly requiring an impairment charge in the future.

  Tax Assets

   We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. While we have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, should we determine that we would not be able to realize all or part of our deferred tax assets in the future, an adjustment to the deferred tax asset may need to be charged to income in the period such determination is made.

  Sale and Leaseback Transactions

   Since 1998, we have entered into five sale and leaseback transactions of compression equipment with special purpose entities. Sale and leaseback transactions of compression equipment are evaluated for lease classification in accordance with Statement of Financial Accounting Standards No. 13, Accounting for Leases. In accordance with generally accepted accounting principles, these special purpose entities are not included in our consolidated financial statements when the owners of the special purpose entities have made a substantial residual equity investment of at least three percent of the total capital of the entity that is at risk during the entire term of the lease. Generally accepted accounting principles requires us to:

    .  estimate the remaining life of the asset at lease inception;

    .  estimate the fair market value of the asset at lease inception;

    .  estimate the leased equipment's residual value at the end of the lease;

    .  estimate certain costs to be incurred by us in connection with the lease;

    .  estimate the present value of the lease payments under the lease; and

    . confirm that the substantial residual equity investment of at least three percent of the total capital of the entity continues to be at risk during the entire term of the lease.

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   If these estimates were materially incorrect, we could be required to include the special purpose entities and the related compression equipment and debt in our financial statements. We believe that our estimates were correct; however, if we were required to consolidate the special purpose entities as of September 30, 2002, we would add approximately $1,031 million in compressor equipment and approximately $1,140 million in debt to our balance sheet and we would reverse $109 million of the deferred gains which were recorded on our balance sheet as a result of the sale and leaseback transactions. In addition, Hanover would record depreciation expense on the compression equipment for prior periods (net of tax) as part of the cumulative effect of the adoption of FIN 46 and would record depreciation expense in future periods. In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities, an interpretation of ARB 51". FIN 46 will require us to include in our consolidated financial statements the special purpose entities that lease compression equipment to us beginning in July 2003.


   In addition, because we sold the compressors to the special purpose entities, our depreciation expense was reduced by approximately $38 million and $33 million for the nine months ended September 30, 2002 and 2001, respectively, and by approximately $43 million, $31 million, and $20 million for the years ended December 31, 2001, 2000 and 1999, respectively. We also believe that these transactions had the effect of decreasing interest expense. However, we believe the decreased interest expense and the increased leasing expense are not directly comparable because the duration of our operating leases are longer than the maturity of our revolving line of credit.



   See "--Leasing Transactions" for more information on these sale and leaseback transactions.

  Revenue Recognition--Percentage of Completion Accounting

   We recognize revenue and profit for our fabrication operations as work progresses on long-term, fixed price contracts using the percentage-of-completion method, which relies on estimates of total expected contract revenue and costs. We follow this method since reasonably dependable estimates of the revenue and costs applicable to various stages of a contract can be made and since the projects usually last several months. Recognized revenues and profit are subject to revisions as the contract progresses to completion. Revisions in profit estimates are charged to income in the period in which the facts that give rise to the revision become known. Examples of factors that would give rise to revisions include variances in the actual or revisions to the estimated costs of components, labor or other fabrication costs. The average duration of these projects is four to six months. As of September 30, 2002, we had recognized $179.4 million of revenue, $153.4 million in billings and $31.3 million of gross profit based on percentage-of-completion accounting for projects which were not yet complete.

   We estimate percentage-of-completion for compressor and processing equipment fabrication on a direct labor hour-to-total labor hour basis. This requires management to estimate the number of total labor hours required for each project and to estimate the profit expected on the project. Production equipment fabrication percentage-of-completion is estimated using the cost-to-total cost basis. This requires us to estimate the number of total costs (labor and materials) required to complete each project.

   Since we have many fabrication projects in process at any given time, we do not believe that materially different results would be achieved if different estimates, assumptions, or conditions were used for each project.

  Contingencies and Litigation

   In the ordinary course of business we are involved in various pending or threatened legal actions. While we are unable to predict the ultimate outcome of these actions, we are required to record a loss during the period in which we, based on our experience, believe a contingency is likely to result in a financial loss to us.

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Nine Months Ended September 30, 2002 Compared to Nine Months Ended September
30, 2001

Revenues

   Our total revenues increased by $25.7 million, or 3%, to $783.4 million during the nine months ended September 30, 2002 from $757.7 million during the nine months ended September 30, 2001. The increase resulted primarily from business acquisitions and growth of our natural gas compressor rental fleet completed during 2001.

   Revenues from rentals increased by $119.4 million, or 43%, to $394.0 million during the nine months ended September 30, 2002 from $274.6 million during the nine months ended September 30, 2001. Domestic revenues from rentals increased by $64.8 million, or 35%, to $250.4 million during the nine months ended September 30, 2002 from $185.6 million during the nine months ended September 30, 2001. International rental revenues increased by $54.6 million, or 61%, to $143.6 million during the nine months ended September 30, 2002 from $89.0 million during the nine months ended September 30, 2001. The increase in both domestic and international rental revenue resulted primarily from business acquisitions completed during 2001 and from expansion of our rental fleet. During 2001, we completed two significant acquisitions: (1) in March 2001, we acquired OEC Compression Corporation which increased our rental fleet by approximately 175,000 horsepower, and (2) in August 2001, we acquired Production Operators Corporation which increased our rental fleet by approximately 860,000 horsepower. At September 30, 2002, the compressor rental fleet consisted of approximately 3,621,000 horsepower, a 4% increase over the 3,487,000 horsepower in the rental fleet at September 30, 2001. Domestic horsepower in the rental fleet increased by 2% to 2,782,000 horsepower at September 30, 2002 from approximately 2,740,000 horsepower at September 30, 2001 and international horsepower increased by 12% to 839,000 horsepower at September 30, 2002 from approximately 747,000 horsepower at September 30, 2001.

   Revenue from parts, service and used equipment increased by $20.0 million, or 12%, to $188.0 million during the nine months ended September 30, 2002 from $168.0 million during the nine months ended September 30, 2001. This increase was due to a $26.5 million gas plant sale transaction and a $20.1 million compression equipment sale transaction offset by lower revenues as a result of weaker market conditions. Revenues from compressor and accessory fabrication decreased by $82.8 million, or 49%, to $85.3 million during the nine months ended September 30, 2002 from $168.1 million during the nine months ended September 30, 2001. During the nine months ended September 30, 2002, an aggregate of approximately 112,000 horsepower of compression equipment was fabricated and sold compared to approximately 290,000 horsepower fabricated and sold during the nine months ended September 30, 2001. In addition, approximately 87,000 horsepower was fabricated and placed in the rental fleet during the nine months ended September 30, 2002 compared to 134,000 in the nine months ended September 30, 2001. Revenues from production and processing equipment fabrication decreased by $36.0 million, or 27%, to $99.8 million during the nine months ended September 30, 2002 from $135.8 million during the nine months ended September 30, 2001. The decrease in sales of production and processing equipment and compressor and accessory fabrication was due primarily to the lower capital spending by customers, recent political and economic events in South America and domestic economic market conditions. The twelve month rolling average Henry Hub natural gas price decreased to $2.83 per Mcf as of September 2002 from $4.97 per Mcf as of September 2001.

   Equity in income of non-consolidated affiliates increased by $10.1 million, or 266%, to $13.9 million during the nine months ended September 30, 2002, from $3.8 million during the nine months ended September 30, 2001. This increase is primarily due to our acquisition of POI in August of 2001, which included interests in three joint venture projects in South America. These joint ventures contributed $16.1 million in equity earnings for the first nine months of 2002 compared to $1.7 million for the same period of 2001.

Expenses

   Operating expenses of the rental segments increased by $35.6 million, or 38%, to $128.3 million during the nine months ended September 30, 2002 from $92.7 million during the nine months ended September 30, 2001. The increase resulted primarily from the corresponding 43% increase in revenues from rentals over the same period in 2001. The gross profit percentage from rentals was 67% during the nine months ended September 30,

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2002 and 66% for the nine months ended September 30, 2001. Operating expenses from domestic rentals increased by $25.2 million or 40% to $88.5 million during the nine months ended September 30, 2002 from $63.3 million during the nine months ended September 30, 2001. Operating expenses from international rentals increased by $10.6 million, or 36%, to $39.9 million during the nine months ended September 30, 2002 from $29.3 million during the nine months ended September 30, 2001.

   Operating expenses of our parts, service and used equipment segment increased during the nine months ended September 30, 2002 by $47.0 million, or 42%, to $159.6 million, which related to the 12% increase in parts, service and used equipment revenue and a decrease in margin. The gross profit margin from parts, service and used equipment was 15% during the nine months ended September 30, 2002 and 33% during the nine months ended September 30, 2001. During the nine months ended September 30, 2002, we recorded approximately $12.1 million in inventory write downs and reserves for parts and power generation inventory which was either obsolete, excess or carried at a price above market value. In addition, approximately 4% of the decrease in gross profit margin for parts, service and used equipment was due to a low margin gas plant sale transaction and a low margin compressor sale transaction. The remainder of the decrease was due to an increase in overhead, primarily related to acquisitions, and the impact of weaker market conditions on sales margins. Excluding the write downs and the gas plant and compression equipment transaction, the gross profit margin from parts, service and used equipment would have been 25% during the nine months ended September 30, 2002.

   Operating expenses of compressor and accessory fabrication decreased by $66.7 million, or 47%, to $73.9 million during the nine months ended September 30, 2002 from $140.6 million during the nine months ended September 30, 2001 commensurate with the corresponding decrease in compressor and accessory fabrication revenue. The gross profit margin on compressor and accessory fabrication was 13% during the nine months ended September 30, 2002 and 16% during the nine months ended September 30, 2001. The operating expenses attributable to production and processing equipment fabrication decreased by $23.5 million, or 22%, to $84.3 million during the nine months ended September 30, 2002 from $107.8 million during the nine months ended September 30, 2001. The gross profit margin attributable to production and processing equipment fabrication was 15% during the nine months ended September 30, 2002 and 21% during the nine months ended September 30, 2001. The decrease in gross profit margin for compression and accessory fabrication and production and processing equipment fabrication was attributable to lower sales levels without a corresponding decrease in overhead and the impact of weaker market conditions on sales margins.

   Selling, general and administrative expenses increased $45.3 million, or 66%, to $113.9 million during the nine months ended September 30, 2002 from $68.6 million during the nine months ended September 30, 2001. The increase is attributable to increased personnel and other selling and administrative activity in our business segments resulting from the acquisitions completed during 2001. In addition, we recorded $1.1 million in one-time separation costs and approximately $9.6 million in additional legal and accounting costs, a significant portion of which was associated with our Board of Directors review of certain transactions, the restatement of financial results and the Securities and Exchange Commission investigation.

   We believe that earnings before interest, leasing expense, goodwill impairment, distributions on mandatorily redeemable convertible preferred securities, income taxes, depreciation and amortization (EBITDAR) is a standard measure of financial performance used for valuing companies in the compression industry. EBITDAR is a useful common yardstick as it measures the capacity of companies to generate cash without reference to how they are capitalized, how they account for significant non-cash charges for depreciation and amortization associated with assets used in the business (the bulk of which are long-lived assets in the compression industry), or what their tax attributes may be. Additionally, since EBITDAR is a basic source of funds not only for growth but to service indebtedness, lenders in both the private and public debt markets use EBITDAR as a primary determinant of borrowing capacity. Our EBITDAR for the nine months ended September 30, 2002 decreased 12% to $196.7 million from $222.7 million for the nine months ended September 30, 2001 primarily due to a $14.1 million write down of non-core assets (included in other expense), and a $12.1 million write down of inventory (discussed above and included in parts, service and used equipment and operating expenses) and an additional $12.2 million in foreign currency translation charges (discussed below). EBITDAR should not be

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

considered in isolation from, or as a substitute for, net income (loss), cash flows from operating activities or other consolidated income (loss) or cash flow data prepared in accordance with generally accepted accounting principles.

   Depreciation and amortization increased by $20.7 million to $83.2 million during the nine months ended September 30, 2002 compared to $62.5 million during the nine months ended September 30, 2001. The increase in depreciation was due to the additions to the rental fleet, partially offset by the change in estimated lives of certain compressors. After a review of the estimated economic lives of our compression fleet, on July 1, 2001 we changed our estimate of the useful life of certain compression equipment to range from 15 to 30 years instead of a uniform 15 year depreciable life. Our new estimated lives are based upon our experience, maintenance program and the different types of compressors presently in our rental fleet. We believe our new estimate reflects the economic useful lives of the compressors more accurately than a uniform useful life applied to all compressors regardless of their age or performance characteristics. The effect of this change in estimate on the nine months ended September 30, 2002 was a decrease in depreciation expense of approximately $10.7 million and an increase in net income of approximately $6.4 million ($0.08 per share).

   In addition, because we sold compressors in sale leaseback transactions, depreciation expense was reduced by approximately $38.1 million in the nine months ended September 30, 2002 compared to a reduction of approximately $33.4 million in the nine months ended September 30, 2001. The overall increase in depreciation was also offset by the decrease in goodwill amortization due to our adoption of SFAS 142. Under SFAS 142, amortization of goodwill over an estimated useful life is discontinued. Instead, goodwill amounts will be subject to a fair-value-based annual impairment assessment. During the nine months ended September 30, 2001, approximately $7.9 million in goodwill amortization was recorded.

   We incurred leasing expense (attributable to compressor sale leaseback transactions) of $70.8 million during the nine months ended September 30, 2002, compared to $47.5 million during the nine months ended September 30, 2001. This increase was attributable to the equipment leases we entered into in August 2001. In connection with these leases, we are obligated to prepare registration statements and complete an exchange offer to enable the holders of the notes issued by the lessors to exchange their notes for notes which are registered under the Securities Act of 1933, as amended. Because the exchange offer has not been completed, we are required to pay additional leasing expense in the amount of approximately $105,600 per week until the exchange offer is completed. The additional leasing expense began accruing on January 28, 2002. In the nine months ended September 30, 2002, we recorded additional leasing expense of approximately $3.7 million related to the registration and exchange offering obligations.

   Interest expense increased by $16.3 million to $26.6 million during the nine months ended September 30, 2002 from $10.3 million for the nine months ended September 30, 2001 due to higher levels of outstanding debt.

   Foreign currency translation expense for the nine months ended September 30, 2002 was $13.3 million, compared to $1.1 million for the nine months ended September 30, 2001. Foreign currency translation expense increased primarily due to our operations in Argentina and Venezuela. In January 2002, Argentina devalued its peso against the U.S. dollar and imposed significant restrictions on fund transfers internally and outside the country. In addition, the Argentine government enacted regulations to temporarily prohibit enforcement of contracts with exchange rate-based purchase price adjustments. Instead, payment under such contracts can either be made at an exchange rate negotiated by the parties or, if no such agreement is reached, a preliminary payment may be made based on a 1 dollar to 1 peso equivalent pending a final agreement. The Argentine government also requires the parties to such contracts to renegotiate the price terms within 180 business days of the devaluation. As a result, we are involved in negotiations with our customers in Argentina, as mandated by the Argentine government. During the nine months ended September 30, 2002, we recorded an exchange loss of approximately $11.9 million and $1.9 million for assets exposed to currency translation in Argentina and Venezuela, respectively, and recorded a translation gain of approximately $0.5 million for all other countries. We have renegotiated ten out of eleven of our agreements in Argentina and expect to renegotiate the remaining agreement in the near future. As a result of these negotiations, we received approximately $10.3 million in partial

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reimbursements and expect to receive approximately $1.5 million in the remainder of 2002 and early 2003. We recorded $1.3 million of these partial reimbursements in translation expense and $9.0 million in revenues from international rentals.

   The fair value of our derivative instruments (interest rate swaps) increased by $1.5 million during the nine months ended September 30, 2002 while the fair value decreased by $8.7 million for the nine months ended September 30, 2001. This was due to the recognition of an unrealized change in the fair value of our interest rate swaps which we have not designated as cash flow hedges under SFAS 133.

   Other expenses recorded during the nine months ended September 30, 2002 were $14.8 million. Other expenses include the write-down of investments in three non-consolidated affiliates which have experienced a decline in value which we believe to be other than temporary, the write off of a purchase option for an acquisition which we have abandoned and the write down of a note receivable from Aurion Technologies, Inc.

   Due to a downturn in our business and changes in the business environment in which we operate, we completed a goodwill impairment analysis as of June 30, 2002. As a result of the test performed as of June 30, 2002, we recorded an estimated $47.5 million impairment of goodwill attributable to our production and processing equipment fabrication business in the second quarter of 2002. The second step of the impairment test required us to allocate the fair value of the production and processing equipment business to its assets. We performed the second step of the goodwill impairment test in the third quarter of 2002 and determined that no adjustment to the impairment, recorded in the second quarter, was required. We estimated the fair value of our reporting units using a combination of the expected present value of future cash flows and the market approach, which uses actual market sales.

Income Taxes

   The provision for income taxes decreased by $32.1 million, or 87%, to $5.0 million during the nine months ended September 30, 2002 from $37.1 million during the nine months ended September 30, 2001. The decrease resulted primarily from the corresponding decrease in income before income taxes. The provision for income taxes reflects a 13.8% effective income tax rate for the nine months ended September 30, 2002 compared to an effective income tax rate provision of 38.0% for the comparable period of 2001. The effective tax rate for the nine months ended September 30, 2002 reflects the non-deductible portion of the goodwill and other write-downs recorded during the nine months ended September 30, 2002. Excluding non-recurring items, our consolidated effective tax rate provision was 46.5% for the nine months ended September 30, 2002. The higher effective income tax rate in 2002 is the result of a reduction in our earnings for 2002, impact of foreign taxation and the effect of permanent items which are deductible for book, but not tax purposes.

Net Income (Loss)

   Net income (loss) decreased by $101.5 million, or 168%, to a loss of $41.1 million during the nine months ended September 30, 2002 from income of $60.4 million during the nine months ended September 30, 2001 due to (i) the decline in market conditions which impacted our compressor and accessory fabrication and production and processing equipment sales and gross profits, (ii) a $12.1 million inventory write down, (iii) an increase in selling, general and administrative expenses, depreciation expense, leasing expense, foreign currency translation expense, interest expense and (iv) a $47.5 million goodwill impairment.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000.

Revenues

   Our total revenues increased by $507.9 million, or 90%, to $1,070.7 million during 2001 from $562.8 million during 2000. The increase in revenues resulted from growth in horsepower of our natural gas compressor rental fleet, internal growth in our fabrication and outsourcing businesses, which includes compression, gas treating, process measurement and power generation, as well as growth due to business acquisitions completed in 2001 and 2000.

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   Revenues from rentals increased by $147.0 million, or 58%, to $400.8 million during 2001 from $253.8 million during 2000. Domestic revenues from rentals increased by $97.4 million, or 56%, to $269.9 million during 2001 from $172.5 million during 2000. International rental revenues increased by $49.6 million, or 61%, to $130.9 million during 2001 from $81.3 million during 2000. The increase in both domestic and international rental revenue resulted from expansion of our rental fleet and business acquisitions completed in 2001 and 2000. At December 31, 2001, the compressor rental fleet consisted of approximately 3,477,000 horsepower, a 62% increase over the 2,151,000 horsepower in the rental fleet at December 31, 2000. Domestically, the rental fleet increased by 955,000 horsepower, or 55%, during 2001 and internationally by 371,000 horsepower, or 90%.

   Revenue from parts, service and used equipment increased by $114.6 million, or 89% to $244.0 million during 2001 from $129.4 million during 2000. This increase is due in part to an increase in our marketing focus for this business segment, as well as expansion of business activities through acquisitions. Approximately 48% of the increase in parts, service and used equipment revenues resulted from business acquisitions. Revenues from compressor and accessory fabrication increased by $133.2 million, or 148%, to $223.5 million during 2001 from $90.3 million during 2000. Approximately 47% of this increase is due to the acquisition of Dresser-Rand Company's compression service division in September 2000 and the POI Acquisition in August 2001. During 2001, an aggregate of approximately 366,000 horsepower of compression equipment was fabricated and sold compared to approximately 166,000 horsepower fabricated and sold during 2000. In addition, 220,000 horsepower was fabricated and placed in the rental fleet during 2001 compared to 168,000 horsepower in 2000.

   Revenues from production and processing equipment fabrication increased by $104.9 million, or 133%, to $184.0 million during 2001 from $79.1 million during 2000. Of this increase, 48% is due to the acquisition of APSI during June 2000 and the balance due to an improvement in market conditions in the process equipment business compared to conditions which existed in 2000.

   Equity in income of non-consolidated affiliates increased $5.8 million, or 166%, to $9.3 million during 2001, from $3.5 million during 2000. This increase is primarily due to our acquisition of POI, which included interests in certain joint venture projects in Venezuela. These joint ventures contributed $8.1 million in equity in income for 2001, which was partially offset by a decrease in equity in income from Collicutt Hanover Mechanical Services which decreased to a loss of $257,000 in 2001 from $786,000 in income in 2000.

Expenses

   Operating expenses of the rental segments increased by $53.0 million, or 60%, to $141.0 million during 2001 from $88.0 million during 2000. The increase resulted primarily from the corresponding 58% increase in revenues from rentals over 2000. The gross profit percentage from rentals was approximately 65% during 2001 and 2000.

   Operating expenses of our parts, service and used equipment segment increased by $78.5 million, or 89% to $166.8 million during 2001, compared to $88.3 million in 2000, which relates to the 89% increase in parts, service and used equipment revenue. The gross profit margin from parts, service and used equipment was 32% during 2001 and 2000. Operating expenses of compressor and accessory fabrication increased by $111.3 million, or 145%, to $188.1 million during 2001 from $76.8 million during 2000, commensurate with the increase in compressor and accessory fabrication revenue. The gross profit margin on compression and accessory fabrication was 16% during 2001 and 15% during 2000. The operating expenses attributable to production equipment fabrication increased by $85.1 million, or 136%, to $147.8 million during 2001 from $62.7 million during 2000. The gross profit margin attributable to production and processing equipment fabrication was 20% during 2001 and 21% during 2000.

   Selling, general and administrative expenses increased $46.4 million, or 85%, to $101.0 million during 2001 from $54.6 million during 2000. The increase is attributable to increased personnel and other administrative and selling expenses associated with business acquisitions completed during 2001 and 2000 as well as increased activity in our business segments.

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   We believe that earnings before interest, leasing expense, goodwill impairment, distributions on mandatorily redeemable convertible preferred securities, income taxes, depreciation and amortization ("EBITDAR") is a commonly used measure of financial performance for valuing companies in the compression industry. EBITDAR is a useful yardstick as it measures the capacity of companies to generate cash without reference to how they are capitalized, how they account for significant non-cash charges for depreciation and amortization associated with assets used in the business (the bulk of which are long-lived assets in the compression industry), or what their tax attributes may be. Additionally, because EBITDAR is a basic source of funds not only for growth but to service indebtedness, lenders in both the private and public debt markets use EBITDAR as a primary determinant of borrowing capacity. EBITDAR for 2001 increased 57% to $302.0 million from $192.4 million for 2000, primarily due to the increase in our revenue for reasons previously discussed. EBITDAR should not be considered in isolation from, or a substitute for, net income, cash flows from operating activities or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles.

   Depreciation and amortization increased by $37.7 million, or 71%, to $90.6 million during 2001 compared to $52.9 million during 2000. The increase in depreciation was due to additions to the rental fleet which were partially offset by an approximately $12 million decrease in depreciation as a result of the sale of compression equipment into the equipment leases in March, August and October 2000 and in August 2001. The increase in goodwill amortization of approximately $6.5 million was due to additional goodwill recorded from business acquisitions completed during 2001 and 2000.

   After a review of the estimated economic lives of our compression fleet, on July 1, 2001 we changed our estimate of the useful life of certain compression equipment to range from 15 to 30 years instead of a 15 year depreciable life. Our new estimated lives are based upon our experience, maintenance program and the different types of compressors presently in our rental fleet, rather than a uniform estimated life applied to all compressors regardless of type or age, and more accurately reflects the economic lives of the compressors. The effect of this change in estimate on the year ended December 31, 2001 was a decrease in depreciation expense of approximately $5 million and an increase in net income of approximately $3.1 million ($0.04 per share). We anticipate this change in estimated useful life will reduce future depreciation expense, based on our depreciable assets at December 31, 2001, by approximately $14 million per year.

   We incurred leasing expense of $70.4 million during 2001 compared to $45.5 million during 2000. The increase of $24.9 million resulted from the additional equipment leases entered into in 2001 and 2000.

   Interest expense increased by $8.8 million to $17.5 million during 2001 from $8.7 million for 2000. The increase in interest expense is due to higher levels of outstanding debt partially offset by lower effective interest rates.

   Translation expense for the year ended December 31, 2001 was $6.7 million, primarily due to the Company's operations in Argentina and Venezuela. Due to the currency exposure in Argentina and Venezuela, the Company recorded an exchange loss during 2001 of approximately $5.2 million and $1.2 million for assets exposed to currency translation risk in these countries, respectively.

   Other expenses during 2001 were $17.3 million, which included a $2.7 million bridge loan commitment fee associated with Hanover's recent acquisition of POI, a $5.0 million write down of an investment in Aurion Technologies, Inc., a $1.0 million litigation settlement, a $7.6 million recognition of an unrealized loss related to the change in fair value of the interest rate swaps as required under SFAS 133 and $1.0 million in other non-operating expenses.

Income Taxes

   The provision for income taxes increased by $15.1 million, or 51%, to $44.5 million during 2001 from $29.4 million during 2000. The increase resulted primarily from the corresponding increase in income before income taxes. The average effective income tax rates during 2001 and 2000 were 38.0% and 37.2%, respectively.

Net Income

   Net income increased $22.8 million, or 46%, to $72.4 million during 2001 from $49.6 million during 2000 due to the increase in revenues and gross profits discussed above.

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Year Ended December 31, 2000 Compared to Year Ended December 31, 1999.

Revenues

   Our total revenues increased by $244.7 million, or 77%, to $562.8 million during 2000 from $318.1 million during 1999. The increase resulted from growth of our natural gas compressor rental fleet and business acquisitions completed during 2000.

   Revenues from rentals increased by $61.1 million, or 32%, to $253.8 million during 2000 from $192.7 million during 1999. Domestic revenues from rentals increased by $36.0 million, or 26%, to $172.5 million during 2000 from $136.5 million during 1999. International revenues from rentals increased by $25.1 million, or 45%, to $81.3 million during 2000 from $56.2 million during 1999. At December 31, 2000 the compressor rental fleet consisted of approximately 2,151,000 horsepower, a 48% increase over the 1,458,000 horsepower in the rental fleet at December 31, 1999. Domestically, the rental fleet increased by 560,000 horsepower, or 47%, during 2000 and internationally by 133,000 horsepower, or 48%. The increase in both domestic and international rental revenues resulted primarily from expansion of our rental fleet.

   Revenues from parts, service and used equipment increased by $90.3 million, or 231% to $129.4 million during 2000 from $39.1 million during 1999. This increase is due primarily to increased marketing focus and partially from expansion of business activities through recent acquisitions. Approximately 28% of the increase in parts, service and used equipment revenues resulted from business acquisitions. Revenues from compressor and accessory fabrication increased by $37.8 million, or 72%, to $90.3 million during 2000 from $52.5 million during 1999. An aggregate of 166,000 horsepower was sold during 2000. In addition, 168,000 horsepower was fabricated and placed in the rental fleet during 2000. The increase in horsepower produced during 2000 resulted from an increased demand for compression equipment due to higher natural gas prices. The average wellhead natural gas price increased from $2.19 per mcf in 1999 to $3.69 per mcf in 2000.

   Revenues from production and processing equipment fabrication increased by $51.8 million, or 190%, to $79.1 million during 2000 from $27.3 million during 1999. The increase in revenues from production equipment fabrication is due primarily to the acquisition of Applied Process Solutions, Inc. in June 2000.

   Equity in income of non-consolidated affiliates increased by $2.3 million during 2000 to $3.5 million from $1.2 million during 1999. This increase was primarily due to our investment in Hanover Measurement Services Company, LP which was formed in September 1999. In addition, during 2000 we recorded a change in interest gain of $0.9 million resulting from a decrease in our interest due to an unconsolidated subsidiary's stock offering to third parties.

Expenses

   Operating expenses of the rentals segments increased by $23.0 million, or 35% to $88.0 million during 2000 from $65.0 million during 1999. The increase resulted primarily from the corresponding 32% increase in revenues from rentals over the corresponding period in 1999. The gross profit percentage from rentals was 65% during 2000 and 66% during 1999.

   Operating expenses of our parts, service and used equipment segment increased $61.8 million, or 233% to $88.3 million during 2000 from $26.5 million during 1999, which relates to the 231% increase in parts and service revenue. The gross profit percentage from parts, service and used equipment was 32% during 2000 and 1999. Operating expenses of compressor and accessory fabrication increased by $33.1 million, or 76% to $76.8 million from $43.7 million during 1999. The gross profit margin on compression and accessory fabrication was 15% during 2000 and 17% during 1999. The decrease in gross profit margin for compression and accessory fabrication was attributable to the acquisition of the compression services division of Dresser-Rand Company. Production and processing equipment fabrication operating expenses increased by $42.4 million, or 209%, during 2000 to $62.7 million from $20.3 million during 1999. The gross profit margin attributable to

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

production and processing equipment fabrication decreased to 21% during 2000, from 26% during 1999. The decrease in gross profit margin for production and processing equipment fabrication was attributable to the acquisition of Applied Process Solutions, Inc. in June 2000, which has lower gross margins than we have historically experienced.

   Selling, general and administrative expenses increased by $20.9 million, or 62% to $54.6 million during 2000. The increase is attributable to increased personnel and other administrative and selling expenses associated with business acquisitions completed in 2000 and the increase in operating activity in our rentals business segments as described above.

   Depreciation and amortization expense increased by $15.5 million, or 42% during 2000 to $52.9 million. The increase in depreciation from the additions to the rental fleet and additional goodwill amortization of approximately $3.0 million from acquisitions was offset by an approximately $11.0 million decrease in depreciation as a result of the equipment leases entered into in June 1999 and during 2000.

   Interest expense decreased by $0.1 million, or 1% during 2000 to $8.7 million. The decrease in interest expense was due in part to utilization of proceeds from the equipment leases which was used to reduce indebtedness under our credit facility and to the capitalization of interest expense on assets that are under construction.

   We incurred compression equipment lease expense of $45.5 million during 2000 and $22.1 million during 1999. The increase is due to having a full year of lease expense on the equipment lease entered into in June 1999 and the new equipment leases entered into during 2000.

Income Taxes

   The provision for income taxes increased by $7.4 million, or 34%, to $29.4 million during 2000 from $22.0 million during 1999. The increase resulted primarily from the corresponding increase in income before taxes. Our effective income tax rate was approximately 37.2% during 2000 and 36.4% during 1999.

Net Income

   Net income increased $11.1 million, or 29%, to $49.6 million for 2000 from $38.5 million in 1999 for the reasons discussed above.

                    Hanover Compression Limited Partnership

   Management's discussion and analysis of the financial condition and results of operations of HCLP and its subsidiaries is identical to the discussion and analysis presented above with respect to Hanover, except for the items described below. Substantially all of Hanover's assets and operations are owned or conducted by HCLP. To the extent there are differences between the consolidated financial data for Hanover and the consolidated financial data for HCLP, these arise due to Hanover's mandatorily redeemable convertible preferred securities, Hanover's 4.75% convertible senior notes due 2008 and Hanover's outstanding common stock.

Nine Months Ended September 30, 2002 Compared to Nine Months Ended September 30, 2001.

Depreciation

   Depreciation and amortization increased by $20.5 million to $82.5 million during the nine months ended September 30, 2002 compared to $62.0 million during the nine months ended September 30, 2001. The increase in depreciation was due to the additions to the rental fleet, partially offset by the change in estimated lives of certain compressors.

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

   After a review of the estimated economic lives of our compression fleet, on July 1, 2001 we changed our estimate of the useful life of certain compression equipment to range from 15 to 30 years instead of a uniform 15 year depreciable life. Our new estimated lives are based upon our experience, maintenance program and the different types of compressors presently in our rental fleet, and we believe our new estimate reflects the economic useful lives of the compressors more accurately than a uniform useful life applied to all compressors regardless of their age or performance characteristics. The effect of this change in estimate on the nine months ended September 30, 2002 was a decrease in depreciation expense of approximately $10.7 million and an increase in net income of approximately $6.4 million.

   In addition, because we sold compressors in sale leaseback transactions, depreciation expense was reduced by approximately $38.1 million in the nine months ended September 30, 2002 compared to a reduction of approximately $33.4 million in the nine months ended September 30, 2001. The overall increase in depreciation was also offset by the decrease in goodwill amortization due to our adoption of SFAS 142. Under SFAS 142, amortization of goodwill over an estimated useful life is discontinued. Instead, goodwill amounts will be subject to a fair-value-based annual impairment assessment. During the nine months ended September 30, 2001, approximately $7.9 million in goodwill amortization was recorded.

Interest Expense

   Interest expense increased by $14.3 million to $19.7 million during the nine months ended September 30, 2002 from $5.4 million for the nine months ended September 30, 2001 due to higher levels of outstanding debt partly offset by lower interest rates.

Income Taxes

   The provision for income taxes decreased by $37.6 million, or 92%, to $3.3 million during the nine months ended September 30, 2002 from $40.9 million during the nine months ended September 30, 2001. The decrease resulted primarily from the corresponding decrease in income before income taxes. The provision for income taxes reflects a 13.8% effective income tax rate for the nine months ended September 30, 2002 compared to an effective income tax rate provision of 38.0% for the comparable period of 2001. The effective tax rate for the nine months ended September 30, 2002 reflects the non-deductible portion of the goodwill and other write-downs recorded during the nine months ended September 30, 2002. Excluding non-recurring items, our consolidated effective tax rate provision was 46.5% for the nine months ended September 30, 2002. The higher effective income tax rate in 2002 is the result of a reduction in our earnings for 2002, impact of foreign taxation and the effect of permanent items which are deductible for book, but not tax purposes.

Net Income (Loss)

   Net income decreased by $93.8 million, or 141%, to $27.1 million loss during the nine months ended September 30, 2002 from $66.7 million profit during the nine months ended September 30, 2001 due to (i) the decline in market conditions which impacted our compressor and accessory fabrication and production and processing equipment sales and gross profits, (ii) a $12.1 million inventory write down, (iii) an increase in selling, general and administrative expenses, depreciation expense, leasing expense, foreign currency translation expense, interest expense and (iv) a $47.5 million goodwill impairment.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000.

Depreciation

   Depreciation and amortization increased by $36.9 million, or 70%, to $89.8 million during 2001 compared to $52.9 million during 2000. The increase in depreciation was due to the additions to the rental fleet which were partially offset by an approximately $12 million decrease in depreciation as a result of the sale of compression

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

equipment into the equipment leases in March, August and October 2000 and in August 2001. The increase in goodwill amortization of approximately $6.5 million was due to additional goodwill recorded from business acquisitions completed during 2001 and 2000.

   After a review of the estimated economic lives of our compression fleet, on July 1, 2001 we changed our estimate of the useful life of certain compression equipment to range from 15 to 30 years instead of a 15 year depreciable life. Our new estimated lives are based upon our experience, maintenance program and the different types of compressors presently in our rental fleet, rather than a uniformed estimated life applied to all compressors regardless of type or age, and more accurately reflects the economic lives of the compressors. The effect of this change in estimate on the year ended December 31, 2001 was a decrease in depreciation expense of approximately $5 million and an increase in net income of approximately $3.1 million. We anticipate this change in estimated useful life will reduce future depreciation expense, based on our depreciable assets at December 31, 2001, by approximately $14 million per year.

Interest expense

   Interest expense increased by $1.7 million to $10.4 million during 2001 from $8.7 million for 2000.

Income Taxes

   The provision for income taxes increased by $18.2 million, or 57%, to $49.9 million during 2001 from $31.7 million during 2000. The increase resulted primarily from the corresponding increase in income before income taxes. The average effective income tax rates during 2001 and 2000 were 38.0% and 37.2%, respectively.

Net Income

   Net income increased $27.6 million, or 51%, to $81.2 million during 2001 from $53.6 million during 2000 due to the increase in revenues and gross profits discussed above.

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999.

Income Taxes

   The provision for income taxes increased by $9.6 million, or 43%, to $31.7 million during 2000 from $22.1 million during 1999. The increase resulted primarily from the corresponding increase in income before taxes. Our effective income tax rate was approximately 37.2% during 2000 and 36.4% during 1999. The increase in the effective rate was primarily the result of increased income in foreign tax jurisdictions.

Net Income

   Net income increased $15.0 million, or 39%, to $53.6 million for 2000 from $38.6 million in 1999 for the reasons discussed above.

Leasing Transactions

   The sale of Equipment by Hanover and its subsidiaries to the Issuer, together with the Issuer's lease of Equipment to HCLP, provided us with number of advantages over other sources of capital available to us at the time of the transaction. Specifically, Hanover believes sale and leaseback transactions (1) enable Hanover to affordably extend the duration of its financing arrangements,
(2) reduce Hanover's cost of capital and (3) provide access to a source of capital other than traditional bank financing.

   Prior to its first sale and leaseback transaction in 1998, Hanover financed growth in compression assets by drawing down on its revolving line of credit with a commercial bank. While highly flexible and well priced, the

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

line of credit represented a short term funding strategy to finance long term assets. Sale and leaseback transactions can reduce refinancing risk by extending the duration of our capital commitments.

   Sale and leaseback transactions also provide capital to Hanover at a lower cost compared to other sources presently available to us. Lenders to the trusts do not require as high a rate of interest because their capital risk is mitigated by a perfected, first priority security interest in the compression equipment, as well as a residual value guarantee provided by us. This factor has the corresponding effect of reducing the lease rate paid by us. Based on our periodic review of capital alternatives, we believe that the cost of our rent payments in the sale and leaseback transactions has been 0.50% to 2.00% per annum less than the cost of debt financing alternatives available to the us at the time we entered into these sale and leaseback transactions. Hanover will continue to evaluate sale and leaseback transactions as well as consider other forms of financing for cost effectiveness as future capital needs arise. Changes in generally accepted accounting principles related to operating leases and changes in other business conditions in which we operate may reduce the desirability of sale and leaseback transactions to us.

   Hanover also believes that the sale and leaseback transactions represent a source of capital in addition to the commercial bank financing traditionally utilized by the Company. This diversification of Hanover's capital sources has broadened the Company's access to capital to allow us to expand operations.

   In August 2001 and in connection with the POI Acquisition, we completed two sale and leaseback transactions involving certain compression equipment. Concurrent with the transactions, we exercised our purchase option under our 1998 operating lease for $200 million. Under one transaction, we received $309.3 million from the sale of compression equipment to an independent special purpose entity. Under the second transaction, we received $257.8 million from the sale of additional compression equipment to an independent special purpose entity. Both transactions are recorded as a sale and leaseback of the equipment and are recorded as operating leases. Under the $309.3 million transaction, the equipment was sold and leased back by us for a seven year period and will continue to be deployed by us under our normal operating procedures. The agreement calls for semi-annual rental payments of approximately $12.8 million in addition to quarterly rental payments of approximately $228,000 based on interest rates in effect as of September 30, 2002. Under the $257.8 million transaction, the equipment was sold and leased back by us for a ten year period and will continue to be deployed by us under our normal operating procedures. The agreement calls for semi-annual rental payments of approximately $10.9 million in addition to quarterly rental payments of approximately $198,000 based on interest rates in effect as of September 30, 2002. We have options to repurchase some or all of the equipment under certain conditions defined by the lease agreement. Through September 30, 2002, we incurred transaction costs of approximately $18.6 million related to these transactions. These costs are included in intangible and other assets and are being amortized over the respective lease terms.

   In October 2000, we completed a $172.6 million sale and leaseback of compression equipment with an independent special purpose entity. In March 2000, we entered into a separate $200.0 million sale and leaseback of compression equipment with an independent special purpose entity. Under the March agreement, we received proceeds of $100.0 million from the sale of compression equipment at the first closing in March 2000 and in August 2000, we completed the second half of the equipment lease and received an additional $100.0 million for the sale of additional compression equipment. In June 1999 and in July 1998, we completed two other separate $200.0 million sale and leaseback transactions of compression equipment with independent special purpose entities. Under the 2000 and 1999 lease agreements, the equipment was sold and leased back by us for a five year term and will be utilized by us in its business. We have options to repurchase the equipment under the 2000 and 1999 leases under certain conditions as defined by the lease agreements. The 2000 and 1999 lease agreements call for variable quarterly payments that fluctuate with the London Interbank Offering Rate. We incurred an aggregate of approximately $8.1 million in transactions costs for the leases entered into in 2000, 1999 and 1998, which are included in intangible and other assets and are being amortized over the respective lease terms.

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

   The following table summarizes the proceeds, net book value of equipment sold, deferred gain on equipment sale, the residual guarantee and the lease termination date for equipment leases (in thousands of dollars):

                                                    RESIDUAL      LEASE
                           SALE   NET BOOK DEFERRED   VALUE    TERMINATION
   LEASES                PROCEEDS  VALUE     GAIN   GUARANTEE     DATE
   ------                -------- -------- -------- --------- --------------
   June 1999............ $200,000 $166,356 $33,644  $166,000  June 2004
   March and August 2000  200,000  166,922  33,078   166,000  March 2005
   October 2000.........  172,589  155,692  16,897   142,299  October 2005
   August 2001..........  309,300  306,034   3,266   232,000  September 2008
   August 2001..........  257,750  235,877  21,873   175,000  September 2011

   Each of these transactions are recorded as a sale and lease back of the equipment and the leases are recorded as operating leases. We made guarantees under the lease agreements that are due upon termination of the leases and which may be satisfied by a cash payment or the exercise of our purchase options under the terms of the lease agreements. The residual value guarantees and other lease terms, which are based on negotiation between us and third party lessors, were supported by equipment appraisals and analysis. We believes that the market value of the equipment at the end of the lease will exceed the guaranteed residual values due to our predictive and preventive maintenance programs, routine overhaul practices and the expected demand for compression equipment in the future. We review the value of the equipment whenever events or circumstances indicate that a decrease in market value may have occurred as a result of foreseeable obsolescence or a decrease in market demand. If the fair value of the equipment was less than the guaranteed residual value, we would accrue additional lease expense for the amount that would be payable upon termination of the lease. Any gains on the sale of the equipment are deferred until the end of the respective lease terms. Should we not exercise our purchase options under the lease agreements, the deferred gains will be recognized to the extent they exceed any final rent payments and any other payments required under the lease agreements.

   As a result of the lease transactions, we incurred approximately $70.8 million and $47.5 million in lease expense for the nine months ended September 30, 2002 and 2001, respectively, and approximately $70.4 million, $45.5 million and $22.1 million in lease expense for the years ended December 31, 2001, 2000 and 1999, respectively. As of September 30, 2002, the following minimum lease payments are due under the leasing arrangements exclusive of any final rent payments or purchase option payments (in thousands): fourth quarter 2002--$23,277; 2003--$83,917; 2004--$76,563; 2005--$62,387; 2006--$49,064; and
$149,756 thereafter.

   In connection with the leases entered into in August 2001, we are obligated to prepare registration statements and complete exchange offers to enable the holders of the notes issued by the lessors to exchange their notes with notes which are registered under the Securities Act. Because the exchange offers have not been completed, we are required to pay additional lease expense in the amount equal to $105,600 per week until the exchange offers are completed. The additional lease expense began accruing on January 28, 2002. See "The Exchange Offer--Additional Interest."

Liquidity and Capital Resources

   Nine Months ended September 30, 2002. Our cash balance amounted to $22.2 million at September 30, 2002 compared to $23.2 million at December 31, 2001. Our principal source of cash was cash provided by operating activities of $114.9 million, proceeds from the sale of property, plant and equipment of $51.7 million and borrowings of $35.5 million under our bank credit facility. Principal uses of cash during the nine months ended September 30, 2002 were capital expenditures of $181.6 million.

   Working capital was $246.4 million at September 30, 2002 and decreased from $275.1 million at December 31, 2001. We invested $220.4 million in property, plant and equipment (including business acquisitions) during nine months ended September 30, 2002. During 2002, we added approximately 144,000 horsepower
(net) to the rental fleet. At September 30, 2002, the compressor rental fleet consisted of 2,782,000 horsepower domestically and 839,000 horsepower in the international rental fleet.

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


   Given our consistently high compressor rental fleet utilization, we carry out new customer projects through fleet additions and other related capital expenditures. We generally invest funds necessary to make these rental fleet additions when our idle equipment cannot economically fulfill a project's requirements and the new equipment expenditure is matched with long-term contracts whose expected economic terms exceed our return on capital targets. During 2002, our plan was to spend approximately $250 to $270 million on rental equipment fleet additions, including $65 million on equipment overhauls and other maintenance capital. We expect that our 2003 capital spending will be within our operating cash flows. Historically, we have funded capital expenditures with a combination of internally generated cash flow, borrowing under the revolving credit facility, sale and leaseback transactions and raising additional equity and issuing long term debt.


   We believe that cash flow from operations and borrowing under our existing $350.0 million bank credit facility will provide us with adequate capital resources to fund our estimated level of capital expenditures for the near term. Since capital expenditures are largely discretionary, we believe we would be able to significantly reduce them in a reasonably short time frame, if expected cash flows from operations are not realized. As of September 30, 2002, we had approximately $192.5 million in borrowings and approximately $44 million in letters of credit outstanding on our $350.0 million revolving bank credit facility (3.6% weighted average effective rate at September 30, 2002). The letters of credit expire between 2002 and 2004. In addition, we had approximately $14.8 million in letters of credit outstanding under other letters of credit facilities which expire during 2002 and 2003.


   As of September 30, 2002, we were in compliance with all covenants and other requirements set forth in our bank credit facility, operating leases and indentures. We obtained waivers and amendments to our bank credit facility and certain operating leases to cure non-compliance with covenants in those agreements largely resulting from the restatement of our consolidated financial statements for the year ended December 31, 2000 and each quarter in the nine months ended September 30, 2001. These waivers and amendments did not result in any material adverse consequences to the Company's business. On February 5, 2003, Moody's announced that it had downgraded by one grade our senior implied credit rating, the notes, our 4.75% Convertible Senior Notes and our 7.25% Mandatorily Redeemable Convertible Preferred Securities. We do not have any rating downgrade provisions that would accelerate the maturity dates of our debt. However, a downgrade in our credit rating could materially and adversely affect our ability to renew existing, or obtain access to new, credit facilities in the future and could increase the cost of such facilities. Should this occur, we might seek alternative sources of funding. As of September 30, 2002, our debt to capitalization ratio, including the residual value guarantees under our operating leases, was 1.47 to 1 and our book debt to capitalization ratio, excluding operating leases, was .58 to 1.


   Our bank credit facility permits us to incur indebtedness, subject to covenant limitations, up to the $350 million credit limit under our bank credit agreement, plus, in addition to certain other indebtedness, an additional $300 million in unsecured indebtedness and $125 million of other unsecured indebtedness. Giving effect to the covenant limitations in our bank credit agreement, the liquidity available under our revolver at September 30, 2002 was approximately $20 million. In addition, our bank credit facility permits us to enter into future sale and leaseback transactions with respect to equipment having a value not in excess of $300 million.




   In February 2003, we executed an amendment to our bank credit facility and certain operating leases that we entered into in 1999 and 2000. The amendment modifies certain financial covenants to allow us greater flexibility in accessing the capacity under the bank credit facility to support our short-term liquidity needs. In addition, at the higher end of our permitted consolidated leverage ratio, the amendment would increase the commitment fee under the bank credit facility by 0.125% and increase the interest rate margins used to calculate the applicable interest rates under all of the agreements by up to 0.75%. Any increase in our interest cost as a result of the amendment will depend on our consolidated leverage ratio at the end of each quarter, the amount of indebtedness outstanding and the interest rate quoted for the benchmark selected by us. As part of the amendment, we granted the lenders under these agreements a security interest in the inventory, equipment and certain other property of Hanover and its domestic subsidiaries, and pledged 65% of the equity interest in Hanover's foreign subsidiaries. In consideration for obtaining the amendment, we agreed to pay approximately $1.3 million to the lenders under these agreements.


   In addition to purchase money and similar obligations, the indenture and the participation agreements, which are part of our compression equipment leases, permit us to incur indebtedness up to the $350 million credit

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

limit under our bank credit facility, plus (1) an additional $75 million in unsecured indebtedness and (2) any additional indebtedness so long as, after incurring such indebtedness, Hanover's ratio of the sum of consolidated net income before interest expense, income taxes, depreciation expense, amortization of intangibles, certain other non-cash charges and rental expense to total fixed charges (all as defined and adjusted by the agreements), or Hanover's coverage ratio, is greater than 2.25 to 1.0. The indenture and the participation agreements define indebtedness to include the present value of the total rental obligations under sale and leaseback transactions and under operating lease facilities similar to this Lease facility.

   Based upon our total debt of approximately $578 million at September 30, 2002, we expect total debt service payments for the year ending December 31, 2002 (including debt service payments made during the nine months ended September 30, 2002) will be approximately $25 million based upon interest rates in effect as of September 30, 2002. In addition, based upon our current operating lease commitments and rates in effect at September 30, 2002, we expect that total compressor lease rent payments for the year ending December 31, 2002 (including lease rent payments made during the nine months ended September 30, 2002) will be approximately $94 million. We also expect that total distributions on our 7 1/4% mandatorily redeemable convertible preferred securities for the year ended December 31, 2002 (including distributions made during the nine months ended September 30, 2002 and assuming no deferrals as permitted by the terms of such securities) to be approximately $6.4 million.

   As part of our business, we are a party to various financial guarantees, performance guarantees and other contractual commitments to extend guarantees of credit and other assistance to various subsidiaries, investees and other third parties. To varying degrees, these guarantees involve elements of performance and credit risk, which are not included on our Consolidated Balance Sheet. The possibility of us having to honor our contingencies is largely dependent upon future operations of various subsidiaries, investees and other third parties, or the occurrence of certain future events.

   In January 2001, we entered into a facilitation agreement with Belleli Energy SRL ("Belleli"), a fabrication company based in Italy. In connection with the agreement, we agreed to provide Belleli with project financing including necessary guarantees, bonding capacity and other collateral on an individual project basis. Under the agreement, Belleli must present each project to us which we may approve at our sole discretion. At September 30, 2002, no amounts were outstanding under the facilitation agreement. Under a separate agreement with Belleli, we have issued letters of credit on Belleli's behalf totaling approximately $18.2 million at September 30, 2002. In July 2002, we increased our ownership of Belleli to 40.3% from 20.3% by converting a
4.0 million loan to Belleli into additional equity ownership. In November 2002, we increased our ownership to 51% by exchanging a $9.4 million loan to a third party for additional equity ownership. Due to the November transaction, we will consolidate Belleli's financials with ours, which is expected to increase revenues by approximately $10 to $15 million in the fourth quarter of 2002. However, after related expenses and taking the minority interest into account, the increase in our ownership of Belleli is not expected to have any immediate material effect on our net income.

   We are also a guarantor of approximately $881 million of debt associated with independent special purpose entities with which we entered into sale leaseback transactions, which is equal to the residual value guarantees under the lease agreements.

   We utilize derivative financial instruments to minimize the risks and/or costs associated with financial and global operating activities by managing its exposure to interest rate fluctuation on a portion of our variable rate debt and leasing obligations. We do not utilize derivative financial instruments for trading or other speculative purposes. The cash flow from hedges is classified in the Consolidated Statements of Cash Flows under the same category as the cash flows from the underlying assets, liabilities or anticipated transactions.

   We adopted SFAS 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), as amended by SFAS 137 and SFAS 138, effective January 1, 2001. SFAS 133 requires that all derivative instruments (including certain derivative instruments embedded in other contracts) be recognized in the balance sheet at fair value, and that changes in such fair values be recognized in earnings unless specific hedging criteria are met. Changes in the values of derivatives that meet these hedging criteria will ultimately offset related

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

earnings effects of the hedged item pending recognition in earnings. Prior to 2001, we entered into two interest rate swaps which were outstanding at September 30, 2002 with notional amounts of $75,000,000 and $125,000,000 and strike rates of 5.51% and 5.56%, respectively. These swaps were to expire in July 2001; however, they were extended for an additional two years at the option of the counterparty and now expire in July 2003. The difference paid or received on the swap transactions is recorded as an accrued lease liability and is recognized in leasing expense. On January 1, 2001, in accordance with the transition provisions of SFAS 133, we recorded a loss resulting from the cumulative effect of an accounting change in the statement of income of approximately $164,000, net of tax benefit of $89,000. During the nine months ended September 30, 2002 and the year ended December 31, 2001, we recognized an unrealized gain of approximately $1.5 million and an additional unrealized loss of approximately $7.6 million, respectively, related to the change in the fair value of these interest rate swaps in other expense in the statement of income because these swaps did not meet the specific hedge criteria as a result of the counterparty's option to extend the interest rate swaps. Further, management decided not to designate the interest rate swaps as hedges at the time they were extended by the counterparty. At September 30, 2002, we recorded approximately $6.5 million in accrued liabilities with respect to the fair value adjustment related to these interest rate swaps. The fair value of these interest rate swaps will fluctuate with changes in interest rates over their remaining terms and the fluctuations will be recorded in the statement of income.

   During the second quarter of 2001, we entered into three additional interest rate swaps to convert variable lease payments under certain lease arrangements to fixed payments as follows:

                                Maturity Strike    Notional
                      Lease       Date    Rate      Amount
                      -----     -------- ------    --------
                   March 2000   3/11/05  5.2550% $100,000,000
                   August 2000  3/11/05  5.2725% $100,000,000
                   October 2000 10/26/05 5.3975% $100,000,000

   These three swaps, which we have designated as cash flow hedging instruments, meet the specific hedge criteria and any changes in their fair values have been recognized in other comprehensive income. During the nine months ended September 30, 2002 and the year ended December 31, 2001, we recorded a loss of approximately $8.8 million and $6.1 million, respectively, with respect to these three swaps, net of tax in other comprehensive income. As of September 30, 2002, a total of approximately $11.2 million was recorded in accrued current liabilities and approximately $11.7 million was recorded in other long-term liabilities with respect to the fair value adjustment related to these three swaps.

   The counterparties to the interest rate swap agreements are major international financial institutions. We continually monitor the credit quality of these financial institutions and do not expect non-performance by any counterparty, although such non-performance could have a material adverse effect on us.


   In January 2002, Argentina devalued its peso against the U.S. dollar and imposed significant restrictions on funds transfers internally and outside the country. In addition, the Argentine government enacted regulations to temporarily prohibit enforcement of contracts with exchange rate-based purchase price adjustments. Instead, payment under such contracts can either be made at an exchange rate negotiated by the parties or, if no such agreement is reached, a preliminary payment may be made based on a 1 dollar to 1 peso equivalent pending a final agreement. The Argentine government also requires the parties to such contracts to renegotiate the price terms within 180 days of the devaluation. As a result, we have renegotiated ten of eleven of our agreements in Argentina and expect to renegotiate the remaining agreement in the near future. We do not expect that the outcome of the renegotiation of the remaining agreement will have a material impact on our financial statements. During the nine months ended September 30, 2002, we recorded an exchange loss of approximately $11.9 million for assets exposed to currency translation in Argentina. For the year ended December 31, 2001, our Argentine operations represented approximately 7% of our revenue and EBITDAR, before allocation of corporate sales, general and administrative expenses. The economic situation in Argentina is subject to change. If the situation in Argentina continues to deteriorate, exchange controls continue in place and the value of the peso against the dollar is reduced further, our results of operations in Argentina could be materially and adversely affected, which could result in reductions in our net income.


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


   In December 2002, certain opposition groups in Venezuela initiated an unofficial national strike. This has caused economic conditions in Venezuela to deteriorate, including a substantial reduction in the production of oil in Venezuela. If the national strike continues, or economic conditions in Venezuela continue to deteriorate, Hanover's results of operations in Venezuela could be materially and adversely affected, which could result in reductions in Hanover's net income.



   In addition, we have exposure to currency risks in Venezuela. To mitigate that risk, the majority of our existing contracts provide that we receive payment in U.S. dollars rather than Venezuelan bolivars, thus reducing our exposure to fluctuations in the bolivar's value. During the nine months ended September 30, 2002, we recorded an exchange loss of approximately $1.9 million for assets exposed to currency translation in Venezuela. For the year ended December 31, 2001, our Venezuelan operations represented approximately 7% of our revenue and 11% of our EBITDAR, before allocation of corporate sales, general and administrative expenses.

   Year Ended December 31, 2001. Our cash balance amounted to $23.2 million at December 31, 2001 compared to $45.5 million at December 31, 2000. Primary sources of cash during the year ended December 31, 2001 were net proceeds of $185.5 million from the issuance of 4.75% convertible senior notes due 2008, $83.9 million through our public offering of 2,500,000 shares of common stock, $550.0 million from two sale-leaseback transactions, $54.5 million from borrowings under our bank credit facility and operating cash flows of $152.8 million. Principal uses of cash during the year ended December 31, 2001 were capital expenditures of $660.1 million (including $200.0 million used to exercise our purchase option under our 1998 operating lease) and business acquisitions of $386.1 million.

   Working capital decreased to $275.1 million at December 31, 2001 from $282.7 million at December 31, 2000, primarily as a result of the $58.0 million liability to Schlumberger which is included in accrued liabilities. Excluding the $58.0 million accrued business acquisition payment liability, working capital would have increased by $50.4 million. This increase was due to increases in accounts receivable, inventories and costs in excess of billings, which resulted from increased levels of activity in our lines of business compared to 2000 as well as from acquisitions. The increases were partially offset by an increase in current liabilities.

   We invested $1,066.4 million in property, plant and equipment in 2001 (before the impact of sale and leaseback transactions). During 2001, we added approximately 1,326,000 horsepower to the rental fleet. At December 31, 2001, the compressor rental fleet consisted of 2,696,000 horsepower domestically and 781,000 horsepower in the international rental fleet.

   In August 2001, we acquired the natural gas compression business of Schlumberger in exchange for total consideration of $771.0 million in cash, common stock and indebtedness. To finance the acquisition, we used $270.0 million of the proceeds from the sale of equipment to the Issuer in combination with the $150.0 million subordinated acquisition note and $283.0 million of common stock.

   The following summarizes our contractual obligations at December 31, 2001, and the effect such obligations are expected to have on our liquidity and cash flow in future periods:

                                                  TOTAL      2002    2003     2004   Thereafter
                                                ---------- -------- ------- -------- ----------
                                                                (in thousands)
CONTRACTUAL OBLIGATIONS:
4.75% convertible senior notes due 2008........ $  192,000 $        $       $         $192,000
Bank credit facility...........................    157,000                   157,000
Other long-term debt(1)........................    160,813    5,553   1,382    1,037   152,841
Other contractual obligations(2)...............     58,000   58,000
Mandatorily redeemable convertible preferred
  securities...................................     86,250                              86,250
Compression equipment operating leases(3)......    512,219   88,111  84,941   77,536   261,631
Facilities and other equipment operating leases     13,586    4,238   3,536    2,903     2,909
                                                ---------- -------- ------- --------  --------
Total contractual cash obligations............. $1,179,868 $155,902 $89,859 $238,476  $695,631
                                                ========== ======== ======= ========  ========

--------
(1) In connection with the POI Acquisition on August 31, 2001, the Company issued a $150 million subordinated acquisition note to Schlumberger, which matures December 15, 2005. Interest on the subordinated acquisition note accrues at the rate of 8.5% annually for the first six months after issuance and periodically increases in increments of 1% to 2% per annum to a maximum interest rate 42 months after issuance of 15.5%. Accrued interest is payable-in-kind (is converted into note principal except under certain circumstances) and is required to be paid in cash at maturity. In the event of an event of default under the subordinated acquisition note, interest will accrue at a rate of 2% above the then applicable rate. The subordinated acquisition note is subordinated to all of the Company's indebtedness other than indebtedness to fund future acquisitions. In the event that the Company completes an offering of equity securities, the Company is required to apply the proceeds of the offering to repay amounts outstanding under the subordinated acquisition note as long as no default exists or would exist under our other indebtedness as a result of such payment.

(2) We are required to pay up to $58 million to Schlumberger with proceeds of a financing of a South American joint venture, a minority interest of which was acquired by Hanover in the acquisition of POI. The $58 million obligation is included in "Accrued liabilities" in our balance sheet. Because the joint venture failed to execute the financing on or before December 31, 2002, we had the right to put our interest in the joint venture back to Schlumberger in exchange for a return of the purchase price allocated to the joint venture, plus the net amount of any capital contributions by Hanover to the joint venture. In January 2003, we exercised our right to put our interest in the joint venture back to Schlumberger. If not exercised, the put right would have expired as of February 1, 2003. The consummation of the transfer of Hanover's interest in the joint venture back to Schlumberger is subject to consent by PDVSA Petroleo y Gas, S.A., a subsidiary of Petroleos de Venezuela, S.A., Venezuela's state-owned oil company. Hanover is currently in discussions with Schlumberger to explore the possibility of entering into a new agreement under which Hanover would retain the 30% ownership interest in the joint venture.




(3) Excludes residual value guarantees, which are discussed below.
--------

   This discussion also describes the liquidity of HCLP and its subsidiaries, with the exception that the proceeds from the issuance of the 4.75% convertible senior notes due 2008 and the public offering of 2,500,000 shares of Hanover common stock were received by Hanover and contributed to HCLP as a capital contribution. HCLP is dependent on Hanover for funding capital contributions, which have in the past included the proceeds of Hanover's debt and equity offerings.

New Accounting Pronouncements

   In June 2001, the FASB issued SFAS 142, Goodwill and Other Intangible Assets ("SFAS 142"). Under SFAS 142, amortization of goodwill over an estimated useful life is discontinued. Instead, goodwill will be reviewed for impairment annually or whenever events indicate impairment may have occurred. The standard also requires acquired intangible assets to be recognized separately and amortized as appropriate. SFAS 142 was effective for Hanover on January 1, 2002. The adoption of SFAS No. 142 has had an impact on our financial statements, due to the discontinuation of goodwill amortization expense. For the nine months ended September 30, 2002 and the year ended December 31, 2001, goodwill amortization expense was approximately $7.9 million and approximately $11.6 million, respectively.

   The transition provisions of SFAS 142 required us to identify our reporting units and perform an initial impairment assessment of the goodwill attributable to each reporting unit as of January 1, 2002. We performed our initial impairment assessment and determined that our reporting units are the same as our business segments and that no impairment existed as of January 1, 2002. However, due to a downturn in our business and changes in the business environment in which we operate, we completed an additional impairment test as of June 30, 2002. As a result of the analysis performed as of June 30, 2002, we recorded an estimated $47.5 million impairment of goodwill attributable to our production and processing equipment fabrication business unit. The second step of the goodwill impairment test required us to allocate the fair value of the reporting unit to the production and processing equipment businesses' assets. We performed the second step of the goodwill impairment test in the third quarter of 2002 and determined that no adjustment to the impairment, recorded in the second quarter, was required. The fair value of reporting units was estimated using a combination of the expected present value of future cash flows and the market approach, which uses actual market sales.

   The table below presents the carrying amount of goodwill (in thousands):

                                                    September 30,
                                                        2002
               -                                    -------------
               Domestic rentals....................   $ 94,148
               International rentals...............     34,033
               Parts, service and used equipment...     53,081
               Compressor and accessory fabrication     19,176
                                                      --------
               Total...............................   $200,438
                                                      ========

   Hanover's net income and earnings per share, adjusted to exclude goodwill amortization expense, for the twelve months ended December 31, 2001, 2000 and 1999 and for the nine months ended September 30, 2001, are as follows (in thousands, except per share data):

                                                                    Nine Months
                                                                       Ended
                                          2001     2000     1999   September 30,
                                        Restated Restated Restated 2001 Restated
                                        -------- -------- -------- -------------
Net income............................. $72,413  $49,639  $38,455     $60,409
Goodwill amortization, net of tax......   8,846    4,280    1,908       6,038
                                        -------  -------  -------     -------
Adjusted net income.................... $81,259  $53,919  $40,363     $66,447
                                        =======  =======  =======     =======
Basic earnings per share, as reported.. $  1.00  $  0.80  $  0.67     $  0.86
Goodwill amortization, net of tax......    0.12     0.07     0.04        0.09
                                        -------  -------  -------     -------
Adjusted basic earnings per share...... $  1.12  $  0.87  $  0.71     $  0.95
                                        =======  =======  =======     =======
Diluted earnings per share, as reported $  0.94  $  0.75  $  0.63     $  0.80
Goodwill amortization, net of tax......    0.11     0.06     0.03        0.08
                                        -------  -------  -------     -------
Adjusted diluted earnings per share.... $  1.05  $  0.81  $  0.66     $  0.88
                                        =======  =======  =======     =======

   HCLP's net income, adjusted to exclude goodwill amortization expense for the twelve months ended December 31, 2001, 2000 and 1999 and for the nine months ended September 30, 2001, are as follows (in thousands):

                                                                 Nine Months
                                                                    Ended
                                       2001     2000     1999   September 30,
                                     Restated Restated Restated 2001 Restated
                                     -------- -------- -------- -------------
   Net income....................... $81,205  $53,639  $38,632     $66,650
   Goodwill amortization, net of tax   8,846    4,280    1,908       6,038
                                     -------  -------  -------     -------
   Adjusted net income.............. $90,051  $57,919  $40,540     $72,688
                                     =======  =======  =======     =======

   In June 2001, the FASB issued SFAS 143, Accounting for Obligations Associated with the Retirement of Long-Lived Assets ("SFAS 143"). SFAS 143 establishes the accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. This statement is effective for Hanover on January 1, 2003. We are currently assessing the new standard and have not yet determined the impact on our consolidated results of operations, cash flows or financial position.

   In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS No. 144"). The new rules supersede SFAS No. 121, Accounting for the Impairment of Long-Lived

Assets and for Long-Lived Assets to Be Disposed Of ("SFAS 121"). The new rules retain many of the fundamental recognition and measurement provisions of SFAS 121, but significantly change the criteria for classifying an asset as held-for-sale. SFAS 144 is effective for fiscal years beginning after December 15, 2001. We have adopted the new standard, which had no material effect on our consolidated results of operations, cash flows or financial position.



   In April 2002, the FASB issued SFAS 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections ("SFAS 145"). The Statement updates, clarifies and simplifies existing accounting pronouncements. Provisions of SFAS 145 related to the rescission of Statement 4 are effective for us on January 1, 2003. The provisions of SFAS 145 related to SFAS 13 are effective for transactions occurring after May 15, 2002. We have adopted the provisions of the new standard related to SFAS 13, which had no material effect on our consolidated results of operations, cash flows or financial position.





   In June 2002, the FASB issued SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities ("SFAS 146"), which addresses accounting for restructuring and similar costs. SFAS No. 146 supersedes previous accounting guidance, principally Emerging Issues Task Force Issue (EITF) No. 94-3. We will adopt the provision of SFAS 146 for restructuring activities initiated after December 31, 2002. SFAS 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF No. 94-3, a liability for an exit cost was recognized at the date of the commitment to an exit plan. SFAS 146 also establishes that the liability should initially be measured and recorded at fair value. Accordingly, SFAS 146 may affect the timing of recognizing future restructuring costs as well as the amounts recognized.



   In November 2002, the EITF reached a consensus on Issue No. 00-21 (EITF 00-21), Revenue Arrangements with Multiple Deliverables. EITF 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which the vendor will perform multiple revenue generating activities. EITF 00-21 will be effective for interim periods beginning after June 15, 2003. We are currently evaluating the impact of adoption of EITF 00-21 on our financial position and results of operations.



   In November 2002, the FASB issued Interpretation No. 45 (Interpretation 45), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, which clarifies disclosure and recognition/measurement requirements related to certain guarantees. The disclosure requirements are effective for financial statements issued after December 15, 2002 and the recognition/measurement requirements are effective on a prospective basis for guarantees issued or modified after December 31, 2002. We are currently evaluating the impact of adoption of Interpretation 45 on our financial position and results of operations.



   In December 2002, the FASB issued Statement of SFAS 148, Accounting for Stock-Based Compensation--Transition and Disclosure ("SFAS 148"). SFAS 148 amends SFAS 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions of SFAS 148 are effective for fiscal years ending after December 15, 2002. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. We are currently evaluating the impact of adoption of SFAS 148 on our financial statements.



   In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46" or the "Interpretation"), "Consolidation of Variable Interest Entities, an interpretation of ARB 51". The primary objectives of FIN 46 are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights ("variable interest entities" or "VIEs") and how to determine when and which business enterprise should consolidate the VIE (the "primary beneficiary"). This new model for consolidation applies to an entity in which either (1) the equity investors (if any) do not have a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity's activities without receiving additional subordinated financial support from other parties. In addition, FIN 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. FIN 46 will require us to include in our consolidated financial statements the special purpose entities that lease compression equipment to us beginning in July 2003. If these special purpose entities had been consolidated in Hanover's financial statements as of September 30, 2002, Hanover would add approximately $1,031 million in compressor equipment and approximately $1,140 million in debt to its balance sheet and reverse $109 million of deferred gains that were recorded on its balance sheet as a result of the sale and leaseback transactions. In addition, Hanover would record depreciation expense on the compression equipment for prior periods (net of tax) as part of the cumulative effect of the adoption of FIN 46 and would record depreciation expense in future periods. We are currently evaluating the impact of recording depreciation for prior periods. The Company is currently evaluating the impact of recording depreciation for prior periods.


Quantitative and Qualitative Disclosures About Market Risk

   We are exposed to interest rate and foreign currency risk. Hanover and its subsidiaries periodically enter into interest rate swaps to manage its exposure to fluctuations in interest rates. At September 30, 2002, the fair market value of these interest rate swaps excluding the portion attributable to and included in accrued leasing was a liability of approximately $29.3 million, of which $17.6 million was recorded in accrued liabilities and $11.7 million in other long-term liabilities. We are party to five interest rate swaps to convert variable lease payments under certain lease arrangements to fixed payments as follows (in thousands):

                                 Fair Value of the
 Maturity  Company Pays Notional      Swap at
   Date     Fixed Rate   Amount  September 30, 2002
---------- ------------ -------- ------------------
7/21/2003     5.5100%   $ 75,000      $(2,351)
7/21/2003     5.5600%   $125,000      $(3,969)
3/11/2005     5.2550%   $100,000      $(7,169)
3/11/2005     5.2725%   $100,000      $(7,213)
10/26/2005    5.3975%   $100,000      $(8,557)

   We are exposed to interest rate risk on borrowings under our floating rate revolving credit facility. At September 30, 2002, $193 million was outstanding bearing interest at a weighted average effective rate of 3.6% per annum. Assuming a hypothetical 10% increase in weighted average interest rates from those in effect at September 30, 2002 , the increase in annual interest expense for advances under this facility would be approximately $0.7 million. At September 30, 2002, we are exposed to variable rental rates on the equipment leases we entered into in June 1999 and October 2000. Assuming a hypothetical 10% increase in interest rates from those in effect at quarter end, the increase in annual leasing expense on these equipment leases would be approximately $1.7 million. We do not currently use derivative financial instruments to mitigate foreign currency risk; however, we may consider the use of such instruments because of recent events in Argentina and Venezuela.

   In January 2002, Argentina devalued its peso against the U.S. dollar and imposed significant restrictions on funds transfers internally and outside the country. In addition, the Argentine government enacted regulations to temporarily prohibit enforcement of contracts with exchange rate-based purchase price adjustments. Instead, payment under such contracts can either be made at an exchange rate negotiated by the parties or, if no such agreement is reached, a preliminary payment may be made based on a 1 dollar to 1 peso equivalent pending a final agreement. The Argentine government also requires the parties to such contracts to renegotiate the price terms within 180 days of the devaluation. As a result of these negotiations, we received approximately $10.3 million in partial reimbursements of which $9.0 million are recorded in revenue, and expect to receive approximately $1.5 million during the remainder of 2002 and early 2003. We have renegotiated ten of eleven of our agreements in Argentina and expect to renegotiate the remaining agreement in the near future. We do not expect that the outcome of the renegotiation of the remaining agreement will have a material impact on our financial statements. During the nine months ended September 30, 2002, we recorded an exchange loss of approximately $11.9 million for assets exposed to currency translation in Argentina. For the year ended December 31, 2001, our Argentine operations represented approximately 7% of our revenue EBITDAR, before allocation of corporate sales, general and administrative expenses. The economic situation in Argentina is subject to change. To the extent that the situation in Argentina continues to deteriorate, exchange controls continue in place and the value of the peso against the dollar is reduced further, our results of operations in Argentina could be materially and adversely affected which could result in reductions in our net income.



   In December 2002, certain opposition groups in Venezuela initiated an unofficial national strike. This has caused economic conditions in Venezuela to deteriorate, including a substantial reduction in the production of oil in Venezuela. If the national strike continues, or economic conditions in Venezuela continue to deteriorate, Hanover's results of operations in Venezuela could be materially and adversely affected, which could result in reductions in Hanover's net income.


   In addition, we have exposure to currency risks in Venezuela. To mitigate that risk, the majority of our existing contracts provide that we receive payment in U.S. dollars rather than Venezuelan bolivars, thus reducing our exposure to fluctuations in the bolivar's value. During the nine months ended September 30, 2002, we recorded an exchange loss of approximately $1.9 million for assets exposed to currency translation in Venezuela. For the year ended December 31, 2001, our Venezuelan operations represented approximately 7% of our revenue and 11% of our EBITDAR, before allocation of corporate sales, general and administrative expenses.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                      FINANCIAL CONDITION AND RESULTS OF
                  OPERATIONS OF HANOVER EQUIPMENT TRUST 2001A

   Management's discussion and analysis of the financial condition and results of operations of the Issuer should be read in conjunction with the financial statements of the Issuer and related notes thereto included in this prospectus.

General

   Hanover Equipment Trust 2001A, a Delaware special purpose business trust, was formed in August 2001 solely for the purpose of: (1) issuing the old notes and the new notes, (2) executing, delivering and performing the operative documents to which it is a party, and (3) using the proceeds of the issuance of the old notes and the equity certificates to purchase gas compression equipment from HCLP and certain of its subsidiaries. The equity funding, issuance of old notes and equipment purchase occurred on August 30, 2001. The Issuer leases the gas compression equipment back to HCLP under a seven-year operating lease. In addition to rental payments, HCLP is obligated to pay supplemental rent, costs, taxes, indemnities, and other amounts owing under the operating lease.

   The trustee of the Issuer is Wilmington Trust Company. General Electric Capital Corporation ("GE Capital") is the sole equity certificate holder. The initial equity certificate holder assigned its interest to GE Capital and was repaid its capital contribution in August 2001.

Nine Months Ended September 30, 2002.

Revenue

   The Issuer's total revenue for the period was approximately $22.7 million. The Issuer's rental revenue is based primarily on the interest accrued on the old notes and the yield payable to the equity certificate holder. The interest rate on the old notes is fixed at 8.50%. However, the yield payable on the equity certificates will vary depending upon the certificate holder yield rate (9.8% as of September 30, 2002). Based on current interest rates and property balances applicable as of September 30, 2002 and including rental revenues earned during the nine months ended September 30, 2002, rental revenue is expected to be approximately $29.1 million for 2002. This amount does not include rents received to reimburse the Issuer, as required under the Lease, for its operating expenses.

   In December 2001, the Issuer filed a registration statement on Form S-4 offering to exchange its registered 8.50% senior secured notes due 2011 for all of its outstanding notes. The terms of the new notes are identical to the terms of the old notes except that the new notes are freely transferable under the Securities Act and do not have any exchange or registration rights. Because the exchange offer has not been completed, the Issuer has received additional rent in the amount of $57,600 per week and is required to pay this amount as additional interest to the holders of the notes. The additional rental income and interest expense began accruing on January 28, 2002 and will end when the exchange offer is completed. Through September 30, 2000, the Issuer had recognized approximately $2.0 million in additional rental income and interest expense.

Interest Expense on Rental Equipment

   Interest expense on rental equipment is the interest recorded in connection with the old notes. Interest expense on rental equipment for the period was approximately $21.1 million or approximately 93% of rental revenue. Due to the terms of the operating lease with HCLP, interest expense on rental equipment is expected to remain fairly constant. Based on current interest rates and including interest expense on rental equipment incurred during the nine months ended September 30, 2002, interest expense on rental equipment is expected to be approximately $28.2 million for 2002 and approximately $25.5 million for 2003. The Issuer incurred additional interest expense of $2.0 million, which is, discussed above under revenue.

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

Period from August 2, 2001 (Inception) to December 31, 2001.

Revenue

   The Issuer's total revenue for the period was approximately $9.3 million. Revenue was not earned until after the purchase of gas compression equipment on August 30, 2001. The Issuer's rental revenue is based primarily on the interest accrued on the old notes and the yield payable to the equity certificate holder. The interest rate on the old notes is fixed at 8.50%. However, the yield payable on the equity certificates will vary depending upon the certificate holder yield rate (9.8% as of December 31, 2001).

Interest Expense on Rental Equipment

   Interest expense on rental equipment is the interest recorded in connection with the old notes. Interest expense on rental equipment for the period was approximately $8.6 million or approximately 92% of rental revenue. Due to the terms of the operating lease with HCLP, interest expense on rental equipment is expected to remain fairly constant.

Liquidity and Capital Resources

   Under the triple net lease terms for the Equipment, all of the costs of maintaining and financing the equipment are borne by HCLP, as the lessee. The Issuer believes it has adequate capital resources for the nature of its business and that funds from its operations as described in this prospectus will be sufficient to provide for its operations. Because the Issuer has agreed to limit its business activities as described in this prospectus, the Issuer does not believe it will have any need to obtain additional financing or equity.

   Nine Months Ended September 30, 2002. The Issuer's cash and cash equivalents balance at September 30, 2002 was $0. Operating activities provided $0.9 million in cash which was used in financing activities for the payment of the equity certificate yield due.

   Period from August 2, 2001 (Inception) to December 31, 2001. The Issuer's cash and cash equivalents balance at December 31, 2001 was $0. Operating activities provided $0 in cash, investing activities used $309.3 million in cash and financing activities provided $309.3 million in cash. Cash was used in investing activities for the purchase of $309.3 million of rental equipment. Cash provided by financing activities resulted from $9.3 million of equity investment from the Issuer's equity certificate holder and $300 million in proceeds from the issuance of the old notes.

Quantitative and Qualitative Disclosures about Market Risk

   The Issuer is exposed to market risk due to the variable yield rate on its equity certificates, however the Issuer's market risk is minimized because rental revenue would increase or decrease by an equal amount with any change in the yield on its equity certificates. As of September 30, 2002, the Issuer had $300 million outstanding principal amount of the old notes, which bear interest at a fixed rate of 8.50% per annum, and $9.3 million in equity investment under the Issuer's equity certificates, which accrue yield payments at the certificate holder yield rate. Yield payments on the equity certificates are based upon the Eurodollar rate or the prime rate, plus a spread in each case of 7.95% per year (9.8% as of September 30, 2002). An increase in the certificate holder yield rate by 1% would result in an approximately $93 thousand annual increase in the yield payments on the Issuer's equity certificates and rental revenue.

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

                    BUSINESS OF HANOVER COMPRESSOR COMPANY
                  AND HANOVER COMPRESSION LIMITED PARTNERSHIP

General

   Hanover Compressor Company, through its indirect wholly owned subsidiary Hanover Compression Limited Partnership and its subsidiaries, is a global market leader in full service natural gas compression and a leading provider of service, fabrication and equipment for contract natural gas handling applications. We sell this equipment and provide it on a rental, contract compression, maintenance and acquisition leaseback basis to natural gas production, processing and transportation companies that are increasingly seeking outsourcing solutions. Founded in 1990 and a public company since 1997, our customers include national oil and gas companies and premier independent and major oil and gas producers and distributors. In conjunction with our maintenance business, we have developed our parts and service business to provide solutions to customers that own their own compression equipment, but want to outsource their operations. Our compression services are complemented by our compressor and oil and gas production equipment fabrication operations and gas processing and treating, gas measurement and power generation services, which broaden our customer relationships both domestically and internationally.

   Our products and services are essential to the production, processing, transportation and storage of natural gas and are provided primarily to energy producers and distributors of natural gas. Our decentralized operating structure, technically experienced personnel and high quality compressor fleet allow us to successfully provide reliable and timely customer service. As a result, we have experienced substantial growth over the past five years and have developed and maintained a number of long-term customer relationships. This has enabled us to maintain an average horsepower utilization rate of approximately 93% from 1997 to 2001, compared to industry rates which we believe to have been 80% to 85% for this period. We have traditionally excluded from the rental utilization certain units from acquired companies requiring maintenance and upgrade to our standards. Total compression horsepower as of September 30, 2002 was 3,621,000 of which 360,000 was not available for use in the field.

   We compete primarily in the market for transportable natural gas compression units of up to 4,450 horsepower. This market for rental compression has experienced significant growth over the past decade, with a compound annual growth rate of approximately 15%. We believe that the growth in the domestic gas compression market will continue due to the increased consumption of natural gas, the continued aging of the natural gas reserve base and the attendant decline of wellhead pressures, and the discovery of new reserves.

   The rental portion of the domestic gas compression market is estimated to be at least 5.3 million horsepower and accounts for approximately 35% to 38% of the aggregate U.S. horsepower, up from 20% in 1992. Growth of rental compression capacity in the U.S. market is primarily driven by the increasing trend toward outsourcing by energy producers and processors. We believe that outsourcing provides the customer greater financial and operating flexibility by minimizing the customer's investment in equipment and enabling the customer to more efficiently resize compression units to meet the changing reservoir conditions. In addition, we also believe that outsourcing typically provides the customer with more timely and technically proficient service and necessary maintenance, which often reduces operating costs. We believe growth opportunities for compressor rental and sales exist due to (i) increased worldwide energy consumption, (ii) implementation of international environmental and conservation laws preventing the flaring of natural gas,
(iii) increased outsourcing by energy producers and processors and (iv) the environmental soundness, economy and availability of natural gas as an alternative energy source.

   As of September 30, 2002, we operated a global fleet of 7,175 compression rental units with an aggregate capacity of approximately 3,621,000 horsepower (excluding 170,000 in noncompression horsepower). We believe that we are currently the largest natural gas compression company in the United States on the basis of aggregate rental horsepower with 6,390 rental units having an aggregate capacity of approximately 2,782,000 horsepower at September 30, 2002. We estimate that we are one of the largest providers of compression services in the rapidly growing Latin American and Canadian markets, operating 785 units internationally with approximately 839,000 horsepower at September 30, 2002.

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

   We recently conducted a comprehensive review of our business operations and human resources needs based on long term objectives. As a result of this process, we announced on December 30, 2002 that we intend to reduce our staffing levels by approximately 500 employees, representing 11% of our global workforce. Hanover will take a one-time pre-tax charge of approximately $2.5 million in the fourth quarter of 2002 as a result of the workforce reduction. We expect the workforce reduction to be completed by the third quarter of 2003.

   Substantially all of our assets and operations are owned or conducted by our wholly-owned subsidiary, Hanover Compression Limited Partnership ("HCLP"). In December 2001, HCLP and its subsidiaries completed various internal restructuring transactions pursuant to which certain of the domestic subsidiaries of HCLP were merged, directly or indirectly, with and into HCLP.

Compressor Rental Fleet

   The size and horsepower of our compressor rental fleet owned or operated under lease on September 30, 2002 is summarized in the following table:

                                                 Aggregate
                                     Number of   Horsepower   % of Total
        Range of Horsepower per Unit   Units   (in thousands) Horsepower
        ---------------------------- --------- -------------- ----------
                 0-100..............   2,093         148           4.1%
                 101-200............   1,442         219           6.0%
                 201-500............   1,256         411          11.4%
                 501-800............     699         459          12.7%
                 801-1100...........     515         513          14.2%
                 1101-1500..........     900       1,268          35.0%
                 1501-2500..........     198         366          10.1%
                 2501-4450..........      72         237           6.5%
                                       -----       -----        ------
                 Total..............   7,175       3,621        100.00%
                                       =====       =====        ======

Business Strategy

   Historically, we have generated growth in excess of industry averages and have delivered superior results to our investors. From 1999 through 2001, our revenue, EBITDAR and net income growth have averaged 59%, 43% and 34% per year, respectively./*/ During this same period, the rental compression market, driven by growth in consumption and the trend toward outsourcing, has consistently grown at approximately 15% per year, while natural gas pricing and exploration activity have been quite volatile. For example, from January 1, 2000 through September 30, 2002, Henry Hub monthly average natural gas prices have ranged from approximately $1.86 per thousand cubic feet to approximately $9.91 per thousand cubic feet, while drilling activity, measured by active rig counts in the U.S. and Canada, has ranged from approximately 850 to 1,700.

   Our growth strategy includes the following key elements:

    . Offer Broad-Based Solutions: We believe that we are the only company in our industry that offers outsourced rental compression as well as compressor and oil and gas production and processing equipment fabrication and related services. By offering a broad range of services that complement our historic strengths, we believe that we can offer more complete solutions to our customers and thereby drive growth in each of our businesses.

       -- Our leading position in the design and fabrication of compressors for sale helps us meet our rental fleet growth requirements as well as the needs of energy industry participants who resize or replace units on existing projects or obtain compression products and services for new projects.

       -- Our compressor services business supplies parts and services and manages compression units for customers who own their units, thereby helping us develop relationships for future outsourcing business.

--------
/*/ EBITDAR consists of the sum of consolidated net income before interest expense, leasing expense, goodwill impairment, distributions on mandatorily redeemable convertible preferred securities, income tax, and depreciation and amortization. We believe that EBITDAR is a commonly used measure of financial performance for valuing companies in the compression industry. Additionally, since EBITDAR is a basic source of funds not only for growth but to service indebtedness, lenders in the private and public debt markets use EBITDAR as a primary determinate of borrowing capacity. EBITDAR should not be considered as an alternative performance measure prescribed by generally accepted accounting principles.

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

       -- We design and fabricate oil and gas production equipment and provide related services essential to the operation of recently completed oil and gas wells, all of which enhance our opportunity to deliver compression services and equipment to customers as the need develops over the useful life of a well.

       -- As our customers look to us to provide an ever-widening array of outsourced services, we continue to build our core business with emerging business opportunities, such as turnkey gas treatment, gas measurement and power generation sales and services. As with compression, these emerging businesses are increasingly being outsourced by industry participants and represent an additional opportunity to gain incremental revenue from current and potential customers.

    . Exploit International Opportunities: We believe international markets represent one of the greatest growth opportunities for our business. Although our international horsepower has grown significantly over the last six years, we continue to believe that the market is drastically under-served. Of total proven worldwide reserves, 97% are located outside the United States. We believe that the implementation of international environmental and conservation laws preventing the flaring of natural gas and encouraging the use of gas-fired electric power generation, coupled with increased worldwide energy consumption, will continue to drive use of compression by international energy companies. In addition, we typically see higher pricing relative to the domestic market in international markets. At September 30, 2002, we had 839,000 horsepower in service internationally, or 23% of total horsepower. International horsepower provided approximately 36% of the rental revenue for the nine months ended September 30, 2002 and approximately 33% of the rental revenue for the year ended December 31, 2001. Moreover, international oil and gas companies have traditionally purchased compression equipment, but over the past decade, the international energy producers have increasingly chosen to fulfill their compression requirements through outsourcing. We believe we are well positioned to exploit the opportunity created by these international trends.

    . Continue to Expand in our Existing Domestic Markets: Since 1992, the percentage of aggregate compression horsepower outsourced by the industry has increased from nearly 20% to approximately 35% to 38% in 2001. This move to outsourcing has been driven by, among other things, the desire of producers and distributors of natural gas to: (1) maximize production revenue by improving mechanical run-time and reducing equipment maintenance and personnel costs; (2) increase capital available for other uses; and (3) improve operating flexibility by exploiting the rental company's greater asset base and extensive field service organization to efficiently resize compressor units to meet changing reservoir conditions. We believe the breadth and quality of our services, the depth of our customer relationships and our presence throughout the gas producing regions of the United States position us to capture additional outsourced business.

    . Focus on High Horsepower Units: The high horsepower compression segment, comprised of units of greater than 500 horsepower, is the fastest growing segment of the rental compression market. These units are typically installed on larger wells, gathering systems and processing and treating facilities whose size and generally more attractive unit economics largely insulate them from declining commodity prices. As a result, compressors in this segment tend to realize higher utilization rates. The greater technical requirements of these larger systems enable us to differentiate our compression products and services and to offer related products and services. In addition, most compressors installed internationally are high horsepower units. As of September 30, 2002, approximately 78% of our aggregate horsepower consists of high horsepower compression units. We believe the breadth of our experience, the quality of our service and of our compressor production and treatment equipment fabrication operations and our international experience will enable us to continue to succeed in this segment of the market.

    . Capture Acquisition Leaseback Opportunities: We believe that as of December 31, 2001, U.S. energy producers, transporters and processors directly owned and operated approximately 65% of the total U.S. compression market. In recent years, more companies have been outsourcing their compression operations in order to improve their financial and operating results. We also offer energy producers,

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       transporters and processors the opportunity to outsource their operations and reallocate capital to core activities through our acquisition leaseback program, whereby we purchase in-place compression equipment and lease the equipment back to the former owner under long-term operating and maintenance contracts. We believe that our extensive geographic reach and our experience with a wide range of compression equipment and operating conditions give us a competitive advantage in capturing acquisition leaseback opportunities. Between January 1, 1999 and September 30, 2002, we executed acquisition leaseback transactions for approximately 437 compression units totaling 250,000 horsepower.

    . Selectively Pursue Industry Acquisitions: Since 1992, we have acquired over three dozen small, well-established, regional companies providing compressor rental and related services while delivering superior financial results. In addition, we completed four sizable acquisitions of compression companies: PAMCO Services International and the compression services division of Dresser-Rand Company in 2000, OEC Compression Corporation in March 2001 and the gas compression business of Schlumberger in August 2001. We also pursue acquisitions to expand our offerings of related products and services and extend our geographic scope, such as our June 2000 acquisition of Applied Process Solutions, Inc., a leader in the design, fabrication and installation of natural gas treating and processing equipment.

    . Capitalize on our Decentralized Management and Operating Structure: We utilize a decentralized management and operating structure to provide superior customer service in a relationship-driven, service-intensive industry. We believe that our regionally based network, local presence, experience and in-depth knowledge of customers' operating needs and growth plans provide us with significant competitive advantages and drives internal growth. To maintain this regional strength and to create incentives to attract, motivate and retain an entrepreneurial, highly experienced management team, since 1992 we have offered equity ownership and stock option programs to create incentives for certain of our employees.

   We believe the successful execution of our growth strategy, combined with our focus on and leadership position in the compression industry, will enable us to continue to differentiate our company and drive future growth and profitability.

                               Industry Overview

Gas Compression

   Typically, compression is required several times during the natural gas production cycle: at the wellhead, at the gathering lines, into and out of gas processing facilities, into and out of storage and throughout the intrastate and interstate pipelines.

   Over the life of an oil or gas well, natural reservoir pressure and deliverability typically decline as reserves are produced. As the natural reservoir pressure of the well declines below the line pressure of the gas gathering or pipeline system used to transport the gas to market, gas no longer naturally flows into the pipeline. It is at this time that compression equipment is applied to economically boost the well's production levels and allow gas to be brought to market.

   In addition to such wellhead and gas field gathering activities, natural gas compressors are utilized in a number of other applications, most of which are intended to enhance the productivity of oil and gas wells, gas transportation lines and processing plants. Compressors are used to increase the efficiency of a low capacity gas field by providing a central compression point from which the gas can be removed and injected into a pipeline for transmission to facilities for further processing. As gas is transported through a pipeline, compression equipment is applied to allow the gas to continue to flow in the pipeline to its destination. Additionally, compressors are utilized to re-inject associated gas to lift liquid hydrocarbons artificially which increases the rate of crude oil production from oil and gas wells. Furthermore, compression enables gas to be stored in underground storage reservoirs for subsequent extraction during periods of peak demand. Finally, compressors are often utilized in combination with oil and gas production equipment to process and refine oil and gas into higher value

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

added and more marketable energy sources, as well as, used in connection with compressed natural gas vehicle fueling facilities providing an alterative to gasoline.

   Changing well and pipeline pressures and conditions over the life of a well often require producers to reconfigure or change their compressor units to optimize the well production or pipeline efficiency. Due to the technical nature of the equipment, a dedicated local parts inventory, a diversified fleet of natural gas compressors and a highly trained staff of field service personnel are necessary to perform such functions in the most economic manner. These requirements, however, have typically proven to be an extremely inefficient use of capital and manpower for independent natural gas producers and have caused such firms, as well as natural gas processors and transporters, to increasingly outsource their non-core compression activities to specialists such as Hanover.

   The advent of rental and contract compression roughly 40 years ago made it possible for natural gas producers, transporters and processors to improve the efficiency and financial performance of their operations. Compressors leased from specialists generally have a higher rate of mechanical reliability and typically generate greater productivity than those owned by oil and gas operators. Furthermore, because compression needs of a well change over time, outsourcing of compression equipment enables an oil and gas producer to better match variable compression requirements to the production needs throughout the life of the well. Also, certain major domestic oil companies are seeking to streamline their operations and reduce their capital expenditures and other costs. To this end, they have sold certain domestic energy reserves to independent energy producers and are outsourcing facets of their operations. We believe that such initiatives are likely to contribute to increased rentals of compressor equipment.

   Natural gas compressor fabrication involves the design, fabrication and sale of compressors to meet the unique specifications dictated by the well pressure, production characteristics and the particular applications for which compression is sought. Compressor fabrication is essentially an assembly operation in which an engine, compressor, control panel, cooler and necessary piping are attached to a frame called a "skid." A fabricator typically purchases the various compressor components from third party manufacturers, but employs its own engineers and design and labor force.

   In order to meet customers' needs, gas compressor fabricators typically offer a variety of services to their customers including: (1) engineering, fabrication and assembly of the compressor unit; (2) installation and testing of the unit; (3) ongoing performance review to assess the need for a change in compression; and (4) periodic maintenance and replacement parts supply.

Production Equipment

   Oil and gas reserves are generally not commercially marketable as produced at the wellhead. Typically, such reserves must be refined before they can be transported to market. Oil and gas production equipment is utilized to separate and treat such oil and gas immediately after it is produced in order to facilitate further processing, transportation and sale of such fuels and derivative energy sources. Oil and gas production equipment is typically installed at the wellhead immediately prior to commencing the large scale production phase of a well and remains at the site through the life of the well.

Market Conditions

   We believe that the most fundamental force driving the demand for gas compression and production equipment is the growing consumption of natural gas. As more gas is consumed, the demand for compression and production equipment increases. In addition, we expect the demand for liquefied natural gas, compressed natural gas and liquefied petroleum gas to continue to increase and result in additional demand for our compression equipment and related services

   Although natural gas has historically been a more significant source of energy in the United States than in the rest of the world, we believe that aggregate foreign natural gas consumption (excluding the former Soviet Union) has recently grown. Despite significant growth in energy demand, most non-U.S. energy markets, until recently, have typically lacked the infrastructure necessary to transport natural gas to local markets, and natural gas historically has been flared at the wellhead. Given recent environmental legislation and the construction of

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numerous natural gas-fueled power plants built to meet international energy demand, we believe that international compression markets are experiencing growth.

   Natural gas is considered to be the "fuel of the future" because it provides the best mix of environmental soundness, economy and availability of any energy source. Rising worldwide energy demand, environmental considerations, the further development of the natural gas pipeline infrastructure and the increasing use of natural gas as a fuel source in power generation are the principal reasons for this growth.

   While gas compression and production equipment typically must be highly engineered to meet demanding and unique customer specifications, the fundamental technology of such equipment has been stable and has not been subject to significant technological change.

                                   Property

   The following table describes the material facilities owned or leased by Hanover and its subsidiaries as of September 30, 2002:

                       Square
       Location         Feet   Status                       Uses
       --------        ------- ------ -------------------------------------------------
Houston, Texas........ 192,000  Owned Corporate headquarters and compressor fabrication
Yukon, Oklahoma.......  11,700  Owned Office and compressor maintenance
Pocola, Oklahoma......   8,000  Owned Office and compressor maintenance
Midland, Texas........  12,000  Owned Office and compressor maintenance
Davis, Oklahoma....... 345,000  Owned Compressor fabrication
Kilgore, Texas........  16,750  Owned Office and compressor maintenance
Columbus, Texas....... 210,000  Owned Production equipment manufacturing
Broussard, Louisiana..  35,000  Owned Office and compressor maintenance
Farmington, New Mexico  37,500  Owned Office and compressor maintenance
Broken Arrow, Oklahoma 134,570  Owned Office and compressor fabrication
Tulsa, Oklahoma.......  40,000  Owned Production equipment manufacturing
Aldridge, Walsall, UK.  33,700  Owned Office and compressor maintenance
Alberta, Canada.......  78,000  Owned Office and compressor maintenance
Houston, Texas........ 137,000  Owned Office and compressor fabrication
Houston, Texas........ 190,000  Owned Compressor fabrication
Victoria, Texas.......  19,000 Leased Office and compressor maintenance
Neuquen, Argentina....  32,900 Leased Office and compressor maintenance
El Tigre, Venezuela...  14,300 Leased Office and compressor maintenance
Patio Ocana, Venezuela  26,700 Leased Office and compressor maintenance

   Hanover's executive offices are located at 12001 North Houston Rosslyn, Houston, Texas 77086 and its telephone number is (281) 447-8787.

   HCLP's executive offices are located at 12001 North Houston Rosslyn, Houston, Texas 77086 and its telephone number is (281) 447-8787.

                               Business Segments

   Our revenues and income are derived from five business segments (comprising four operating divisions): (a) domestic rentals; (b) international rentals; (c) compressor and accessory fabrication; (d) production and processing equipment fabrication; and (e) parts service and used equipment. The domestic and international compression rentals segments have operations primarily in the United States, Canada and South America. For financial data relating to our business segments, see "Management's Discussion and Analysis of Financial Condition and Results of Operations of Hanover Compressor Company and Hanover Compression Limited Partnership" and the notes to our consolidated financial statements included or incorporated by reference in this prospectus.

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

         Compression Services and Compressor and Accessory Fabrication

   We provide our customers with a full range of compressor and associated equipment rental, sales, maintenance and contract compression services. As of September 30, 2002, our gas compressor fleet consisted of 7,175 units, ranging from 24 to 4,450 horsepower per unit. The size, type and geographic diversity of this rental fleet enable us to provide our customers with a range of compression units that can serve a wide variety of applications and to select the correct equipment for the job, rather than trying to "fit" the job to its fleet of equipment.

   We base our gas compressor rental rates on several factors, including the cost and size of the equipment, the type and complexity of service desired by the customer, the length of the contract, and the inclusion of any other services desired, such as installation, transportation and the degree of daily operation. Substantially all of our units are operated pursuant to "contract compression" or "rental with full maintenance" contracts under which we perform all maintenance and repairs on such units while under contract. In the U.S. onshore market, compression rental fleet units are generally leased under contract with minimum terms of six months to two years, which convert to month-to-month at the end of the stipulated minimum period. Historically, the majority of our customers have extended the length of their contracts, on a month-to-month basis, well beyond the initial term. Typically, our compression rental units utilized in offshore and international applications carry substantially longer lease terms than those for onshore domestic applications.

   An essential element to our success is our ability to provide compression services to customers with contractually committed compressor run-times of between 95% and 98%. Historically, our incidence of failing to meet run-time commitments (the penalty for which is paid in credits to the customer's account) has been insignificant, due largely to our rigorous preventive maintenance program and extensive field service network which permits us to promptly address maintenance requirements. Our rental compressor maintenance services are performed by over 2,300 experienced and factory-trained maintenance personnel both at our facilities and in the field. Such maintenance facilities are situated in close proximity to actual rental fleet deployment to permit superior service response times.

   All rental fleet units are serviced at manufacturers' recommended maintenance intervals, modified as required by the peculiar characteristics of each individual job and the actual operating experience of each compressor unit. Prior to the conclusion of any rental job, our field management evaluates the condition of the equipment and, where practical, corrects any problems before the equipment is shipped out from the job site. Although natural gas compressors generally do not suffer significant technological obsolescence, they do require routine maintenance and periodic refurbishing to prolong their useful life. Routine maintenance includes alignment, compression checks and other parametric checks that indicate a change in the condition of the equipment. In addition, oil and wear-particle analysis is performed on all units prior to their redeployment at specific compression rental jobs. Overhauls are done on a condition-based interval instead of a time-based schedule. In our experience, these rigorous procedures maximize component life and unit availability and minimize avoidable downtime. Typically, we overhaul each rental compressor unit for general refurbishment every 36 to 48 months and anticipate performing a comprehensive overhaul of each rental compressor unit every 60 to 72 months. This maintenance program has provided us with a highly reliable fleet of compressors in excellent condition.

   Our field service mechanics provide all operating and maintenance services for our compression units leased on a contract compression or full maintenance basis and are on-call 24 hours a day. These field personnel receive regular mechanical and safety training both from our staff and our vendors. Each of our field mechanics is responsible for specific compressor unit installations and has at his or her disposal a dedicated local parts inventory. Additionally, each field mechanic operates from a fully-equipped service vehicle. Each mechanic's field service vehicle is radio or cellular telephone equipped which allows that individual to be our primary contact with the customer's field operations staff and to be contacted at either his or her residence or mobile phone 24 hours a day. Accordingly, our field service mechanics are given the responsibility to promptly respond to customer service needs as they arise based on the mechanic's trained judgment and field expertise.

   We believe our competitive position has benefited from the managerial parity that our sales and field service organizations enjoy within the company, enabling these two vital organizations to work together in a highly coordinated fashion in order to deliver maximum customer service, responsiveness and reliability. The foundation for our successful field operations effort is the experience and responsiveness of our over 2,300 member compressor rental field service and shop staff of factory-trained and field-tested compressor mechanics. Our field service mechanics are coordinated and supported by regional operations managers who have supervisory responsibility for specific geographic areas.

   Our compressor and accessory fabrication operations, doing business as Hanover Maintech, Hanover-Davis, Hanover Dresser-Rand and Production Operators, design, engineer and assemble compression units and accessories for sale to third parties as well as for placement in our compressor rental fleet. As of September 30, 2002, we had a compressor unit fabrication backlog for sale to third parties of $20.4 million compared to $43.4 million as of September 30, 2001. We believe that the decrease in backlog is attributable to weaker market conditions generally, which we believe are in part attributable to the decrease in the price of natural gas in late 2001 and a contraction of capital spending and investing as a result of the U.S. economic recession. The twelve-month rolling average Henry Hub natural gas price decreased to $2.83 per Mcf as of September 2002 from $4.97 per Mcf as of September 2001. The twelve-month rolling average Henry Hub natural gas price averaged $4.26 per Mcf as of December 2001 and $3.88 per Mcf as of December 2000. Substantially all backlog is expected to be produced within a 90 to 180 day period. In general, units to be sold to third parties are assembled according to each customer's specifications and sold on a turnkey basis. We acquire major components for these compressor units from third party suppliers.

                       Oil and Gas Production Equipment

   Through our divisions doing business as Hanover Smith and Hanover Applied Process Solutions, we design, engineer, fabricate and either sell or occasionally rent a broad range of oil and gas production equipment designed to heat, separate, dehydrate and measure crude oil and natural gas. Our product line includes line heaters, oil and gas separators, glycol dehydration units and skid-mounted production packages designed for both onshore and offshore production facilities. We generally maintain standard product inventories in excess of $5.0 million and are therefore able to meet most customers' rapid response requirements and minimize customer downtime. As of September 30, 2002, we had a production equipment fabrication backlog of $49.4 million compared to $50.1 million as of September 30, 2001. Substantially all backlog is expected to be produced within a 90 to 180 day period. We also purchase and recondition used production equipment which is then sold or rented.

                               Parts and Service

   We purchase and recondition used gas compression units, power generation and treating facilities and production equipment which is then sold or rented to customers. In addition, we often provide contract operations and related services for customers that prefer to own their production, gas treating, power generation or compression equipment. We believe that we are particularly well qualified to provide these services because our highly experienced operating personnel have access to the full range of our compression rental, production processing equipment and power generation equipment and facilities. As customers look to us to provide an ever-widening array of outsourced services, we will continue to build our core business with emerging business opportunities, such as turnkey gas treatment, gas measurement and power generation sales and services.

                             Market and Customers

   Our customer base consists of over 1,500 U.S. and international companies engaged in all aspects of the oil and gas industry, including major integrated oil and gas companies, national oil and gas companies large and small independent producers and natural gas processors, gatherers and pipelines. Additionally, we have negotiated strategic alliances or preferred vendor relationships with key customers pursuant to which we receive preferential consideration in customer compressor and oil and gas production equipment procurement decisions in exchange for providing enhanced product availability, product support, automated procurement practices and limited pricing concessions. No individual customer accounted for more than 10% of our consolidated revenues during 2001 or 2000. We acquired POI in 2001. POI, which was previously part of the gas compression business of Schlumberger, generated 49% of its revenues in 2001 from its three largest customers. On a pro forma basis, these three customers would have accounted for a total of approximately 10% of our revenues in 2001.

   Our compressor leasing activities are located throughout the continental United States, internationally and in offshore operations. International locations include Tunisia, Nigeria, Argentina, Barbados, Egypt, Equatorial Guinea, India, Venezuela, Colombia, Trinidad, Bolivia, Brazil, Mexico, Indonesia, Spain, Nigeria, United Kingdom and Canada. In addition, we have representative offices in the Netherlands, China and the Cayman Islands. As of September 30, 2002, equipment representing approximately 23% of our compressor horsepower was being used in international applications.

                              Sales and Marketing

   Our more than 130 salespeople report to our Director of Worldwide Sales, who in turn reports to our President and Chief Executive Officer. Our salespeople aggressively pursue the rental and sale market for compressors and production equipment in their respective territories. Each salesperson is assigned a customer list on the basis of the experience and personal relationships of the salesperson and the individual service requirements of the customer. This customer and relationship-focused strategy is communicated through frequent direct contact, technical presentations, print literature, print advertising and direct mail. Our advertising and promotion strategy is a "concentrated" approach, tailoring specific messages into a very focused presentation methodology.

   Additionally, our salespeople coordinate with each other to effectively pursue customers who operate in multiple regions. The salespeople maintain intensive contact with our operations personnel in order to promptly respond to and satisfy customer needs. Our sales efforts concentrate on demonstrating our commitment to enhancing the customer's cash flow through superior product design, fabrication, installation, customer service and after-market support.

   Upon receipt of a request for proposal or bid by a customer, we assign a team of sales, operations and engineering personnel to analyze the application and prepare a quotation, including selection of the equipment, pricing and delivery date. The quotation is then delivered to the customer, and, if we are selected as the vendor, final terms are agreed upon and a contract or purchase order is executed. Our engineering and operations personnel also often provide assistance on complex compressor applications, field operations issues or equipment modifications.

                                  Competition

   We believe that we are currently the largest natural gas compression company in the United States on the basis of aggregate rental horsepower. However, the natural gas compression services and fabrication business is highly competitive. Overall, we experience considerable competition from companies who may be able to more quickly adapt to changes within our industry and changes in economic conditions as a whole, more readily take advantage of acquisition and other opportunities and adopt more aggressive pricing policies.

   Compressor industry participants can achieve significant advantages through increased size and geographic breadth. As the number of rental units increases in a rental fleet, the number of sales, engineering, administrative and maintenance personnel required does not increase proportionately. As a result, due to economies of scale, companies such as Hanover with larger rental fleets have relatively lower operating costs and higher margins than smaller companies.

   One of the significant cost items in the compressor rental business is the amount of inventory required to service rental units. Each rental company must maintain a minimum amount of inventory to stay competitive. As the size of the rental fleet increases, the required amount of inventory does not increase in the same proportion. The larger rental fleet companies can generate cost savings through improved purchasing power and vendor support.

   We believe that we compete effectively on the basis of price, customer service, including the availability of personnel in remote locations, flexibility in meeting customer needs and quality and reliability of our compressors and related services. The compressor fabrication business is dominated by a few major competitors, some of which also compete with us in the compressor rental business. We believe that we are the largest compressor fabrication company in the United States.

   The production equipment business is a highly fragmented business with approximately eight substantial U.S. competitors. Although sufficient information is not available to definitively estimate our relative position in this market, we believe that we are among the top three oil and gas production equipment fabricators in the United States.

                           Fabrication and Materials

   Our fabrication operations consist of fabricating compressor and production and processing equipment from components and subassemblies, most of which we acquire from a wide range of vendors. These components represent a significant portion of the cost of our compressor and production and processing equipment products. Although our products are generally shipped within 180 days following order date, increases in raw material costs cannot always be offset by increases in our products' sales prices. We believe that all materials and components are readily available from multiple suppliers at competitive prices.

                             Government Regulation

   We are subject to various federal, state, local and foreign laws and regulations relating to the environment, health and safety, including regulations regarding air emissions, wastewater and stormwater discharges, as well as waste handling and disposal. In addition, certain of our customer service arrangements may require us to operate, on behalf of a specific customer, petroleum storage units such as underground tanks, or pipelines and other regulated units, all of which may impose additional compliance obligations. Certain states have or are considering, and the federal government has recently passed, more stringent air emission controls on off-road engines. These laws and regulations may affect the costs of our operations. As with any owner of property, we are also subject to clean-up costs and liability for hazardous materials or any other toxic or hazardous substance that may exist on or under any of our properties.

   We believe that we are in substantial compliance with environmental laws and regulations and that the phasing in of recent non-road engine air emission controls and other known regulatory requirements at the rate currently contemplated by such laws and regulations will not have a material adverse effect on our business, consolidated financial condition, results of operations or cash flows.

   Notwithstanding, we may not be in compliance with certain environmental requirements for recently acquired facilities, in part because of our rapid growth through acquisitions. With respect to newly-acquired facilities, it is our practice to investigate environmental compliance issues and address any issues promptly. We cannot be certain, however, that all such issues are completely resolved in accordance with applicable environmental regulations prior to our taking over operations, although it is our goal to correct any deficiencies as quickly as possible.

   The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as the "Superfund" law, imposes liability, without regard to fault or the legality of the original conduct, on persons who are considered to be responsible for the release of a "hazardous substance" into the environment. These persons include the owner or operator of the facility or disposal site or sites where the release occurred and companies that disposed or arranged for the disposal of the hazardous substances. Under CERCLA, and similar state laws, such persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources, and for the costs of certain health studies. Furthermore, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances or other pollutants released into the environment. We are not currently under any order requiring that we undertake or pay for any cleanup activities, nor are we aware of any current environmental claims by the government or private parties against us demanding remedial costs or alleging that we are liable for such costs. However, we cannot be certain that we will not receive any such claims in the future.

   The Resource Conservation and Recovery Act ("RCRA"), and regulations promulgated thereunder, govern the generation, storage, transfer and disposal of hazardous wastes. We must comply with RCRA regulations for any of our operations that involve the generation, management or disposal of hazardous wastes (such as painting activities or the use of solvents). In addition, to the extent we operate underground tanks on behalf of specific customers, such operations may be regulated under RCRA. We believe we are in substantial compliance with RCRA and are not aware of any current claims against us alleging RCRA violations. We cannot be certain, however, that we will not receive such notices of potential liability in the future.

   Stricter standards in environmental legislation that may affect us may be imposed in the future, such as more stringent air emission requirements or proposals to make hazardous wastes subject to more stringent and costly handling, disposal and clean-up requirements. While we may be able to pass on the additional costs of complying with such laws to our customers, there can be no assurance that attempts to do so will be successful. Accordingly, new laws or regulations or amendments to existing laws or regulations might require us to undertake significant capital expenditures and otherwise have a material adverse effect on our business, consolidated financial condition, results of operations or cash flows.

                              Foreign Operations

   We operate in many different geographic markets, some of which are outside the United States. Changes in local economic or political conditions, particularly in Venezuela, Argentina, other parts of Latin America, or Canada, could have a material adverse effect on our business, results of operations and financial condition. Additional risks inherent in our international business activities include the following: (a) difficulties in managing international operations; (b) unexpected changes in regulatory requirements; (c) tariffs and other trade barriers which may restrict our ability to enter into new markets;(d) changes in political conditions; (e) potentially adverse tax consequences; (f) restrictions on repatriation of earnings or expropriation of property; (g) the burden of complying with foreign laws; and (h) fluctuations in currency exchange rates and the value of the U.S. dollar.

   As part of our acquisition of the gas compression business of Schlumberger, we acquired minority interests in three joint ventures in Venezuela. As a minority investor in these joint ventures, we will not be able to control their operations and activities, including without limitation, whether and when they distribute cash or property to their holders. For financial data relating to the Company's geographic concentrations, see the notes to our consolidated financial statements included or incorporated by reference in this prospectus.

                                   Employees

   As of September 30, 2002, we had approximately 4,750 employees, approximately 52 of whom are represented by a labor union. We believe that our relations with our employees are satisfactory.

                               Legal Proceedings


   Commencing in February 2002, approximately 15 putative securities class action lawsuits were filed against us and certain of our officers and directors in the United States District Court for the Southern District of Texas. These class actions have been consolidated into one case, Pirelli Armstrong Tire Corporation Retiree Medical Benefits Trust, On Behalf of Itself and All Others Similarly Situated, Civil Action No. H-02-CV-0410, naming as defendants Hanover Compressor Company, Mr. Michael J. McGhan, Mr. William S. Goldberg and Mr. Michael A. O'Connor. The plaintiffs in these securities actions purport to represent purchasers of our common stock during various periods ranging from May 15, 2000 through January 28, 2002. The complaints assert various claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and seek unspecified amounts of compensatory damages, interest and costs, including legal fees. The court entered an order appointing Pirelli Armstrong Tire Corporation Retiree Medical Benefits Trust as lead plaintiff on January 7, 2003. A consolidated complaint is due by April 7, 2003.


   Commencing in February 2002, four derivative lawsuits were filed in the United States District Court for the Southern District of Texas, two derivative lawsuits were filed in state district court for Harris County, Texas (one of which was nonsuited and the second of which was removed to Federal District Court for the Southern District of Texas) and one derivative lawsuit was filed in the Court of Chancery for the State of Delaware in and for New Castle County. The derivative actions in the United States District Court for the Southern District of Texas were consolidated on August 19 and August 26, 2002. Motions are currently pending for appointment of lead counsel in the consolidated derivative actions in the Southern District of Texas. The pending derivative lawsuits are:

                                                                                                                        Date
      Plaintiff                      Defendants                       Civil Action No.                Court          Instituted
---------------------- --------------------------------------- ------------------------------ ---------------------- ----------
Harbor Finance         Michael J. McGhan, William S.           H-02-0761                      United States District  3/01/02
Partners, derivatively Goldberg, Ted Collins, Jr., Robert R.                                  Court for the Southern
on behalf of Hanover   Furguson, Melvyn N. Klein, Michael A.                                  District of Texas
Compressor Company     O'Connor, and Alvin V. Shoemaker,
                       Defendants and Hanover Compressor
                       Company, Nominal Defendant

Roger Koch,            Michael A. O'Connor, William S.         H-02-1332 consolidated with    United States District  4/10/02
derivatively on Behalf Goldberg, Melvyn N. Klein, Michael J.   H-02-0761 on 8/19/02           Court for the Southern
of Hanover             McGhan, Ted Collins, Jr., Robert R.                                    District of Texas
Compressor Company     Furguson, Rene J. Huck, Alvin V.
                       Shoemaker, Victor E. Grijalva, Gordon
                       T. Hall, and I. Jon Brumley, Defendants
                       and Hanover Compressor Company,
                       Nominal Defendant

Henry Carranza,        Michael A. O'Connor, William S.         H-02-1430                      United States District  4/18/02
derivatively on behalf Goldberg, Melvyn N. Klein, Michael J.   consolidated with H-02-0761 on Court for the Southern
of Hanover             McGhan, Ted Collins, Jr., Robert R.     8/19/02                        District of Texas
Compressor Company     Furguson, Rene J. Huck, Alvin V.
                       Shoemaker, Victor E. Grijalva, Gordon
                       T. Hall, and I. Jon Brumley, Defendants
                       and Hanover Compressor Company,
                       Nominal Defendant

                                                                                                              Date
        Plaintiff                       Defendants              Civil Action No.           Court           Instituted
-------------------------- ------------------------------------ ----------------- ------------------------ ----------

William Steves,            Michael A. O'Connor, William S.      H-02-1527         United States District    4/24/02
derivatively on behalf of  Goldberg, Melvyn N. Klein, Michael   consolidated with Court for the Southern
Hanover Compressor Company J. McGhan, Ted Collins, Jr., Robert  H-02-0761 on      District of Texas
                           R. Furguson, Rene J. Huck, Alvin V.  8/19/02
                           Shoemaker, Victor E. Grijalva,
                           Gordon T. Hall, and I. Jon Brumley,
                           Defendants and Hanover
                           Compressor Company,
                           Nominal Defendant

John B. Hensley, Jr.,      Michael J. McGhan, William S.        H-02-2994         270th Judicial District,  6/20/02
derivatively on behalf of  Goldberg, Michael A. O'Connor,       consolidated with Harris County, Texas;
Hanover Compressor Company Ted Collins, Jr., Alvin Shoemaker,   H-02-0761 as of   removed to the United
                           Robert R. Furgason, Melvyn N.        8/26/02           States District Court
                           Klein, Charles D. Erwin, and                           for the Southern
                           PricewaterhouseCoopers LLP,                            District of Texas on
                           Defendants and Hanover                                 August 9, 2002
                           Compressor Company,
                           Nominal Defendant

Coffelt Family, LLC        Michael A. O'Connor, Michael J.      19410-NC          Court of Chancery for     2/15/02
                           McGhan, William S. Goldberg, Ted                       the State of Delaware
                           Collins, Jr., Melvyn N. Klein, Alvin                   in and for New Castle
                           V. Shoemaker, and Robert R.                            County
                           Furgason,
                           Defendants and Hanover
                           Compressor Company, Nominal
                           Defendant


   These derivative lawsuits, which were filed by certain of our shareholders against our Board of Directors purportedly on behalf of the Company, allege, among other things, that our directors breached their fiduciary duties to shareholders and seek unspecified amounts of damages, interest and costs, including legal fees. The Board of Directors has formed a Special Litigation Committee to address the issues raised by the derivative suits. Subject to the work of that Committee and its instructions, we intend to defend these cases vigorously.

   As of November 1, 2002, the Company has paid approximately $6.2 million in legal related expenses in connection with the internal investigations, putative class action securities lawsuits, the derivative lawsuits and the Securities and Exchange Commission investigation. Of this amount, the Company has paid approximately $878,000 on behalf of officers and directors in connection with the above-named proceedings. The Company intends to pay the litigation expenses of its officers and directors, subject to the limitations imposed by Delaware law and the Company's certificate of incorporation and bylaws. The Company expects to be reimbursed for all or a portion of these expenses from the Company's directors' and officers' insurance policies.

   The putative class action securities lawsuit and the derivative lawsuits are at an early stage. Consequently, it is premature at this time to predict any liability or to estimate the damages, or the range of damages, if any, that we might incur in connection with such actions. An adverse outcome in these actions could have a material adverse effect on our business, consolidated financial condition, results of operations or cash flows.

   On November 14, 2002, the Fort Worth District Office of the Securities and Exchange Commission issued a Formal Order of Private Investigation relating to the matters involved in the restatements of our financial statements. We are cooperating fully with the Fort Worth District Office staff of the Securities and Exchange Commission. It is too soon to determine whether the outcome of this investigation will have a material adverse effect on our business, consolidated financial condition, results of operations or cash flows.

   We are involved in various other legal proceedings that are considered to be in the normal course of business. We believe that these proceedings will not have a material adverse effect on our business, consolidated financial condition, results of operations or cash flows.

                   MANAGEMENT OF HANOVER COMPRESSOR COMPANY

   The following table sets forth information concerning our directors and executive officers, including their ages as of December 24, 2002:

  Name                Age Position
  ----                --- --------
  Victor E. Grijalva. 64  Chairman of the Board of Directors
  Chad C. Deaton..... 50  President, Chief Executive Officer and Director
  John E. Jackson.... 44  Senior Vice President and Chief Financial Officer
  Mark S. Berg....... 44  Senior Vice President, General Counsel and Secretary
  Robert O. Pierce... 43  Senior Vice President--Manufacturing & Procurement
  Peter J. Schreck... 38  Vice President--Treasury & Planning
  Stephen P. York.... 46  Vice President and Corporate Controller
  Michael A. O'Connor 67  Chairman Emeritus and Director
  I. Jon Brumley..... 63  Director
  Ted Collins, Jr.... 64  Director
  Robert R. Furgason. 67  Director
  Gordon T. Hall..... 43  Director
  Rene Huck.......... 55  Director
  Melvyn N. Klein.... 60  Director
  Alvin V. Shoemaker. 64  Director

   Victor E. Grijalva has served as a director of the Company since February 2002 and Chairman of the Board since March 2002. Mr. Grijalva is the Chairman of Transocean Inc. and the former Vice Chairman of Schlumberger Ltd. Mr. Grijalva began his career with Schlumberger in 1964 as a senior development engineer. Mr. Grijalva served as President of Wireline and Testing in North America and Executive Vice President of Oilfield Services before being appointed Vice Chairman of Schlumberger in 1998. Mr. Grijalva retired from Schlumberger on December 31, 2001 and is a member of the board of the American Petroleum Institute.

   Chad C. Deaton was named President and Chief Executive Officer of the Company and as a director of the Company in August 2002. Mr. Deaton began his professional career in 1976 as a field engineer in Vernal, Utah, with the Dowell Division of Dow Chemical. He served as a district engineer in Grand Junction, Colorado, 1979-1981, and regional sales manager in Denver for the Rocky Mountain Region, 1981-1984. Following Schlumberger's acquisition of Dowell in 1984, Mr. Deaton served in a variety of management positions in Europe, Russia and the United States, including global vice president of Dowell Drilling Fluids, 1993-1994; world-wide director of personnel for Wireline & Testing in Paris, France, 1994-1995; and president of Dowell Schlumberger from 1995-1998 with global responsibility for 11,000 employees and $2 billion in annual revenue. Mr. Deaton was executive vice president of Schlumberger Oilfield Services from 1998-1999. From September 1999 to September 2001, Mr. Deaton served as a Senior Advisor to Schlumberger Oilfield Services. Mr. Deaton also serves as an officer and a director of certain of the Company's subsidiaries.

   John E. Jackson has served as Senior Vice President and Chief Financial Officer since February 2002. Prior to joining the Company, Mr. Jackson served as Vice President and Chief Financial Officer of Duke Energy Field Services ("DEFS"), a $10 billion joint venture of Duke Energy and Phillips Petroleum that is one of the nation's largest producers and marketers of natural gas liquids. Mr. Jackson joined DEFS as Vice President and Controller in April 1999 and was named Chief Financial Officer in February 2001. Prior to joining DEFS, Mr. Jackson served in a variety of treasury, controller and accounting positions at Union Pacific Resources between June 1981 and April 1999. Mr. Jackson also serves as an officer and a director of certain of the Company's subsidiaries.

   Mark S. Berg has served as Senior Vice President, General Counsel and Secretary of Hanover since May 2002. Prior to joining Hanover, Mr. Berg served as Executive Vice President and General Counsel of American General Corporation since 1997, where he played a major part in negotiating and overseeing mergers, acquisitions and other strategic transactions. Prior to his employment at American General Corporation, Mr. Berg was a partner at the law firm of Vinson & Elkins. Mr. Berg also serves as an officer and a director of certain of the Company's subsidiaries.

   Robert O. Pierce has served as Senior Vice President--Manufacturing & Procurement since October 2002. Prior to being named Senior Vice President, Mr. Pierce had served as Senior Vice President--Manufacturing & Fabrication since May 2000 and as a Vice President since April 1995. Mr. Pierce also serves as an officer and director of certain subsidiaries of the Company.

   Peter J. Schreck has served as Vice President--Treasury and Planning since September 2000. Prior to his employment at Hanover, Mr. Schreck was employed in various financial positions by Union Pacific Corporation and affiliated subsidiaries from 1988 through August 2000. At the time of his departure, Mr. Schreck held the position of Treasurer / Director of Financial Services for Union Pacific Resources Company.

   Stephen P. York has served as Vice President and Corporate Controller since April 2002. Prior to his employment at Hanover, Mr. York served as Director, Payroll Production of Exult, Inc., a provider of web-enabled Human Resources management services in Charlotte, NC, and has 20 years financial accounting, auditing, and operations management experience with Bank of America Corporation in Charlotte, NC. Mr. York held a variety of positions with Bank of America, including Senior Vice President-Personnel Operations, Senior Vice President--Controller/General Accounting, Senior Vice President--Corporate Accounts Payable/Fixed Assets, and Vice President--Audit Director. He began his professional career in 1979 as a senior accountant with KPMG Peat Marwick in Waco, TX, following graduation from Baylor University with a bachelor's degree in accounting.

   Michael A. O'Connor was named Chairman Emeritus in March 2002. Mr. O'Connor served as Chairman of the Board from January 1992 until March 2002. Prior thereto, Mr. O'Connor served as President of Gas Compressors Inc. from 1965 through 1986 and was a private investor from January 1987 through December 1991.

   I. Jon Brumley has served as a director of the Company since February 2002. Mr. Brumley is the Chairman, Chief Executive Officer and a director of Encore Acquisition Company, an independent energy company located in Fort Worth, Texas. Prior to founding Encore Acquisition Company in 1998, Mr. Brumley served Chairman and Chief Executive Officer of MESA, Inc., which merged with Parker and Parsley in 1997 to become Pioneer Natural Resources Company. Mr. Brumley has spent over thirty years in the oil and gas industry, including roles as Chairman of Cross Timbers Oil Company and Southland Royalty Company.

   Ted Collins, Jr. has served as a director of the Company since April 1992. Mr. Collins has been the President of Collins & Ware Investments Company, a private investment company, since June 2000. From 1988 to 2000 he was the President of Collins & Ware, Inc., an independent oil and gas company. From July 1982 through December 1987, Mr. Collins served as President of Enron Oil & Gas Co. Mr. Collins also serves on the Board of Directors of Encore Acquisition Co. and Chapparal Resources, Inc.

   Robert R. Furgason has served as a director of the Company since May 1995. Mr. Furgason is the President of Texas A&M University Corpus Christi, and has held a series of faculty and administrative positions at various universities. Mr. Furgason is the former President of the Accreditation Board for Engineering and Technology Board of Directors, and also serves on a number of other accreditation and policy boards.

   Gordon T. Hall has served as a director of the Company since March 2002. Prior to his election as a director of the Company, Mr. Hall was a Managing Director at Credit Suisse First Boston. While at Credit Suisse First Boston, Mr. Hall served as Senior Oil Field Services Analyst and Co-head of the global energy group. Mr. Hall joined the First Boston Corporation in 1987 as a technology analyst. Prior to that, Mr. Hall was an engineer with Raytheon Corporation. Mr. Hall is a director of Hydril Company and certain privately held companies.

   Rene Huck has served as a director of the Company since August 2001. Mr. Huck has been Vice President of Schlumberger Ltd. since April 2002. Mr. Huck has been with Schlumberger since 1991. Prior to his current position, Mr. Huck served as President of Camco International.

   Melvyn N. Klein has served as a director of the Company since May 1991. Mr. Klein is the sole stockholder of a corporation which is a general partner of GKH Partners. Mr. Klein has been an attorney and counselor-at-law since 1968. Mr. Klein is a director of Bayou Steel Corporation, Anixter International Corporation, and certain privately held companies.

   Alvin V. Shoemaker has served as a director of the Company since May 1991 and has been a private investor since his retirement as Chairman of the Board of the First Boston Corporation and First Boston, Inc. in January 1989.

               SECURITY OWNERSHIP OF HANOVER COMPRESSOR COMPANY

   The following table sets forth, as of December 24, 2002, the beneficial ownership of the common stock of Hanover by (i) each person who is known by us to beneficially own more than 5% of our outstanding common stock, (ii) each director of Hanover, (iii) each executive officer of Hanover named in the Summary Compensation Table incorporated by reference herein from Hanover's Definitive Proxy Statement, dated April 22, 2002, for the Annual Meeting of Stockholders held on May 14, 2002, (iv) each current executive officer of Hanover and (v) all current directors and executive officers of Hanover as a group. Unless otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. As of December 24, 2002, 80,562,094 shares of Hanover common stock were issued and outstanding.

                                                         Number of Shares              Approximate Percent of
        Name and Address                                Beneficially Owned                     Class
        ----------------                        ------------------                     ----------------------
Melvyn N. Klein................................      8,709,442(1)                               10.8%
 Wells Fargo Tower, Suite 1940
 615 North Upper Broadway
 Corpus Christi, Texas 78477
GKH Investments, L.P...........................      7,972,526                                   9.9%
 200 West Madison
 Chicago, Illinois 60606
Schlumberger Limited...........................      8,707,693(2)                               10.8%
 153 East 53rd Street, 57th Floor
 New York, New York 10022
GKH Partners, L.P..............................        302,269(3)                                  *
 200 West Madison
 Chicago, IL 60606
Michael A. O'Connor............................      1,936,495(4)                                2.3%
Michael J. McGhan..............................        366,412(5)                                  *
William S. Goldberg............................        504,408(6)                                  *
Charles D. Erwin...............................         48,012(7)                                  *
Ted Collins, Jr................................        332,536(8)                                  *
Alvin V. Shoemaker.............................        279,966(9)                                  *
Joe C. Bradford................................        214,442(10)                                 *
Robert O. Pierce...............................        134,451(11)                                 *
Robert R. Furgason.............................         12,800(12)                                 *
Victor E. Grijalva.............................         40,000                                     *
Chad C. Deaton.................................         10,000                                     *
John E. Jackson................................         16,667(13)                                 *
Mark S. Berg...................................             --                                     *
I. Jon Brumley.................................         15,000                                     *
Gordon T. Hall.................................         41,600                                     *
Rene Huck......................................             --                                     *
Stephen P. York................................             --                                     *
Peter J. Schreck...............................          2,000                                     *
All current directors and executive officers as
  a group (15 persons).........................     11,530,957(1)(4)(8)(9)(11)(12)(13)          14.0%

--------
*   Less than one percent

(1) Includes (i) 7,972,526 shares of common stock owned by GKH Investments, L.P. , (ii) 302,269 shares of common stock owned by GKH Partners, L.P. and
    (iii) 426,944 shares of common stock owned by JAKK Holding Corp. GKH Partners is the general partner of GKH Investments. Mr. Klein, who is a director of Hanover, is the sole stockholder of JAKK Holding Corp. which is a general partner of GKH Partners. By virtue of his relationship to GKH Partners L.P., Mr. Klein may be deemed to share beneficial ownership of the shares of common stock owned by GKH Investments and GKH Partners. Mr. Klein disclaims beneficial ownership of all shares owned by GKH Investments and GKH Partners.

(2) Includes 51,491 shares of common stock owned by Schlumberger Technology Corporation, 6,762,479 shares of common stock owned by Camco International, Inc., 1,430,304 shares of common stock owned by Schlumberger Surenco, S.A., 366,158 shares of common stock owned by Schlumberger Oilfield Holdings, Ltd., and 97,261 shares of common stock owned by Operational Services, Inc. Schlumberger Limited, as the direct or indirect owner of all these entities, may be deemed to beneficially own all 8,707,693 shares of common stock listed above.

 (3) Excludes 7,972,526 shares of common stock owned by GKH Investments. GKH Partners is the general partner of GKH Investments. As the general partner of GKH Investments, GKH Partners may be deemed to be the beneficial owner of stock held by GKH Investments; however, GKH Partners disclaims any such beneficial ownership.

 (4) Includes 1,382,038 shares which can be acquired immediately or within 60 days of December 24, 2002 through the exercise of stock options held by Mr. O'Connor and 500,000 shares which can be acquired immediately or within 60 days of December 24, 2002 through the exercise of stock options held by the Michael A. O'Connor and Karen L. O'Connor Foundation. Excludes 307,145 shares held by Goldman Sachs Exchange Place Fund, L.P., in which Mr. O'Connor has an interest. Mr. O'Connor disclaims beneficial ownership of such shares.

 (5) Mr. McGhan resigned as President, Chief Executive Officer and Chairman of the Board in August 2002. Includes 150 shares of common stock held by Mr. McGhan's wife and 1,200 shares of common stock held by Mr. McGhan's two minor children.

 (6) Mr. Goldberg resigned as Chief Financial Officer in February 2002 and resigned as Vice Chairman of the Board in July 2002. Excludes 80,832 shares of common stock owned by Mr. Goldberg's wife, Nancy K. Goldberg, as trustee of the Nancy K. Goldberg Declaration of Trust, 3,900 shares of Common Stock held in the William S. Goldberg Children's Trust and 32,476 shares owned by Mrs. Goldberg individually. Mr. Goldberg disclaims beneficial ownership of all of such shares. Includes 300,000 shares which can be acquired immediately or within 60 days of December 24, 2002 through the exercise of stock options held by Mr. Goldberg.

 (7) Mr. Erwin resigned as Chief Operating Officer and Senior Vice President--Sales and Marketing in August 2002.

 (8) Includes 2,094 shares which can be acquired immediately or within 60 days of December 24, 2002 through the exercise of stock warrants held by Mr. Collins. Excludes 6,000 shares held in trust for the benefit of Mr. Collins' two minor children. Mr. Collins is the trustee of such trusts but disclaims beneficial ownership of such shares.

 (9) Excludes shares beneficially owned directly or indirectly by members of Mr. Shoemaker's family as to which Mr. Shoemaker has no voting or investment power. Excludes 34,190 shares held by Goldman Sachs Exchange Place Fund, L.P., in which Mr. Shoemaker has an interest. Mr. Shoemaker disclaims beneficial ownership of all such shares.

(10) Mr. Bradford resigned from his employment with Hanover in September 2002. Includes 170,878 shares which can be acquired immediately or within 60 days of December 24, 2002 through the exercise of stock options held by Mr. Bradford.

(11) Includes 132,700 shares which can be acquired immediately or within 60 days of December 24, 2002 through the exercise of stock options held by Mr. Pierce.

(12) Excludes 400 shares owned by Mr. Furgason's wife. Mr. Furgason disclaims beneficial ownership of all such shares.

(13) Represents 16,667 shares which can be acquired within 60 days of December 24, 2002 through the exercise of stock options held by Mr. Jackson.

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

General

   Hanover Compression Limited Partnership is a Delaware limited partnership and an indirect wholly-owned subsidiary of Hanover. HCLP was formed on December 7, 2000 by the filing of a certificate of limited partnership with the Secretary of State of the State of Delaware.

Limited Partnership Agreement


   HCLP operates under a limited partnership agreement between Hanover Compression General Holdings, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Hanover, as general partner (the "general partner"), and Hanover HL, LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of Hanover, as limited partner (the "limited partner"). The general partner has exclusive control over the business of HCLP and holds 1% of HCLP's partnership interests. The limited partner has no right to participate in or vote on the business of HCLP and holds 99% of HCLP's partnership interests. The profits and losses of HCLP are allocated to the partners in accordance with their respective percentage interests in the partnership. HCLP is obligated to indemnify each partner and its equity holder, directors, officers, and employees against any liabilities or expenses arising out of the activities of the partnership, except (i) for liabilities or expenses incurred as a result of the gross negligence, willful misconduct or bad faith of such person or a knowing and material violation of the limited partnership agreement, (ii) as to which indemnification is barred by law or
(iii) as to its share as partner in any losses or expenses of the partnership. Neither the general partner nor the limited partner may sell, transfer, assign or encumber all or any part of its partnership interest or retire or withdraw from the partnership, except with the written consent of the other partner.


Executive Officers and Managers of the General Partner

   HCLP's executive officers are appointed by, and serve at the discretion of, the general partner. HCLP has no directors. The managers of the general partner are appointed by, and serve at the discretion of, Hanover, the sole member of the general partner. Set forth below, as of December 24, 2002, are the names, ages and business experience for the last five years of each of the executive officers and the managers of the general partner.

        Name             Age                  Position
        ----             ---                  --------
        Chad C. Deaton.. 50  President and Chief Executive Officer;
                             Manager of the General Partner
        John E. Jackson. 44  Senior Vice President and Chief Financial
                             Officer; Manager of the General Partner
        Robert O. Pierce 43  Senior Vice President--Manufacturing &
                             Fabrication; Manager of the General Partner

   CHAD C. DEATON has served as President and Chief Executive Officer of HCLP since August 2002. Mr. Deaton has served as Manager of the general partner since August 2002. Mr. Deaton has served as President and Chief Executive Officer of Hanover and as a director of Hanover since August 2002. Mr. Deaton began his professional career in 1976 as a field engineer in Vernal, Utah, with the Dowell Division of Dow Chemical. He served as a district engineer in Grand Junction, Colorado, 1979-1981, and regional sales manager in Denver for the Rocky Mountain Region, 1981-1984. Following Schlumberger's acquisition of Dowell in 1984, Mr. Deaton served in a variety of management positions in Europe, Russia and the United States, including global vice president of Dowell Drilling Fluids, 1993-1994; world-wide director of personnel for Wireline & Testing in Paris, France, 1994-1995; and president of Dowell Schlumberger from 1995-1998 with global responsibility for 11,000 employees and $2 billion in annual revenue. Mr. Deaton was executive vice president of Schlumberger Oilfield services from 1998-1999. From September 1999 to September 2001, Mr. Deaton served as a Senior Advisor to Schlumberger Oilfield Services. Mr. Deaton also serves as an officer and a director of certain of Hanover's other subsidiaries.

   JOHN E. JACKSON has served as Senior Vice President and Chief Financial Officer of HCLP and as Manager of the general partner since February 2002. Mr. Jackson has also served as Senior Vice President--Chief Financial Officer of Hanover since February 2002. Prior to joining Hanover, Mr. Jackson served as Vice President and Chief Financial Officer of Duke Energy Field Services ("DEFS"), a $10 billion joint venture of Duke Energy and Phillips Petroleum that is one of the nation's largest producers and marketers of natural gas liquids. Mr. Jackson joined DEFS as Vice President and Controller in April 1999 and was named Chief Financial Officer in February 2001. Prior to joining DEFS, Mr. Jackson served in a variety of treasury, controller and accounting positions at Union Pacific Resources between June 1981 and April 1999, including Chief Financial Officer--Gathering Processing & Marketing Division.

   ROBERT O. PIERCE has served as Senior Vice President--Manufacturing and Fabrication of HCLP and as Manager of the general partner since September 2002. Mr. Pierce has also served as a Senior Vice President--Fabrication & Procurement of Hanover since October 2002. Prior to being named Senior Vice President, Mr. Pierce had served as Senior Vice President--Manufacturing and Fabrication of Hanover since May 2000 and as a Vice President since April 1995.

Compensation of Executive Officers and Managers of the General Partner


   HCLP's executive officers and the managers of the general partner do not receive compensation for serving in such capacities in addition to that earned with respect to services provided to Hanover and its consolidated subsidiaries. As of December 31, 2001, Mr. Michael J. McGhan was the President and Chief Executive Officer of HCLP and a Manager of the General Partner, Mr. William S. Goldberg was the Executive Vice President and Treasurer of HCLP and a Manager of the General Partner and Mr. Charles D. Erwin was a Manager of the General Partner. Messrs. McGhan, Goldberg and Erwin resigned from these positions at the same time they resigned from their positions with Hanover. Certain information with respect to compensation paid by Hanover to such persons is disclosed in Hanover's Annual Report on Form 10-K/A-2 for the year ended December 31, 2001 filed with the SEC on November 21, 2002, which is incorporated by reference herein. See "Where You Can Find More Information" and "Incorporation of Documents by Reference."

                         HANOVER EQUIPMENT TRUST 2001A

General

   The Issuer is a special purpose Delaware business trust formed on August 2, 2001. The Issuer was created under a trust agreement between J.P. Morgan Leasing, Inc., as initial certificate holder, and Wilmington Trust Company, as trustee of the Issuer, by the filing of a certificate of trust with the Secretary of State of the State of Delaware. The Issuer's original trust agreement was amended and restated in its entirety as of August 30, 2001 and the initial certificate holder assigned its interest to General Electric Capital Corporation ("GE Capital") and was repaid its capital contribution.

   GE Capital holds the Issuer's equity certificate. The equity certificate represents a common undivided beneficial interest in the assets of the Issuer with an aggregate liquidation amount equal to at least 3% of the total capital of the Issuer. Although Hanover and its affiliates have had arms-length business dealings with GE Capital and its affilliates in the past and may do so in the future, none of these transactions have resulted in and are not expected to result in any material conflict of interest between GE Capital and the Issuer.

   The address of the principal office of the Issuer is c/o Wilmington Trust Company, 1100 North Market Street, Wilmington, Delaware 19890, Attention:
Corporate Trust Administration, and its telecopy number is (302) 651-8882.

The Trust Agreement

   The Issuer conducts its business pursuant to the terms of its trust agreement. The Issuer exists for the exclusive purposes of:

    .  issuing the old notes and the new notes;

    .  issuing the equity certificates to the equity certificate holder;

    . investing the gross proceeds of the old notes and the equity certificates in the Equipment;

    . entering into the Lease, a participation agreement and other ancillary agreements relating to the financing of the Equipment (collectively, the "Operative Agreements");

    . distributing payments received under the Lease to the holders of the old notes or the new notes, as the case may be, and the equity certificates; and

    . engaging in only those other activities necessary or incidental to such purposes.

   Pursuant to the trust agreement, the equity certificate holder authorized the trustee of the Issuer to execute and deliver each of the Operative Agreements to which the Issuer is a party and to take such other actions as required by each of such Operative Agreements. The Issuer holds all legal right and title in and to the Equipment, the equity certificate holder contributions, the proceeds of the old notes, the Operative Agreements and any other property or payment of any kind (collectively, the "Trust Estate") for the use and benefit of the equity certificate holder.

   The Issuer does not have officers or directors. The trustee of the Issuer has a duty to protect and conserve the Trust Estate for the use and benefit of the equity certificate holder, subject to the provisions of the Operative Agreements. Subject to the terms of the trust agreement, the Operative Agreements and applicable law, the trustee of the Issuer acts on behalf of the Issuer solely as authorized and directed by the equity certificate holder. The trustee of the Issuer may not otherwise manage or control the Trust Estate. The trustee of the Issuer is indemnified by the equity certificate holder for any liabilities or expenses that may be imposed on it arising out of or relating to the Trust Estate, the administration of the Trust Estate, the Operative Agreements or the Equipment. The equity certificate holder has the right to appoint, remove or replace the trustee of the Issuer. Amendments to the trust agreement must be approved in writing by a party (including, if applicable, the indenture trustee) who would be adversely affected thereby. The trust agreement and the trust will terminate and the Trust Estate will be distributed, subject to the provisions of the Operative Agreements, to the equity certificate holder upon the sale of all property constituting the Trust Estate or after thirty years. In addition, at any time after six months from the date on which the Lease is no longer in effect, the trustee of the Issuer may terminate the trust agreement and the Trust at its option and convey the Trust Estate to the equity certificate holder.

Financing

   To fund the purchase of the Equipment from HCLP, the Issuer issued $300 million aggregate principal amount of old notes and raised $9.3 million in equity from the Issuer's equity certificate holder. Interest accrues on the notes at the rate of 8.50% per year, payable semi-annually in arrears on March 1 and September 1 of each year. The notes mature on September 1, 2008. See "Description of Notes--General--The Notes" and
"--Interest." Return on the equity certificate accrues at the Eurodollar rate or the prime rate, plus a spread in each case of 7.95% per year, payable quarterly on March 1, June 1, September 1 and December 1 of each year.

   A schedule reflecting the dates and amounts payable on the notes and the equity certificate is set forth below. All amounts under the notes are payable to the indenture trustee. All amounts under the equity certificate are payable to the equity certificate holder.

Obligation           Amount Due                           Date Due
----------           ----------                           --------
8.50% Senior Secured $12,750,000(1)                       March 1, 2003
Notes due 2008       $12,750,000(1)                       Each March 1 and September 1
                                                          thereafter to maturity

Equity Certificate   Accrued return on approximately      March 1, June 1, September 1
                     $9.3 million, based on the floating  and December 1 to maturity certificate holder yield rate of the
                     Eurodollar rate or the prime rate,
                     plus a spread in each case of 7.95%
                     (2)

(1) Excludes additional interest paid by the Issuer to the holders of old notes under the exchange and registration rights agreement. This additional interest began accruing on January 28, 2002 at the rate of $0.192 per week per $1,000 principal amount of notes outstanding because the registration statement of which this prospectus is a part was not declared effective on or prior to 150 days after the issuance of the old notes and the exchange offer was not consummated on or prior to 180 days after the date of issuance of the old notes. Following the closing of the exchange offer, which we believe will cure all registration defaults, the accrual of additional interest will cease. See "The Exchange Offer--Additional Interest."
(2) As of September 30, 2002, based upon the certificate holder yield rate of 9.8%, the Issuer would make payments to the equity certificate holder of approximately $228,000 per quarter.

Legal Proceedings

   From time to time, the Issuer may be involved in litigation relating to claims arising out of its operations or in the normal course of its business. The Issuer is not currently involved in any material litigation or proceeding and is not aware of any such litigation or proceeding threatened against it.

                             CERTAIN TRANSACTIONS

Transactions with GKH Entities

   Hanover and GKH are parties to a stockholders agreement which provides, among other things, for GKH Investments' rights of visitation and inspection and Hanover's obligation to provide Rule 144A information to prospective transferees of GKH's Hanover common stock.

   Hanover, GKH and other stockholders (collectively, the "Holders"), who as of December 24, 2002 together beneficially own approximately 11% of the outstanding Hanover common stock, are parties to a Registration Rights Agreement (the "GKH Rights Agreement"). The GKH Rights Agreement generally provides that if Hanover proposes to register shares of its capital stock or any other securities under the Securities Act, then upon the request of those Holders owning in the aggregate at least 2.5% of Hanover common stock (the "Registrable Securities") then held by all of the Holders, Hanover will use its reasonable best efforts to cause the Registrable Securities so requested by the Holders to be included in the applicable registration statement, subject to underwriters' cutbacks. Hanover is required to pay all registration expenses in connection with registrations of Registrable Securities effected pursuant to the GKH Rights Agreement.

   Hanover and GKH were parties to an agreement whereby, in exchange for investment banking and financial advisory services rendered, Hanover agreed to pay a fee to GKH. In February 2001, in full satisfaction of its obligations under this agreement, Hanover paid a one time fee of $2,048,000 to GKH for services rendered under the agreement, which amount was included in accrued liabilities as of December 31, 2000.

   In August 2001, Hanover paid a $4,650,000 fee to GKH as payment for services rendered in connection with Hanover's acquisition of POI and related assets.

   Pursuant to an agreement with GKH which provides for compensation to GKH for services, Hanover paid a management fee of $45,000 per month from November 2001 until terminated in January 2002.

   Hanover leases certain compression equipment to an affiliate of Cockrell Oil and Gas, LP, which was owned 50% by GKH until January 2001. The lease is on a month-to-month basis. For the years ended 2001, 2000 and 1999, approximately $76,000, $228,540 and $228,540, respectively, was billed under the lease.

   William S. Goldberg, who was at the time a Managing Director of GKH Partners, acted as Chief Financial Officer of the Company during fiscal 2001 and into 2002 and served as Vice Chairman of the Board in 2002. Mr. Goldberg resigned as Chief Financial Officer in February 2002 and resigned as Vice Chairman of the Board and as a member of the Board in July 2002. Mr. Goldberg did not receive cash remuneration from Hanover, which reimbursed GKH Partners for certain travel and related expenses incurred by Mr. Goldberg in connection with his efforts on our behalf.

   GKH has advised us that it is in the process of dissolving and "winding up" its affairs. On November 12, 2002, GKH informed us that GKH has advised its limited partners that it is extending the wind-up process of the Partnership for an additional twelve months from January 25, 2003 until January 25, 2004. On December 3, 2002, GKH made a partial distribution of 9,634,711 shares out of a total of 18,274,795 held by GKH to its limited and general partners. As part of the wind-up process, GKH may liquidate or distribute substantially all of its assets, including the remaining shares of our common stock owned by GKH, to its partners. In the event the partners of GKH receive further distributions of shares of our common stock from GKH as a result of the wind-up, we cannot predict whether those partners would continue to hold those shares or whether the interests of such partners may conflict with the interests of our other stockholders and the holders of the notes.

Transactions with Schlumberger Entities

   In August 2001, Hanover purchased Production Operators Corporation and related assets (the "POI Acquisition") from the Schlumberger Companies (as defined below). Schlumberger Limited (we refer to

Schlumberger Limited and the Schlumberger Companies, collectively, as "Schlumberger") owns, directly or indirectly, all of the equity of the Schlumberger Companies. Pursuant to the Lock-Up, Standstill and Registration Rights Agreement, dated as of August 31, 2001 (the "Schlumberger Rights Agreement"), between Schlumberger Technology Company, Camco International Inc., Schlumberger Surenco, S.A., Schlumberger Oilfield Holdings Limited, Operational Services, Inc. (collectively, the "Schlumberger Companies") and Hanover, Hanover granted to each of the Schlumberger Companies certain registration rights in connection with shares of Hanover common stock (the "Hanover Stock") received by the Schlumberger Companies as consideration in the POI acquisition. The registration rights granted to the Schlumberger Companies include (i) the right, subject to certain restrictions, to register the Hanover Stock in any registration of securities initiated by Hanover within the period of time beginning on the third anniversary of the date of the Schlumberger Rights Agreement and ending on the tenth anniversary of the date of the Schlumberger Rights Agreement (such period of time, the "Registration Period"), and (ii) the right, subject to certain restrictions, to demand up to five registrations of the Hanover Stock within the Registration Period. Hanover is required to pay all registration expenses in connection with registrations of Hanover Stock pursuant to the Schlumberger Rights Agreement. For a period of three years from the date of the Schlumberger Rights Agreement, the Schlumberger Companies are prohibited from, directly or indirectly, selling or contracting to sell any of the Hanover Stock. The Schlumberger Rights Agreement also provides that none of the Schlumberger Companies shall, without Hanover's written consent, (i) acquire or propose to acquire, directly or indirectly, greater than twenty-five percent (25%) of the shares of Hanover common stock, (ii) make any public announcement with respect to, or submit a proposal for, any extraordinary transaction involving Hanover, (iii) form or join in any group with respect to the matters set forth in (i) above, or (iv) enter into discussions or arrangements with any third party with respect to the matters set forth in (i) above.

   Schlumberger has the right under the POI purchase agreement, so long as Schlumberger owns at least 5% of Hanover common stock and subject to certain restrictions, to nominate one representative to sit on our Board of Directors. Schlumberger designated Mr. Rene Huck as a nominee to serve on our board of directors. Mr. Huck is a Vice President of Schlumberger Ltd. For the nine months ended September 30, 2002 and for the years ended December 31, 2001, 2000 and 1999, Hanover generated revenues of approximately $1,693,000, $1,379,000, $918,000 and $1,979,000, respectively, in business dealings with Schlumberger.


   As part of the purchase agreement entered into with respect to the POI Acquisition, Hanover is required to make a payment of up to $58 million plus interest due upon the completion of a financing of a South American joint venture acquired by Hanover. Because the joint venture failed to execute the financing on or before December 31, 2002, we had the right to put our interest in the joint venture back to Schlumberger in exchange for a return of the purchase price allocated to the joint venture, plus the net amount of any capital contributions by Hanover to the joint venture. In January 2003, Hanover exercised its right to put its interest in the joint venture back to Schlumberger. If not exercised, the put right would have expired as of February 1, 2003. The consummation of the transfer of Hanover's interest in the joint venture back to Schlumberger is subject to consent by PDVSA Petroleo y Gas, S.A., a subsidiary of Petroleos de Venezuela, S.A., Venezuela's state-owned oil company. Hanover is currently in discussions with Schlumberger to explore the possibility of entering into a new agreement under which Hanover would retain the 30% ownership interest in the joint venture.


   In connection with the POI Acquisition, Hanover issued a $150 million subordinated acquisition note to Schlumberger, which matures December 15, 2005. Interest on the subordinated acquisition note accrues and is payable-in-kind at the rate of 8.5% annually for the first six months after issuance and periodically increases in increments of 1% to 2% per annum to a maximum interest rate 42 months after issuance of 15.5%. In the event of an event of default under the subordinated acquisition note, interest will accrue at a rate of 2% above the then applicable rate. The subordinated acquisition note is subordinated to all of Hanover's indebtedness other than certain indebtedness to fund future acquisitions. In the event that Hanover completes an offering of equity securities, Hanover is required to apply the proceeds of the offering to repay amounts outstanding under the subordinated acquisition note as long as no default exists or would exist under Hanover's other indebtedness as a result of such payment.

   In August 2001, Hanover entered into a five-year strategic alliance with Schlumberger intended to result in the active support of Schlumberger in fulfilling certain of our business objectives. The principal components of

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

the strategic alliance include (1) establishing Hanover as Schlumberger's most favored supplier of compression, natural gas treatment and gas processing equipment worldwide, (2) Schlumberger's coordination and cooperation in further developing our international business by placing our personnel in Schlumberger's offices in six top international markets and (3) providing us with access to consulting advice and technical assistance in enhancing our field automation capabilities.

Other Related Party Transactions

   In 2000 and 1999, Hanover leased compressors to other companies owned or controlled by or affiliated with Mr. Ted Collins, one of Hanover's directors. Rental and maintenance revenues billed to these related parties totaled $708,000 and $738,000 during 2000 and 1999, respectively.

   In 2000, Hanover advanced cash to Mr. Charles D. Erwin and Mr. Joe C. Bradford in return for notes. In December of 2002, Mr. Erwin repaid his note in full. As of December 24, 2002, $552,000 was outstanding on Mr. Bradford's note. This note bears interest at the prime rate, matures in June 2004 and is collateralized by Hanover common stock owned by Mr. Bradford with full recourse. Hanover recognized compensation expense related to the forgiveness of these notes receivable of $263,000 and $105,000 during 2001 and 2000, respectively. See "--Transactions with Former Executive Officers."

   In January 2002, Hanover advanced cash of $100,000 to Mr. Robert O. Pierce, Senior Vice President--Manufacturing and Fabrication, in return for a promissory note. This note was repaid in September 2002.

   On September 18, 2002, we purchased 30,054 shares of our common stock from Mr. Pierce for $9.60 per share for a total of $288,500. The price per share was determined by reference to the closing price quoted on the New York Stock Exchange on September 18, 2002. Hanover's Board of Directors determined to purchase the shares from Mr. Pierce because it was necessary for him to sell shares to repay loans to Hanover and to a third party during a blackout period under our insider trading policy and therefore he could not sell shares of our stock in the open market to repay the loans.

   From time to time, Hanover has contributed proceeds from Hanover's debt and equity offerings to HCLP. Furthermore, HCLP may in the future be required to make distributions to Hanover for repayment of Hanover's debt or other commitments.

Employment Arrangements with Management

   Chad C. Deaton. In August 2002, we entered into an employment arrangement with Mr. Chad C. Deaton, who serves as our President and Chief Executive Officer. The arrangement provides for Mr. Deaton to receive an annual base salary of $540,000. In addition, Mr. Deaton has the opportunity to receive an annual bonus payment of up to 100% of Mr. Deaton's annual base salary based upon personal performance compared with agreed upon objectives and subjective measures as well as Hanover's performance. On August 19, 2002, Mr. Deaton was granted nonqualified stock options to purchase 200,000 shares of Hanover common stock at an exercise price equal to $9.99 per share. Such options will vest 25% after one year, 50% after two years, 75% after three years and 100% after four years.

   If we terminate Mr. Deaton within 12 months after a change of control occurs, or during that period Mr. Deaton terminates his employment for good reason, Mr. Deaton would be entitled to a severance payment equal to three times his annual base salary. If we terminate Mr. Deaton without cause at any time other than the 12 months following a change of control, Mr. Deaton would be entitled to a severance payment equal to his annual base salary. In either of these circumstances, we would reimburse Mr. Deaton for his health insurance premiums for a period of up to eighteen months. If we terminate Mr. Deaton with cause, or Mr. Deaton terminates his employment without good reason, we are not obligated to make any severance payments to Mr. Deaton.

   John E. Jackson. In February 2002, we entered into an employment arrangement with Mr. John E. Jackson, who serves as our Senior Vice President and Chief Financial Officer. The arrangement provides for Mr. Jackson to receive an annual base salary of $300,000. In addition, Mr. Jackson has the opportunity to receive an annual bonus payment of up to 100% of Mr. Jackson's annual base salary based upon personal performance compared with agreed upon objectives and subjective measures as well as Hanover's performance. Upon Mr. Jackson's employment start date, Mr. Jackson received a lump sum payment of $210,000 representing the value of bonus compensation and "in the money" options that Mr. Jackson would have received at his previous employer had he not accepted a position at Hanover. On January 22, 2002, Mr. Jackson was granted non-qualified stock options to purchase 50,000 shares of Hanover common stock at an exercise price equal to $13.98 per share.

   If we terminate Mr. Jackson within 12 months after a change of control occurs, or during that period Mr. Jackson terminates his employment for good reason, Mr. Jackson would be entitled to a severance payment equal to one and one-half times the sum of his annualized salary and average bonus compensation for the past two years. If we terminate Mr. Jackson with cause, or Mr. Jackson terminates his employment without good reason, we are not obligated to make any severance payments to Mr. Jackson.

   Mark S. Berg. In April 2002, we entered into an employment arrangement with Mr. Mark S. Berg, who serves as our Senior Vice President, General Counsel and Secretary. The arrangement provides for Mr. Berg to receive an annual base salary of $300,000. In addition, Mr. Berg has the opportunity to receive an annual bonus payment of up to 100% of Mr. Berg's annual base salary based upon personal performance determined by our board of directors compared with agreed upon personal performance objectives and subjective measures as well as Hanover's performance. On May 6, 2002, Mr. Berg was granted non-qualified stock options to purchase 100,000 shares of Hanover common stock at an exercise price equal to $17.32 per share the fair market value on that date. Such options will vest 33.3% after one year, 66.7% after two years and 100% after three years.

   If we terminate Mr. Berg within 12 months after a change of control occurs, or during that period Mr. Berg terminates his employment for good reason, Mr. Berg would be entitled to a severance payment equal to one and one-half times the sum of his annualized salary and average bonus compensation for the past two years. If we terminate Mr. Berg without cause in the absence of a change of control, or Mr. Berg terminates his employment for good reason, Mr. Berg would be entitled to a severance payment equal to one times the sum of his annualized salary and average bonus compensation for the past two years. In both cases, Mr. Berg would be entitled to the continuation of certain health benefits for a period of 18 months following termination. If we terminate Mr. Berg with cause, or Mr. Berg terminates his employment without good reason, we are not obligated to make any severance payments to Mr. Berg.

Transactions with Former Executive Officers

   Michael J. McGhan. Mr. Michael J. McGhan served as Chief Executive Officer and President of Hanover since October 1991 and served as a director of Hanover since March 1992. Mr. McGhan resigned from these positions with Hanover on August 1, 2002.

   In January 2002, the Company advanced cash of $400,000 to Mr. McGhan, in return for a promissory note which was repaid in September 2002. In addition, during 2001 we advanced cash of $2,200,000 to Mr. McGhan, which, together with accrued interest, was outstanding as of December 24, 2002. Set forth below is information concerning the indebtedness of Mr. McGhan to Hanover as of December 24, 2002 and as of December 31, 2001, 2000 and 1999.

                                                  Weighted
                           Aggregate    Largest    Average
                            Amount      Amount     Rate of
                          Outstanding Outstanding Interest
                           at Period  during each at Period
                     Year     End       Period       End
                     ---- ----------- ----------- ---------
                     2002 $2,200,000  $2,600,000    4.88%
                     2001 $2,200,000  $2,200,000    4.88%
                     2000         --          --      --
                     1999         --  $1,040,845      --

   On July 29, 2002, Hanover purchased 147,322 shares of our common stock from Mr. McGhan for $8.96 per share for a total of $1,320,000. The price per share was determined by reference to the closing price quoted on the New York Stock Exchange on July 29, 2002. Our board of directors determined to purchase the shares from Mr. McGhan because he was subject to a margin call during a blackout period under our insider trading policy, and therefore, could not sell such shares to the public to cover the margin call without being in violation of the policy.

   On August 1, 2002, Hanover entered into a Separation Agreement with Mr. McGhan. The effective date of the agreement is August 1, 2002, and the agreement sets forth a mutual agreement to sever the relationships between Mr. McGhan and Hanover, including the employment relationships of Mr. McGhan with Hanover and its affiliates. In the agreement, the parties also documented their understandings with respect to: (i) the posting of additional collateral by Mr. McGhan to secure repayment of loans owed by Mr. McGhan to Hanover; and (ii) certain waivers and releases by Mr. McGhan. In the agreement, Mr. McGhan has made certain representations as to the status of the outstanding loans payable by Mr. McGhan to Hanover, the documentation for the loans and the enforceability of his obligations under the loan documents. The loans were not modified and must be repaid in accordance with their original terms. In addition, the agreement provides that Mr. McGhan may exercise his vested stock options pursuant to the post-termination exercise periods set forth in the applicable plan. Since the date of the agreement, Mr. McGhan has exercised all such vested stock options. In addition, Mr. McGhan agreed, among other things, not to compete with Hanover and not to solicit Hanover employees or customers under terms described in the agreement for a period of twenty-four months after the effective date of the agreement. In consideration for this non-compete/non-solicitation agreement, Hanover agreed to pay Mr. McGhan $33,333.00 per month for a period of eighteen months after the effective date of the agreement.

   Charles D. Erwin. Mr. Charles D. Erwin served as Chief Operating Officer of Hanover since April 2001 and served as Senior Vice President--Sales and Marketing since May 2000. Mr. Erwin resigned from these positions on August 2, 2002.

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

   In 2000, Hanover advanced $824,087 to Mr. Erwin in return for a promissory note. In December of 2002, Mr. Erwin repaid this note in full. Set forth below is information concerning the indebtedness of Mr. Erwin to Hanover as of December 24, 2002 and as of December 31, 2001, 2000 and 1999:

                                                  Weighted
                           Aggregate    Largest    Average
                            Amount      Amount     Rate of
                          Outstanding Outstanding Interest
                           at Period  during each at Period
                     Year     End       Period       End
                     ---- ----------- ----------- ---------
                     2002        --    $631,800      4.8%
                     2001  $631,800    $769,148      4.8%
                     2000  $769,148    $824,087      9.5%
                     1999        --          --       --

   On August 2, 2002, Hanover entered into a Separation Agreement with Mr. Charles D. Erwin. The effective date of the agreement is August 2, 2002, and the agreement sets forth a mutual agreement to sever the relationships between Mr. Erwin and Hanover, including the employment relationships of Mr. Erwin with Hanover and its affiliates. In the agreement, the parties also documented their understandings with respect to: (i) the posting of additional collateral by Mr. Erwin to secure repayment of an outstanding loan owed by Mr. Erwin to Hanover;
(ii) certain waivers and releases by Mr. Erwin; and (iii) the payment of a reasonable and customary finders fee for certain proposals brought to Hanover's attention by Mr. Erwin during the twenty-four month period after the effective date of the agreement. In the agreement, Mr. Erwin has made certain representations as to the status of the outstanding loan payable by Mr. Erwin to Hanover, the documentation for the loan and the enforceability of the his obligations under the loan documents. The loan was not modified and must be repaid in accordance with its original terms. In addition, the agreement provides that Mr. Erwin may exercise his vested stock options pursuant to the post-termination exercise periods set forth in the applicable plan. Since the date of the agreement, Mr. Erwin has exercised all such vested options. Mr. Erwin's non-vested stock options were forfeited as of August 2, 2002. In addition, Mr. Erwin agreed, among other things, not to compete with Hanover and not to solicit Hanover employees or customers under terms described in the agreement for a period of twenty-four months after the effective date of the agreement. In consideration for this non-compete/non-solicitation agreement, Hanover agreed to pay Mr. Erwin $20,611.11 per month for a period of eighteen months after the effective date of the agreement.

   Joe C. Bradford. In August 2002, our Board of Directors did not reappoint Joe Bradford to the position of Senior Vice President--Worldwide Operations Development which he held since May 2000. On September 27, 2002, Mr. Bradford resigned his employment with Hanover.

   In 2000, Hanover advanced $764,961 to Mr. Bradford in return for a promissory note. The note bears interest at the prime rate, matures in June 2004 and is collateralized by Hanover common stock owned by Mr. Bradford with full recourse. At December 24, 2002, $551,720 was outstanding on this note. Set forth below is information concerning the indebtedness of Mr. Bradford to Hanover as of December 24, 2002 and as of December 31, 2001, 2000 and 1999:

                                                  Weighted
                           Aggregate    Largest    Average
                            Amount      Amount     Rate of
                          Outstanding Outstanding Interest
                           at Period  during each at Period
                     Year     End       Period       End
                     ---- ----------- ----------- ---------
                     2002  $551,720    $574,947      4.8%
                     2001  $579,947    $706,022      4.8%
                     2000  $706,022    $764,961      9.5%
                     1999        --          --       --

                             DESCRIPTION OF NOTES

   The form and terms of the new notes and the old notes are identical in all material respects, except that the transfer restrictions and registration rights applicable to the old notes do not apply to the new notes. The Issuer will issue the new notes under:

    . an indenture dated as of August 30, 2001 (the "indenture") among itself, Hanover, HCLP, certain Subsidiary Guarantors, and Wilmington Trust FSB, as trustee (the "Trustee"), and

    . a participation agreement dated as of August 31, 2001 (the "participation agreement") among the Issuer, HCLP, Hanover, certain Subsidiary Guarantors, Wilmington Trust FSB, in its individual capacity, as collateral agent and as Trustee, Wilmington Trust Company, in its individual capacity, and the holder of the equity certificates (as described below).

   The terms of the new notes include those expressly set forth in the indenture and those made part of such indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

   In addition, the Issuer issued equity certificates at an aggregate price of $9.3 million. The equity certificates were issued pursuant to the participation agreement and the trust agreement (the "trust agreement") between Wilmington Trust Company, as trustee of the Issuer, and the purchaser of the equity certificates.

   This Description of Notes is intended to be a useful overview of the material provisions of the notes, the participation agreement and the indenture. Since this description is only a summary, you should refer to the participation agreement and the indenture for a complete description of the obligations of the Issuer and your rights.

   You will find the definitions of capitalized terms used in this description under the heading "Certain Definitions." For purposes of this description, references to "the Issuer," "we," "our," and "us" refer only to Hanover Equipment Trust 2001A and not to Hanover, HCLP or any of its subsidiaries.

General

   Pursuant to the indenture and the participation agreement, the Issuer issued the notes in a single series on August 30, 2001 (the "closing date"). On the closing date, the equity certificate holder of the Trust made its Certificate Holder Contribution in the aggregate amount of approximately $9.3 million and the Issuer issued and sold the 8.50% Senior Secured Notes due 2008 in an aggregate principal amount equal to $300.0 million. On the closing date, the Issuer purchased all right, title and interest in the Equipment identified by HCLP for purchase and immediately thereafter leased all of its right, title and interest in the Equipment to the HCLP by entering into the Lease. As of the date of this prospectus, there are no Subsidiary Guarantors with respect to the notes.

The Notes

   The notes:

    .  are senior secured obligations of the Issuer;

    .  are limited to an aggregate principal amount of $300 million;

    .  mature on September 1, 2008;

    .  are issued in denominations of $1,000 and integral multiples of $1,000;

    . are represented by one or more registered notes in global form, but in certain circumstances may be represented by notes in definitive form. See "Book-Entry; Delivery and Form";

    . are Guaranteed by the Hanover Guarantors on a senior subordinated basis upon the occurrence of an event of default under the Lease. See "--Ranking and Priority--The Lease and the Hanover Guarantee"; and

    .  are expected to be eligible for trading in the PORTAL market.

Interest

   Interest on the notes compounds semi-annually and:

    .  accrues at the rate of 8.50% per annum;

    . accrues from the date of issuance of the old notes or the most recent interest payment date;

    . is payable in cash semi-annually in arrears on March 1 and September 1, commencing on March 1, 2002;

    . is payable to the holders of record on the February 15 and August 15 immediately preceding the related interest payment dates; and

    . is computed on the basis of a 360-day year comprised of twelve 30-day months.

Payments on the Notes; Paying Agent and Registrar

   We will pay principal of, premium, if any, and interest on the notes at the office or agency designated by the Issuer in Wilmington, Delaware, except that we may, at our option, pay interest on the notes by check mailed to holders of the notes at their registered address as it appears in the Registrar's books. We have initially designated the corporate trust office of the Trustee in Wilmington, Delaware to act as our Paying Agent and Registrar. We may, however, change the Paying Agent or Registrar without prior notice to the holders of the notes, and the Issuer may act as Paying Agent or Registrar.

   We will pay principal of, premium, if any, and interest on, the notes in global form registered in the name of or held by the Depository Trust Company or its nominee in immediately available funds to the Depository Trust Company or its nominee, as the case may be, as the registered holder of such global note.

Transfer and Exchange

   A holder of notes may transfer or exchange notes at the office of the Registrar in accordance with the indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Issuer, the Trustee or the Registrar for any registration of transfer or exchange of notes, but the Issuer may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. The Issuer is not required to transfer or exchange any note selected for redemption. Also, the Issuer is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

   The registered holder of a note will be treated as the owner of it for all purposes.

Optional Redemption

   Except as described in the subsequent paragraphs, the notes are not redeemable until September 1, 2005. On and after September 1, 2005, the Issuer may redeem all or, from time to time, a part of the notes upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest on the notes, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period beginning on September 1 of the years indicated below:

                                Year         Percentage
                                ----         ----------
                         2005...............  104.250%
                         2006...............  102.125%
                         2007 and thereafter  100.000%

provided, however, that the Issuer shall only have the option to redeem a part of the notes so long as no default or event of default under the Lease has occurred and is continuing unless the redemption is made with proceeds from a purchase of Equipment that cures a default or event of default under the Lease; provided, further, that during the 12-month period prior to the Stated Maturity of the notes, the Issuer can optionally redeem only a part of the notes with the proceeds of a purchase of Equipment by Hanover or any of its subsidiaries only if (i) HCLP has exercised its Maturity Date Purchase Option under the Lease or (ii) such purchase cures a default or event of default under the Lease.

   Prior to September 1, 2004, to the extent that Hanover raises Net Cash Proceeds from one or more Public Equity Offerings and such Net Cash Proceeds are contributed toward an Equipment Purchase (as defined below), the Issuer may on any one or more occasions redeem up to 35% of the original principal amount of the notes with the proceeds from an Equipment Purchase at a redemption price of 108.50% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that:

    . at least 65% of the original principal amount of the notes remains outstanding after each such redemption; and

    . the redemption occurs within 60 days after the closing of such Public Equity Offering.

   The Issuer expects to use the following criteria in determining whether to redeem the notes:

    . whether a redemption is permitted based upon the restrictive covenants applicable to the Issuer and whether the restrictive covenants applicable to HCLP will permit HCLP to purchase the amount of Equipment necessary to generate sufficient proceeds for the Issuer to redeem the notes;

    .  the terms available for the replacement source of capital; and

    . whether the market price of the notes exceeds the applicable redemption prices.

   If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the note is registered at the close of business on such record date, and no additional interest will be payable to holders whose notes will be subject to redemption by the Issuer.

   In each case, the Issuer will redeem the notes with proceeds from HCLP's purchase of the Equipment (the "Equipment Purchase"). Pursuant to the Lease, HCLP will purchase the amount of Equipment, at such Equipment's Termination Value, necessary to generate sufficient proceeds for the Issuer to redeem the notes and a proportionate amount of the equity certificates. Concurrently, the Issuer will pay any accrued and unpaid interest on the notes to be redeemed and yield on the equity certificates to be prepaid, as well as any applicable redemption premium, using proceeds of supplemental rent payments equal to such amounts, which will be required by the Lease to be paid by HCLP to the Issuer.

   In the case of any partial redemption, the Trustee will select the notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate, although no note of $1,000 in original principal amount or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to that note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note.

Ranking and Priority

The Notes

   The payment of the principal of, premium, if any, and interest on the notes and any other payment obligations in respect of the notes (including any obligation to repurchase the notes or the equity certificates) are senior secured obligations of the Issuer. The Issuer is not permitted by the indenture to incur any indebtedness other than the notes, amounts payable pursuant to the participation agreement, and trade payables incurred in the ordinary course of the Issuer's business. The Issuer's ability to make timely payments under the notes will depend entirely on timely receipt of payments from HCLP under the Lease or from the Hanover Guarantors under the Hanover Guarantee. See "--Ranking and Priority--The Leases and the Hanover Guarantee."

   All payments that are received by the Issuer under the Lease or Hanover Guarantee will be applied first to the notes. The payment of principal, premium (if any) and interest on the notes will be senior in right of payment to the payment in full of the equity certificates.

The Lease and the Hanover Guarantee

   HCLP's obligations under the Lease and the Hanover Guarantors' obligations under the Hanover Guarantee are subordinated to the prior payment in full in cash or Cash Equivalents when due of all Senior Indebtedness or Guarantor Senior Indebtedness, as the case may be. HCLP's obligations under the Lease and the Hanover Guarantors' obligations under the Hanover Guarantee are also structurally subordinated to all Indebtedness and other liabilities of their respective non-guarantor subsidiaries. HCLP's obligations under the Lease and the Hanover Guarantors' obligations under the Hanover Guarantee ranks pari passu with their respective obligations under the 2011 Lease and the 2011 Guarantee.

   Pursuant to the Hanover Guarantee, the Hanover Guarantors guarantee, jointly and severally, unconditionally and on a senior subordinated basis, to the Issuer, the noteholders and their successor and assigns the prompt and complete payment of the unpaid principal of, and interest on, the notes and all other payment obligations of the Issuer to the Trustee and the noteholders, provided, that such unconditional guarantee is limited at all times to 77.33% of the aggregate principal balance of notes outstanding, which is equal to the final rent payment under the Lease. Upon the occurrence of and during a Lease Event of Default, the Hanover Guarantors guarantee, jointly and severally, on a senior subordinated basis, to the Issuer, the noteholders and their successor and assigns the prompt and complete payment of the entire unpaid principal of, and interest on, the notes and all other payment obligations of the Issuer to the Trustee and the noteholders. The Hanover Guarantee is a guarantee of payment, and not a guarantee of collection or performance.

   The Lease, in respect of HCLP, and the Hanover Guarantee, in respect of each Hanover Guarantor, is subordinated to the prior payment in full of all Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, and ranks equally with any Senior Subordinated Indebtedness and Guarantor Senior Subordinated Indebtedness, as applicable. Only Indebtedness of HCLP or the Hanover Guarantors that is Senior Indebtedness or Guarantor Senior Indebtedness, as the case may be, ranks senior to the Lease and the Hanover Guarantee, as applicable, in accordance with the provisions of the participation agreement. As described in "Certain Covenants under the Participation Agreement--Limitation on Layering," no Hanover Guarantor may incur any indebtedness that is senior in right of payment to its Guarantee of the notes, but junior in right of payment to Senior Indebtedness or Guarantor Senior Indebtedness, as the case may be. Unsecured Indebtedness of a Hanover Guarantor is not deemed to be subordinate or junior to secured Indebtedness merely because it is unsecured.

   As a result of the subordination provisions described below, holders of the notes may recover less under the Hanover Guarantee than creditors of the Hanover Guarantors who are holders of Senior Indebtedness or Guarantor Senior Indebtedness, as the case may be, would recover in the event of an insolvency, bankruptcy, reorganization, receivership or similar proceedings relating to the Hanover Guarantors. At September 30, 2002:

    .  the Issuer had no Indebtedness other than the notes;

    . outstanding Senior Indebtedness of Hanover was approximately $930 million;

    . Hanover had no Senior Subordinated Indebtedness other than pursuant to the Hanover Guarantee and the 2011 Guarantee;

    . outstanding Guarantor Senior Indebtedness of HCLP was approximately $738 million;

    . HCLP had no Guarantor Senior Subordinated Indebtedness other than pursuant to the Hanover Guarantee and the 2011 Guarantee; and

    . no Guarantor Senior Indebtedness, excluding Guarantor Senior Indebtedness of HCLP, was outstanding.

   As of the date hereof, there are no Subsidiary Guarantors other than HCLP. Although the participation agreement limits the amount of Indebtedness that the Hanover Guarantors may incur, such Indebtedness may be substantial and all of it may be Senior Indebtedness or Guarantor Senior Indebtedness, as the case may be.

   Neither HCLP in respect of the Lease nor the Hanover Guarantors in respect of the Hanover Guarantee may make payments under the Lease or the Hanover Guarantee, as the case may be, if:

      (1) any Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, is not paid when due; or

      (2) any other default on Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, occurs and the maturity of such Senior Indebtedness or Guarantor Senior Indebtedness, as the case may be, is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, has been paid in full.

As a result, in either such case, the Issuer will have insufficient funds to pay the principal of, premium, if any, or interest on, or other payment obligations in respect of, the notes or make any deposit pursuant to the provisions described under "Defeasance" below and may not otherwise purchase, redeem or retire any of the notes (collectively, "pay the notes"). However, HCLP may continue to make payments under the Lease, and the Issuer may thus pay the notes to the extent funds are available from such Lease payments, if HCLP, the Issuer and the Trustee receive written notice approving such payment from the Representative of any such Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, with respect to which either of the events set forth in clause (1) or (2) of this paragraph has occurred and is continuing.

   Each of HCLP and the Hanover Guarantors, as the case may be, also will not be permitted to make payments under the Lease or the Hanover Guarantee, as the case may be, for a Payment Blockage Period (as defined below) during the continuance of any default, on any Designated Senior Indebtedness that permits the holders of the Designated Senior Indebtedness to accelerate its maturity immediately without either further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods.

   A "Payment Blockage Period" commences on the receipt by Hanover and HCLP (with a copy to the Trustee and the Issuer) of written notice (a "Blockage Notice") of a default of the kind described in the immediately preceding paragraph from the Representative of the holders of such Designated Senior Indebtedness, specifying an election to effect a Payment Blockage Period and ends 179 days after receipt of the notice. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

      (1) by written notice to Hanover and HCLP from the Person or Persons who gave such Blockage Notice;

      (2) because the default giving rise to such Blockage Notice is no longer continuing; or

      (3) because such Designated Senior Indebtedness has been repaid in full.

   During a Payment Blockage Period, HCLP will be unable to make a rental payment under the Lease, and the Hanover Guarantors will be unable to make payments under the Hanover Guarantee, as applicable. As a result, the Issuer will have insufficient funds to pay the notes. Any interest on such deferred payment (a "Supplemental Rental Payment") must be paid during the rental period immediately following the Payment Blockage Period. Failure to make the Supplemental Rental Payment will constitute a Lease Event of Default with respect to the Lease. During a Payment Blockage Period, the Trustee in its capacity as collateral agent shall not be permitted to exercise any rights and powers or pursue any remedies against the Collateral securing the notes. See "--Security."

   After the end of the Payment Blockage Period, HCLP may resume payments under the Lease and the Issuer may resume payments on the notes, unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness or any

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Senior Indebtedness or Guarantor Senior Indebtedness is not paid when due. Not more than one Blockage Notice may be given in any consecutive 360 day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period.

   With respect to any obligations under the Lease or the Hanover Guarantee, in the event of:

      (1) a total or partial liquidation or a dissolution of HCLP or any Hanover Guarantor;

      (2) a reorganization, bankruptcy, insolvency, receivership of or similar proceeding relating to HCLP, a Hanover Guarantor or its respective property; or

      (3) an assignment for the benefit of creditors or marshaling of HCLP's or a Hanover Guarantor's assets and liabilities, then the holders of Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, will be entitled to receive payment in full in cash or Cash Equivalents in respect of such Senior Indebtedness or Guarantor Senior Indebtedness, as applicable (including interest accruing after, or which would accrue but for, the commencement of any proceeding at the rate specified in the applicable Senior Indebtedness or Guarantor Senior Indebtedness, whether or not a claim for such interest would be allowed), before the Issuer or the holders of the notes will be entitled to receive any payment or distribution under the Lease or the Hanover Guarantee, in the event of any payment or distribution of the assets or securities of HCLP or such Hanover Guarantor. In addition, until the Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, is paid in full in cash or Cash Equivalents, any payment or distribution to which the Issuer or the holders of the notes would be entitled under the Lease and the Hanover Guarantee but for these subordination provisions will be made to holders of Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, as their interests may appear. If a payment or distribution under the Lease or the Hanover Guarantee is made to the Issuer, the Trustee or the holders of the notes that, due to the subordination provisions, should not have been made to them, such Persons are required to hold it in trust for the holders of Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, and pay the payment or distribution over to holders of Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, as their interests may appear.

   The obligations of each Hanover Guarantor under the Hanover Guarantee are limited as necessary to prevent the Hanover Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

   In the event a Subsidiary Guarantor other than HCLP is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease)) and whether or not the Subsidiary Guarantor is the surviving corporation in such transaction to a Person which is not Hanover or a Restricted Subsidiary of Hanover (other than a Receivables Entity), such Subsidiary Guarantor will be released from its obligations under the Hanover Guarantee and the other Operative Agreements if:

      (1) the sale or other disposition is in compliance with the participation agreement, including the covenants therein. See "Certain Covenants under the Participation Agreements--Limitation on Sales of Assets and Subsidiary Stock" and "--Limitation on Sales of Capital Stock of Restricted Subsidiaries"; and

      (2) all the obligations of such Subsidiary Guarantor under the Senior Credit Agreement and related documentation and any other agreements relating to any other indebtedness of Hanover or its Restricted Subsidiaries terminate.

   In addition, a Subsidiary Guarantor will be released from its obligations under the Hanover Guarantee and the other Operative Agreements if Hanover designates such Subsidiary as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of the Operative Agreements.

Security

   Under the Operative Agreements, the Issuer, together with HCLP, has granted to the Trustee, in its capacity as collateral agent, for the ratable benefit of itself and the noteholders, a first lien on and security interest in all right, title and interest of the Issuer now held or hereafter acquired in and to the following, except for certain

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excepted payments with respect thereto: (i) the Equipment, (ii) all rents and supplemental rent payable under the Lease, together with certain related rights of the Issuer, and (iii) the Hanover Guarantee (collectively, the "Collateral"). The equity certificate holder has a subordinated right to receive proceeds from the Collateral. Unless an Event of Default shall have occurred and be continuing, the Issuer has the right to retain title to the Equipment securing the notes and to lease such Equipment to HCLP. The rents under the Lease are to be paid directly to the Trustee pursuant to an assignment of rents consented to by HCLP in order to make payments on the notes therewith in accordance with "Certain Covenants under the Indentures." Upon the occurrence of an Event of Default under the indenture, the Trustee in its capacity as collateral agent shall be entitled to exercise its customary rights and powers and pursue remedies against the Collateral, except during a Payment Blockage Period.

   All payments received and all amounts held or realized by the Trustee in its capacity as collateral agent (including amounts realized by the Trustee in such capacity from the exercise of any remedies) after the occurrence and during the continuance of an Event of Default, and all payments or amounts then held or thereafter received by the Trustee in its capacity as collateral agent under the Lease or under the participation agreement, shall, so long as such Event of Default continues and shall not have been waived in writing by the Trustee, be applied on the date first received with respect to the notes as follows: first, so much of such payments or amounts held or realized by the Trustee in its capacity as collateral agent as shall be required to reimburse the Trustee, in its own capacity and in its capacity as collateral agent, for any expenses not reimbursed by the Issuer in connection with the collection or distribution of such amounts held or realized by it and in connection with the expenses incurred in enforcing its remedies and preserving the Collateral; second, to the Trustee for the benefit of the noteholders for all principal, interest, and all other amounts, if any, due each such Person under the Operative Agreements, in each case on a pari passu basis; third, to each Person indemnified by the Issuer other than the equity certificate holder on a pari passu basis; fourth, to the Issuer for all amounts then due the Issuer under Section 13 of the participation agreement; fifth, to the Issuer for the benefit of the equity certificate holder for all amounts due and payable to such holder; and sixth, the balance, if any, of such payment remaining thereafter shall be distributed to HCLP.

Certain Bankruptcy Limitations

   The right of the Trustee in its capacity as collateral agent to repossess and dispose of the Collateral upon the occurrence of an Event of Default would be significantly impaired by applicable bankruptcy law in the event that a bankruptcy case were to be commenced by or against the Issuer, HCLP, or any of the Hanover Guarantors prior to the Trustee in its capacity as collateral agent having repossessed and disposed of the Collateral. Upon the commencement of a case for relief under Title 11 of the United States Code, as amended (the "Bankruptcy Code"), a secured creditor such as the Trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from the debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and use collateral even though the debtor is in default under the applicable debt instruments provided that the secured creditor is given adequate protection. The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay or repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of the collateral if the value of the collateral exceeds the debt it secures.

   In view of the broad equitable powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the Trustee in its capacity as collateral agent could repossess or dispose of the Collateral, the value of such Collateral at the time of the bankruptcy petition or whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection." Any

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disposition of the Collateral during a bankruptcy case would also require permission from the bankruptcy court. Furthermore, in the event a bankruptcy court determines the value of the Collateral is not sufficient to repay all amounts due on the notes, the holders of the notes would hold secured claims to the extent of the value of the respective Collateral to which the holders of the notes are entitled, and unsecured claims with respect to such shortfall. The Bankruptcy Code only permits the payment and/or accrual of post-petition interest, costs and attorney's fees to a secured creditor during a debtor's bankruptcy case to the extent the value of the Collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the notes.

Change of Control

   If a Change of Control with respect to Hanover occurs, each registered holder of notes will have the right to require the Issuer to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's notes, at a purchase price in cash equal to 101% of the principal amount of such notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). Pursuant to the Lease, HCLP will purchase the amount of Equipment, at such Equipment's Termination Value, necessary to generate sufficient proceeds for the Issuer to purchase the notes and prepay a proportionate amount of the equity certificates. Concurrently, the Issuer will pay any accrued and unpaid interest on the notes to be purchased and yield on the equity certificates to be prepaid, as well as any redemption premium, using proceeds of supplemental rent payments equal to such amounts, which will be required by the Lease to be paid by HCLP to the Issuer.

   Within 30 days following any Change of Control, the Issuer, at the direction of Hanover or HCLP, will mail a notice (the "Change of Control Offer") to each registered holder of the notes with a copy to the Trustee stating:

      (1) that a Change of Control has occurred and that such holder has the right to require such Issuer to purchase such holder's notes at a purchase price in cash equal to 101% of the principal amount of such notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date) (the "Change of Control Payment");

      (2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Change of Control Payment Date"); and

      (3) the procedures determined by the Issuer, consistent with the indenture, that a holder must follow in order to have the notes repurchased.

   On the Change of Control Payment Date, the Issuer will, to the extent lawful:

      (1) accept for payment all notes or portions of notes (in integral multiples of $1,000) properly tendered under the Change of Control Offer;

      (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes so tendered; and

      (3) deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Issuer.

   The Paying Agent will promptly mail to each holder of notes so tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

   If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.


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   The Change of Control provisions described above will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders to require that the Issuer repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

   The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuer and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

   The Issuer will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the indenture by virtue of the conflict.

   If a Change of Control Offer is made, there can be no assurance that HCLP will have available funds to purchase a sufficient amount of Equipment to enable the Issuer to make the Change of Control Payment for all the notes that might be delivered by the noteholders seeking to accept the Change of Control Offer. The Issuer has no source of revenues other than payments received from HCLP under the Lease or from the Hanover Guarantors under the Hanover Guarantee. The failure of the Issuer to make or consummate the Change of Control Offer or make the applicable Change of Control Payment when due would give the Trustee and the noteholders the rights described under "Events of Default." Hanover and its subsidiaries have other Indebtedness and operating leases that contain provisions designating a change of control as an event of default which would obligate them to repay amounts outstanding thereunder.

   The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving HCLP or Hanover by increasing the capital required to effectuate such transactions.

   The definition of "Change of Control" includes a disposition of all or substantially all of the property and assets of Hanover and its subsidiaries taken as a whole to any Person. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of notes may require the Issuer to make an offer to repurchase the notes as described above.

   The definition of "Change of Control" is limited in scope. The provisions of the indenture and the participation agreement may not afford the noteholders the right to require the Issuer to repurchase the notes in the event of a highly leveraged transaction or certain transactions with Hanover's management or its affiliates, including a reorganization, restructuring, merger or similar transaction involving Hanover (including, in certain circumstances, an acquisition of Hanover by management or its affiliates) that may adversely affect noteholders, if such transaction is not a transaction defined as a "Change of Control." A transaction involving Hanover's management or its affiliates, or a transaction involving a recapitalization of Hanover, would result in a Change of Control if it were the type of transaction specified in such definition.

Certain Covenants Under The Indenture

Application of Proceeds

   There will be no cash proceeds from the issuance of the new notes under this exchange offer. The proceeds of the sale of the old notes and equity certificates were used solely to finance the Issuer's acquisition of items of Equipment in accordance with the terms of the participation agreement and for costs related to such transactions.


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Compliance with Laws

   The Issuer has covenanted to comply with all applicable statutes, rules, regulations, orders and restrictions of the United States of America, all states and municipalities thereof and of any governmental department, commission, board, regulatory authority, bureau, agency and instrumentality of the foregoing, in respect of the conduct of its business and the ownership of its property. The Issuer shall promptly take, and maintain the effectiveness of, all action to effectuate the participation agreement, indenture or Lease, as applicable, or otherwise that may, from time to time, be necessary or appropriate under applicable law in connection with the performance by the Issuer of its obligations under the participation agreement, indenture or Lease, as applicable, or the taking of any action hereby or thereby contemplated, or necessary for the legality, validity, binding effect or enforceability of the participation agreement, indenture or Lease, as applicable, or for the making of any payment or transfer or remittance of any funds by the Issuer under the participation agreement, indenture or Lease, as applicable.

Limitation on Liens

   The Issuer will not, directly or indirectly, create, incur or suffer to exist any Lien (other than Permitted Liens) on any of its property or assets. The Issuer shall duly pay and discharge (i) immediately upon the attachment thereof, all Liens (other than Permitted Liens) on any Collateral, (ii) as and when due, all of its Indebtedness and other obligations before the time that any Lien attaches unless and only to the extent that any such amounts are not yet due and payable or the validity thereof is being contested in good faith by appropriate proceedings so long as such proceedings do not involve any danger of the sale, forfeiture or loss of the items of Equipment or any interest therein and the Issuer maintains or causes Hanover and HCLP to maintain appropriate reserves with respect thereto or has made adequate provision for the payment thereof, in accordance with GAAP and approved by the Trustee and
(iii) all taxes imposed upon or against it or its property or assets, or upon any property leased by it, prior to the date on which penalties attach thereto.

Limitation on Lines of Business

   The Issuer will not (i) enter into any business other than the maintenance of its corporate existence, the acquisition, leasing, financing and sale of the Equipment and the taking of such actions as are required to comply with the other covenants of the Issuer under the indenture, participation agreement, registration rights agreement and other operative agreements, (ii) create, incur, assume or permit to exist any Indebtedness, except for the notes, amounts payable under the participation agreement and ordinary course trade payables which are incidental purposes permitted under the trust agreement,
(iii) enter into, or be a party to, any transaction with any Person, except the transactions set forth in the participation agreement, indenture or Lease, as applicable, and as expressly permitted thereby, or
(iv) make any investment in, Guarantee the obligations of, or make or advance money to any Person, through the direct or indirect lending of money, holding of securities or otherwise except the transactions set forth in the participation agreement, indenture or Lease, as applicable, and as expressly permitted thereby.

Limitation on Liquidation

   The Issuer shall not wind up, liquidate or dissolve its affairs or enter into any merger or consolidation, or convey, sell, lease (substantially as a whole) or otherwise dispose of (whether in one or in a series of transactions) its assets, except as expressly permitted by the Lease or the participation agreement.

Certain Covenants Under The Participation Agreement

   In addition to the covenants under the indenture, the participation agreement contains, among others, the following covenants with respect to Hanover and HCLP, which may not be amended or waived without the prior written consent of the holders of a majority of the principal amount of the notes and the consent of the equity certificate holder to the extent such amendment or waiver would adversely affect their interests. A default under these covenants will constitute a default under the Lease and, therefore, a default under the indenture.

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Limitation on Indebtedness

   Hanover will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness; provided, however, that Hanover and its Restricted Subsidiaries may Incur Indebtedness if on the date thereof:

      (1) the Consolidated Coverage Ratio for Hanover and its Restricted Subsidiaries is at least 2.25 to 1.00; and

      (2) no Default or Event of Default will have occurred or be continuing or would occur as a consequence of Incurring the Indebtedness.

   The first paragraph of this covenant will not prohibit the incurrence of the following Indebtedness:

      (1) Indebtedness of Hanover and its Subsidiaries Incurred pursuant to the Senior Credit Agreement together with the principal component of amounts outstanding under Qualified Receivables Transactions in an aggregate amount not to exceed $400.0 million at any time outstanding, less the aggregate principal amount of repayments with the proceeds from Asset Dispositions pursuant to the provisions of the participation agreement described under "--Limitations on Sales of Assets and Subsidiary Stock", and Guarantees of Restricted Subsidiaries in respect of the Indebtedness Incurred pursuant to the Senior Credit Agreement;

      (2) the Lease, the Hanover Guarantee, the 2011 Lease and 2011 Guarantee;

      (3) Indebtedness of Hanover owing to and held by any Wholly-Owned Subsidiary (other than a Receivables Entity) or Indebtedness of a Restricted Subsidiary owing to and held by Hanover or any Wholly-Owned Subsidiary (other than a Receivables Entity); provided, however,

          (a) if Hanover is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Lease and the Hanover Guarantee; and

          (b) (i) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than Hanover or a Wholly-Owned Subsidiary (other than a Receivables Entity) of Hanover; and

             (ii) any sale or other transfer of any such Indebtedness to a Person other than Hanover or a Wholly-Owned Subsidiary (other than a Receivables Entity) of Hanover, shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by Hanover or such Subsidiary, as the case may be;

      (4) Indebtedness represented by (a) the notes, (b) any Indebtedness (other than the Indebtedness described in clauses (1), (2), (3), (6) (8),
   (9) and (10)) outstanding on the Issue Date, (c) any Indebtedness of Production Operators Corporation or any of its subsidiaries in existence as of the Issue Date and (d) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (4) or clause (5) or Incurred pursuant to the first paragraph of this covenant;

      (5) Indebtedness of a Restricted Subsidiary Incurred and outstanding on the date on which such Restricted Subsidiary was acquired by Hanover (other than Indebtedness Incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by Hanover or (b) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that at the time such Restricted Subsidiary is acquired by Hanover, Hanover would have been able to Incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the Incurrence of such Indebtedness pursuant to this clause (5);


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      (6) Indebtedness under Currency Agreements and Interest Rate Agreements;
   provided that in the case of Currency Agreements and Interest Rate Agreements, such Currency Agreements and Interest Rate Agreements are entered into for bona fide hedging purposes of Hanover or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of Hanover) and substantially correspond in terms of notional amount, duration, currencies and interest rates, as applicable, to Indebtedness of Hanover or its Restricted Subsidiaries on customary terms entered into in the ordinary course of business and Incurred without violation of the terms of the participation agreement;

      (7) the Incurrence by Hanover or any of its Restricted Subsidiaries of Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations with respect to assets other than Capital Stock or other Investments, in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvements of property used in the business of Hanover or such Restricted Subsidiary, in an aggregate principal amount not to exceed $75.0 million at any time outstanding (it being understood that any Indebtedness Incurred pursuant to this clause (7) shall cease to be deemed to be Incurred or outstanding for purposes hereof but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which Hanover or its Restricted Subsidiaries could have Incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause
   (7));

      (8) Indebtedness Incurred in respect of workers' compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by Hanover or a Restricted Subsidiary in the ordinary course of business;

      (9) Indebtedness arising from agreements of Hanover or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary;

      (10) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five business days of Incurrence; and

      (11) in addition to the items referred to in clauses (1) through (10) above, Indebtedness of Hanover and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause
   (11) and then outstanding, will not exceed $75.0 million (it being understood that any Indebtedness Incurred pursuant to this clause (11) shall cease to be deemed to be Incurred or outstanding for purposes hereof but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which Hanover or its Restricted Subsidiaries could have Incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (11)).

   For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to, and in compliance with, this covenant:

      (1) (A) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness and (B) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first and second paragraphs of this covenant, Hanover, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses; and

      (2) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.


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   Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value of the Indebtedness in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

   In addition, Hanover will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of Hanover as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this "Limitation on Indebtedness" covenant, Hanover shall be in Default of this covenant).

   For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Hanover may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on Layering

   Hanover will not Incur any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is contractually subordinated in right of payment to Senior Subordinated Indebtedness. Neither HCLP nor any Subsidiary Guarantor will Incur any Indebtedness if such Indebtedness is contractually subordinate or junior in ranking in any respect to any Guarantor Senior Indebtedness of such Subsidiary Guarantor unless such Indebtedness is Guarantor Senior Subordinated Indebtedness of such Subsidiary Guarantor or is contractually subordinated in right of payment to Guarantor Senior Subordinated Indebtedness of such Subsidiary Guarantor.

Limitation on Restricted Payments

   Hanover will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

      (1) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving Hanover or any of its Restricted Subsidiaries) except:

          (a) dividends or distributions payable in Capital Stock of Hanover (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock; and

          (b) dividends or distributions payable to Hanover or a Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of common Capital Stock on a pro rata basis);


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      (2) purchase, redeem, retire or otherwise acquire for value any Capital
   Stock of Hanover or any direct or indirect parent of Hanover held by Persons other than Hanover or a Restricted Subsidiary of Hanover (other than in exchange for Capital Stock of Hanover (other than Disqualified Stock));

      (3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or Guarantor Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition); or

      (4) make any Restricted Investment in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) shall be referred to herein as a "Restricted Payment");

    if at the time Hanover or such Restricted Subsidiary makes such Restricted
  Payment:

          (a) a Default shall have occurred and be continuing (or would result therefrom); or

          (b) Hanover is not able to Incur an additional $1.00 of Indebtedness pursuant to the first paragraph under the "Limitation on Indebtedness" covenant after giving effect, on a pro forma basis, to such Restricted Payment; or

          (c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date would exceed the sum of:

             (i) 50% of Consolidated Net Income for the period (treated as one accounting period) from the Issue Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are in existence (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);

             (ii) the aggregate Net Cash Proceeds received by Hanover from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date (other than Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of Hanover or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or guaranteed by Hanover or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination);

             (iii) the amount by which Indebtedness of Hanover is reduced on Hanover's balance sheet upon the conversion or exchange (other than by a Subsidiary of Hanover) subsequent to the Issue Date of any Indebtedness of Hanover convertible or exchangeable for Capital Stock (other than Disqualified Stock) of Hanover (less the amount of any cash, or other property, distributed by Hanover upon such conversion or exchange);

             (iv) the amount equal to the net reduction in Restricted Investments made by Hanover or any of its Restricted Subsidiaries in any Person resulting from:

                 (A) repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to Hanover or any Restricted Subsidiary of Hanover; or

                 (B) the redesignation of Unrestricted Subsidiaries as
              Restricted Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by Hanover or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this

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              clause (iv) was included in the calculation of the amount of
              Restricted Payments; provided, however, that no amount will be included under this clause (iv) to the extent it is already included in Consolidated Net Income; and

             (v) $75.0 million.

The provisions of the preceding paragraph will not prohibit:

      (1) any purchase or redemption of Capital Stock or Subordinated Obligations of Hanover made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of Hanover (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by Hanover or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that such purchase or redemption will be excluded in subsequent calculations of the amount of Restricted Payments;

      (2) any purchase or redemption of Subordinated Obligations of Hanover made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of Hanover that qualifies as Refinancing Indebtedness; provided, however, that such purchase or redemption will be excluded in subsequent calculations of the amount of Restricted Payments;

      (3) so long as no Default or Event of Default has occurred and is continuing, any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted under
    "--Limitation on Sales of Assets and Subsidiary Stock" below; provided,
however, that such purchase or     redemption will be excluded in subsequent
calculations of the amount of Restricted Payments;

      (4) dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision; provided, however, that such dividends will be included in subsequent calculations of the amount of Restricted Payments;

      (5) so long as no Default or Event of Default has occurred and is continuing:

          (a) the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock of Hanover or any Restricted Subsidiary of Hanover or any parent of Hanover held by any existing or former directors, employees or management of Hanover or any Subsidiary of Hanover or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee or director stock option or stock purchase agreements or other agreements to compensate management employees or directors; provided that such redemptions or repurchases pursuant to this clause will not exceed $25.0 million in the aggregate during any calendar year; provided, however, that the amount of any such repurchase or redemption will be included in subsequent calculations of the amount of Restricted Payments; and

          (b) loans or advances to employees or directors of Hanover or any Subsidiary of Hanover the proceeds of which are used to purchase Capital Stock of Hanover, in an aggregate amount not in excess of $25.0 million at any one time outstanding; provided, however, that the amount of such loans and advances will be included in subsequent calculations of the amount of Restricted Payments;

      (6) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof; provided, however, that such repurchases will be excluded from subsequent calculations of the amount of Restricted Payments; and

      (7) payments under the Subordinated Acquisition Note permitted by the subordination provisions contained therein, which permit repayment only upon an issuance of equity by Hanover or upon a change of control at Hanover.

   The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the assets or securities proposed to be paid, transferred or issued by Hanover or such

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Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment.
The fair market value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment shall be determined conclusively by the Board of Directors of Hanover acting in good faith whose resolution with respect thereto shall be delivered to the Trustee (with a copy to the Issuer), such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value is estimated to exceed $10.0 million. Not later than the date of making any Restricted Payment, Hanover shall deliver to the Trustee (with a copy to the Issuer) an Officer's Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the participation agreement.

Limitation on Liens

   Hanover will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or suffer to exist any Lien (other than Permitted Liens) upon any of its, or any such Restricted Subsidiary's, property or assets (including Capital Stock), whether owned on the date of the participation agreement or acquired after that date, securing any Senior Subordinated Indebtedness, Subordinated Obligations, Guarantor Senior Subordinated Indebtedness or Guarantor Subordinated Obligations, unless contemporaneously with the Incurrence of the Liens effective provision is made to secure the Hanover Guarantee equally and ratably with (or prior to in the case of Liens with respect to Subordinated Obligations or Guarantor Subordinated Obligations, as the case may be) the Indebtedness secured by such Lien for so long as such Indebtedness is so secured.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

   Hanover will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

      (1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to Hanover or any Restricted Subsidiary;

      (2) make any loans or advances to Hanover or any Restricted Subsidiary; or

      (3) transfer any of its property or assets to Hanover or any Restricted Subsidiary.

      The preceding provisions will not prohibit:

          (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the date of the participation agreement, including, without limitation, the participation agreement, the participation agreement with respect to the 2011 Lease, and the Senior Credit Agreement in effect on such date;

          (ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by a Restricted Subsidiary on or before the date on which such Restricted Subsidiary was acquired by Hanover (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Hanover or in contemplation of the transaction) and outstanding on such date;

          (iii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refunding, replacement or refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary

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       contained in any such agreement are no less favorable in any material respect to the holders of the notes than the encumbrances and restrictions contained in such agreements referred to in clauses (i) or
       (ii) of this paragraph on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary, whichever is applicable;

          (iv) in the case of clause (3) of the first paragraph of this covenant, any encumbrance or restriction:

             (a) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract;

             (b) contained in mortgages, pledges or other security agreements permitted under the participation agreement securing Indebtedness of Hanover or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements; or

             (c) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of Hanover or any Restricted Subsidiary;

          (v) purchase money obligations for property acquired in the ordinary course of business that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property so acquired;

          (vi) any Purchase Money Note or other Indebtedness or contractual requirements incurred with respect to a Qualified Receivables Transaction relating exclusively to a Receivables Entity that, in the good faith determination of the Board of Directors, are necessary to effect such Qualified Receivables Transaction;

          (vii) any restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition; and

          (viii) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order.

Limitation on Sales of Assets and Subsidiary Stock

   Hanover will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

      (1) Hanover or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by the Board of Directors (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition;

      (2) at least 80% of the consideration from such Asset Disposition received by Hanover or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

      (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by Hanover or such Restricted Subsidiary, as the case may be:

          (a) to the extent Hanover or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Senior Indebtedness) to prepay, repay or purchase Senior Indebtedness or Indebtedness (other than any Preferred Stock or Guarantor Subordinated Obligation) of a Restricted Subsidiary that is a Subsidiary Guarantor (in each case other than Indebtedness owed to Hanover or an

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       Affiliate of Hanover); provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (a), Hanover or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; and

          (b) to the extent of the balance of such Net Available Cash after application in accordance with clause (a), to the extent Hanover or such Restricted Subsidiary elects to invest in Additional Assets within 360 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash.

   Any Net Available Cash from Asset Dispositions that is not applied or invested as provided in the preceding paragraph will be deemed to constitute "Excess Proceeds." On the 361st day after an Asset Disposition, if the aggregate amount of Excess Proceeds exceeds $25.0 million, Hanover will notify the Issuer that it will, upon notice by the Trustee, cause HCLP to purchase Equipment having a Termination Value equal to or less than the amount by which such excess amount exceeds the portion made available for an "Asset Disposition Offer" pursuant to the 2011 Indenture. Hanover has the option to apply such excess amount under the indenture or the 2011 Indenture. Concurrently with the repurchase of the notes described below, (a) HCLP will purchase the amount of Equipment, at such Equipment's Termination Value, necessary to generate sufficient proceeds for the Issuer to prepay a proportionate amount of equity certificates, and (b) HCLP will make a payment of supplemental rent to the Issuer sufficient for the Issuer to pay any accrued and unpaid interest on the notes being repurchased and yield on the equity certificates being prepaid, as well as any applicable redemption premium.

   The Issuer shall promptly make an offer ("Asset Disposition Offer") to all holders of the notes to purchase the maximum principal amount of notes that may be purchased out of the Excess Proceeds that have been applied to the purchase of the Equipment for purposes of such corresponding repurchase of the notes described in the preceding paragraph, taking into account the proportionate amount of equity certificates to be repaid, at an offer price in cash in an amount equal to 100% of the principal amount of the notes, plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the indenture, in each case in multiples of $1,000. To the extent that the aggregate amount of notes so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer and the proportionate amount of equity certificates to be repaid is less than the Excess Proceeds, Hanover may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the indenture and the participation agreement. If the aggregate principal amount of notes surrendered by holders thereof and the proportionate amount of equity certificates to be repaid exceeds the amount of Excess Proceeds, the notes and the corresponding amount of equity certificates shall be purchased and repaid, as applicable, on a pro rata basis. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

   The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the "Asset Disposition Offer Period"). No later than five Business Days after the termination of the Asset Disposition Offer Period (the "Asset Disposition Purchase Date"), the Issuer will purchase the principal amount of notes required to be purchased pursuant to this covenant (the "Asset Disposition Offer Amount") or, if less than the Asset Disposition Offer Amount has been so validly tendered, all notes validly tendered in response to the Asset Disposition Offer.

   If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a note is registered at the close of business on such record date, and no additional interest will be payable to holders of the notes who tender notes pursuant to the Asset Disposition Offer.

   On or before the Asset Disposition Purchase Date, the Issuer will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of notes or portions of notes so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset

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Disposition Offer Amount has been validly tendered and not properly withdrawn, all notes so validly tendered and not properly withdrawn, in each case in integral multiples of $1,000. The Issuer will deliver to the Trustee an Officer's Certificate stating that such notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this covenant. The Issuer or the Paying Agent, as the case may be, will promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) mail or deliver to each tendering holder of notes an amount equal to the purchase price of the notes so validly tendered and not properly withdrawn by such holder and accepted by the Issuer for purchase, and the Issuer will promptly issue a new note, and the Trustee, upon delivery of an Officer's Certificate from the Issuer will authenticate and mail or deliver such new note to such holder, in a principal amount equal to any unpurchased portion of the note surrendered; provided that each such new note will be in a principal amount of $1,000 or an integral multiple of $1,000. Any note not so accepted will be promptly mailed or delivered by the Issuer to the holder thereof. The Issuer will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

   For the purposes of this covenant, the following will be deemed to be cash:

      (1) the assumption by the transferee of Senior Indebtedness of Hanover or Indebtedness (other than Guarantor Senior Subordinated Indebtedness, Guarantor Subordinated Obligations or Preferred Stock) of any Restricted Subsidiary of Hanover and the release of Hanover or such Restricted Subsidiary from all liability on such Senior Indebtedness or Indebtedness in connection with such Asset Disposition (in which case Hanover will, without further action, be deemed to have applied such deemed cash to Indebtedness in accordance with clause (a) above); and

      (2) securities, notes or other obligations received by Hanover or any Restricted Subsidiary of Hanover from the transferee that are promptly converted by Hanover or such Restricted Subsidiary into cash.

Limitation on Affiliate Transactions

   Hanover will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Hanover (an "Affiliate Transaction") unless:

      (1) the terms of such Affiliate Transaction are no less favorable to Hanover or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate;

      (2) in the event such Affiliate Transaction involves an aggregate amount in excess of $10.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of Hanover and by a majority of the members of such Board having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criterion in clause
   (1) above); and

      (3) in the event such Affiliate Transaction involves an aggregate amount in excess of $25.0 million, Hanover has received a written opinion from an independent investment banking firm of nationally recognized standing that such Affiliate Transaction is not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arms-length basis from a Person that is not an Affiliate.

   The preceding paragraph will not apply to:

      (1) transactions among Hanover, HCLP, the Issuer and the Hanover Guarantors under the Operative Agreements;

      (2) any Restricted Payment (other than a Restricted Investment) permitted to be made pursuant to the covenant described under "Limitation on Restricted Payments";

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      (3) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans and other reasonable fees, compensation, benefits and indemnities paid or entered into by Hanover or its Restricted Subsidiaries in the ordinary course of business to or with officers, directors or employees of Hanover and its Restricted Subsidiaries;

      (4) loans or advances to employees and consultants in the ordinary course of business of Hanover or any of its Restricted Subsidiaries in an amount not to exceed $5.0 million in the aggregate during any calendar year;

      (5) any transaction between Hanover and a Restricted Subsidiary (other than a Receivables Entity) or between Restricted Subsidiaries (other than a Receivables Entity);

      (6) the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, officers, directors or employees of Hanover or any Restricted Subsidiary of Hanover;

      (7) the performance of obligations of Hanover or any of its Restricted Subsidiaries under the terms of any agreement to which Hanover or any of its Restricted Subsidiaries is a party on the Issue Date and identified on a schedule to the participation agreement, as these agreements may be amended, modified or supplemented from time to time; provided, however, that any future amendment, modification or supplement entered into after the Issue Date will be permitted to the extent that its terms are not more disadvantageous to the holders of the notes in its entirety than the terms of the agreements in effect on the Issue Date;

      (8) sales or other transfers or dispositions of accounts receivable and other related assets customarily transferred in an asset securitization transaction involving accounts receivable to a Receivables Entity in a Qualified Receivables Transaction, and acquisitions of Permitted Investments in connection with a Qualified Receivables Transaction; and

      (9) transactions with joint venture partners in an amount not to exceed $10.0 million in the aggregate during any calendar year.

Limitation on Sale of Capital Stock of Restricted Subsidiaries

   Hanover will not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Voting Stock of any Restricted Subsidiary or to issue any of the Voting Stock of a Restricted Subsidiary (other than, if necessary, shares of its Voting Stock constituting directors' qualifying shares) to any Person except:

      (1) to Hanover or a Wholly-Owned Subsidiary other than a Receivables Entity; or

      (2) in compliance with the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock" and, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would continue to be a Restricted Subsidiary.

   Notwithstanding the preceding paragraph, Hanover may sell all the Voting Stock of a Restricted Subsidiary as long as Hanover complies with the terms of the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock."

SEC Reports

   Notwithstanding that Hanover or the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, Hanover and the Issuer will file with the Commission, and provide the Trustee with, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act within the time periods specified

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therein. In the event that Hanover or the Issuer is not permitted to file such reports, documents and information with the Commission pursuant to the Exchange Act, Hanover or the Issuer, as applicable, will nevertheless provide such Exchange Act information to the Trustee as if Hanover or the Issuer, as the case may be, were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein.

Merger and Consolidation

   Hanover will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

      (1) the resulting, surviving or transferee Person (the "Successor Company") will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not Hanover) will expressly assume, by an assumption agreement supplemental to the participation agreement, executed by the Successor Company and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of Hanover under the Hanover Guarantee and the participation agreement;

      (2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

      (3) immediately after giving effect to such transaction, the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to the first paragraph of the "Limitation on Indebtedness" covenant; and

      (4) Hanover shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such assumption agreement (if any) comply with the participation agreement.

   For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of Hanover, which properties and assets, if held by Hanover instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of Hanover on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of Hanover; provided, however, that a Sale/Leaseback Transaction involving all or substantially all of the properties and assets of Hanover or of one or more Subsidiaries of Hanover, which properties and assets, if held by Hanover instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of Hanover on a consolidated basis, shall not be deemed to be the transfer of all or substantially all of the properties and assets of Hanover, and provided, further, that such Sale/Leaseback Transaction shall be subject to the covenants under "--Limitation on Indebtedness" and "--Limitation on Sales of Assets and Subsidiary Stock".

   The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, Hanover under the participation agreement, but, in the case of a lease of all or substantially all its assets, Hanover will not be released from the obligation to pay the principal of and interest on the notes pursuant to the Hanover Guarantee.

   Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve "all or substantially all" of the property or assets of a Person.

   Notwithstanding the preceding clause (3), (x) any Restricted Subsidiary of Hanover may consolidate with, merge into or transfer all or part of its properties and assets to Hanover and (y) Hanover may merge with an Affiliate incorporated solely for the purpose of reincorporating Hanover in another jurisdiction to realize tax or other benefits.

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Future Subsidiary Guarantors

   As of the date of this prospectus, there are no Subsidiary Guarantors other than HCLP with respect to the notes. After the Issue Date, Hanover will cause each Restricted Subsidiary (other than a Foreign Subsidiary or a Receivables Entity) that (i) becomes, or upon its creation or acquisition by Hanover or one or more of its Restricted Subsidiaries is, a Material Subsidiary and (ii) becomes a guarantor under the Senior Credit Agreement, to execute and deliver to the Trustee, promptly after becoming a guarantor under the Senior Credit Agreement, a Guarantee pursuant to which such Restricted Subsidiary will become a Subsidiary Guarantor with respect to the Hanover Guarantee.

Events of Default

   Each of the following is an Event of Default under the indenture:

      (1) default in any payment of interest or additional interest (as required by the Registration Rights Agreement) on any note when due, continued for 30 days;

      (2) default in the payment of principal of or premium, if any, on any note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

      (3) failure by Hanover, HCLP or any other Hanover Guarantor to comply with its obligations under "Certain Covenants under the Participation Agreement--Merger and Consolidation";

      (4) failure by the Issuer to comply for 30 days after notice with any of its obligations under the covenants described under "Certain Covenants under the Indenture" above (other than a failure to purchase notes when required, which will constitute an Event of Default under clause (2) above);

      (5) failure by the Issuer to comply for 60 days after notice with its other agreements contained in the indenture or any covenant, representation or warranty under any of the other Operative Agreements;

      (6) the occurrence and continuation of a Lease Event of Default (see "Summary of Principal Operative Agreements--The Lease--Events of Default");

      (7) the Operative Agreements no longer create a first priority lien on all the Collateral for the benefit of the Trustee in its capacity as collateral agent (subject to Permitted Liens);

      (8) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Hanover or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Hanover or any of its Restricted Subsidiaries), other than Indebtedness owed to Hanover or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, which default:

          (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness ("payment default"); or

          (b) results in the acceleration of such Indebtedness prior to its maturity (the "cross acceleration provision");

   and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

      (9) certain events of bankruptcy, insolvency or reorganization of the Issuer, Hanover, any Significant Subsidiary or a group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for Hanover and its Restricted Subsidiaries), would constitute a Significant Subsidiary (collectively, the "bankruptcy provisions");

      (10) failure by the Issuer, Hanover or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $20.0 million (net of any amounts that a reputable and creditworthy insurance

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   company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days (the "judgment default provision"); and

      (11) the Hanover Guarantee ceases to be in full force and effect (except as contemplated by the terms of the indenture and the participation agreement) or is declared null and void in a judicial proceeding with respect to any of the Hanover Guarantors, or any of the Hanover Guarantors denies or disaffirms its obligations under the participation agreement or the Hanover Guarantee.

However, a default under clauses (4) and (5) of this paragraph will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding notes notify the Issuer of the default and the Issuer does not cure such default within the time specified in clauses (4) and (5) of this paragraph after receipt of such notice.

   If an Event of Default (other than an Event of Default described in clause
(9) above) occurs and is continuing, the Trustee by notice to the Issuer, or the holders of at least 25% in principal amount of such outstanding notes by notice to the Issuer and the Trustee, may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the notes to be due and payable; provided, however, that so long as any Bank Indebtedness remains outstanding, no such acceleration shall be effective until the earlier of (i) two business days after delivery of written notice to Hanover, HCLP and the Representative under such Bank Indebtedness and (ii) the day on which any Bank Indebtedness is accelerated. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. In the event of a declaration of acceleration of the notes because an Event of Default described in clause (8) under "Events of Default" has occurred and is continuing, the declaration of acceleration of the notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (8) shall be remedied or cured by Hanover or a Restricted Subsidiary of Hanover or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived. If an Event of Default described in clause (9) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. The holders of a majority in principal amount of the outstanding notes may waive all existing defaults or Events of Default, or their consequences (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

   Subject to the provisions of the indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the respective holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

      (1) such holder has previously given the Trustee notice that an Event of Default is continuing;

      (2) holders of at least 25% in principal amount of the outstanding notes have requested that the Trustee pursue the remedy;

      (3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

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      (4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

      (5) the holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

   Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The indenture provides that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

   The indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any note, the Trustee may withhold notice if and so long as a committee of trust officers of the Trustee in good faith determines that withholding notice is in the interests of the holders. In addition, the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

Amendments and Waivers

   Subject to certain exceptions, each indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

      (1) reduce the amount of notes whose holders must consent to an amendment;

      (2) reduce the stated rate of or extend the stated time for payment of interest on any note;

      (3) reduce the principal of or extend the Stated Maturity of any note;

      (4) reduce the premium payable upon the redemption or repurchase of any note or change the time at which any note may be redeemed or repurchased as described above under "Optional Redemption," "Change of Control," or any similar provision, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

      (5) make any note payable in money other than that stated in the note;

      (6) impair the right of any holder to receive payment of, premium, if any, principal of and interest on such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's notes; or

      (7) make any change in the amendment provisions which require each holder's consent or in the waiver provisions.

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   Without the consent of any holder, the Issuer and the Trustee may amend the indenture to:

      (1) cure any ambiguity, omission, defect or inconsistency that does not materially adversely affect the rights of any holder of the notes;

      (2) provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f) (2) (B) of the Code);

      (3) add Guarantees with respect to the notes or release a Subsidiary Guarantor upon its designation as an Unrestricted Subsidiary; provided, however, that the designation is in accord with the applicable provisions of the indenture;

      (4) further secure the notes;

      (5) add to the covenants of the Issuer for the benefit of the holders or surrender any right or power conferred upon the Issuer;

      (6) make any change that does not adversely affect the rights of any holder; or

      (7) comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

   The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, the Issuer is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

   Pursuant to the participation agreement, the material terms of the participation agreement, the Lease, the Hanover Guarantee and the assignment of the Lease may not be amended, supplemented, waived or modified without the written agreement and consent of, among others, the Trustee acting on behalf of the holders of a majority of the then outstanding notes; provided, however, that, without the consent of the Trustee acting on behalf of the holders of a majority of the then outstanding notes, the applicable Issuer, HCLP and Hanover, the Trustee may amend, supplement, waive or modify provisions of the Lease which relate to, among other items, the return and redelivery of the Equipment at the expiration of the Lease term, use of the Equipment and subleasing of the Equipment. Notwithstanding the foregoing, such parties may not, without the consent of each holder affected thereby, amend, change or modify in any material respect the obligations of HCLP and/or Hanover (or any of the material provisions or definitions with respect thereto) to (a) make payments of rent under the Lease or (b) purchase Equipment yielding proceeds sufficient to enable the Issuer to make and consummate a Change of Control Offer. Certain provisions of the Lease, the participation agreement, the indenture and the other Operative Agreements which are material to the equity certificate holder of the Issuer may not be amended, supplemented, waived or modified without the equity certificate holder's consent if such amendment, waiver, supplement or modification would materially adversely affect such equity certificate holder. No amendment may be made to the subordination provisions of the Lease or Hanover Guarantee that adversely affects the rights of any holder of Senior Indebtedness or Guarantor Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness or Guarantor Senior Indebtedness, as applicable (or their Representative), consent to such change.

Defeasance

   The Issuer at any time may terminate all its obligations under the notes and the indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. If the Issuer exercises its legal defeasance option, the Hanover Guarantee in effect at such time will terminate.

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   The Issuer at any time may terminate its obligations under covenants described under "Certain Covenants under the Indenture", the operation of the cross-default upon a payment default, cross acceleration provisions, the judgment default provision and the Guarantee provision described under "Events of Default" above ("covenant defeasance").

   The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect to the notes. If the Issuer exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (3), (4), (8), (9), (10) or (11) under "Events of Default" above.

   In order to exercise either defeasance option, the Issuer must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel (subject to customary exceptions and exclusions) to the effect that holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law.

No Personal Liability of Directors, Officers, Employees and Stockholders

   No director, officer, employee, incorporator or stockholder of the Issuer, as such, shall have any liability for any obligations of the Issuer under the notes, indenture or Hanover Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Concerning the Trustee

   Wilmington Trust FSB is the Trustee under the indenture and has been appointed by the Issuer as Registrar and Paying Agent with regard to its respective notes.

Governing Law

   The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

   The following terms shall have the meanings set forth below in respect of the indenture and the participation agreement related to the issuance of the notes.

   "2011 Indenture" means the indenture, with terms substantially similar to the indenture with respect the notes, with respect to Hanover Equipment Trust 2001B's 8.75% Senior Secured Notes due 2011.

   "2011 Lease" means the ten-year operating lease, with terms substantially similar to the Lease, entered into by HCLP with Hanover Equipment Trust 2001B as of August 31, 2001.

   "2011 Guarantee" means the Guarantee, with terms substantially similar to the Hanover Guarantee, by the Hanover Guarantors with respect to Hanover Equipment Trust 2001B's 8.75% Senior Secured Notes due 2011 and the 2011 Lease entered into in connection therewith.

   "Additional Assets" means:

      (1) any property or assets (other than Indebtedness and Capital Stock) to be used by Hanover or a Restricted Subsidiary in a Related Business;

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      (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Hanover or a Restricted Subsidiary of Hanover; or

      (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of Hanover;

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Related Business.

   "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

   "Asset Disposition" means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by Hanover or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

   Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

      (1) a disposition by a Restricted Subsidiary to Hanover or by Hanover or a Restricted Subsidiary to a Restricted Subsidiary in which Hanover will hold, directly or indirectly, at least the same ownership percentage as it did prior to such disposition;

      (2) the sale of Cash Equivalents in the ordinary course of business;

      (3) a disposition of inventory in the ordinary course of business;

      (4) a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of Hanover and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

      (5) transactions described under "Certain Covenants under the Participation Agreements--Merger and Consolidation" (other than with respect to any Sale/Leaseback Transaction involving all or substantially all of the properties and assets of Hanover or of one or more Subsidiaries of Hanover, which properties and assets, if held by Hanover instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of Hanover on a consolidated basis);

      (6) an issuance of Capital Stock by a Restricted Subsidiary of Hanover to Hanover or to a Wholly-Owned Subsidiary (other than a Receivables Entity);

      (7) for purposes of "Certain Covenants under the Participation Agreements--Limitation on Sales of Assets and Subsidiary Stock" only, the making of a Permitted Investment or a disposition subject to "Certain Covenants under the Participation Agreements--Limitation on Restricted Payments";

      (8) sales of accounts receivable and related assets or an interest therein of the type specified in the definition of "Qualified Receivables Transaction" to a Receivables Entity;

      (9) dispositions of assets selected by the Board of Directors as not constituting an Asset Disposition with an aggregate fair market value since the Issue Date of less than $10.0 million;

      (10) dispositions in connection with Permitted Liens;

      (11) sales of Equipment pursuant to Sale/Leaseback Transactions;


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      (12) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of Hanover and its Restricted Subsidiaries; and

      (13) foreclosure on assets.

   "Attributable Indebtedness" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

   "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

   "Bank Indebtedness" means any and all amounts, whether outstanding on the Issue Date or Incurred after the Issue Date, payable by Hanover and/or HCLP or any Subsidiary of Hanover under or in respect of the Senior Credit Agreement and any related notes, collateral documents, letters of credit and Guarantees and any Interest Rate Agreement entered into in connection with the Senior Credit Agreement, including principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Hanover and/or HCLP at the rate specified therein whether or not a claim for post filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees and all other amounts payable thereunder or in respect thereof.

   "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

   "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

   "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

   "Cash Equivalents" means:

      (1) securities issued or directly and fully Guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

      (2) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition of the United States (provided that the full faith and credit of the United States is pledged in support thereof) and, at the time of acquisition, having a credit rating of "A" or better from either Standard & Poor's Ratings Services or Moody's Investors Service, Inc.;

      (3) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers' acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least "A" or the equivalent thereof by Standard & Poor's Ratings Services, or "A" or the equivalent thereof by Moody's Investors Service, Inc., and having combined capital and surplus in excess of $500.0 million;

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      (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) entered into with any bank meeting the qualifications specified in clause
   (3) above;

      (5) commercial paper rated at the time of acquisition thereof at least "A-2" or the equivalent thereof by Standard & Poor's Ratings Services or "P-2" or the equivalent thereof by Moody's Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

      (6) interests in any investment company or money market fund which invests solely in instruments of the type specified in clauses (1) through
   (5) above.

   "Certificate Holder Contribution" means the investments of funds in the Issuer made by the equity certificate holder pursuant to the participation agreement and the trust agreement.

   "Change of Control" means:

      (1) any "person" or "group" of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have "beneficial ownership" of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 51% of the total voting power of the Voting Stock of Hanover (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of Hanover held by an entity, if such person or group "beneficially owns" (as defined above), directly or indirectly, more than 51% of the voting power of the Voting Stock of such parent entity);

      (2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Hanover (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Hanover was approved by a vote of at least a majority of the directors of Hanover then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Hanover then in office;

      (3) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Hanover and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or

      (4) the adoption by the stockholders of Hanover of a plan or proposal for the liquidation or dissolution of Hanover.

   "Code" means the Internal Revenue Code of 1986, as amended.

   "Common Stock" means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person's common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

   "Consolidated Coverage Ratio" means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are in existence to (y) Consolidated Fixed Charges for such four fiscal quarters, provided, however, that:

      (1) if Hanover or any Restricted Subsidiary:

          (a) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Fixed Charges for such period will be calculated after giving effect on a pro forma basis to such

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       Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be computed based on (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

          (b) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated Fixed Charges for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

      (2) if since the beginning of such period Hanover or any Restricted Subsidiary will have made any Asset Disposition or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Asset
   Disposition:

          (a) the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

          (b) Consolidated Fixed Charges for such period will be reduced by an amount equal to the Consolidated Fixed Charges directly attributable to any Indebtedness of Hanover or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to Hanover and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Fixed Charges for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent Hanover and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

      (3) if since the beginning of such period Hanover or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into Hanover) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit, division or line of business, Consolidated EBITDA and Consolidated Fixed Charges for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

      (4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Hanover or any Restricted Subsidiary since the beginning of such period) will have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by Hanover or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Fixed Charges for such period will be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment or acquisition of assets occurred on the first day of such period.

   For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of Hanover (including pro forma expense and cost reductions calculated on a basis consistent with

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Regulation S-X under the Securities Act). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

   "Consolidated EBITDA" for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

      (1) Consolidated Interest Expense;

      (2) Consolidated Income Taxes;

      (3) consolidated depreciation expense;

      (4) consolidated amortization of intangibles;

      (5) other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation); and

      (6) Consolidated Rental Expense.

   Notwithstanding the preceding sentence, clauses (2) through (6) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clause (1) and clauses (3) through (6) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be paid as a dividend to Hanover by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

   "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of Consolidated Interest Expense and Consolidated Rental Expense.

   "Consolidated Income Taxes" means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any governmental authority.

   "Consolidated Interest Expense" means, for any period, the total interest expense of Hanover and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense:

      (1) interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto to the extent not already included in Consolidated Rental Expense, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations;

      (2) amortization of debt discount and debt issuance cost;

      (3) non-cash interest expense;

      (4) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

      (5) interest actually paid by Hanover or any Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person;

      (6) net costs associated with Hedging Obligations (including amortization of fees);

      (7) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

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      (8) the product of (a) all dividends paid or payable in cash, Cash
   Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries payable to a party other than Hanover or a Wholly-Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; and

      (9) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Hanover) in connection with Indebtedness Incurred by such plan or trust; provided, however, that there will be excluded therefrom any such interest expense of any Unrestricted Subsidiary to the extent the related Indebtedness is not Guaranteed or paid by Hanover or any Restricted Subsidiary.

   For purposes of the foregoing, total interest expense will be determined after giving effect to any net payments made or received by Hanover and its Subsidiaries with respect to Interest Rate Agreements.

   "Consolidated Net Income" means, for any period, the net income (loss) of Hanover and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

      (1) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that:

          (a) subject to the limitations contained in clauses (4), (5) and (6) below, Hanover's equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by any Person during such period to Hanover or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

          (b) Hanover's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from Hanover or a Restricted Subsidiary;

      (2) any net income (loss) of any Person acquired by Hanover or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

      (3) any net income (but not loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to Hanover, except that:

          (a) subject to the limitations contained in clauses (4), (5) and (6) below, Hanover's equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to Hanover or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

          (b) Hanover's equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

      (4) any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of Hanover or its consolidated Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

      (5) any extraordinary gain or loss; and

      (6) the cumulative effect of a change in accounting principles.

   "Consolidated Rental Expense" means, for any period, the aggregate of the rental expense of Hanover and its Restricted Subsidiaries related to Operating Lease Facilities of Hanover and its Restricted Subsidiaries for such period, determined on a consolidated basis.

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   "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

   "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

   "Designated Senior Indebtedness" means (1) the Bank Indebtedness (to the extent such Bank Indebtedness constitutes Senior Indebtedness) and the Synthetic Guarantees and (2) any other Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated in the instrument evidencing or governing such Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, as "Designated Senior Indebtedness" for purposes of the participation agreement.

   "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

      (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

      (2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of Hanover or a Restricted Subsidiary); or

      (3) is redeemable at the option of the holder of the Capital Stock thereof, in whole or in part,

in each case on or prior to the date that is 91 days after the date (a) on which the notes mature or (b) on which there are no notes outstanding, provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Hanover to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in the participation agreement) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that Hanover may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by Hanover with the provisions of the participation agreement described under the caption "Certain Covenants under the Participation Agreements--Limitation on Sales of Assets and Subsidiary Stock" and such repurchase or redemption complies with "Certain Covenants under the Participation Agreements--Restricted Payments."

   "Equipment" means the collective reference to all Units that are then owned by the Issuer and leased to HCLP including all Units that are subsequently conveyed to the Issuer in substitution of existing Units.

   "Foreign Subsidiary" means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia.

   "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the date of the participation agreement, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the participation agreement will be computed in conformity with GAAP.

   "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly Guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

      (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

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      (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" will not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

   "Guarantor Senior Indebtedness" means, with respect to a Subsidiary Guarantor, the following obligations, whether outstanding on the Issue Date or thereafter issued, created, Incurred or assumed, without duplication:

      (1) the Bank Indebtedness, the Synthetic Guarantees and all Guarantees, as applicable, by such Subsidiary Guarantor of Senior Indebtedness of Hanover or Guarantor Senior Indebtedness of any other Subsidiary Guarantor; and

      (2) all obligations consisting of principal of and premium, if any, accrued and unpaid interest on, and fees and other amounts relating to, all other Indebtedness of the Subsidiary Guarantor. Guarantor Senior Indebtedness includes interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Subsidiary Guarantor regardless of whether postfiling interest is allowed in such proceeding.

   Notwithstanding anything to the contrary in the preceding paragraph, Guarantor Senior Indebtedness will not include:

      (1) any Indebtedness which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that the obligations in respect of such Indebtedness are not superior in right of, or are subordinate to, payment of the notes and the Hanover Guarantee;

      (2) any obligations of such Subsidiary Guarantor to another Subsidiary or Hanover;

      (3) any liability for Federal, state, local, foreign or other taxes owed or owing by such Subsidiary Guarantor;

      (4) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

      (5) any Indebtedness, Guarantee or obligation of such Subsidiary Guarantor that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of such Subsidiary Guarantor, including, without limitation, any Guarantor Senior Subordinated Indebtedness and Guarantor Subordinated Obligations of such Guarantor; or

      (6) any Capital Stock.

   "Guarantor Senior Subordinated Indebtedness" means, with respect to a Subsidiary Guarantor, the obligations of such Subsidiary Guarantor under the Hanover Guarantee and any other Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that specifically provides that such Indebtedness is to rank equally in right of payment with the obligations of such Subsidiary Guarantor under the Hanover Guarantee and is not expressly subordinated by its terms in right of payment to any Indebtedness of such Subsidiary Guarantor which is not Guarantor Senior Indebtedness of such Subsidiary Guarantor.

   "Guarantor Subordinated Obligation" means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate in right of payment to the obligations of such Subsidiary Guarantor under the Hanover Guarantee pursuant to a written agreement.

   "Hanover" means Hanover Compressor Company, a Delaware corporation.

   "Hanover Guarantee" means the Guarantee of payment of the Lease and the notes by Hanover and the Subsidiary Guarantors pursuant to the terms of the indenture and any supplemental indenture thereto or the terms of the participation agreement and any assumption agreement supplemental thereto. The Hanover Guarantee is in the form prescribed by the indenture and the participation agreement.

   "Hanover Guarantor" means each of Hanover, HCLP and the Subsidiary
Guarantors.

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   "HCLP" means Hanover Compression Limited Partnership, a Delaware limited partnership.

   "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

   "Incur" means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms "Incurred" and "Incurrence" have meanings correlative to the foregoing.

   "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

      (1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

      (2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

      (3) the principal component of all obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence);

      (4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto;

      (5) Capitalized Lease Obligations and all Attributable Indebtedness of such Person;

      (6) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

      (7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

      (8) the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person;

      (9) to the extent not otherwise included in this definition, net obligations of such Person under Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time); and

      (10) the obligation to pay the principal and premium (if any) in respect of any Operating Lease Facility, in an amount, as determined on the date of incurrence of such obligation, equal to the purchase price of the related property or assets.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

   In addition, "Indebtedness" of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

      (1) such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a "Joint Venture");

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      (2) such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a "General Partner"); and

      (3) there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

          (a) the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

          (b) if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount and the related interest expense shall be included in Consolidated Interest Expense to the extent actually paid by Hanover or its Restricted Subsidiaries.

   "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

   "Investment" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances to customers in the ordinary course of business) or other extension of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

      (1) Hedging Obligations entered into in the ordinary course of business and in compliance with the participation agreement;

      (2) endorsements of negotiable instruments and documents in the ordinary course of business; and

      (3) an acquisition of assets, Capital Stock or other securities by Hanover or a Subsidiary for consideration to the extent such consideration consists exclusively of common equity securities of Hanover.

   For purposes of "Certain Covenants under the Participation
Agreements--Limitation on Restricted Payments",

      (1) "Investment" will include the portion (proportionate to Hanover's equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of Hanover at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Hanover will be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (a) Hanover's "Investment" in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to Hanover's equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of Hanover in good faith) of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary; and

      (2) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of Hanover.

   "Issue Date" means August 30, 2001.

   "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

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   "Material Subsidiary" means any Restricted Subsidiary of Hanover for which the aggregate fair market value of all assets owned by such Restricted Subsidiary is greater than $20.0 million as of the date of determination.

   "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

      (1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

      (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

      (3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

      (4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by Hanover or any Restricted Subsidiary after such Asset Disposition.

   "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

   "Non-Recourse Debt" means Indebtedness:

      (1) as to which neither Hanover nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

      (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Hanover or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

      (3) the explicit terms of which provide there is no recourse against any of the assets of Hanover or its Restricted Subsidiaries.

   "Officer" means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of Hanover or the trustee of the Issuer, as applicable.

   "Officer's Certificate" means a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of Hanover or the trustee of the Issuer, as applicable.

   "Operating Lease Facility" means any operating lease transaction entered into by Hanover or any of its Restricted Subsidiaries (including the 2011 Lease) resulting in the off-balance sheet financing of any of Hanover's or such Restricted Subsidiary's property or assets, including its gas compression equipment.

   "Operative Agreements" means, collectively, the indenture, the notes, the Lease, the participation agreement, the Hanover Guarantee, the assignment of the Lease, the security agreement, the UCC financing

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statements, the trust agreement, the consent to assignment, the equity certificates, the Requisition, the bills of sale with respect to the Equipment and any amendments, supplements or modifications from time to time of any of the above.

   "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer, the Trustee or Hanover.

   "Permitted Investment" means an Investment by Hanover or any Restricted Subsidiary in:

      (1) Hanover, a Restricted Subsidiary (other than a Receivables Entity) or a Person which will, upon the making of such Investment, become a Restricted Subsidiary (other than a Receivables Entity); provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

      (2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, Hanover or a Restricted Subsidiary (other than a Receivables Entity); provided, however, that such Person's primary business is a Related Business;

      (3) cash and Cash Equivalents;

      (4) receivables owing to Hanover or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Hanover or any such Restricted Subsidiary deems reasonable under the circumstances;

      (5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

      (6) loans or advances to employees made in the ordinary course of business consistent with past practices of Hanover or such Restricted Subsidiary;

      (7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Hanover or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

      (8) Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with "Certain Covenants under the Participation Agreements--Limitation on Sales of Assets and Subsidiary Stock";

      (9) Investments in existence on the Issue Date including those made through the acquisition of Production Operators Corporation and related assets from Schlumberger Technology Corporation on the Issue Date;

      (10) Currency Agreements, Interest Rate Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with "Certain Covenants under the Participation Agreements--Limitation on Indebtedness";

      (11) Investments by Hanover or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (11), in an aggregate amount at the time of such Investment not to exceed
    $25.0 million outstanding at any one time;

      (12) Investments made in connection with the performance of obligations of Hanover or any of its Restricted Subsidiaries under the terms of any joint venture agreement to which Hanover or any of its Restricted Subsidiaries is a party on the Issue Date and identified on a schedule to the participation agreement on the Issue Date, as these agreements may be amended, modified or supplemented from time to time;

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   provided, however, that no future amendment, modification or supplement will increase the amount of the Investment in a joint venture that is a Permitted Investment pursuant to this clause (12) beyond the amount that would have been a Permitted Investment pursuant to this clause (12) under terms of the agreements in effect on the Issue Date, and provided, further, that no such Investments shall exceed $30.0 million in the aggregate;

      (13) Guarantees issued in accordance with "Certain Covenants under the Participation Agreements--Limitations on Indebtedness"; and

      (14) Investments by Hanover or a Restricted Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person, in each case, in connection with a Qualified Receivables Transaction, provided, however, that any Investment in any such Person is in the form of a Purchase Money Note, or any equity interest or interests in accounts receivable and related assets generated by Hanover or a Restricted Subsidiary and transferred to any Person in connection with a Qualified Receivables Transaction or any such Person owning such accounts receivable.

   "Permitted Liens" means, with respect to any Person:

      (1) Liens securing Indebtedness and other obligations of Hanover and/or HCLP under the Senior Credit Agreement and related Interest Rate Agreements and other Senior Indebtedness and liens on assets of Restricted Subsidiaries securing Guarantees of Indebtedness and other obligations of Hanover and/or HCLP under the Senior Credit Agreement and other Guarantor Senior Indebtedness permitted to be incurred under the participation agreement;

      (2) pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits or cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

      (3) Liens imposed by law, including carriers', warehousemen's and mechanics', Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

      (4) Liens for taxes, assessments or other governmental charges not yet subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

      (5) Liens in favor of Issuers of surety or performance bonds or letters of credit or bankers' acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

      (6) encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

      (7) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the indenture or the participation agreement, as applicable, secured by a Lien on the same property securing such Hedging Obligation;

      (8) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of Hanover or any of its Restricted Subsidiaries;

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      (9) judgment Liens not giving rise to an Event of Default so long as such
   Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

      (10) Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations with respect to, assets or property acquired or constructed in the ordinary course of business, provided that:

          (a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the indenture or the participation agreement, as applicable, and does not exceed the cost of the assets or property so acquired or constructed; and

          (b) such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of Hanover or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

      (11) Liens arising solely by virtue of any statutory or common law provisions relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

          (a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Hanover or HCLP in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

          (b) such deposit account is not intended by Hanover or any Restricted Subsidiary to provide collateral to the depository institution;

      (12) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Hanover and its Restricted Subsidiaries in the ordinary course of business;

      (13) Liens existing on the Issue Date;

      (14) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by Hanover or any Restricted Subsidiary;

      (15) Liens on property at the time Hanover or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into Hanover or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by Hanover or any Restricted Subsidiary;

      (16) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to Hanover or a Wholly-Owned Subsidiary (other than a Receivables Entity);

      (17) Liens securing the notes and the Hanover Guarantee;

      (18) Liens securing Refinancing Indebtedness incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

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      (19) Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity, in either case incurred in connection with a Qualified Receivables Transaction;

      (20) Liens securing Operating Lease Facilities Incurred in compliance with "Certain Covenants Under the Participation Agreements--Limitation on Indebtedness";

      (21) the rights of any sublessee or assignee under a sublease or an assignment or a compressor management agreement expressly permitted by the terms of the Lease; and

      (22) Liens caused by any act or omission of the Issuer, the trustee of the Issuer, the Trustee, any of the equity certificate holder or any of their affiliates.

   "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision hereof or any other entity.

   "Preferred Stock", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

   "Public Equity Offering" means an offering for cash by Hanover of its common stock, or options, warrants or rights with respect to its common stock pursuant to a registration statement that has been declared effective by the Securities and Exchange Commission (other than on Form S-4 or S-8).

   "Purchase Money Note" means a promissory note of a Receivables Entity evidencing a line of credit, which may be irrevocable, from Hanover or any Restricted Subsidiary of Hanover in connection with a Qualified Receivables Transaction to a Receivables Entity, which note is repayable from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated accounts receivable.

   "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by Hanover or any of its Restricted Subsidiaries pursuant to which Hanover or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Entity (in the case of a transfer by Hanover or any of its Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of Hanover or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted in connection with asset securitization involving accounts receivable.

   "Receivables Entity" means a Wholly-Owned Subsidiary of Hanover (or another Person in which Hanover or any Restricted Subsidiary of Hanover makes an Investment and to which Hanover or any Restricted Subsidiary of Hanover transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of Hanover (as provided below) as a Receivables Entity:

      (1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

          (a) is guaranteed by Hanover or any Restricted Subsidiary of Hanover (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

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          (b) is recourse to or obligates Hanover or any Restricted Subsidiary of Hanover in any way other than pursuant to Standard Securitization Undertakings; or

          (c) subjects any property or asset of Hanover or any Restricted Subsidiary of Hanover, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

      (2) with which neither Hanover nor any Restricted Subsidiary of Hanover has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to Hanover or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Hanover, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and

      (3) to which neither Hanover nor any Restricted Subsidiary of Hanover has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

   Any such designation by the Board of Directors of Hanover shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of Hanover giving effect to such designation and an Officer's Certificate certifying that such designation complied with the foregoing conditions.

   "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, "refinance," "refinances," and "refinanced" shall have a correlative meaning) any Indebtedness existing on the date of the participation agreement or Incurred in compliance with the participation agreement (including Indebtedness of Hanover that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

      (1) (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the notes;

      (2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

      (3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees incurred in connection therewith); and

      (4) if the Indebtedness being refinanced is subordinated in right of payment to the notes or the Hanover Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the notes or the Hanover Guarantee on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

   "Related Business" means any business which is the same as or related, ancillary or complementary to any of the businesses of Hanover and its Restricted Subsidiaries on the date of the participation agreement.

   "Representative" means any trustee, agent or representative (if any) of an issue of Senior Indebtedness or Guarantor Senior Indebtedness, as the case may be; provided that when used in connection with the Senior Credit Agreement, the term "Representative" shall refer to the administrative agent under the Senior Credit Agreement.

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   "Requisition" shall have the meaning set forth in the participation agreement.

   "Restricted Investment" means any Investment other than a Permitted
Investment.

   "Restricted Subsidiary" means any Subsidiary of Hanover other than an Unrestricted Subsidiary.

   "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby Hanover or a Restricted Subsidiary transfers such property to a Person and Hanover or a Restricted Subsidiary leases it from such Person.

   "Senior Credit Agreement" means, with respect to Hanover and/or HCLP, one or more debt facilities (including, without limitation, the Amended and Restated Senior Credit Agreement, dated March 13, 2000, among Hanover, HCLP, The Chase Manhattan Bank, as administrative agent, and the lenders parties thereto, as the same may be, and may have been, amended, supplemented or otherwise modified from time to time) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original Senior Credit Agreement or any other credit or other agreement or indenture).

   "Senior Indebtedness" means, whether outstanding on the Issue Date or thereafter issued, created, Incurred or assumed, the Bank Indebtedness, the Synthetic Guarantees, Indebtedness relating to Hanover's $192 million aggregate principal amount 4.75% Convertible Senior Notes due March 15, 2008 and all other Indebtedness of Hanover, including accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Hanover at the rate specified in the documentation with respect thereto whether or not a claim for post filing interest is allowed in such proceeding) and fees and other amounts relating thereto; provided, however, that Senior Indebtedness will not include:

      (1) any Indebtedness in which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that the obligations in respect of such Indebtedness are not superior in right of, or are subordinate to, payment of the notes and the Hanover Guarantee;

      (2) any obligation of Hanover to any Subsidiary;

      (3) any liability for Federal, state, foreign, local or other taxes owed or owing by Hanover;

      (4) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

      (5) any Indebtedness, Guarantee or obligation of Hanover that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of Hanover, including, without limitation, any Senior Subordinated Indebtedness and any Subordinated Obligations; or

      (6) any Capital Stock.

   "Senior Subordinated Indebtedness" means the obligations of Hanover under the Hanover Guarantee and any other Indebtedness of Hanover that specifically provides that such Indebtedness is to rank equally in right of payment with the obligations of Hanover under the Hanover Guarantee and is not expressly subordinated by its terms in right of payment to any Indebtedness or other obligation of Hanover which is not Senior Indebtedness.

   "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of Hanover within the meaning of Rule 102 under Regulation S-X promulgated by the SEC.

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   "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by Hanover or any Restricted Subsidiary of Hanover which are reasonably customary in securitization of accounts receivable transactions.

   "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

   "Subordinated Acquisition Note" means the $150.0 million subordinated promissory note between Hanover and Camco International, Inc., maturing on December 15, 2005.

   "Subordinated Obligation" means any Indebtedness of Hanover (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the notes pursuant to a written agreement.

   "Subsidiary" of any Person means any corporation, association, partnership, joint venture, limited liability company or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership and joint venture interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of Hanover, including without limitation, HCLP.

   "Subsidiary Guarantor" means each Restricted Subsidiary (other than a Foreign Subsidiary or a Receivables Entity) that (A) becomes, or upon its creation or acquisition by Hanover or one or more of its Restricted Subsidiaries is, a Material Subsidiary and (B) becomes a guarantor under the Senior Credit Agreement.

   "Synthetic Guarantees" means, collectively, (i) the Guarantee, dated as of October 27, 2000 (as the same may be, and may have been amended, supplemented or otherwise modified from time to time), among HCLP, Hanover Equipment Trust 2000B, Bank Hapoalim B.M. and FBTC Leasing Corp., as investors, the lenders parties thereto and The Chase Manhattan Bank, as administrative agent; (ii) the Guarantee, dated as of March 13, 2000 (as the same may be, and may have been amended, supplemented or otherwise modified from time to time), among HCLP, Hanover Equipment Trust 2000A, First Union National Bank and Scotiabanc Inc., as investors, the lenders parties thereto and The Chase Manhattan Bank, as administrative agent; and
(iii) the Guarantee, dated as of June 15, 1999 (as the same may be, and may have been amended, supplemented or otherwise modified from time to time), among HCLP, Hanover Equipment Trust 1999A, Societe Generale Financial Corporation and FBTC Leasing Corp., as investors, the lenders parties thereto and The Chase Manhattan Bank, as administrative agent.

   "Termination Value" means, with respect to all of the Equipment, as of any determination date, an amount equal to the sum of (i) the aggregate outstanding principal amount of the notes, accrued and unpaid interest thereon and any other amounts due under the indenture, plus (ii) the aggregate outstanding amount of the Certificate Holder Contribution and all unpaid yield thereon plus
(iii) all other amounts due and owing to the equity certificate holder, the Trustee or the noteholders under any Operative Agreements, including applicable premiums, if any. Termination Value will only include amounts in excess of the aggregate outstanding principal amount of the notes and the aggregate outstanding amount of the Certificate Holder Contribution if such amounts have not been paid as supplemental rent as required by the Lease (after giving effect to any concurrent payment of supplemental rent). If it is necessary to calculate Termination Value for a particular Unit of Equipment, the total Termination Value will be allocated among the Equipment based upon the relative cost of each Unit.

   "Unit" means each piece of Equipment as specifically scheduled and described in the Lease.

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   "Unrestricted Subsidiary" means:

      (1) any Subsidiary of Hanover that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of Hanover in the manner provided below; and

      (2) any Subsidiary of an Unrestricted Subsidiary.

   The Board of Directors of Hanover may designate any Subsidiary of Hanover (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

      (1) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of Hanover which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

      (2) all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

      (3) such designation and the Investment of Hanover in such Subsidiary complies with "Certain Covenants under the Participation
   Agreements--Limitation on Restricted Payments";

      (4) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of Hanover and its Subsidiaries;

      (5) such Subsidiary is a Person with respect to which neither Hanover nor any of its Restricted Subsidiaries has any direct or indirect obligation:

          (a) to subscribe for additional Capital Stock of such Person; or

          (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

      (6) on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with Hanover or any Restricted Subsidiary with terms substantially less favorable to Hanover than those that might have been obtained from Persons who are not Affiliates of Hanover.

   Any such designation by the Board of Directors of Hanover shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of Hanover giving effect to such designation and an Officer's Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the participation agreement and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

   The Board of Directors of Hanover may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and Hanover could incur at least $1.00 of additional Indebtedness under the first paragraph of "Certain Covenants under the Participation Agreements--Limitation on Indebtedness" on a pro forma basis taking into account such designation.

   "U.S. Government Obligations" means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the Issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act of 1933, as amended), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal

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or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

   "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

   "Wholly-Owned Subsidiary" means a Restricted Subsidiary of Hanover, all of the Capital Stock of which (other than director's qualifying shares) is owned by Hanover or another Wholly-Owned Subsidiary.

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                   SUMMARY OF PRINCIPAL OPERATIVE AGREEMENTS

   The following is a summary of certain other principal operative agreements (together with any ancillary documents, the "Operative Agreements") related to the financing of the Equipment and should not be considered to be a full statement of the terms and provisions thereof. Accordingly, the following summaries are qualified by reference to each agreement and are subject to the full text of each agreement, a copy of which we have filed as an exhibit to the registration statement of which this prospectus forms a part.

The Lease

Parties

   The Issuer, as Lessor, and HCLP, as Lessee.

Lease Term

   The Lease Term commenced on August 31, 2001, and, unless sooner terminated pursuant to its terms, shall end on the Stated Maturity.

Basic Rent

   HCLP will make a payment of Basic Rent to the Issuer each March 1, June 1, September 1 and December 1, beginning March 1, 2002, in an amount equal to the interest accrued on the notes that is payable semi-annually and the yield due on the Certificate Holder Contribution that is payable quarterly.

Supplemental Rent

   HCLP will also pay Supplemental Rent in respect of all amounts which HCLP is obligated to pay, other than Basic Rent, under the Lease and participation agreement, including, but not limited to, costs, taxes and indemnities.

Equipment Purchases Prior to Stated Maturity

   Prior to the Stated Maturity, upon the occurrence of an Optional Redemption of notes, HCLP shall purchase, and upon the occurrence of a Change of Control of Hanover or certain Asset Dispositions resulting in Excess Proceeds, HCLP shall purchase, the Equipment and terminate the Lease with respect to such purchased Equipment upon payment of an amount equal to the Termination Value with respect to such Equipment and the related Supplemental Rents. With respect to the Lease, the purchase by HCLP during the Lease Term of Equipment having an aggregate Termination Value equal to or greater than 25% of the highest Termination Value of all Equipment held by the Issuer at any one time during the period starting on the first anniversary of the commencement of the Lease and ending 12 months prior to the Stated Maturity shall be deemed an exercise of the Maturity Date Purchase Option with respect to all the Equipment. See "--Purchase Option at Maturity."

  Purchase upon Optional Redemption of the Notes

      The Lease permits HCLP, at its option upon not less than 30 nor more than 60 days' notice to the Issuer, on or after September 1, 2005, to purchase all the Equipment thereunder or, if no default or event of default under the Lease has occurred and is continuing, less than all of the Equipment upon payment of an amount equal to the Termination Value with respect to such Equipment and the related Supplemental Rent, provided, however, that during the 12-month period prior to the Stated Maturity of the notes, HCLP can purchase less than all of the Equipment only if (i) HCLP has exercised its Maturity Date Purchase Option under the Lease or (ii) such purchase cures a default or event of default under the Lease. Any applicable premiums with respect to such purchase shall be payable by HCLP as Supplemental Rent.


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      To the extent that Hanover raises Net Cash Proceeds from one or more
   Public Equity Offerings, the Lease permits HCLP, at its option upon not less than 30 nor more than 60 days' notice to the Issuer, prior to September 1, 2004, to purchase one or more Units of Equipment thereunder, if no default or event of default under the Lease has occurred and is continuing, upon payment of an amount equal to the Termination Value for such Units and the related Supplemental Rent; provided, however, the aggregate amount of Equipment purchased with such Net Cash Proceeds by Hanover with respect to Lease shall not exceed 35% of the aggregate Termination Value of all the Equipment thereunder.

  Purchase upon Change of Control

      In the event the Issuer is required to repurchase notes tendered by the noteholders pursuant to a Change of Control Offer upon the occurrence of a Change of Control with respect to Hanover, the Lease requires HCLP, upon not less than 10 days' notice to the Issuer, to purchase one or more Units of the Equipment upon payment of an amount equal to the Termination Value of such Units; provided that in no event shall HCLP be permitted to purchase Equipment having an aggregate Termination Value in excess of the sum of the principal amount of notes tendered by the noteholders and the equity certificates to be repaid under the Lease. A premium of 1.0% with respect to such note repurchase shall be payable by HCLP as Supplemental Rent.

  Purchase upon an Asset Disposition

      In the event the Issuer is required to repurchase notes tendered by the noteholders pursuant to an Asset Disposition Offer to the extent Excess Proceeds are available from Asset Dispositions, the Lease requires HCLP to purchase one or more Units of the Equipment on the Asset Disposition Purchase Date upon payment of an amount equal to the Termination Value of such Units; provided that in no event shall HCLP be permitted to purchase Equipment having an aggregate Termination Value in excess of the sum of the principal amount of notes tendered by the noteholders and the equity certificates to be repaid under the Lease.

  Options at Stated Maturity

   Twelve months prior to the Stated Maturity of each issuance of notes, HCLP is required under the Lease either to (i) exercise its Maturity Date Purchase Option (as defined below) or (ii) exercise its Remarketing Option (as defined below).

  Purchase Option at Maturity

      By giving written notice to the Issuer at least 12 months prior to the Stated Maturity of the notes, HCLP may purchase, or designate another Person to purchase, on the Stated Maturity of the notes all, but not less than all, the Equipment then subject to the Lease in an amount equal to the Termination Value of the Equipment thereunder ("Maturity Date Purchase Option"). If 12 months prior to the Stated Maturity of the notes, the aggregate Termination Value of all Equipment then held by the Issuer is less than 75% of the highest Termination Value of all Equipment held by the Issuer at any one time during the period starting on the first anniversary of the Issue Date and ending 12 months prior to the Stated Maturity, then HCLP will be required to purchase, or cause its designee to purchase, all remaining Equipment on such Stated Maturity.

  Final Rent Payment and Remarketing Option

      In the event that HCLP does not exercise its Maturity Date Purchase Option, then (i) HCLP will be required to pay (in addition to Basic Rent and as Supplemental Rent) an amount equal to the maximum amount permitted under SFAS No. 13 which permits HCLP to account for the Lease as an operating lease (the "Final Rent Payment"), which Final Rent Payment will be used only to repay a portion of the notes and

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   (ii) beginning not later than 12 months prior to the applicable Stated
   Maturity, HCLP will be required to use its best efforts to sell (the "Remarketing Option") the Equipment subject to the Lease on Issuer's behalf and consummate a sale of all of such Equipment on or prior to the Stated Maturity. The proceeds from the sale of such Equipment, together with the Final Rent Payment, will be applied to repay the notes. Any excess proceeds will be used to repay the unrecovered amount of the equity certificates. Any remaining proceeds will be returned to HCLP. If the sale proceeds from such Equipment, together with the Final Rent Payment, are less than the sum of the amount necessary to pay the notes, then HCLP shall be liable for an assessment of additional rent with respect to actual excess wear and tear of such Equipment, as determined by an appraisal procedure; provided, however, that such assessment shall under no circumstances prevent HCLP from accounting for such Lease as an operating lease under SFAS No. 13.

      If HCLP is unable to sell such Equipment on or prior to the Stated Maturity, then HCLP shall pay the Final Rent Payment and shall surrender possession of such Equipment to the Issuer on the Stated Maturity.

      So long as HCLP performs its obligations under the Lease by either exercising the Maturity Date Purchase Option or making the Final Rent Payment and exercising the Remarketing Option, no Lease Event of Default will have occurred and the Hanover Guarantee will, by its terms, require no further payment. If the proceeds from the Remarketing Option are insufficient to pay the remainder of the notes and the outstanding equity certificates, the holders of the notes and the equity certificates will incur a loss and no Hanover Guarantor will be required to compensate for any such shortfall.

  Net Lease

   The Lease is a triple net lease and HCLP's obligations to pay all lease payments are absolute and unconditional.

  Event of Loss

   An Event of Loss means any of the following events: (i) any damage or taking of all or any Unit of Equipment as a result of fire, casualty or condemnation that in the good faith reasonable judgment of HCLP either renders such Equipment unsuitable for the continued use for its intended purpose immediately prior to such fire, casualty or condemnation or is such that the restoration of such Equipment to its condition substantially as it existed immediately prior to such fire, casualty or condemnation would be impractical or impossible or
(ii) an environmental violation is discovered and HCLP in its good faith reasonable judgment determines that the cost to remediate will exceed ten percent of the cost of the Equipment. Upon the occurrence of an Event of Loss, HCLP shall, unless HCLP exercises its Purchase Option, substitute, replace, rebuild or restore the affected Equipment with Equipment having a value, utility and remaining economic life at least equal to that of the Equipment being replaced, in which case the Lease will continue and the rent payable under the Lease will not be reduced.

  Assignment and Subletting

   The Lease permits HCLP to sublease the Equipment but prohibits assignment, except as permitted by the Operative Agreements. Notwithstanding any sublease, HCLP remains primarily liable for the performance of all of its obligations under the Lease.

  Quiet Enjoyment

   HCLP has the right to peaceably and quietly hold, possess and use the Equipment during the Lease Term prior to the Stated Maturity so long as no Event of Default shall have occurred and be continuing under the Lease.

  Maintenance

   HCLP will cause the Equipment to be kept in good and safe order and condition, normal wear and tear excepted. The Equipment will be maintained in all material respects at all times in accordance with applicable law, including without limitation all environmental laws, and in accordance with all insurance requirements.

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  Insurance

   HCLP will keep each Unit of Equipment insured against loss or damage by fire and other risks on terms and in amounts that are no less favorable than insurance maintained by owners of similar equipment, that are in accordance with normal industry practice, are in amounts equal to the greater of (i) Termination Value and (ii) the actual replacement cost of the Equipment.

  Modifications and Substitutions

   HCLP has the right to make modifications, alterations or renovations to the Equipment (the "Modifications") so long as such Modifications do not impair the value, utility or the useful life of the Equipment.

   HCLP has the right to substitute one or more Units of Equipment under the Lease (i) in the ordinary course of its business, (ii) due to an Event of Loss and (iii) pursuant to purchases by sublessees of the Equipment in accordance with the terms of their respective subleases with the Lessee; provided, however, that, with respect to the Lease, the aggregate fair market value of all Equipment substitutions shall not exceed 25% of the Termination Value of all the Equipment thereunder. Any replacement Equipment shall be free and clear of all Liens (other than Permitted Liens) and have a value, utility and remaining economic useful life at least equal to the Equipment being replaced as of the date of the replacement.

   On or prior to any date of Equipment replacement permitted under a Lease, HCLP shall provide, upon the written request of the Trustee or holders of a majority of aggregate outstanding amount of the related notes, an appraisal with respect to such replaced Equipment, provided that HCLP shall not be required to provide more than one appraisal in any 12-month period. If the aggregate value of such Equipment being replaced from time to time is equal to or greater than 10% of the aggregate value of the Equipment under the Lease, then HCLP shall be required to deliver an appraisal of such replaced Equipment to the Trustee and the equity certificate holder. In the event that the appraisers determine that replacement Equipment has a lesser value than the original Equipment, a Lease Event of Default could be declared under the Lease.

  Use

   HCLP agreed that each item of Equipment will be used in accordance with its intended purpose and in accordance with its specifications.

  Intent

   The Issuer and HCLP intend that, (i) for financial accounting purposes with respect to HCLP, (A) the Lease shall be treated as an "operating lease" pursuant to Statement of Financial Accounting Standards No. 13, as amended, (B) the Issuer will be treated as the owner and lessor of the Equipment and (C) HCLP will be treated as the lessee of the Equipment, but (ii) for federal, state and local income tax and state law purposes, (A) the Lease will be treated as a financing arrangement, (B) the noteholders will be treated as senior lenders making loans to HCLP in an amount equal to the principal amount of the notes, which notes will be secured by the Equipment, (C) the equity certificate holder will be treated as a subordinated lender making loans to HCLP in an aggregate amount equal to the Certificate Holder Contribution, which loans are secured by the Equipment and (D) HCLP shall be treated as the owner of the Equipment and will be entitled to all tax benefits ordinarily available to an owner of property similar to the Equipment for such tax purposes.

  Liens

   HCLP will keep the Equipment free and clear of all liens except the following permitted liens and liens caused by the Issuer. Such permitted liens include, without limitation, (1) the respective rights and interests of the

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parties under the Lease and participation agreement (including any lien created pursuant to or expressly permitted by the terms of such participation agreement), (2) liens for taxes that either are not yet due and payable or are being contested in good faith, (3) any permitted sublease, (4) liens arising by operation of law, materialmen's, mechanics', workers', repairmen's, employees', carriers', warehousemen's and other like liens in connection with any alterations, modifications or replacements to the extent permitted by the Lease for amounts that are not more than 30 days past due or are being diligently contested in good faith by appropriate proceedings, so long as such proceedings satisfy customary conditions for contest proceedings, or that have been bonded,
(5) liens arising out of judgments or awards with respect to which appeals or other proceedings for review are being prosecuted in good faith and for the payment of which adequate reserves have been provided as required by GAAP or other appropriate provisions have been made, and (6) certain other permitted matters of title and liens resulting from the acts of the Issuer.

  Events of Default

   The following events (each, a "Lease Event of Default") are events of default under the Lease:

      (a) HCLP shall fail to make payment of (i) any Basic Rent within 30 days after the same has become due and payable under the Lease or (ii) any Final Rent Payment, purchase price payable as described under "--The
   Lease--Equipment Purchases Prior to Stated Maturity" or Termination Value after the same has become due and payable under the Lease;

      (b) HCLP shall fail to make payment of any Supplemental Rent due and payable under the Lease to a holder of notes, an equity certificate holder, the Issuer, the Trustee or the trustee of the Issuer within 30 days after receipt of notice thereof;

      (c) HCLP shall fail to maintain insurance as required by the Lease; or

      (d) HCLP or any Hanover Guarantor shall default in the observance or performance of any term, covenant or condition of HCLP or of such Hanover Guarantor, respectively, under the Lease, the participation agreement, the Hanover Guarantee or any other Operative Agreement to which it is a party (other than those set forth in (a), (b) or (c) above) and such default shall continue unremedied for a period of 30 days after receipt of notice thereof or any representation or warranty by HCLP or any Hanover Guarantor, respectively, set forth in the Lease, the participation agreement, the Hanover Guarantee or any other Operative Agreement or in any document entered into in connection therewith or in any documents, certificate or financial or other statement delivered in connection therewith shall be false or inaccurate in any material respect; or

      (e) an event of default under the indenture that is caused by, or results from, any action or inaction of HCLP or any other Hanover Guarantors or relates to HCLP or any other Hanover Guarantor shall have occurred and be continuing.

   If, as of the Stated Maturity, any Lease Event of Default under the Lease has occurred and is continuing, then HCLP shall be deemed to have exercised the Maturity Date Purchase Option.

   To comply with certain accounting limitations, the amount realizable on certain nonmonetary, nonperformance events of default may be limited.

Participation Agreement

  Parties

   HCLP, Hanover and certain of its subsidiaries, the Issuer, the equity certificate holder, the Trustee, in its individual capacity, as collateral agent and as Trustee under the indenture, and the trustee of the Issuer, in its individual capacity.

  General

   The participation agreement sets forth customary representations, warranties and covenants of the parties and conditions precedent to the entering into of the Lease and funding of the notes and the equity certificates. Certain significant provisions of the participation agreement are summarized below.

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  General Indemnity

   HCLP will indemnify (the "General Indemnity"), on an after-tax basis, the Issuer, the trustee of the Issuer, the holder of the equity certificates, the noteholders and the Trustee and any of such parties' assignees, affiliates and their officers (the "Indemnified Persons") from and against liabilities, losses or expenses which may be asserted against any such Person arising out of (i) the ownership, leasing, maintenance, use or possession of the Equipment; and
(ii) the transactions in connection with the Lease and the notes. The General Indemnity will exclude claims that (i) are attributable to gross negligence or willful misconduct of the indemnified party or its affiliates, representatives or agents, (ii) arise out of events occurring after the discharge of the HCLP's obligations or (iii) relate to taxes. There will be no structural indemnity with respect to the tax characterization or accounting treatment of the Lease.

  General Tax Indemnity

   HCLP will indemnify, on an after-tax basis, the Indemnified Persons against and will agree to pay any and all taxes payable as a result of ownership, rental, operation, use, maintenance or sale of the Equipment, including, but not limited to, rental, withholding, sales, use, gross receipts, personal equipment, franchise, excise, value added or other taxes, but excluding, subject to certain exceptions, (i) federal net income taxes and (ii) state and local net income taxes except taxes imposed by the state where the Equipment is located (unless such Indemnified Persons were subject to taxes in such jurisdiction without regard to the transactions contemplated herein).

  Security

   The provisions of the participation agreement relating to the Collateral securing the notes are described under "Description of the Notes--Ranking and Priority."

Hanover Guarantee

   The Hanover Guarantee represents both a Guarantee of HCLP's payment obligations under the Lease and a Guarantee of the Issuer's payment obligations under the notes. With respect to HCLP's obligations under the Lease, the Hanover Guarantors guarantee, jointly and severally, fully and unconditionally and on a senior subordinated basis, all obligations of HCLP under the Lease, including all rent payments. With respect to the issuer's obligations under the notes, independent of HCLP's obligations under the Lease, the Hanover Guarantors guarantee, jointly and severally, unconditionally and on a senior subordinated basis, the payment when due of all amounts required to be paid by the Issuer under the notes; provided that such unconditional guarantee is limited at all times to 77.33% of the aggregate principal balance of notes outstanding, which is equal to the final rent payment under the Lease. Upon the occurrence of and during a Lease Event of Default, the Hanover Guarantors guarantee, jointly and severally, on a senior subordinated basis, the payment when due of the entire unpaid principal of, and interest on, the notes and all other payment obligations of the Issuer to the Trustee and the noteholders. The Hanover Guarantee is in favor of the Trustee for the benefit of the noteholders and the equity certificate holder. The Hanover Guarantee is subordinated to any Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, and ranks equally with any Senior Subordinated Indebtedness and Guarantor Senior Subordinated Indebtedness, as applicable. The Hanover Guarantee and the 2011 Guarantee rank equally in right of payment to each other.

Assignment of Lease, Rents and Guarantee

   The Issuer assigned the Lease and Hanover Guarantee to the Trustee for the benefit of the noteholders and the equity certificate holder.

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The Amended and Restated Trust Agreement

  Parties

   General Electric Capital Corporation, as the equity certificate holder, and the trustee of the Issuer, in its individual capacity and in its capacity as trustee under the amended and restated trust agreement.

  Duties of the Trustee of the Issuer

   The amended and restated trust agreement (the "Trust Agreement") sets forth the responsibilities of the trustee of the Issuer to protect and conserve the Equipment, the equity certificate holder contributions, the proceeds of the notes and any other property contributed by the equity certificate holder to the Issuer (collectively, the "Trust Estate") for the use and benefit of the equity certificate holder, subject to the terms of the Operative Agreements.

   If the trustee of the Issuer has actual knowledge of any Lease Default, Lease Event of Default, Indenture Default or Indenture Event of Default, it must give notice to the equity certificate holder, HCLP, the indenture trustee and any other person identified in writing by the equity certificate holder. The trustee of the Issuer may act only as authorized and directed by the equity certificate holder (or HCLP pursuant to the participation agreement), subject to the terms of the Trust Agreement, the Operative Agreements and applicable law. The trustee of the Issuer may not manage, control, use, sell dispose of or otherwise deal with the Trust Estate except as provided in the Trust Agreement. All persons (other than the equity certificate holders as set forth in the Trust Agreement) may look only to the Trust Estate for satisfaction of any claim against the issuer of the Trustee.

  Indemnification

   The trustee of the Issuer will be indemnified by the equity certificate holder for any and all obligations, liabilities, losses, actions, suits, penalties, taxes, claims, demands, costs and expenses which may be imposed on, incurred by or asserted against it in any way relating to or arising out of the Trust Estate, the administration of the Trust Estate, any action or inaction under the Operative Agreements or in any way relating to the Equipment.

  Removal of the Trustee of the Issuer

   The trustee of the Issuer may resign without cause upon 30 days' notice to the equity certificate holder, the indenture trustee and HCLP. The equity certificate holder may remove the trustee of the Issuer with or without cause upon 60 days' notice and appoint a successor trustee that meets certain requirements under the Trust Agreement and is approved by HCLP.

  Amendments and Termination

   The Trust Agreement may be amended by the equity certificate holder and the trustee of the Issuer, subject to consent by the indenture trustee if such amendment might result in the termination of the Issuer prior to the satisfaction and discharge of the Liens and security interests under the Operative Agreements. The equity certificate holder and the trustee of the Issuer agree with HCLP and the indenture trustee not to terminate or revoke the Issuer or otherwise modify the Trust Agreement without the prior written consent of any person who would be adversely affected.

   The trust will terminate and the Trust Estate will be distributed to the equity certificate holder upon the sale of all property constituting the Trust Estate or after thirty years. In addition, the trustee of the Issuer may terminate the trust at its option and convey the Trust Estate to the equity certificate holder at any time six months after the Lease is no longer in effect.

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                                 THE EQUIPMENT

   The Equipment subject to the Lease is a representative sample of HCLP's natural gas compression equipment fleet. The Equipment had an appraised value as of the commencement date of the Lease and an anticipated residual value as of the Stated Maturity, of no less than $309 million, as determined by American Appraisal Associates ("AAA"). We selected AAA on the basis of its expertise in equipment valuations in leasing transactions. AAA is a large independent valuation firm that has been in business for over 100 years. To our knowledge, except for appraisal engagements entered into the ordinary course of business in exchange for customary fees and expenses, there are no material relationships between AAA, its affiliates and/or unaffiliated representatives and the registrants or their affiliates. We have paid AAA a fee of $41,000 plus expenses of approximately $900 for the appraisal of the Equipment. None of the registrants placed any limitations on the scope of analysis, procedures or methodologies employed by AAA in the preparation of its appraisal report.

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                      DESCRIPTION OF CERTAIN INDEBTEDNESS

$350 Million Bank Credit Agreement

   We have a bank credit agreement which provides for a revolving credit facility in an aggregate principal amount of $350 million, including a commitment to issue letters of credit of up to $75 million by JPMorgan Chase Bank as agent for several banks and other financial institutions. At September 30, 2002, we had approximately $193 million of outstanding borrowings and $44 million of outstanding letters of credit under the bank credit agreement. In addition, we had approximately $15 million in letters of credit outstanding under other letters of credit facilities which expire during 2002 and 2004. Amounts outstanding under our bank credit agreement bear interest at either the Eurodollar rate plus the spread, the ABR rate plus the spread (each as defined in the bank credit agreement) or a combination of both. Revolving loans may be borrowed, repaid and reborrowed from time to time.

   Our bank credit agreement also contains various covenants which require, among other things, that we meet specified quarterly financial ratios, including cash flow and net worth measurements, and restricts our ability to incur additional indebtedness.




   In February 2003, we executed an amendment to our bank credit facility and certain operating leases that we entered into in 1999 and 2000. The amendment modifies certain financial covenants to allow us greater flexibility in accessing the capacity under the bank credit facility to support our short-term liquidity needs. In addition, at the higher end of our permitted consolidated leverage ratio, the amendment would increase the commitment fee under the bank credit facility by 0.125% and increase the interest rate margins used to calculate the applicable interest rates under all of the agreements by up to 0.75%. Any increase in our interest cost as a result of the amendment will depend on our consolidated leverage ratio at the end of each quarter, the amount of indebtedness outstanding and the interest rate quoted for the benchmark selected by us. As part of the amendment, we granted the lenders under these agreements a security interest in the inventory, equipment and certain other property of Hanover and its domestic subsidiaries, and pledged 65% of the equity interest in Hanover's foreign subsidiaries. In consideration for obtaining the amendment, we agreed to pay approximately $1.3 million to the lenders under these agreements.


   The revolving loans mature in November 2004. No assurances can be made that we will be able to refinance the bank credit agreement on commercially reasonable terms, if at all.

Convertible Senior Notes

   In March 2001, Hanover issued $192 million aggregate principal amount of 4.75% Convertible Senior Notes due March 15, 2008. The convertible senior notes are convertible at the option of the holder into shares of our common stock at a conversion rate of 22.7596 shares of common stock per $1,000 principal amount of convertible senior notes. The conversion rate is subject to anti-dilution adjustment in certain events.

   On or after March 15, 2004, we have the right at any time to redeem some or all of the convertible senior notes. If we experience a specified change in control, a holder of convertible senior notes may require us to repurchase, with cash or common stock, some or all of the convertible senior notes at a price equal to 100% of the principal amount plus accrued and unpaid interest to the repurchase date.

   The convertible senior notes are general unsecured obligations and rank equally in right of payment with all of our other unsecured senior debt. The convertible senior notes are effectively subordinated to all existing and future liabilities of our subsidiaries (including HCLP).

Convertible Preferred Securities

   In December 1999, Hanover issued $86,250,000 of unsecured 7 1/4% Mandatorily Redeemable Convertible Preferred Securities through our subsidiary, Hanover Compressor Capital Trust, a Delaware business trust and subsidiary of Hanover (the "Business Trust"). Under a guarantee agreement, we guarantee, on a subordinated basis, any payments required to be made by the Business Trust to the extent the Business Trust has funds available to make the payments.

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   The convertible preferred securities are convertible at the option of the holder into shares of our common stock and have a liquidation amount of $50 per security and mature in 2029, but we may redeem them, in whole or in part, at any time on or after December 20, 2002. We are required to pay annual cash distributions at the rate of 7 1/4%, payable quarterly in arrears. However, such payments may be deferred for up to 20 consecutive quarters subject to certain restrictions. During any periods in which payments are deferred, in general, we cannot pay any dividend or distribution on our capital stock or redeem, purchase, acquire or make any liquidation on any of our capital stock.

   With the proceeds from the offering of the convertible preferred securities, the Business Trust purchased $86,250,000 of our 7 1/4% unsecured subordinated debentures. When the debentures are repaid in full, either at maturity or through optional redemption, the proceeds from the repayment will be applied to redeem, on a pro rata basis, an equivalent liquidation amount of convertible preferred securities.

   The debentures are subordinated to all of our existing and future senior debt, and are effectively subordinated to all existing and future liabilities of our subsidiaries (including HCLP).

Operating Leases

   Concurrently with our consummation of the Lease, in August 2001, we entered into a separate $258 million sale and lease back of certain compression equipment. This operating lease has a ten-year term and is substantially similar to the Lease.

   In October 2000, we completed a $173 million sale and lease back of certain compression equipment. In March 2000, we entered into a separate $200 million sale and lease back of certain compression equipment. Under the March 2000 agreement, we received $100 million in proceeds from the sale of compression equipment at closing and, in August 2000, we completed the second half of the equipment lease and received an additional $100 million for the sale of additional compression equipment. In June 1999, we completed a separate $200 million sale and lease back of certain compression equipment.

   The 2000 and 1999 transactions are recorded as a sale and lease back of the equipment and are recorded as operating leases. Under these lease agreements, the equipment was sold and leased back by us for a 5 year period and we will continue to deploy the equipment under our normal operating procedures. At any time, we have options to repurchase the equipment under certain conditions as defined by the lease agreements. We have substantial guarantees under the lease agreements that are due upon termination of the leases and which may be satisfied by a cash payment or the exercise of our purchase options. Any gains on the sale of the equipment are deferred until the end of the respective lease terms. Should we choose not to exercise our purchase options under the lease agreements, the deferred gains will be recognized to the extent they exceed any residual value guarantee payments and any other items required under the lease agreements.

   The lease agreements call for variable quarterly rental payments that vary with the London Interbank Offering Rate. The minimum lease payments under the leasing agreements exclusive of any guarantee payments are between $49 million and $94 million for the years 2002 to 2006 based on rates in effect as of September 30, 2002.

Subordinated Acquisition Note

   On August 31, 2001, in connection with our acquisition of the gas compression business of Schlumberger, we issued a $150 million subordinated acquisition note to Schlumberger, which matures December 15, 2005.

   Interest on the subordinated acquisition note accrues and is payable-in-kind at the rate of 8.5% annually for the first six months after issuance and periodically increases in increments of 1% to 2% per annum to a maximum interest rate 42 months after issuance of 15.5%. In the event of an event of default under the subordinated acquisition note, interest will accrue at a rate of 2% above the applicable rate.

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   The subordinated acquisition note is subordinated to all of our indebtedness other than indebtedness to fund future acquisitions. In the event that we complete an offering of equity securities, we are required to apply the proceeds of the offering to repay amounts outstanding under the subordinated acquisition note as long as no default exists or would exist under our other indebtedness as a result of such payment.

Equity Investment in the Issuer

   In connection with the Issuer's acquisition of the Equipment and its execution of the Operative Agreements, an investor contributed an aggregate amount of $9.3 million in cash to the Issuer. As described in the "Description of Notes," such equity certificate holders may receive payments upon certain repurchases or redemptions of the notes.

                         BOOK-ENTRY; DELIVERY AND FORM

   Except as described in "--Certificated Notes" below, the new notes will be represented by one or more permanent global certificates in definitive, fully registered form without interest coupons (the "global notes"). The global notes will be deposited with the Trustee as custodian for The Depository Trust Company ("DTC") and registered in the name of a nominee of such depositary.

The Global Notes

   The Issuer expects that pursuant to procedures established by DTC (1) upon the issuance of the global notes, DTC or its custodian will credit, on its internal system, the principal amount of the individual beneficial interests represented by such global notes to the respective accounts of persons who have accounts with such depositary and (2) ownership of beneficial interests in the global notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the global notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants.

   So long as DTC, or its nominee, is the registered owner or holder of the new notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the new notes represented by such global notes for all purposes under the indenture. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the indenture.

   Payments of the principal of, premium, if any, and interest (including additional interest) on, the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

   The Issuer expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest (including additional interest) on the global notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. The Issuer also expects that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Those payments will be the responsibility of those participants.

   The Issuer expects that transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder

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requires physical delivery of a certificated security for any reason, including to sell new notes to persons in states which require physical delivery of the new notes, or to pledge such securities, such holder must transfer its interest in a global note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

   DTC has advised the Issuer that it will take any action permitted to be taken by a holder of new notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of new notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the global notes for certificated securities, which it will distribute to its participants.

   DTC has advised us that it is:

    . a limited purpose trust company organized under the laws of the State of New York;

    .  a "banking organization" within the meaning of the New York Banking Law;

    .  a member of the Federal Reserve System;

    . a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended; and

    . a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934.

   Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants of DTC, DTC is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

   Except as described below, owners of beneficial interests in the global notes will not be permitted to take physical delivery of certificated notes. If:

    . DTC notifies the Issuer that it is at any time unwilling or unable to continue as a depositary or DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days of such notice or cessation;

    . the Issuer, at its option, notifies the trustee in writing that it elects to cause the issuance of its notes in definitive form under its indenture; or

    .  upon the occurrence of some other events as provided in such indenture;

then, upon surrender by DTC of the applicable global notes, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the applicable global notes. Upon the issuance of certificated notes, the trustee is required to register the certificated notes in the name of that person or persons, or their nominee, and cause the certificated notes to be delivered thereto.

   Neither the Issuer nor the trustee will be liable for any delay by DTC or any participant or indirect participant in DTC in identifying the beneficial owners of the related notes and each of those persons may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the respective notes to be issued.

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                         MATERIAL ERISA CONSIDERATIONS

Certain ERISA Considerations

   The following is a summary of certain considerations associated with the acquisition and holding of the notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code ("IRAs") or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, "Similar Laws"), and entities such as collective investment funds, separate accounts and insurance company general accounts whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements (each, a "Plan"). Before proceeding with the exchange of the notes on behalf of a Plan, the person with investment discretion on behalf of the Plan should review with its legal advisors whether the exchange and the combined holding of the new notes would be a suitable investment for the Plan.

General Fiduciary Matters

   ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code and prohibit certain transactions involving the assets of a Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Plan or the management or disposition of the assets of such a Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of the Plan.

   In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

   Section 406 of ERISA and Section 4975 of the Code prohibit Plans, subject to Title I of ERISA or Section 4975 of the Code from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. These prohibited transactions may generate excise taxes, penalties and other liabilities under ERISA and the Code. Prohibited transactions involving IRAs may result in disqualification of the IRA.

   The acquisition and/or holding of notes by a Plan with respect to which the Issuer is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under
Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the "DOL") has issued five prohibited transaction class exemptions, or "PTCEs," that may apply to the acquisition and holding of the notes depending in part on who decides to acquire the new notes for the Plan:

  . PTCE 84-14 respecting transactions determined by independent qualified professional asset managers,

  .  PTCE 90-1 respecting insurance company pooled separate accounts,

  .  PTCE 91-38 respecting bank collective investment trusts,

  .  PTCE 95-60 respecting life insurance company general accounts, and

  .  PTCE 96-23 respecting transactions determined by in-house asset managers.

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   Numerous conditions must be satisfied in order for the PTCEs to apply.
Therefore, no assurances can be made that all of the required conditions of any such exemption will be satisfied. As a result, the notes should not be purchased or held by any person investing "plan assets" of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representations

   Accordingly, by acceptance of the exchange of an old note for a new note, you and your successors and assigns will be deemed to have represented and warranted that either (i) no portion of the assets used by you to acquire the notes constitutes assets of any Plan, (ii) the notes do not constitute assets of a Plan, or (iii) the exchange and continued holding of the notes by you will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws, for so long as the Plan holds the notes.

   The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether any exemption would be applicable to the exchange and continued holding of the notes.

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                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

   This section discusses the material U.S. federal income tax considerations relating to the exchange of old notes for new notes and the purchase, ownership and disposition of the new notes. This summary is based on the following materials, all as of the date of this prospectus:

    .  the Internal Revenue Code of 1986, as amended (the "Code"),

    . current, temporary and proposed Treasury Regulations promulgated under the Code,

    . current administrative interpretations of the Internal Revenue Service (the "IRS"), and

    .  court decisions.

   Legislation, judicial decisions or administrative changes may be forthcoming that could affect the accuracy of the statements included in this summary, possibly on a retroactive basis. There can be no assurance that the IRS will not challenge one or more of the tax results described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal tax consequences described below.

   This discussion assumes the new notes and the old notes are held as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). For purposes of this discussion, "U.S. Holders" are beneficial owners of the notes that include the following:

    .  citizens or residents of the United States,

    .  corporations organized under the laws of the United States or any state,

    . estates the income of which is subject to U.S. federal income taxation regardless of its source, and

    . trusts if the administration of the trust is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust.

A "Non-U.S. Holder" is a beneficial owner of the notes other than a "U.S.
Holder."

   If a partnership holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your own tax advisors as to the tax consequences of the partnership's purchase, ownership or disposition of the notes.

   This discussion does not purport to address all tax considerations that may be important to a particular holder in light of the holder's circumstances. For example, special rules not discussed here may apply to a holder who is:

    .  a broker-dealer, a dealer in securities or a financial institution;

    .  an insurance company;

    .  a tax-exempt organization;

    .  subject to the alternative minimum tax provisions of the Code;

    . holding the notes as part of a hedge, conversion or constructive sale transaction, straddle or other risk reduction transaction;

    .  a person with a "functional currency" other than the U.S. dollar; or

    . a person who has ceased to be a U.S. citizen or ceased to be taxed as a resident alien.

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Finally, this discussion does not describe any tax considerations arising under the laws of any applicable foreign, state, or local jurisdiction.

   Investors should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences of U.S. federal estate or gift tax laws, foreign, state or local laws, and tax treaties.

Obligor on the Notes

   We intend to treat the notes as obligations of HCLP for federal income tax purposes, and the following discussion assumes that the notes will be so treated. If the IRS were to contend successfully that the notes are not obligations of HCLP, it could contend that the notes are obligations of the Issuer. Such alternative characterization should not have any material adverse federal income tax consequences to holders of the notes. Holders of the notes should consult their own tax advisors as to the tax consequences to them of such alternative characterization.

Tax Consequences of Exchange of Old Notes for New Notes

   The exchange of old notes for new notes pursuant to the exchange offer will not be treated as a taxable exchange because the new notes do not differ materially in kind or extent from the old notes. Accordingly:

   (1) holders will not recognize taxable gain or loss as a result of exchanging such holder's old notes for new notes,

   (2) the holding period for a new note received will include the holding period of the old note exchanged therefor, and

   (3) the adjusted tax basis of a new note received will be the same as the adjusted tax basis of the old note exchanged therefor immediately before such exchange.

U.S. Holders

  Interest on Notes

   U.S. Holders will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with their regular method of accounting for federal income tax purposes. We are taking the position that the additional interest paid pursuant to the exchange and registration rights agreement is treated the same as the regularly scheduled interest payments on the notes.

  Market Discount

   The market discount rules discussed below apply to any note purchased after original issue at a price less than its stated redemption price at maturity.

   If a U.S. Holder purchases a note at a market discount, such holder generally will be required to treat any principal payments on, or any gain on the disposition of, such note as ordinary income to the extent of the accrued market discount (not previously included in income) at the time of such payment or disposition. In general, subject to a de minimis exception, market discount is the amount by which the note's stated redemption price at maturity exceeds the holder's basis in the note immediately after the note is acquired. A note is not treated as purchased at a market discount, however, if the market discount is less than 0.25 percent of the stated redemption price at maturity of the note multiplied by the number of complete years to maturity from the date when a holder acquired the note. Market discount on a note will accrue on a straight-line basis, unless a holder elects to accrue such discount on a constant yield to maturity basis. This election is irrevocable. A U.S. Holder may also elect to include market discount in income currently as it accrues. This election, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If a U.S. Holder acquires a note at a market discount and disposes of such note in any non-taxable transaction (other than a nonrecognition transaction

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defined in section 1276(c) of the Code), accrued market discount will be includable as ordinary income to such holder as if such holder had sold the note at its fair market value. A U.S. Holder may be required to defer until the maturity of the note or, in certain circumstances, its earlier disposition, the deduction of all or a portion of the interest expense attributable to debt incurred or continued to purchase or carry a note with market discount, unless an election is made to include the market discount in income on a current basis.

  Amortizable Bond Premium

   If a U.S. Holder purchases a note for an amount in excess of its stated redemption price at maturity, such holder will generally be considered to have purchased the note with "amortizable bond premium." The amount of amortizable bond premium is computed based on the redemption price on an earlier call date if such computation results in a smaller amortizable bond premium attributable to the period of such earlier call date. A U.S. Holder generally may elect to amortize such premium using the constant yield to maturity method. The amount amortized in any year will generally be treated as a reduction of a holder's interest income on the note. If the amortizable bond premium allocable to a year exceeds the amount of interest allocable to that year, the excess would be allowed as a deduction for that year but only to the extent that a holder's prior interest inclusions exceed bond premium deductions on the note. The election to amortize the premium on a constant yield to maturity method, once made, generally applies to all bonds held or subsequently acquired by a U.S. Holder on or after the first day of the first taxable year to which the election applies. A U.S. Holder may not revoke this election without the consent of the IRS.

  Sale or Other Taxable Disposition of Notes

   A U.S. Holder will generally recognize capital gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of a note. A redemption for these purposes includes an optional redemption by the Issuer in certain permitted circumstances prior to the maturity of the notes, generally at a specified premium to the principal amount of the notes, and a redemption at a fixed premium to the principal amount of the notes if a Change of Control with respect to Hanover occurs and the registered holder requires the Issuer to redeem its notes. The tax consequences of such early redemptions are as discussed in this paragraph. The holder's gain or loss will equal the difference between the holder's adjusted tax basis in the note and the proceeds received by the holder, excluding any proceeds attributable to accrued interest which will be recognized as ordinary interest income to the extent that the holder has not previously included the accrued interest in income. The proceeds received by the holder will include the amount of any cash (including any premium payments received in the event of an early redemption) and the fair market value of any other property received for the note. The holder's tax basis in the note will generally equal the amount the holder paid for the note, plus any market discount previously included in income, less any previous deductions of bond premium. The gain or loss will be long-term capital gain or loss if the holder held the note for more than one year. The deductibility of capital losses may be subject to limitation.

  Information Reporting and Backup Withholding

   Information reporting and backup withholding may apply to payments of principal and interest on a note or the proceeds from the sale or other disposition of a note with respect to certain noncorporate U.S. Holders. Such U.S. Holders generally will be subject to backup withholding unless the U.S. Holder provides to the payor a correct taxpayer identification number and certain other information, certified under penalties of perjury, or otherwise establishes an exemption. Any amount withheld under the backup withholding rules may be credited against the U.S. Holder's federal income tax liability and any excess may be refundable if the proper information is provided to the IRS.

Non-U.S. Holders

  Interest on Notes

   Payments of interest on the notes to Non-U.S. Holders will generally qualify as "portfolio interest" and thus will be exempt from the withholding of U.S. federal income tax if the Non-U.S. Holder properly certifies as to its foreign status as described below. We are taking the position that the additional interest paid pursuant to the exchange and registration rights agreement is treated the same as the regularly scheduled interest payments on the notes. The portfolio interest exception will not apply to payments of interest to a Non-U.S. Holder that:

    . owns, directly or indirectly, at least 10% of our voting stock (or the equity of the Issuer or its owners, in the event that the notes are characterized as obligations of the Issuer), or

    . is a "controlled foreign corporation" that is related to us (or to the Issuer or its owners, in the event that the notes are characterized as obligations of the Issuer).

If the portfolio interest exception does not apply, then payments of interest to a Non-U.S. Holder will generally be subject to U.S. federal income tax withholding at a rate of 30%, unless reduced by an applicable tax treaty.

   The portfolio interest exception and several of the special rules for Non-U.S. Holders described below generally apply only if the Non-U.S. Holder appropriately certifies as to its foreign status. A Non-U.S. Holder can generally meet this certification requirement by providing a properly executed Form W-8BEN or appropriate substitute form to us or our paying agent. If the holder holds the note through a financial institution or other agent acting on the holder's behalf, the holder may be required to provide appropriate certifications to the agent. The holder's agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS, and such intermediaries generally are not required to forward any certification forms received from Non-U.S. Holders.

  Sale or Other Taxable Disposition of Notes

   A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized on the sale, redemption, exchange, retirement or other taxable disposition of a note. This general rule, however, is subject to several exceptions. For example, the gain will be subject to U.S. federal income tax if

    . the gain is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business,

    . the Non-U.S. Holder is an individual that has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met, or

    . the Non-U.S. Holder was a citizen or resident of the United States and is subject to special rules that apply to certain expatriates.

  Income or Gain Effectively Connected With a U.S. Trade or Business

   The preceding discussion of the tax consequences of the purchase, ownership and disposition of notes by a Non-U.S. Holder generally assumes that the holder is not engaged in a U.S. trade or business. If any interest on the notes or gain from the sale, exchange or other taxable disposition of the notes is effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder, then the income or gain will be subject to U.S. federal income tax at regular graduated income tax rates, but will not be subject to withholding tax if certain certification requirements are satisfied. If the Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and the holder's country of residence, any "effectively connected" income or gain will generally be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by the holder in the United States. If the Non-U.S. Holder is a corporation, that portion of its earnings and profits that is effectively connected with its U.S. trade or business will generally be subject to a "branch profits tax" at a 30% rate, although an applicable tax treaty may provide for a lower rate.

  U.S. Federal Estate Tax

   If a Non-U.S. Holder qualifies for the portfolio interest exemption under the rules described above when he or she dies, the notes will not be included in his or her estate for U.S. federal estate tax purposes, unless the income on the notes is effectively connected with his or her conduct of a trade or business in the United States.

  Information Reporting and Backup Withholding

   In general, backup withholding will apply with respect to payments on the notes made by us or our paying agent unless the Non-U.S. Holder appropriately certifies as to its foreign status or otherwise establishes an exemption. Information reporting on IRS Form 1042-S may apply to payments even if the certification is provided.

   Information reporting requirements and backup withholding tax generally will not apply to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a foreign "broker" (as defined in applicable Treasury regulations). However, unless the foreign office of a broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption, information reporting (but not backup withholding) will apply to any payment of the proceeds of the sale of a note effected outside the United States by such a broker if it

    .  is a U.S. person

    . is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States,

    . is a controlled foreign corporation for U.S. federal income tax purposes, or

    . is a foreign partnership that, at any time during its taxable year, has 50% or more of its income or capital interests owned by U.S. persons or is engaged in the conduct of a U.S. trade or business.

   Payment of the proceeds of a sale of a note effected by the U.S. office of a broker will be subject to information reporting requirements and backup withholding tax unless the Non-U.S. Holder properly certifies under penalties of perjury as to its foreign status and certain other conditions are met or it otherwise establishes an exemption. The Treasury regulations governing withholding and backup withholding provide certain rules on the reliance standard, under which a certification may not be relied upon if the person relying on such certification has actual knowledge (or reason to know) that the certification is false.

   Any amount withheld under the backup withholding rules may be credited against the Non-U.S. Holder's U.S. federal income tax liability and any excess may be refundable if the proper information is provided to the IRS.

   The preceding discussion of certain U.S. federal income tax considerations is for general information only and is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state, local, and foreign tax consequences of purchasing, holding, and disposing of the notes, including the consequences of any proposed change in applicable laws.

                             PLAN OF DISTRIBUTION

   We are not using any underwriters for this exchange offer. We are bearing all expenses of this exchange offer.


   Each broker-dealer that receives new notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the Expiration Date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In
addition, until        , 2003, all dealers effecting transactions in the new
notes may be required to deliver a prospectus.


   We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to this exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to this exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   For a period of 180 days after the Expiration Date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to this exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                          VALIDITY OF THE SECURITIES

   The validity of the new notes, the lease obligations and the guarantee obligations will be passed upon by Latham & Watkins, Chicago, Illinois. Certain partners of Latham & Watkins own or have an interest in shares of Hanover Compressor Company's common stock.

   Certain legal matters concerning the Issuer with respect to the new notes will be passed upon by Morris, James, Hitchens & Williams LLP, Wilmington, Delaware.

                                    EXPERTS

   The audited financial statements of Hanover Equipment Trust 2001A as of and for the nine months ended September 30, 2002 and as of December 31, 2001 and for the period from August 2, 2001 (inception) to December 31, 2001, included in this prospectus, have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The audited consolidated financial statements of Hanover Compressor Company as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, incorporated in this prospectus by reference to Hanover Compressor Company's Annual Report on Form 10-K/A-2 for the year ended December 31, 2001, filed on November 21, 2002 and of the Gas Compression Business of Schlumberger as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, incorporated in this prospectus by reference to Item 7(a) of Hanover Compressor Company's Current Report on Form 8-K/A filed on November 9, 2001, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The audited consolidated financial statements of Hanover Compression Limited Partnership as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 included in this prospectus, have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                               Pages
                                                                                               -----
I.  Hanover Equipment Trust 2001A
       Periods from August 2, 2001 (Inception) to December 31, 2001 and Nine Months Ended
         September 30, 2002
          Report of Independent Accountants................................................... F-2
          Balance Sheet as of December 31, 2001 and September 30, 2002........................ F-3
          Statement of Income................................................................. F-4
          Statement of Cash Flows............................................................. F-5
          Statement of Certificate Holder's Equity............................................ F-6
          Notes to Financial Statements....................................................... F-7

II.  Hanover Compressor Company
       (incorporated by reference)

III.  Pro Forma Combined Condensed Statement of Operations of Hanover Compressor Company
    and Hanover Compression Limited Partnership (unaudited)................................... F-12
       Unaudited Pro Forma Combined Condensed Statement of Operations for the Year Ended
         December 31, 2001.................................................................... F-13
       Notes to Unaudited Pro Forma Combined Condensed Statement of Operations of Hanover
         Compressor Company and Hanover Compression Limited Partnership....................... F-14

IV.  Hanover Compression Limited Partnership
       December 31, 2001, 2000 and 1999
          Report of Independent Accountants................................................... F-16
          Consolidated Balance Sheet.......................................................... F-17
          Consolidated Statement of Income and Comprehensive Income........................... F-18
          Consolidated Statement of Cash Flows................................................ F-19
          Consolidated Statement of Partners' Equity.......................................... F-21
          Notes to Consolidated Financial Statements.......................................... F-22
       Selected Quarterly Unaudited Financial Data............................................ F-58
       Nine Months Ended September 30, 2002 and 2001
          Condensed Consolidated Balance Sheet................................................ F-59
          Condensed Consolidated Statement of Operations and Comprehensive Income............. F-60
          Condensed Consolidated Statement of Cash Flows...................................... F-61
          Notes to Condensed Consolidated Financial Statements................................ F-62

V.  Financial Statement Schedules
       Report of Independent Accountants...................................................... S-1
       Valuation and Qualifying Accounts of Hanover Compression Limited Partnership........... S-2

                       Report of Independent Accountants

To Management and the Equity Certificate Holder of
Hanover Equipment Trust 2001A:

   In our opinion, the accompanying balance sheet and the related statements of income, of certificate holder's equity and of cash flows present fairly, in all material respects, the financial position of Hanover Equipment Trust 2001A at September 30, 2002 and December 31, 2001 and the results of its operations and its cash flows for the nine months ended September 30, 2002 and the period from August 2, 2001 (inception) to December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Trust's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/  PRICEWATERHOUSECOOPERS LLP

Houston, Texas
November 20, 2002

                         HANOVER EQUIPMENT TRUST 2001A

                                 BALANCE SHEET
                                (in thousands)

                            ASSETS
                                                                            September 30, December 31,
                                                                                2002          2001
                                                                            ------------- ------------
Current assets:
   Cash and cash equivalents...............................................   $     --      $     --
   Accounts receivable -- rents............................................      3,227         9,207
                                                                              --------      --------
              Total current assets.........................................      3,227         9,207
Rental equipment...........................................................    309,300       309,300
                                                                              --------      --------
              Total assets.................................................   $312,527      $318,507
                                                                              ========      ========

          LIABILITIES AND CERTIFICATE HOLDER'S EQUITY
Current liabilities:
   Accrued liabilities.....................................................   $    772      $    301
   Interest payable........................................................      2,380         8,571
   Equity certificate yield payable........................................         75           335
                                                                              --------      --------
              Total current liabilities....................................      3,227         9,207

Notes payable..............................................................    300,000       300,000
                                                                              --------      --------
              Total liabilities............................................    303,227       309,207
                                                                              --------      --------

Commitments and contingencies (Note 5)
Certificate holder's equity:
   Equity certificates.....................................................      9,300         9,300
   Trust earnings (deficit)................................................         --            --
                                                                              --------      --------
     Certificate holder's equity...........................................      9,300         9,300
                                                                              --------      --------
              Total liabilities and certificate holder's equity............   $312,527      $318,507
                                                                              ========      ========





  The accompanying notes are an integral part of these financial statements.

                         HANOVER EQUIPMENT TRUST 2001A

                              STATEMENT OF INCOME
                                (in thousands)

                                                                                           For the Period
                                                                            For the             from
                                                                          Nine Months      August 2, 2001
                                                                             Ended         (Inception) to
                                                                       September 30, 2002 December 31, 2001
                                                                       ------------------ -----------------
Rental revenue........................................................      $22,650            $9,279
Interest expense on rental equipment..................................       21,092             8,571
                                                                            -------            ------
   Excess rental revenue over interest expense on rental equipment....        1,558               708
Operating expense.....................................................          873               373
                                                                            -------            ------
Net income............................................................      $   685            $  335
                                                                            =======            ======





  The accompanying notes are an integral part of these financial statements.

                         HANOVER EQUIPMENT TRUST 2001A

                            STATEMENT OF CASH FLOWS
                                (in thousands)

                                                                                        For the Period
                                                                         For the             from
                                                                       Nine Months      August 2, 2001
                                                                          Ended         (Inception) to
                                                                    September 30, 2002 December 31, 2001
                                                                    ------------------ -----------------
Cash flows from operating activities:
   Net income......................................................      $    685          $     335
       Changes in assets and liabilities:
          Accounts receivable -- rents.............................         5,980             (9,207)
          Interest payable.........................................        (6,191)             8,571
          Accrued liabilities......................................           471                301
                                                                         --------          ---------
              Net cash provided by operating activities............           945                 --
                                                                         --------          ---------
Cash flows from investing activities:
   Purchase of rental equipment....................................            --           (309,300)
                                                                         --------          ---------
              Net cash used in investing activities................            --           (309,300)
                                                                         --------          ---------
Cash flows from financing activities:
   Issuance of senior secured notes................................            --            300,000
   Issuance of equity certificates.................................            --              9,300
   Equity certificates yield paid..................................          (945)                --
                                                                         --------          ---------
              Net cash provided by financing activities............          (945)           309,300
                                                                         --------          ---------
Net increase (decrease) in cash and cash equivalents...............            --                 --
Cash and cash equivalents at beginning of period...................            --                 --
                                                                         --------          ---------
Cash and cash equivalents at end of period.........................      $     --          $      --
                                                                         ========          =========
Supplemental disclosure of cash flow information:
       Interest paid...............................................      $ 27,282          $      --




  The accompanying notes are an integral part of these financial statements.

                         HANOVER EQUIPMENT TRUST 2001A

                   STATEMENT OF CERTIFICATE HOLDER'S EQUITY
                                (in thousands)

 Equity certificates
 Balance at inception.................................................. $   --
 Issuance of equity certificates.......................................  9,300
                                                                        ------
 Balance at December 31, 2001 and September 30, 2002................... $9,300
                                                                        ======
 Trust earnings
 Balance at inception.................................................. $   --
 Net income............................................................    335
 Equity certificates yield.............................................   (335)
                                                                        ------
 Balance at December 31, 2001..........................................     --
 Net income............................................................    685
 Equity certificates yield.............................................   (685)
                                                                        ------
 Balance at September 30, 2002......................................... $   --
                                                                        ======






  The accompanying notes are an integral part of these financial statements.

                         HANOVER EQUIPMENT TRUST 2001A

                         NOTES TO FINANCIAL STATEMENTS

                   September 30, 2002 and December 31, 2001


1.  The Trust, Business and Significant Accounting Policies

   Hanover Equipment Trust 2001A (the "Trust") is a Delaware special purpose business trust which was formed in August 2001. The Trust was formed solely to:
(1) issue the 2008 senior secured notes (the "Notes") (see Note 2), (2) execute, deliver and perform the operating agreements to which it is a party, and (3) use the proceeds of the Notes and the related equity certificates to purchase approximately $309 million of gas compression equipment from Hanover Compression Limited Partnership ("HCLP") and certain of its subsidiaries. The equity funding, issuance of the Notes and equipment purchase occurred on August 30, 2001. The Trust leased its gas compression equipment back to HCLP under a seven-year operating lease (the "Lease") (see Note 4). In addition to rental payments, HCLP is obligated to pay supplemental rent, costs, taxes, indemnities, and other amounts owing under the operating lease. In addition, HCLP paid the underwriting, legal, accounting and other costs of the transactions for the Trust.

Use of Estimates in the Financial Statements

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets, liabilities, revenues and expenses, as well as the disclosures of contingent assets and liabilities. Because of the inherent uncertainties in this process, actual future results could differ from those expected at the reporting date. Management believes that the estimates are reasonable.

Cash and Cash Equivalents

   The Trust considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Revenue Recognition

   Revenue from compression equipment rentals is recorded when earned over the period of the seven-year operating lease which began on August 30, 2001. Rental revenues are based on the current rental rates and estimated supplemental rent payable by HCLP under the Lease (see Note 4).

Concentrations of Credit Risk

   Financial instruments that potentially subject the Trust to concentrations of credit risk consist of cash, cash equivalents and accounts receivable. The Trust's management believes that the credit risk in temporary cash investments that it has with financial institutions is minimal. Trade accounts receivable are due from HCLP and are due on a short-term basis. The Trust does not obtain collateral for receivables. The recorded assets, obligations and operations of the Trust could be adversely affected if the Trust's relationship with and/or the financial position of HCLP is adversely affected.

Rental Equipment

   Rental equipment consists of domestic gas compression equipment and is recorded at cost. Due to the terms of the Lease (see Note 4) and the expected residual value of the equipment at the end of the Lease, the management of the Trust believes that the Trust will recover the original cost of the equipment at the end of the Lease. As such, the Trust is not depreciating the rental equipment.

                         HANOVER EQUIPMENT TRUST 2001A

Long-Lived Assets

   The Trust reviews for the impairment of long-lived assets, including rental equipment and the Trust's interest in the residual value of the equipment, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss exists when estimated undiscounted cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. The impairment loss recognized represents the excess of the asset's carrying value as compared to its estimated fair market value.

Income Taxes

   No provision has been made for federal or state income taxes because the parties will treat the Trust as a financing vehicle for income tax purposes. The Trust is not a business trust for tax purposes. To the extent the Trust is not considered a mere financing vehicle, then solely for income and franchise tax purposes, the Trust would be treated as a grantor trust. Each certificate holder will include in its gross income such certificate holder's share of the Trust's net income.

2.  Notes Payable

   Notes payable at September 30, 2002 and December 31, 2001 consisted of the following (in thousands):

Senior Secured Notes--fixed rate of 8.5% due September 1, 2008, interest payable semi-
  annually on March 1 and September 1................................................. $300,000

   The Notes are obligations of the Trust and are collateralized by all of the equipment, rents and supplemental rents covered by the Lease (see Note 4). In addition, the Trust's obligations under the Notes are jointly and severally guaranteed, unconditionally and on a senior subordinated basis, by Hanover Compressor Company ("Hanover"), the ultimate parent company of HCLP, and HCLP for an amount up to 77.33% of the aggregate principal balance of Notes outstanding, which is equal to the final rent payment under the Lease. If there is an event of default under the Lease, Hanover and HCLP guarantee, jointly and severally, on a senior subordinated basis, all of the Trust's obligations under the Notes. All of HCLP's obligations under the Lease are unconditionally guaranteed, on a senior subordinated basis, by Hanover. The obligations of HCLP under the Lease are subordinated in right of payment to all existing and future senior indebtedness of HCLP. The obligations of Hanover and HCLP under the guarantee are subordinated in right of payment to all existing and future senior indebtedness of such guarantor. The guarantee ranks equally in right of payment with all senior subordinated debt and senior to all subordinated debt of such guarantor. The fair market value of the Notes was approximately $282 million and $312 million at September 30, 2002 and December 31, 2001, respectively.

   In December 2001, HCLP and its subsidiaries completed various internal restructuring transactions pursuant to which all of the domestic subsidiaries of HCLP that were guarantors of the Notes have been merged, directly or indirectly, with and into HCLP.

   All payments that are received by the Trust under the Lease or guarantee will be applied first to the amounts due under the Notes. The payment of principal, premium (if any) and interest on the Notes will be senior in right of payment to the payment in full of amounts due under the equity certificates.

   Prior to September 1, 2004, if Hanover raises proceeds from one or more bona fide underwritten sales to the public of Hanover's common stock and Hanover causes HCLP to repurchase equipment from the Trust, the Trust is required to apply the proceeds it receives to redeem up to 35% of the Notes at a redemption price of 108.50% of the principal amount thereof. Otherwise, the Trust does not have the right to redeem the Notes until

                         HANOVER EQUIPMENT TRUST 2001A

September 1, 2005. After September 1, 2005, the Trust may redeem the Notes, in whole or in part, if the Trust pays the redemption prices indicated below:

                                                       Percentage
                                                       ----------
              After Sept 1, 2005......................  104.250%
              After Sept 1, 2006......................  102.125%
              After Sept 1, 2007......................  100.000%

   The Trust is not affiliated with Hanover or HCLP. The indenture and participation agreement governing the Notes contains covenants that restrict the Trust's ability to, among other things: incur liens, incur additional indebtedness, enter any other transactions, make investments, liquidate, and engage in non-related lines of business. In addition, the indenture and participation agreement governing the Notes contains covenants that limit Hanover and HCLP to engage in certain activities and transactions.

   The Notes have not been registered under the Securities Act of 1933 or any state securities laws. The Notes are subject to restrictions on transferability and resale. However, the Trust has agreed to use its reasonable best efforts to register notes with the Securities and Exchange Commission that have substantially identical terms as the Notes issued by the Trust in August 2001 and to offer to exchange the registered freely exchangeable notes for the Notes (see Note 7).

3.  Equity Certificates

   The Trust raised approximately $9.3 million from equity certificates issued during the period from August 2, 2001 (inception) through December 31, 2001. The Trust's equity certificates were issued to General Electric Capital Corporation ("GE Capital"). The original certificate holder assigned its interest to GE Capital and was repaid its capital contribution of $1 in August 2001. Equity certificate holders may receive return of capital payments for their equity investment in the Trust, after full payment of the Notes. The Trust will make a quarterly payment (on the first day of March, June, September, and December; the first payment was made on March 1, 2002) to equity certificate holders equal to the certificate holder yield rate (9.8% as of September 30, 2002 and December 31, 2002) multiplied by the aggregate outstanding certificate holder contributions. As of September 30, 2002 and December 31, 2002, approximately $75,000 and $335,000, respectively, was payable to the certificate holder. Equity certificate capital repayment may be made from the proceeds from sale of equipment to HCLP or, on the expiration date or earlier termination of the lease, from the proceeds from the final rent payment and the sale of equipment (see Note 4).

4.  Lease Transaction

   The Trust's equipment is rented to HCLP under a seven-year operating lease with the basic rent payments equal to the interest payable on the Notes and the yield payable to the equity certificate holder. In addition, HCLP will also pay supplemental rent in respect of all amounts which HCLP is obligated to pay, other than basic rent, under the Lease and participation agreement, including, but not limited to, operating costs of the Trust such as audit fees, legal fees, general administrative fees, certain taxes and indemnities.

                         HANOVER EQUIPMENT TRUST 2001A

   The minimum rental payments to be received by the Trust under the Lease are estimated using interest rates and rental equipment balances applicable as of September 30, 2002, as follows (in thousands):

          Period ending December 31:
          2002.............................................. $ 26,408
          2003..............................................   26,408
          2004..............................................   26,408
          2005..............................................   26,408
          2006..............................................   26,408
          Thereafter........................................   44,011
                                                             --------
                                                             $176,051
                                                             ========

   Prior to the stated maturity, HCLP may be required to purchase or shall have the option to purchase the equipment and terminate the Lease under certain conditions and after making the required payments as detailed in the Lease. Twelve months prior to the end of the lease term, HCLP may (a) elect to purchase all of the equipment on the maturity date of the Notes, for an amount sufficient to repay the Notes, equity certificates and any other amounts owed under the Lease in full or (b) begin selling the equipment on behalf of the Trust. Upon the expiration of the lease term, if HCLP has elected to sell the equipment on behalf of the Trust, HCLP is required to pay the Trust a final rent payment (the "Final Rent Payment") of approximately $232 million as determined by and subject to limitations and adjustments as detailed in the Lease. The proceeds from the sale of equipment together with the Final Rent Payment will be applied to repay all amounts payable under the Notes. Any remaining proceeds will first be used to repay the unrecovered amount of the equity certificates and any excess will then be returned to HCLP. If the sale proceeds from the equipment together with the Final Rent Payment are less than the amount necessary to repay the Notes, HCLP will be liable for an assessment of additional rent with respect to excess wear and tear of such equipment as determined by an independent appraisal process and subject to limitations detailed in the Lease. The future minimum rental schedule above includes the future amounts HCLP is required to pay under the Lease exclusive of any Final Rent Payment or purchase option payment.

5.  Commitments and Contingencies

   In the ordinary course of business the Trust may be involved in various pending or threatened legal actions. The Trust has no commitments or contingent liabilities which, in the judgment of the management of the Trust, would result in losses that would materially affect the Trust's financial position, operating results or cash flows.

6.  New Accounting Standards

   In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS 143, Accounting for Obligations Associated with the Retirement of Long-Lived Assets. SFAS 143 establishes the accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. This statement is effective for the Trust beginning January 1, 2003. The Trust does not believe the adoption of SFAS 143 will have a material effect on its financial statements.

   In October 2001, the FASB issued SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS 144 addresses significant issues relating to the implementation of SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and to develop a single accounting model, based on the framework established in SFAS 121, for long-lived assets to be disposed of by

                         HANOVER EQUIPMENT TRUST 2001A
sale, whether previously held and used or newly acquired. This statement was effective for the Trust beginning January 1, 2002. The adoption of SFAS 144 did not have a material effect on the Trust's financial statements.

   In April 2002, the FASB issued SFAS 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections. The Statement updates, clarifies and simplifies existing accounting pronouncements. Provisions of SFAS 145 related to the rescission of Statement 4 are effective for the Trust on January 1, 2003. The provisions of SFAS 145 related to SFAS 13 are effective for transactions occurring after May 15, 2002. The Trust has adopted the provisions of the new standard related to SFAS 13, which had no material effect on our consolidated results of operations, cash flows or financial position.

   In July 2002, the FASB issued SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities, such as restructuring, involuntarily terminating employees, and consolidating facilities, initiated after December 31, 2002. The Trust is currently assessing the new standard and has not yet determined the impact on our consolidated results of operations, cash flows or financial position.

7.  Registration Statement

   In December 2001 the Trust filed a registration statement on Form S-4 offering to exchange its registered 8.50% senior secured notes due 2008 for all of its outstanding Notes. The terms of the new notes are identical to the terms of the Notes except that the new notes are freely transferable under the Securities Act and do not have any exchange or registration rights. Because the exchange offer has not been completed, the Trust will receive additional rent in the amount of approximately $58,000 per week and is required to pay this amount as additional interest to the holders of the Notes. The additional rental income and interest expense began accruing on January 28, 2002 and will end when the exchange offer is completed. Through September 30, 2002,the Trust had recognized approximately $1,967,000 in additional rental income and interest expense.

            PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS OF
                        HANOVER COMPRESSOR COMPANY AND
                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                                  (unaudited)

   Hanover Compression Limited Partnership ("HCLP") is an indirect wholly-owned subsidiary of Hanover Compressor Company ("Hanover" or "Ultimate Parent"). Substantially all of Hanover's assets and operations are owned or conducted by HCLP and its subsidiaries.

   On August 31, 2001, HCLP acquired the Production Operators Corporation natural gas compression business, ownership interests in certain joint venture projects in South America, and related assets (collectively, "POI" and formerly "The Gas Compression Business of Schlumberger") from Schlumberger for $761 million in cash, Hanover common stock and indebtedness, subject to certain post-closing adjustments pursuant to the purchase agreement (the "POI Acquisition") which to date have resulted in an increase in the purchase price to approximately $778 million due to an increase in the assets acquired. The POI Acquisition was accounted for as a purchase and is included in HCLP's financial statements commencing on September 1, 2001.

   The pro forma financial data is not adjusted to reflect the pro forma effect of HCLP's acquisition of OEC Compression Corporation, completed in March 2001, which is not significant.

   In addition, on August 31, 2001, HCLP completed two sale-leaseback transactions totaling $567 million (the "Sale-leaseback Transactions"). Under the terms of the transactions, Hanover Equipment Trust 2001A and Hanover Equipment Trust 2001B (the "Trusts") purchased equipment from HCLP that was then leased back to HCLP pursuant to two operating leases for a seven-year period and a ten-year period, respectively. The equipment will continue to be deployed in HCLP's normal operations. HCLP used approximately $311 million of the proceeds of the sale to fund the cash portion of the POI Acquisition including the post closing adjustment related to the increase in assets and to pay expenses of the acquisition and the Sale-leaseback Transactions and used $200 million to exercise its equipment purchase option under an existing operating lease entered into in 1998. HCLP used the remaining $56 million of the proceeds for general corporate purposes.

   The accompanying unaudited pro forma combined condensed statements of operations for the year ended December 31, 2001 have been prepared as if the POI Acquisition, the sale of equipment and exercise of HCLP's equipment purchase option under the existing operating lease (collectively, the "Transactions") had occurred on January 1, 2001.

   The accompanying unaudited pro forma combined condensed statements of operations should be read in conjunction with Hanover's consolidated financial statements and related notes thereto for the year ended December 31, 2001 included in the Hanover's Annual Report on Form 10-K/A-2 filed on November 21, 2002; HCLP's financial statements for the year ended December 31, 2001 attached herewith; and POI's combined financial statements for the year ended December 31, 2000 and the six months ended June 30, 2001 included in Hanover's Current Report on Form 8-K/A filed on November 9, 2001.

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                         Year Ended December 31, 2001
                   (in thousands, except per share amounts)


                                              Historical                               Pro Forma
                                         --------------------  ----------------------------------------------------------
                                                                 POI & Sale-
                                           Hanover                leaseback      Hanover          HCLP            HCLP
                                         (Restated)   POI(a)     Adjustments     Combined    Adjustments(a)     Combined
                                         ----------- --------  ------------     ----------   --------------    ----------
Revenues and other...................... $ 1,070,697 $105,653                   $1,176,350                     $1,176,350
Expenses:
  Operating.............................     643,781   59,357  $     (3,337)(b)    699,801                        699,801
  Selling, general and administrative...     100,980    8,724                      109,704                        109,704
  Depreciation and amortization.........      90,560   12,324       (12,324)(c)     98,259                         98,259
                                                                      4,088(d)
                                                                      3,611(e)
  Leasing expense.......................      70,435                 18,545(f)      93,309 $          (714)(m)     92,595
                                                                     15,567(f)
                                                                       (544)(g)
                                                                    (10,694)(g)
  Interest expense......................      17,540      (25)        8,525(h)      26,040          (7,093)(m)     18,947
  Translation expense...................       6,658                                 6,658                          6,658
  Distributions on mandatorily
   redeemable convertible preferred
   securities...........................       6,373                                 6,373          (6,373)(n)
  Other.................................      17,323                                17,323                         17,323

                                         ----------- --------  ------------     ---------- ---------------     ----------
                                             953,650   80,380        23,437      1,057,467         (14,180)     1,043,287

                                         ----------- --------  ------------     ---------- ---------------     ----------
Income (loss) before income taxes.......     117,047   25,273       (23,437)       118,883          14,180        133,063
Provision (benefit) for income taxes....      44,470    7,886        (7,188)(i)     45,168           5,388(i)      50,556

                                         ----------- --------  ------------     ---------- ---------------     ----------
Net income before cumulative effect of
  accounting change..................... $    72,577 $ 17,387  $    (16,249)    $   73,715 $         8,792     $   82,507
                                         =========== ========  ============     ========== ===============     ==========
Weighted average common and common
  equivalent shares outstanding:
     Basic..............................      72,355                  5,805(j)      78,160
     Diluted............................      81,175                  5,805(j)      86,980
Earnings per common share(o):
     Basic.............................. $      1.00                            $     0.94
     Diluted(k)......................... $      0.94                            $     0.90

        The accompanying notes are an integral part of these unaudited pro forma combined condensed statement of operations.

  NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS OF
    HANOVER COMPRESSOR COMPANY AND HANOVER COMPRESSION LIMITED PARTNERSHIP

   The accompanying unaudited pro forma combined condensed statement of operations for Hanover and HCLP have been prepared based upon certain pro forma adjustments to the historical consolidated financial statements of Hanover and HCLP for the year ended December 31, 2001. The historical information for POI has been obtained from the historical unaudited combined financial statements of POI for the eight months ended August 31, 2001. Historical financial statements for POI as of June 30, 2001 and December 31, 2000, 1999 and 1998 have been included in Hanover's Current Report on Form 8-K/A dated November 9, 2001. The pro forma statements of operations do not purport to be indicative of the results which would actually have been obtained had the acquisitions been completed on the date indicated or which may be obtained in the future.

   In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) 142, Goodwill and Other Intangible Assets. Under SFAS 142, amortization of goodwill to earnings will be discontinued. However, goodwill will be reviewed for impairment annually or whenever events indicate impairment may have occurred. SFAS 142 is effective for Hanover and HCLP on January 1, 2002. However, under the transition provisions of SFAS 142, goodwill acquired in a business combination for which the acquisition date is after June 30, 2001, will not be amortized. Since the acquisition of POI was consummated after June 30, 2001, the goodwill of approximately $71 million related to the POI acquisition has not been amortized in the pro forma combined condensed statements of operations. The goodwill related to business combinations completed before June 30, 2001 was amortized in the pro forma combined condensed statements of operations since Hanover and HCLP had not adopted SFAS 142.

   The pro forma adjustments to the accompanying unaudited Pro Forma Combined Condensed Statements of Operations are described below:

   a) The historical results of operations of POI have been reclassified to conform with Hanover and HCLP's presentation. These reclassifications had no impact on net income. The column labeled HCLP adjustments when combined with the historical results of Hanover would reflect the historical results of HCLP.

   b) Reflects the reversal of certain historical operating expenses to conform to Hanover and HCLP's accounting policies for capitalization of fixed assets. Hanover capitalizes major improvements that extend the life of its compression assets. The additional depreciation related to these improvements is included in adjustment (d).

   c) Reflects the elimination of POI historical depreciation and amortization expense.

   d) Reflects the depreciation expense on the fair value of POI's property, plant and equipment, which was reduced by approximately $14.7 million for the 2001 period, due to the sale-leaseback transactions. The fair value of POI's property, plant and equipment acquired was approximately $488 million. The depreciation for POI was based on the estimated value of property, plant and equipment acquired, net of the sale of $367 million of compression equipment to the Trusts. For the purposes of this adjustment, Hanover and HCLP utilized a fifteen-year average depreciable life through June 30, 2001, a thirty-year average depreciable life after June 30, 2001, and a twenty-percent salvage value for compression equipment. These estimates are consistent with Hanover and HCLP's estimate for similar equipment and facilities for the periods included in these pro forma combined condensed financial statements.

   e) Reflects the amortization of $8.2 million of identifiable intangibles over the estimated lives of these intangible assets which ranges from eighteen months to five years. In addition, this adjustment reflects the amortization of the excess of the estimated fair value of the joint venture investments acquired from Schlumberger over HCLP's share of the underlying net assets, which is approximately $6.7 million. This balance will be amortized over a period of 15 years, which reflects the estimated lives of the joint venture agreements.

   f) Reflects the operating lease expenses related to the sale and lease back of equipment from the Trusts, including the amortization of estimated deferred lease transaction costs of $11.2 million over the seven year lease term and $7.5 million over the ten year lease term with interest rates of 8.50% and 8.75% on the 2008 and 2011 notes, respectively.

   g) Reflects the write off of unamortized deferred lease transaction costs of $544,000, relating to the 1998 operating lease and the reversal of the historical leasing expense related to the 1998 operating lease, including the amortization of the related deferred lease transaction costs.

   h) Reflects the interest expense resulting from the $150 million subordinated acquisition note issued to Schlumberger. The interest rate on the subordinated acquisition note was initially set at 8.5%. A 1% increase or decrease in the interest rate on the subordinated acquisition note would change interest expense by approximately $1.5 million. Please see note 9 to Hanover's consolidated financial statements, which are incorporated by reference in this prospectus, and to HCLP's consolidated financial statements, which are included in this prospectus.

   i) Reflects the adjustment to the pro forma combined provision for income taxes related to the foregoing adjustments based on the statutory rate.

   j) Reflects the additional weighted average common and common equivalent shares outstanding as if the common stock issued for the acquisition of POI occurred on January 1, 2001. The total number of shares of Hanover common stock that were issued for the POI acquisition was 8.7 million shares.

   k) For the purposes of calculating diluted net income per share, the distributions on mandatorily redeemable convertible preferred securities have been added back to net income. The after tax impact of this adjustment was approximately $4.2 million for the year ended December 31, 2001.

   (m) Reflects the removal of interest expense and amortization of deferred issuance costs on the 4.75% convertible senior notes since issuance in March 2001 which are obligations of the Ultimate Parent of HCLP.

   (n) Reflects the removal of distributions on mandatorily redeemable convertible securities held by the Ultimate Parent of HCLP.

   (o) Earnings per share data are applicable to Hanover only as HCLP is a limited partnership.

                       Report of Independent Accountants

To the Managers of the General Partner of Hanover Compression Limited Partnership:

   In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income and comprehensive income, of cash flows and of partners' equity present fairly, in all material respects, the financial position of Hanover Compression Limited Partnership and its subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   As discussed in Note 17 to the financial statements, the Company changed its method of accounting for derivatives in 2001. As discussed in Notes 19 and 20, the December 31, 2001, 2000 and 1999 consolidated financial statements have been restated for certain revenue recognition matters.

/S/PRICEWATERHOUSECOOPERS LLP

Houston, Texas
May 2, 2002, except for Notes 20 and 21
as to which the date is November 18, 2002

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                          CONSOLIDATED BALANCE SHEET

                                                                                     December 31,
                                                                                ----------------------
                                                                                   2001        2000
                                                                                ----------  ----------
                                                                                 Restated    Restated
                                                                                 (See Notes 19 and 20)
                                                                                    (in thousands)
                                    ASSETS
Current assets:
   Cash and cash equivalents................................................... $   23,191  $   45,484
   Accounts receivable, net....................................................    272,450     221,059
   Inventory...................................................................    215,655     144,692
   Costs and estimated earnings in excess of billings on uncompleted contracts.     59,099      24,976
   Prepaid taxes...............................................................     19,990      19,948
   Other current assets........................................................     25,081      12,384
                                                                                ----------  ----------
       Total current assets....................................................    615,466     468,543
Property, plant and equipment, net.............................................  1,151,513     574,703
Goodwill, net..................................................................    242,178     138,673
Intangible and other assets....................................................     71,729      35,893
Investment in non-consolidated affiliates......................................    178,328      26,452
                                                                                ----------  ----------
       Total assets............................................................ $2,259,214  $1,244,264
                                                                                ==========  ==========
                       LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
   Current maturities of long-term debt........................................ $    5,553  $    2,423
   Short-term notes payable....................................................                 10,073
   Accounts payable, trade.....................................................    119,077      88,651
   Accrued liabilities.........................................................    152,435      46,524
   Advance billings............................................................     53,140      32,292
   Billings on uncompleted contracts in excess of costs and estimated earnings.      7,152       5,669
                                                                                ----------  ----------
       Total current liabilities...............................................    337,357     185,632
Long-term debt.................................................................    312,260     110,935
Other liabilities..............................................................    130,276     132,895
Deferred income taxes..........................................................    173,351     103,802
                                                                                ----------  ----------
       Total liabilities.......................................................    953,244     533,264
                                                                                ----------  ----------
Commitments and contingencies (Note 16)
Partners' equity:
   Partners' capital...........................................................  1,312,527     711,457
   Accumulated other comprehensive loss........................................     (6,557)       (457)
                                                                                ----------  ----------
       Total partners' equity..................................................  1,305,970     711,000
                                                                                ----------  ----------
          Total liabilities and partners' equity............................... $2,259,214  $1,244,264
                                                                                ==========  ==========



  The accompanying notes are an integral part of these financial statements.

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

           CONSOLIDATED STATEMENT OF INCOME AND COMPREHENSIVE INCOME

                                                                              Years Ended December 31,
                                                                           ------------------------------
                                                                              2001       2000      1999
                                                                           ----------  --------  --------
                                                                            Restated   Restated  Restated
                                                                                (See Notes 19 and 20)
                                                                                   (in thousands)
Revenues and other:
   Rentals................................................................ $  400,776  $253,837  $192,655
   Parts, service and used equipment......................................    244,040   129,366    39,130
   Compressor fabrication.................................................    223,519    90,270    52,531
   Production and processing equipment fabrication........................    184,040    79,121    27,255
   Equity in income of non-consolidated affiliates........................      9,350     3,518     1,188
   Gain on change in interest in non-consolidated affiliate...............                  864
   Other..................................................................      8,972     5,810     5,371
                                                                           ----------  --------  --------
                                                                            1,070,697   562,786   318,130
                                                                           ----------  --------  --------
Expenses:
   Rentals................................................................    140,998    87,992    64,949
   Parts, service and used equipment......................................    166,837    88,294    26,504
   Compressor fabrication.................................................    188,122    76,754    43,663
   Production and processing equipment fabrication........................    147,824    62,684    20,278
   Selling, general and administrative....................................    100,980    54,632    33,782
   Depreciation and amortization..........................................     89,846    52,882    37,337
   Leasing expense........................................................     70,435    45,484    22,090
   Interest expense.......................................................     10,447     8,685     8,786
   Foreign currency translation...........................................      6,658
   Other..................................................................     17,323
                                                                           ----------  --------  --------
                                                                              939,470   477,407   257,389
                                                                           ----------  --------  --------
Income before income taxes................................................    131,227    85,379    60,741
Provision for income taxes................................................     49,858    31,740    22,109
                                                                           ----------  --------  --------
Net income before cumulative effect of accounting change..................     81,369    53,639    38,632
   Cumulative effect of accounting change for derivative instruments, net
     of tax...............................................................       (164)
                                                                           ----------  --------  --------
Net income................................................................     81,205    53,639    38,632
Other comprehensive (loss) income, net of tax:
   Change in fair value of derivative financial instruments...............     (6,073)
   Foreign currency translation adjustment................................        (27)     (146)     (463)
                                                                           ----------  --------  --------
Comprehensive income...................................................... $   75,105  $ 53,493  $ 38,169
                                                                           ==========  ========  ========


  The accompanying notes are an integral part of these financial statements.

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                     CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                            Years Ended December 31,
                                                                        -------------------------------
                                                                           2001       2000       1999
                                                                        ---------  ---------  ---------
                                                                         Restated   Restated   Restated
                                                                             (See Notes 19 and 20)
                                                                                 (in thousands)
Cash flows from operating activities:
 Net income............................................................ $  81,205  $  53,639  $  38,632
 Adjustments:
   Depreciation and amortization.......................................    89,846     52,882     37,337
   Amortization of debt issuance costs and debt discount...............       711        934        884
   Bad debt expense....................................................     4,860      3,198      1,475
   Gain on sale of property, plant and equipment.......................    (4,208)   (10,421)    (3,951)
   Equity in income of non-consolidated affiliates.....................    (8,634)    (3,518)    (1,188)
   Loss (gain) on non-consolidated affiliates..........................     4,629       (864)
   Loss on derivative instruments......................................     7,849
   Deferred income taxes...............................................    37,595     30,276     10,360
   Changes in assets and liabilities, excluding business combinations:.
     Accounts receivable and notes.....................................   (17,212)   (90,749)   (18,884)
     Inventory.........................................................   (45,633)   (36,869)    (2,473)
     Costs and estimated earnings versus billings on uncompleted
       contracts.......................................................   (32,640)    (7,964)     3,293
     Accounts payable and other liabilities............................    18,676     44,356     11,691
     Advance billings..................................................    20,848     (4,031)     3,634
     Other.............................................................     5,831      7,349     (1,711)
                                                                        ---------  ---------  ---------
       Net cash provided by operating activities.......................   163,723     38,218     79,099
                                                                        ---------  ---------  ---------
Cash flows from investing activities:
 Capital expenditures..................................................  (660,085)  (274,823)  (282,940)
 Payments for deferred lease transaction costs.........................   (18,177)    (4,547)
 Proceeds from sale of property, plant and equipment...................   590,763    410,915    219,649
 Proceeds from sale of investment in non-consolidated subsidiary.......     3,143
 Cash used for business acquisitions, net..............................  (386,056)  (194,955)   (35,311)
 Cash returned from unconsolidated subsidiary..........................                           8,000
 Cash used to acquire investments in unconsolidated subsidiaries.......   (11,865)    (4,071)    (4,900)
                                                                        ---------  ---------  ---------
       Net cash used in investing activities...........................  (482,277)   (67,481)   (95,502)
                                                                        ---------  ---------  ---------
Cash flows from financing activities:
 Net borrowings (repayments) on revolving credit facility..............    54,500     40,400    (64,400)
 Payments for debt issue costs.........................................    (3,390)
 Partners' contribution, net...........................................   260,780     56,412     83,486
 Repayment of long-term debt and short-term notes......................   (15,580)   (27,695)    (8,357)
                                                                        ---------  ---------  ---------
       Net cash provided by financing activities.......................   296,310     69,117     10,729
                                                                        ---------  ---------  ---------
Effect of exchange rate changes on cash and equivalents................       (49)      (126)       (73)
                                                                        ---------  ---------  ---------
Net increase (decrease) in cash and cash equivalents...................   (22,293)    39,728     (5,747)
Cash and cash equivalents at beginning of year.........................    45,484      5,756     11,503
                                                                        ---------  ---------  ---------
Cash and cash equivalents at end of year............................... $  23,191  $  45,484  $   5,756
                                                                        =========  =========  =========


  The accompanying notes are an integral part of these financial statements.

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                     CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                Years Ended December 31,
                                                                           ---------------------------------
                                                                              2001         2000        1999
                                                                           ---------  -------------- --------
                                                                            Restated     Restated    Restated
                                                                                      (in thousands)
Supplemental disclosure of cash flow information:
   Interest paid, net of capitalized amounts.............................. $   4,049    $   8,874    $ 7,897
                                                                           =========    =========    =======
   Income taxes paid...................................................... $   1,723    $   1,639    $12,065
                                                                           =========    =========    =======
Supplemental disclosure of noncash transactions:
   Debt issued for property, plant and equipment..........................              $  12,922
                                                                                        =========
   Assets (received) sold in exchange for note receivable................. $  (1,601)   $   2,783    $ 3,538
                                                                           =========    =========    =======
   Notes receivable received for partner's non-cash capital contributions. $   1,069                 $   731
                                                                           =========                 =======
Acquisitions of businesses:
   Property, plant and equipment acquired................................. $ 606,271    $ 202,893    $39,105
                                                                           =========    =========    =======
   Other assets acquired, net of cash acquired............................ $  87,865    $  93,116    $ 2,784
                                                                           =========    =========    =======
   Investments in non-consolidated affiliates............................. $ 140,081
                                                                           =========
   Goodwill............................................................... $ 115,131    $ 113,962    $ 6,927
                                                                           =========    =========    =======
   Liabilities assumed.................................................... $(118,388)   $ (66,113)   $(1,578)
                                                                           =========    =========    =======
   Debt issued............................................................ $(155,462)
                                                                           =========
   Deferred taxes......................................................... $ (35,212)   $  (9,029)   $(8,627)
                                                                           =========    =========    =======
   Partners' non-cash capital contributions............................... $(254,230)   $(139,874)   $(3,300)
                                                                           =========    =========    =======



  The accompanying notes are an integral part of these financial statements.

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                  CONSOLIDATED STATEMENT OF PARTNERS' EQUITY

                 Years Ended December 31, 2001, 2000 and 1999

                                                                                Accumulated
                                                                                   other
                                                                    Partners'  comprehensive
                                                                     capital   income (loss)
                                                                    ---------- -------------
                                                                         (in thousands)
Balance at December 31, 1998....................................... $  325,464    $   152
Partners' contributions, net.......................................     87,471
Foreign currency translation adjustment............................                  (463)
Income tax benefit from stock options exercised....................      1,176
Net income.........................................................     38,632
                                                                    ----------    -------
Balance at December 31, 1999 (Restated See Note 20)................    452,743       (311)
Partners' contributions, net.......................................    196,262
Foreign currency translation adjustment............................                  (146)
Income tax benefit from stock options exercised....................      8,813
Net income.........................................................     53,639
                                                                    ----------    -------
Balance at December 31, 2000 (Restated See Notes 19 and 20)........    711,457       (457)
Partners' contributions, net.......................................    518,247
Foreign currency translation adjustment............................                   (27)
Change in fair value of derivative financial instrument, net of tax                (6,073)
Income tax benefit from stock options exercised....................      1,618
Net income.........................................................     81,205
                                                                    ----------    -------
Balance at December 31, 2001 (Restated See Note 20)................ $1,312,527    $(6,557)
                                                                    ==========    =======



  The accompanying notes are an integral part of these financial statements.

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                       December 31, 2001, 2000 and 1999

1. The Company, Business and Significant Accounting Policies

   Hanover Compression Limited Partnership ("HCLP" or the "Company") is a Delaware limited partnership and an indirect wholly-owned subsidiary of Hanover Compressor Company ("Hanover"). HCLP was formed on December 7, 2000 by the filing of a certificate of limited partnership with the Secretary of State of the State of Delaware. HCLP operates under a limited partnership agreement between Hanover Compression General Holdings, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Hanover, as general partner (the "general partner"), and HCL Holdings, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Hanover, as limited partner (the "limited partner"). The general partner has exclusive control over the business of HCLP and holds 1% of HCLP's partnership interests. The limited partner has no right to participate in or vote on the business of HCLP and holds 99% of HCLP's partnership interests. Prior to December 7, 2000, the Company operated under various legal forms. These financial statements reflect HCLP's historical operations in its current legal form.

   HCLP and its subsidiaries are a leading provider of a broad array of natural gas compression, gas handling and related services in the United States and international markets. HCLP provides compressor fabrication and oil and gas production equipment fabrication operations in addition to gas processing, gas treatment, gas measurement and power generation services to complement its compression services.

  Principles of Consolidation

   The accompanying consolidated financial statements include HCLP and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Investments in affiliated entities in which the Company owns more than a 20% interest and does not have a controlling interest are accounted for using the equity method.

  Use of Estimates in the Financial Statements

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets, liabilities, revenues and expenses, as well as the disclosures of contingent assets and liabilities. Because of the inherent uncertainties in this process, actual future results could differ from those expected at the reporting date. Management believes that the estimates are reasonable.

  Cash and Cash Equivalents

   The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Revenue Recognition

   Revenue from equipment rentals is recorded when earned over the period of rental and maintenance contracts which generally range from one month to five years. Parts, service and used equipment revenue is recorded as products are delivered and title is transferred or services are performed for the customer.

   Compressor, production and processing equipment fabrication revenue is recognized using the percentage-of-completion method. The Company estimates percentage-of-completion for compressor and processing

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                       December 31, 2001, 2000 and 1999

equipment fabrication on a direct labor hour-to-total labor hour basis. Production equipment fabrication percentage-of-completion is estimated using the cost-to-total cost basis. The average duration of these projects is typically between four to six months.

  Concentrations of Credit Risk

   Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents, accounts receivable, advances to non-consolidated affiliates and notes receivable. The Company believes that the credit risk in temporary cash investments that the Company has with financial institutions is minimal. Trade accounts receivable are due from companies of varying size engaged principally in oil and gas activities throughout the world. The Company reviews the financial condition of customers prior to extending credit and generally does not obtain collateral for trade receivables. Payment terms are on a short-term basis and in accordance with industry standards. The Company considers this credit risk to be limited due to these companies' financial resources, the nature of the services it provides them and the terms of its rental contracts. Trade accounts receivable is recorded net of estimated doubtful accounts of approximately $6,300,000 and $2,659,000 at December 31, 2001 and 2000, respectively.

  Inventory

   Inventory consists of parts used for fabrication or maintenance of natural gas compression equipment and facilities, processing and production equipment, and also includes compression units and production equipment that are held for sale. Inventory is stated at the lower of cost or market using the average-cost method

  Property, Plant and Equipment

   Property, plant and equipment are recorded at cost and are depreciated using the straight-line method over their estimated useful lives as follows:

             Compression equipment and facilities.... 4 to 30 years
             Buildings...............................      30 years
             Transportation, shop equipment and other 3 to 12 years

   Major improvements that extend the useful life of an asset are capitalized. Repairs and maintenance are expensed as incurred. When property, plant and equipment is sold, retired or otherwise disposed of, the cost, net of accumulated depreciation is recorded in parts, service and used equipment expenses. Sales proceeds are recorded in parts, service and used equipment revenues. Interest is capitalized in connection with the compression equipment and facilities that are constructed for the Company's use in its rental operations until such equipment is complete. The capitalized interest is recorded as part of the assets to which it relates and is amortized over the asset's estimated useful life.

   Prior to July 1, 2001, compression equipment in the rental fleet was depreciated using the straight-line method over an estimated useful life of 15 years. After a review of the useful lives of its compression fleet, effective July 1, 2001, the Company changed its estimate of the useful life of certain compression equipment to range from 15 to 30 years instead of a 15 year life. The Company's new estimated lives are based upon our experience, maintenance program and the different types of compressors presently in the Company's rental fleet, rather than a uniform estimated life applied to all compressors regardless of type or age, and more accurately

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                       December 31, 2001, 2000 and 1999

reflects the economic lives of the compressors. The effect of this change in estimate on the year ended December 31, 2001 was a decrease in depreciation expense of approximately $5,000,000 and an increase in net income of approximately $3,100,000. The Company anticipates this change in estimated useful life will reduce future depreciation expense, based on the Company's depreciable assets at December 31, 2001, by approximately $16,000,000 per year.

  Long-Lived Assets

   The Company reviews for the impairment of long-lived assets, including property, plant and equipment, goodwill, intangibles and investments in non-consolidated affiliates whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss exists when estimated undiscounted cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. The impairment loss recognized represents the excess of the assets carrying value as compared to its estimated fair market value.

  Goodwill

   The excess of cost over net assets of acquired businesses is recorded as goodwill and amortized on a straight-line basis over 15 or 20 years commencing on the dates of the respective acquisitions except for goodwill related to business acquisitions after June 30, 2001 (see Note 18). Accumulated amortization was $20,528,000 and $8,902,000 at December 31, 2001 and 2000,
respectively. Amortization of goodwill totaled $11,626,000, $5,080,000 and $2,048,000 in 2001, 2000 and 1999, respectively.

  Sale and Leaseback Transactions

   The Company from time to time enters into sale and leaseback transactions of compression equipment with special purpose entities. Sale and leaseback transactions of compression equipment are evaluated for lease classification in accordance with Statement of Financial Accounting Standards No. 13 "Accounting for Leases." The special purpose entities are not consolidated by the Company when the owners of the special purposes entities have made a substantial residual equity investment of at least three percent that is at risk during the entire term of the lease.

  Stock-Based Compensation

   In accordance with Statement of Financial Accounting Standards No. 123 ("SFAS 123") "Accounting for Stock-Based Compensation," the Company measures compensation expense for its stock-based employee compensation plans using the intrinsic value method prescribed in APB Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees," and has provided, in Note 13, pro forma disclosures of the effect on net income as if the fair value-based method prescribed by FAS 123 had been applied in measuring compensation expense.

  Income Taxes

   The Company's operating results have historically been included in Hanover's consolidated U.S. and state income tax returns. The provision for income taxes reflected in the Company's consolidated financial statements has been determined on a separate return basis. The Company accounts for income taxes using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                       December 31, 2001, 2000 and 1999

estimating future tax consequences, all expected future events are considered other than enactments that would change the tax law or rates. A valuation allowance is recognized for deferred tax assets if it is more likely than not that some or all of the deferred tax asset will not be realized.

  Foreign Currency Translation

   The financial statements of subsidiaries outside the U.S., except those located in Latin America and highly inflationary economies, are measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date. Income and expense items are translated at average monthly rates of exchange. The resulting gains and losses from the translation of accounts are included in accumulated other comprehensive income. For subsidiaries located in Latin America and highly inflationary economies, translation gains and losses are included in net income.

  Comprehensive Income

   Components of comprehensive income are net income and all changes in equity during a period except those resulting from transactions with owners. Accumulated other comprehensive income consists of the foreign currency translation adjustment and changes in the fair value of derivative financial instruments net of tax.

  Financial Instruments

   The Company utilizes derivative financial instruments to minimize the risks and/or costs associated with financial and global operating activities by managing its exposure to interest rate fluctuation on a portion of its leasing obligations. The Company does not utilize derivative financial instruments for trading or other speculative purposes. The cash flow from hedges is classified in the Consolidated Statements of Cash Flows under the same category as the cash flows from the underlying assets, liabilities or anticipated transactions.

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133, as amended by SFAS 137 and SFAS 138, requires that, upon adoption, all derivative instruments (including certain derivative instruments embedded in other contracts) be recognized in the balance sheet at fair value, and that changes in such fair values be recognized in earnings unless specific hedging criteria are met. Changes in the values of derivatives that meet these hedging criteria will ultimately offset related earnings effects of the hedged item pending recognition in earnings. The Company adopted SFAS 133 beginning January 1, 2001.

  Reclassifications

   Certain amounts in the prior years' financial statements have been reclassified to conform to the 2001 financial statement classification. These reclassifications have no impact on net income.

2. Business Combinations

   Acquisitions were accounted for under the purchase method of accounting. Results of operations of companies acquired are included from the date of acquisition. The Company allocates the cost of the acquired business to the assets acquired and the liabilities assumed based upon fair value estimates thereof. These estimates are revised during the allocation period as necessary when information regarding contingencies becomes available to redefine and requantify assets acquired and liabilities assumed. The allocation period varies for each acquisition but does not exceed one year. To the extent contingencies are resolved or settled during the

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                       December 31, 2001, 2000 and 1999

allocation period, such items are included in the revised purchase price allocation. After the allocation period, the effect of changes in such contingencies is included in results of operations in the periods the adjustments are determined.

  Year Ended December 31, 2001

   In August 2001, the Company acquired 100% of the issued and outstanding shares of the Production Operators Corporation's natural gas compression business, ownership interests in certain joint venture projects in South America, and related assets ("POI") from Schlumberger for $761,000,000 in cash, Hanover common stock and indebtedness, subject to certain post-closing adjustments pursuant to the purchase agreement (the "POI Acquisition") which have resulted in an increase in the purchase price to approximately $771,000,000 due to an increase in net assets acquired. Under the terms of the definitive agreement, Schlumberger received approximately $270,000,000 in cash (excluding the amounts paid for the increase in net assets), $150,000,000 in a long-term subordinated note and approximately 8,708,000 Hanover common shares, or approximately 11% of the outstanding shares, of Hanover common stock which are required to be held by Schlumberger for at least three years following the closing date. The ultimate number of shares issued under the purchase agreement was determined based on the nominal value of $283,000,000 divided by the 30 day average closing price of Hanover common stock as defined under the agreement and subject to a collar of $41.50 and $32.50. The estimated fair value of the stock issued was $212,468,000, based on the market value of the shares at the time the number of shares issued was determined reduced by an estimated 20% discount due to the restrictions on the stock's marketability. Additionally, under the terms of the agreement, the Company is required to pay up to $58,000,000 upon the occurrence of certain events (see Note 15) relating to one of the joint ventures a minority interest of which was acquired by HCLP in the transaction. The purchase price was a negotiated amount between the Company and Schlumberger and the Company expects the acquisition to be accretive to earnings in future periods. The Company believes the purchase price represents the fair market value of the POI business based on its assets, customer base, reputation, market position (domestic and international) and potential for long term growth. The Company incurred approximately $14,975,000 in expenses in connection with the acquisition. The POI Acquisition was accounted for as a purchase and is included in our financial statements commencing on September 1, 2001.

   As of December 31, 2001 the Company has recorded approximately $67,476,000 in goodwill, of which none will be deductible for tax purposes, related to the POI acquisition which will not be amortized in accordance with the transition provisions of SFAS 142 (See Note 18). In addition, as of December 31, 2001, the Company recorded $8,210,000 in estimated value of identifiable intangible assets which will be amortized over a 24 month weighted average life. The purchase price is subject to a contingent payment by HCLP to Schlumberger based on the realization of certain tax benefits by the Company over the next 15 years.

   In June 2001, the Company acquired the assets of J&R International for approximately $3,700,000 in cash and 17,598 shares of Hanover's common stock valued at $654,000.

   In April 2001, the Company acquired certain assets of Power Machinery, Inc. for approximately $2,569,000 in cash and 108,625 shares of Hanover's common stock valued at approximately $3,853,000.

   In March 2001, the Company purchased OEC Compression Corporation ("OEC") in an all-stock transaction for approximately $101,849,000, including the assumption and payment of approximately $64,594,000 of OEC

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                       December 31, 2001, 2000 and 1999

indebtedness. The Company paid an aggregate of approximately 1,145,706 shares of Hanover common stock to stockholders of OEC. The acquisition was accounted for under the purchase method of accounting and is included in our financial statements commencing in April 2001.

   The following table summarizes the estimated values of the assets acquired and liabilities assumed as of the acquisition dates for the OEC and POI acquisitions (in thousands):

                                                       OEC      POI
                                                      March    August
                                                      2001      2001
                                                    --------  --------
         Current assets............................ $  4,451  $ 80,091
         Property, plant and equipment.............  114,841   487,880
         Intangible assets.........................              8,210
         Goodwill..................................             67,476
         Investments in non-consolidated affiliates            140,081
                                                    --------  --------
         Total assets acquired.....................  119,292   783,738

         Current liabilities.......................   (3,114)  (47,667)
         Other liabilities.........................  (15,531)  (20,978)
         Long term debt............................  (62,057)
                                                    --------  --------
         Total liabilities assumed.................  (80,702)  (68,645)
                                                    --------  --------
         Net assets acquired....................... $ 38,590  $715,093
                                                    ========  ========

   During the year ended December 31, 2001, the Company completed other acquisitions which were not significant either individually or in the aggregate.

  Year Ended December 31, 2000

   In October 2000, the Company purchased the common stock of Servicios TIPSA S.A. for approximately $7,750,000 in cash and a $7,750,000 note payable. The note payable was repaid in January 2001.

   In September 2000, the Company purchased the Dresser-Rand Company's compression services division ("DR") for $177,000,000 including approximately $1,200,000 of acquisition costs. Under the terms of the agreement, $95,000,000 of the purchase price was paid in cash with the balance being paid through the issuance to Ingersoll-Rand of 2,919,681 shares of Hanover's newly issued restricted common stock. The estimated value of the stock issued was approximately $80,539,000, based upon quoted market price for Hanover's common stock reduced by a discount due to the restriction on the stock's marketability. The purchase price is subject to certain post-closing adjustments pursuant to the acquisition agreement which have resulted in approximately a $21,400,000 increase in the purchase price due to increases in the net assets acquired. In connection with the acquisition, the Company has agreed to purchase under normal business terms $25,000,000 worth of products, goods and services from Dresser-Rand Company over a three-year period beginning December 2001.

   In September 2000, the Company acquired the common stock of Gulf Coast Dismantling, Inc. for approximately $2,947,000 in cash and 9,512 shares of Hanover's treasury stock valued at $300,000.

   In July 2000, the Company completed its acquisition of PAMCO Services International's natural gas compressor assets for approximately $45,210,000 in cash and a $12,922,000 note payable due on April 10, 2001.

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                       December 31, 2001, 2000 and 1999

The note is payable periodically as idle horsepower is contracted. Approximately $10,599,000 of the note payable was repaid in 2000. In connection with the acquisition, the Company agreed to purchase under normal business terms specified levels of equipment over a three-year period beginning October 2000.

   In June 2000, the Company purchased common stock of Applied Process Solutions, Inc. ("APSI") for 2,303,294 shares of Hanover's common stock and assumption of $16,030,000 of APSI's outstanding debt. The estimated value of the stock issued was approximately $54,816,000, based upon quoted market price for Hanover's common stock reduced by a discount due to the restriction on the stock's marketability. The assumed debt has been repaid.

   In July 2000, the Company purchased the assets of Rino Equipment, Inc. and K&K Compression, Ltd. for approximately $15,679,000 in cash and 54,810 shares of Hanover's treasury stock valued at $2,000,000.

   In July 2000, the Company purchased the common stock of Compression Components Corporation for approximately $7,972,000 in cash and 27,405 shares of Hanover's treasury stock valued at $1,000,000.

   In March 2000, the Company purchased the common stock of Southern Maintenance Services, Inc. for approximately $1,500,000 in cash, 46,512 shares of Hanover's common stock valued at $1,000,000 and $1,000,000 in notes payable that mature on March 1, 2003.

  Year Ended December 31, 1999

   In August 1999, the Company purchased the stock of Victoria Compression Services, Inc., Contract Engineering and Operating, Inc. and Unit Partners,
Inc. for approximately $16,786,000 in cash, 183,700 shares of Hanover's treasury stock valued at $3,300,000 and notes payable of approximately $452,000.

   In July 1999, the Company purchased preferred stock and a purchase option for the common stock of CDI Holdings, Inc. and its subsidiary Compressor Dynamics, Inc. ("CDI"). In August 1999, the Company exercised its option to purchase CDI. The total cost for CDI was approximately $18,525,000 in cash.

  Pro Forma Information

   The pro forma information set forth below assumes the POI, OEC, APSI and DR acquisitions are accounted for had the purchases occurred at the beginning of 2000. The remaining acquisitions were not considered material for pro forma purposes. The pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisitions been consummated at that time (in thousands):

                                  Years Ended December 31,
                                  -----------------------
                                     2001         2000
                                  -----------  -----------
                                   Restated     Restated
                                  (unaudited)  (unaudited)
                       Revenue... $1,180,090    $828,696
                       Net income     80,636      48,941

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                       December 31, 2001, 2000 and 1999


3. Inventory

   Inventory consisted of the following amounts (in thousands):

                                           December 31,
                                         -----------------
                                           2001     2000
                                         -------- --------
                                         Restated Restated
                      Parts and supplies $146,877 $ 92,558
                      Work in progress..   46,091   47,193
                      Finished goods....   22,687    4,941
                                         -------- --------
                                         $215,655 $144,692
                                         ======== ========

4. Compressor and Production Equipment Fabrication Contracts

   Costs, estimated earnings and billings on uncompleted contracts consisted of the following (in thousands):

                                                      December 31,
                                                  -------------------
                                                     2001      2000
                                                  ---------  --------
          Costs incurred on uncompleted contracts $ 129,952  $ 58,302
          Estimated earnings.....................    25,654     8,414
                                                  ---------  --------
                                                    155,606    66,716
          Less--billings to date.................  (103,659)  (47,409)
                                                  ---------  --------
                                                  $  51,947  $ 19,307
                                                  =========  ========

   Presented in the accompanying financial statements as follows (in thousands):

                                                                               December 31,
                                                                            ------------------
                                                                              2001      2000
                                                                            --------  --------
Costs and estimated earnings in excess of billings on uncompleted contracts $ 59,099  $ 24,976
Billings on uncompleted contracts in excess of costs and estimated earnings   (7,152)   (5,669)
                                                                            --------  --------
                                                                            $ 51,947  $ 19,307
                                                                            ========  ========

5. Property, plant and equipment

   Property, plant and equipment consisted of the following (in thousands):

                                                              December 31,
                                                          --------------------
                                                             2001       2000
                                                          ----------  --------
                                                           Restated   Restated
Compression equipment, facilities and other rental assets $1,171,282  $577,435
Land and buildings.......................................     55,570    35,233
Transportation and shop equipment........................     61,848    44,202
Other....................................................     23,848    15,279
                                                          ----------  --------
                                                           1,312,548   672,149
Accumulated depreciation.................................   (161,035)  (97,446)
                                                          ----------  --------
                                                          $1,151,513  $574,703
                                                          ==========  ========

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                       December 31, 2001, 2000 and 1999


   Depreciation expense was $73,821,000, $46,211,000, and $34,696,000 in 2001,
2000 and 1999, respectively. Assets under construction of $98,538,000 and $66,203,000 are included in compression equipment, facilities and other rental assets at December 31, 2001 and 2000, respectively. The Company capitalized $2,899,000, $1,823,000 and $1,533,000 of interest related to construction in process during 2001, 2000, and 1999, respectively.

   In August 2001, the Company exercised its purchase option under the 1998 operating lease (see Note 10) for $200,000,000. The depreciable basis of the compressors purchased has been reduced by the deferred gain of approximately $41,993,000 which was recorded at inception of the lease and previously included as an other liability on the Company's balance sheet.

6. Intangible and Other Assets

   Intangible and other assets consisted of the following (in thousands):

                                                            December 31,
                                                          ----------------
                                                            2001     2000
                                                          -------- --------
                                                          Restated Restated
    Deferred debt issuance and leasing transactions costs $32,133  $12,536
    Notes receivable.....................................  27,738   16,506
    Other................................................  20,829   12,150
                                                          -------  -------
                                                           80,700   41,192
    Accumulated amortization.............................  (8,971)  (5,299)
                                                          -------  -------
                                                          $71,729  $35,893
                                                          =======  =======

   Amortization of intangible and other assets totaled $4,399,000, $1,591,000 and $593,000 in 2001, 2000 and 1999, respectively, exclusive of amortization of debt issuance costs.

   Certain notes receivable result from an agreement entered into in 2001 to advance funds to a third party in connection with various power generation development projects. Under the agreement, the Company agreed to advance working capital of up to $12,500,000. At December 31, 2001, $7,500,000 was funded under the agreement. The notes bear interest at the prime lending rate that ranged from 5.5% to 8%, are secured by equipment and mature on April 30, 2002. The notes may be repaid in cash or by exchanging each note with an identical promissory note collateralized by equipment and payable from the net operating revenue of a related power generation project.

   The remaining notes receivable result primarily from customers for sales of equipment or advances to other parties in the ordinary course of business. The notes vary in length, bear interest at rates ranging from prime to 15% and are collateralized by equipment.

   See Note 15 for related party notes receivable.

7. Investments in Non-Consolidated Affiliates

   Investments in affiliates that are not controlled by the Company but where the Company has the ability to exercise significant influence over the operations are accounted for using the equity method. The Company's

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                       December 31, 2001, 2000 and 1999

share of net income or losses of these affiliates is reflected in the Consolidated Statements of Income as Equity in income of non-consolidated affiliates. The Company's primary equity method investments are comprised of entities that own, fabricate, operate, service and maintain compression and other related facilities. These entities maintain independent capital structures and have financed their operations on a limited or no recourse basis to the Company. The Company's equity method investments totaled approximately $169,222,000 and $19,627,000 at December 31, 2001 and 2000, respectively.

   The most significant investments are the joint ventures (Pigap II, El Furrial and Simco) acquired in connection with the POI acquisition completed in August 2001. At December 31, 2001, these ventures account for approximately $152,443,000 of the equity investments and generated equity in earnings for 2001 of approximately $8,053,000. At December 31, 2001, the Company's investment in these joint ventures exceeded its equity in underlying assets by approximately $6,700,000.

   The Company's ownership interest and location of each equity investee is as follows:


                                        Ownership
                                        Interest    Location          Type of Business
                                        --------- ------------- ----------------------------
Wilpro--Pigap II.......................   30.0%     Venezuela   Gas Compression Plant
Wilpro--El Furrial.....................   33.3%     Venezuela   Gas Compression Plant
Simco Consortium.......................   35.5%     Venezuela   Gas Compression Plant
Hanover Measurement Services Company LP   49.8%   United States Monitoring Services
Servi Compressores, CA.................   50.0%     Venezuela   Compression Service Provider
Collicutt Mechanical Services Ltd......   24.1%      Canada     Compression Service Provider
Belleli Energy Srl.....................   20.2%       Italy     Fabricator

   Summarized balance sheet information for investees accounted for by the equity method follows (on a 100% basis, in thousands):

                                            December 31,
                                          ----------------
                                            2001    2000
                                          -------- -------
                      Current assets..... $330,542 $67,785
                      Non-current assets.  620,951  89,798
                      Current liabilities  113,255  44,073
                      Debt payable.......  620,884  48,129
                      Owners equity......  217,354  65,381

   Summarized earnings information for these entities for the years ended December 31, 2001, 2000 and 1999 follows (on a 100% basis, in thousands):

                                    Years ended December 31,
                                    ------------------------
                                    2001(1)   2000    1999
                                    -------- ------- -------
                   Revenues........ $201,581 $86,059 $60,364
                   Operating income   46,097  17,290   9,566
                   Pretax income...   25,417  10,500   5,924

--------
(1) Amounts for the joint ventures acquired in connection with the POI business acquisition are included from September 1, 2001.

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                       December 31, 2001, 2000 and 1999


   The financial data for 2000 and 1999 includes the Company's 20% interest in Meter Acquisition Company LP and its 60% interest in Hanover/Enron Venezuela Ltd. The Company sold Meter Acquisition Company LP in 2001 for cash of approximately $3,143,000. The Company purchased the remaining 40% interest in Hanover/Enron Venezuela Ltd. during 2001 for $3,050,000.

   In January 2001, the Company entered into a facilitation agreement with Belleli Energy SRL ("Belleli"), a fabrication company based in Italy. In connection with the agreement, the Company agreed to provide Belleli with project financing including necessary guarantees, bonding capacity and other collateral on an individual project basis. Under the agreement, Belleli must present each project to the Company which must be approved at the Company's sole discretion. The Company received $1,723,000 from Belleli in 2001 for its services under the facilitation agreement, and as of December 31, 2001, no amounts were outstanding under the facilitation agreement. Under a separate agreement with Belleli, the Company has issued letters of credit on Belleli's behalf totaling approximately $11,100,000 at December 31, 2001.

   During 2000, Collicutt Mechanical Services sold additional shares that reduced the Company's ownership percentage to approximately 24%, accordingly, a change in interest gain of $864,000 was recorded in the statement of income.

   In the normal course of business, HCLP engages in purchase and sale transactions with Collicut Mechanical Services, which is owned 24% by HCLP. During the period ended December 31, 2001, HCLP had sales to this related party of $2,579,000; and purchases of $19,197,000. At December 31, 2001, HCLP had a net payable to this related party of $1,691,000.

   In the normal course of business, HCLP engages in purchase and sale transactions with Servi- Compressor, which is owned 50% by HCLP. During the period ended December 31, 2001, HCLP had sales to this related party of $849,000; and purchases of $1,859,000. At December 31, 2001, HCLP had a net receivable from this related party of $464,000.

   The Company also holds interests in companies in which it does not exercise significant influence over the operations. These investments are accounted for using the cost method. Cost method investments totaled approximately $9,106,000 and $6,825,000 at December 31, 2001 and 2000, respectively.

   In May 2000, the Company acquired common stock of Aurion Technologies, Inc. ("Aurion"), a technology company formed to develop remote monitoring and data collection services for the compression industry, for $2,511,000 in cash. In 2001, the Company purchased additional shares for approximately $1,250,000, advanced $2,700,000 to Aurion and had an accounts receivable of $1,103,000. Aurion filed for bankruptcy protection in March 2002, and accordingly, the Company recorded other expense of approximately $5,013,000 at December 31, 2001 to impair its investment and the unrecoverable amount of the advances.

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                       December 31, 2001, 2000 and 1999


8. Accrued Liabilities

   Accrued liabilities are comprised of the following (in thousands):


                                                             December 31,
                                                           ----------------
                                                             2001    2000
                                                           -------- -------
     Accrued salaries, bonuses and other employee benefits $ 14,843 $ 6,356
     Accrued income and other taxes.......................   15,536   2,812
     Accrued leasing expense..............................   21,990   3,389
     Additional purchase price for DR (Note 2)............    1,798  16,562
     Additional purchase price for POI (Note 2)...........   58,000
     Accrued other........................................   40,268  17,405
                                                           -------- -------
                                                           $152,435 $46,524
                                                           ======== =======

9. Long-Term Debt

   Long-term debt consisted of the following (in thousands):


                                                                                          December 31,
                                                                                       ------------------
                                                                                         2001      2000
                                                                                       --------  --------
Bank credit facility.................................................................. $157,000  $102,500
Schlumberger note, interest at 8.5%...................................................  150,000
Real estate mortgage, interest at 7.5%, collateralized by certain land and buildings,
  payable through 2002................................................................    3,583     4,000
Other, interest at various rates, collateralized by equipment and other assets, net of
  unamortized discount................................................................    7,230     6,858
                                                                                       --------  --------
                                                                                        317,813   113,358
Less--current maturities..............................................................   (5,553)   (2,423)
                                                                                       --------  --------
                                                                                       $312,260  $110,935
                                                                                       ========  ========

   The Company's primary credit facility as amended and restated provides for a $350,000,000 revolving credit facility that matures on November 30, 2004. Advances bear interest at the bank's prime or a negotiated rate (3.9% and 7.5% at December 31, 2001 and 2000, respectively). A commitment fee of 0.35% per annum on the average available commitment is payable quarterly. The credit facility contains certain financial covenants and limitations on, among other things, indebtedness, liens, leases and sales of assets. The credit facility also limits the payment of cash dividends on Hanover's common stock to 25% of net income for the respective period. The credit facility was amended in December 2001. The credit facility was increased from $200,000,000 and the term was extended for three years to mature November 2004. The Company paid fees of approximately $3,390,000 related to this amendment.

   As a result of the restatement of its consolidated financial statements (for the period ended December 31, 2000 and for the nine months ended September 30,
2001) and other compliance provisions, the Company was not

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                       December 31, 2001, 2000 and 1999

in compliance with certain covenants of its bank credit facility and lease agreements. The Company has obtained waivers and amendments and was in compliance as of September 30, 2002.

   In connection with the POI Acquisition on August 31, 2001, the Company issued a $150,000,000 subordinated acquisition note to Schlumberger, which matures December 15, 2005. Interest on the subordinated acquisition note accrues and is payable-in-kind at the rate of 8.5% annually for the first six months after issuance and periodically increases in increments of 1% to 2% per annum to a maximum interest rate 42 months after issuance of 15.5%. In the event of an event of default under the subordinated acquisition note, interest will accrue at a rate of 2% above the then applicable rate. The subordinated acquisition note is subordinated to all of the Company's indebtedness other than indebtedness to fund future acquisitions. In the event that the Company completes an offering of equity securities, the Company is required to apply the proceeds of the offering to repay amounts outstanding under the subordinated acquisition note as long as no default exists or would exist under our other indebtedness as a result of such payment.

   Approximately $11,191,000 of subordinated promissory notes were owed to related parties and were repaid on December 31, 2000. The Company incurred interest to these parties of $784,000 during 2000 and 1999.

   Maturities of long-term debt at December 31, 2001 are (in thousands):
2002--$5,553; 2003--$1,382; 2004 $158,037; 2005--$150,871; 2006--$656; and
$1,314 thereafter.

10. Leasing Transactions

   In August 2001 and in connection with the POI Acquisition, the Company completed two sale and leaseback transactions involving certain compression equipment. Concurrent with the transactions, the Company exercised its purchase option under its 1998 operating lease for $200,000,000. In the first transaction, the Company received $309,300,000 proceeds from the sale of compression equipment to an independent special purpose entity. In the second transaction, the Company received $257,750,000 for the sale of additional compression equipment to an independent special purpose entity. Both transactions are recorded as a sale and leaseback of the equipment and are recorded as operating leases. Under the first transaction, the equipment was sold and leased back by the Company for a seven year period and will continue to be deployed by the Company under its normal operating procedures. The agreement calls for semi-annual rental payments of approximately $12,750,000 in addition to quarterly rental payments of approximately $228,000. Under the second transaction, the equipment was sold and leased back by the Company for a 10 year period and will continue to be deployed by the Company under its normal operating procedures. The agreement calls for semi-annual rental payments of approximately $10,938,000 in addition to quarterly rental payments of approximately $198,000. The Company has options to repurchase the equipment under certain conditions as defined by the lease agreement. The Company incurred transaction costs of approximately $17,900,000 related to the transactions. These costs are included in intangible and other assets and are being amortized over the respective lease terms.

   In October 2000, the Company completed a $172,589,000 sale and leaseback of certain compression equipment with an independent special purpose entity. In March 2000, the Company entered into a separate $200,000,000 sale and leaseback of certain compression equipment with an independent special purpose entity. Under the March agreement, the Company received $100,000,000 proceeds from the sale of compression equipment at closing and in August 2000, the Company completed the second half of the equipment lease and received an additional $100,000,000 for the sale of additional compression equipment. In June 1999 and in July 1998 the Company completed two other separate $200,000,000 sale and leaseback transactions of certain compression equipment with an independent special purpose entity. Under the 2000 and 1999 lease agreements, the equipment was sold and leased back by the Company for a five year period and will be deployed by the Company under its normal operating procedures. At any time, the Company has options to repurchase the

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                       December 31, 2001, 2000 and 1999

equipment under the 2000 and 1999 leases under certain conditions as defined by the lease agreement. The 2000 and 1999 lease agreements call for variable quarterly payments that fluctuate with the London Interbank Offering Rate. The Company incurred an aggregate of approximately $8,100,000 in transactions costs for the leases entered into in 2000 and 1999, which are included in intangible and other assets on the balance sheet and are being amortized over the respective lease terms of the respective transactions.

   The following table summarizes the proceeds, net book value of equipment sold, deferred gain on equipment sale, the residual guarantee and the lease termination date for equipment leases (in thousands of dollars):

                                                   Residual
                          Sale   Net Book Deferred   Value   Lease Termination
                        Proceeds  Value     Gain   Guarantee       Date
          Lease         -------- -------- -------- --------- -----------------
  June 1999............ $200,000 $166,356 $33,644  $166,000   June 2004
  March and August 2000  200,000  166,922  33,078   166,000   March 2005
  October 2000.........  172,589  155,692  16,897   142,299   October 2005
  August 2001..........  309,300  306,034   3,266   232,000   September 2008
  August 2001..........  257,750  235,877  21,873   175,000   September 2011

   All transactions are recorded as a sale and leaseback of the equipment and the leases are treated as operating leases. The Company issued guarantees under the lease agreements that are due upon termination of the leases and which may be satisfied by a cash payment or the exercise of our equipment purchase options under the terms of the lease agreements. The residual value guarantees and other lease terms, which are based on negotiation between HCLP and third party lessors, were supported by equipment appraisals and analysis. The Company believes that the market value of the equipment at the end of the lease will exceed the guaranteed residual values due to our predictive and preventive maintenance programs, routine overhaul practices and the expected demand for compression equipment in the future. The Company reviews the value of the equipment whenever events or circumstances indicate that a decrease in market value may have occurred as a result of foreseeable obsolescence or a decrease in market demand. If the fair value of the equipment was less than the guaranteed residual value, the Company would accrue additional lease expense for the amount that would be payable upon termination of the lease. Any gains on the sale of the equipment are deferred until the end of the respective lease terms. Should the Company not exercise its purchase options under the lease agreements, the deferred gains will be recognized to the extent they exceed any final rent payments and any other payments required under the lease agreements.

   As a result of the lease transactions, the Company incurred approximately $70,435,000, $45,484,000, and $22,090,000 in lease expense for the years ended
December 31, 2001, 2000 and 1999, respectively. The following future minimum lease payments are due under the leasing arrangements, exclusive of any final rent payments or purchase option payments (in thousands): 2002--$88,111; 2003--$84,941; 2004--$77,536; 2005--$62,780; 2006--$49,072, and $149,779
thereafter.

   In connection with the leases entered into in August 2001, the Company is obligated to prepare registration statements and complete an exchange offer to enable the holders of the notes issued by the lessors to exchange their notes with notes which are registered under the Exchange Act of 1933. Because the exchange offer has not been completed, the Company is required to pay additional lease expense in the amount equal to $105,600 per week, until the exchange offer is completed. The additional lease expense began accruing on January 28, 2002.

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                       December 31, 2001, 2000 and 1999



11. Income Taxes

   The components of income before income taxes were as follows (in thousands):


                                Years ended December 31,
                               --------------------------
                                 2001     2000     1999
                               -------- -------- --------
                               Restated Restated Restated
                      Domestic $ 81,355 $65,115  $44,896
                      Foreign.   49,872  20,264   15,845
                               -------- -------  -------
                               $131,227 $85,379  $60,741
                               ======== =======  =======

   The provision for income taxes consisted of the following (in thousands):

                                            Years ended December 31,
                                           --------------------------
                                             2001     2000     1999
                                           -------- -------- --------
                                           Restated Restated Restated
          Current tax provision (benefit):
             Federal...................... $ 1,136  $ 3,526  $ 6,958
             State........................     654      499    1,412
             Foreign......................  10,474   (2,561)   3,379
                                           -------  -------  -------
                 Total current............  12,264    1,464   11,749
                                           -------  -------  -------
          Deferred tax provision:
             Federal......................  32,461   18,678    9,634
             State........................                       151
             Foreign......................   5,133   11,598      575
                                           -------  -------  -------
                 Total deferred...........  37,594   30,276   10,360
                                           -------  -------  -------
          Total provision................. $49,858  $31,740  $22,109
                                           =======  =======  =======

   The income tax expense for 2001, 2000 and 1999 resulted in effective tax rates of 38.0%, 37.2% and 36.4%, respectively. The reasons for the differences between these effective tax rates and the U.S. statutory rate of 35% are as follows (in thousands):

                                                          Years ended December 31,
                                                         -------------------------
                                                           2001     2000     1999
                                                         -------- -------- --------
                                                         Restated Restated Restated
Federal income tax at statutory rates................... $45,929  $29,882  $21,260
State income taxes, net of federal income tax benefit...     425      324    1,016
Impact of foreign operations, net of federal tax benefit     683    1,241      211
Nondeductible goodwill..................................   1,289      964      583
Other, net..............................................   1,532     (671)    (961)
                                                         -------  -------  -------
                                                         $49,858  $31,740  $22,109
                                                         =======  =======  =======

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                       December 31, 2001, 2000 and 1999


   Deferred tax assets (liabilities) are comprised of the following (in thousands):

                                                      December 31,
                                                  --------------------
                                                     2001       2000
                                                  ---------  ---------
                                                   Restated   Restated
         Deferred tax assets:
            Net operating losses................. $  57,498  $  29,896
            Investment in joint ventures.........    11,145
            Inventory............................     3,039        811
            Alternative minimum tax carryforward.    15,152     14,623
            Derivative instruments...............     6,452
            Accrued liabilities..................     3,980      1,168
            Other................................     9,133      1,261
                                                  ---------  ---------
         Gross deferred tax assets...............   106,399     47,759
            Valuation allowance..................   (11,145)
                                                  ---------  ---------
                                                     95,254     47,759
                                                  ---------  ---------
         Deferred tax liabilities:
            Property, plant and equipment........  (263,108)  (145,892)
            Other................................    (5,497)    (5,669)
                                                  ---------  ---------
         Gross deferred tax liabilities..........  (268,605)  (151,561)
                                                  ---------  ---------
                                                  $(173,351) $(103,802)
                                                  =========  =========

   The Company has net operating loss carryforwards at December 31, 2001 of approximately $164,276,000 expiring in 2006 to 2021. In addition, the Company has an alternative minimum tax credit carryforward of approximately $15,152,000 that does not expire.

   In 2001, the Company recorded approximately $35,212,000 of additional deferred income tax liabilities resulting from the 2001 acquisition transactions. In 2000, the Company recorded approximately $9,029,000 of additional deferred income tax liability resulting from the 2000 acquisition transactions. See Note 2 for a description of the transactions.

   The Company has not recorded a deferred income tax liability for additional income taxes that would result from the distribution of earnings of its foreign subsidiaries if they were actually repatriated. The Company intends to reinvest the undistributed earnings of its foreign subsidiaries indefinitely.

12. Partners' Capital

   Partners'capital consists of capital contributions from partners and undistributed partnership income.

13. Stock Options

   Certain Company employees participate in stock option plans that provide for the granting of options to purchase Hanover common shares. The options are generally issued with an exercise price equal to the fair market value on the date of grant and are exercisable over a ten-year period. No compensation expense related to stock options was recorded in 2001, 2000 and 1999.

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                       December 31, 2001, 2000 and 1999


   Of the options granted in 1999 and 1998, 700,000 vested on July 1, 2001 and 320,000 vested immediately. The remaining options granted vest over the following schedule, which may accelerate upon a change in the Company's controlling ownership.

                                  Year 1  10%
                                  Year 2  30%
                                  Year 3  60%
                                  Year 4 100%

   In June 2000, the Company purchased APSI, which had existing stock option programs in place. The Company converted the outstanding APSI stock options into Hanover's stock options as of the purchase date at a conversion ratio equal to the exchange ratio under the merger agreement. As a result, 127,813 options were converted at a weighted-average per share exercise price of approximately $12.88. Approximately 60,307 of the options vested at acquisition with the remaining options vesting at varying dates through 2003.

   The following is a summary of stock option activity for the years ended December 31, 2001, 2000 and 1999:

                                                         Weighted average
                                                Shares   price per share
                                              ---------  ----------------
      Options outstanding, December 31, 1998. 8,790,430       $ 5.95
         Options granted.....................   272,156        13.79
         Options canceled....................   (68,230)        9.72
         Options exercised...................  (197,352)        2.76
                                              ---------
      Options outstanding, December 31, 1999. 8,797,004         6.24
         Options granted.....................
         APSI acquisition....................   127,813        12.88
         Options canceled....................   (11,562)        9.78
         Options exercised...................  (994,572)        3.68
                                              ---------
      Options outstanding, December 31, 2000. 7,918,683         6.63
         Options granted.....................    43,575        25.00
         Options canceled....................   (47,622)       12.48
         Options exercised...................  (250,161)        9.12
                                              ---------
      Options outstanding, December 31, 2001. 7,664,475         6.62
                                              =========

   The following table summarizes significant ranges of outstanding and exercisable options at December 31, 2001:

                                 Options outstanding      Options exercisable
                             ---------------------------- ------------------
                                       Weighted
                                        average  Weighted            Weighted
                                       remaining average             average
                                        life in  exercise            exercise
    Range of exercise prices  Shares     years    price    Shares     price
    ------------------------ --------- --------- -------- ---------  --------
         $0.01..............    71,686    2.1     $ 0.01     71,686   $ 0.01
         $2.30--$3.48....... 3,371,834    1.5       2.37  3,371,834     2.37
         $4.57--$6.96.......   255,276    4.3       5.36    255,276     5.36
         $9.57--$14.50...... 3,884,395    6.3      10.17  3,316,084     9.93
         $20.09--$25.00.....    81,284    9.2      22.72      2,293    20.09
                             ---------                    ---------
                             7,664,475                    7,017,173
                             =========                    =========

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                       December 31, 2001, 2000 and 1999


   The weighted-average fair value at date of grant for options where the exercise price equals the market price of Hanover's stock on the grant date was $25.00 and $6.10 per option during 2001 and 1999, respectively.

   The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because Hanover's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. The Company did not grant any stock options in 2000. The fair value of options at date of grant was estimated using the Black-Scholes model with the following weighted average assumptions:

                                      2001   2000   1999
                                    -------  ---- -------
                     Expected life. 6 years  N/A  6 years
                     Interest rate.     4.0% N/A      6.0%
                     Volatility....    35.4% N/A     29.4%
                     Dividend yield       0% N/A        0%

   Stock-based compensation costs, computed in accordance with FAS 123, would have reduced net income by $3,804,000, $4,598,000, and $2,194,000 in 2001, 2000
and 1999, respectively.

14. Benefit Plans

   The Company's 401(k) retirement plan provides for optional employee contributions up to the IRS limitation and discretionary employer matching contributions. The Company recorded matching contributions of $1,062,000, $594,000, and $399,000 during the years ended December 31, 2001, 2000 and 1999, respectively.

15. Related Party and Certain Other Transactions

Transactions with GKH Entities

   Hanover and GKH Investments ("GKH"), a major stockholder of Hanover, are parties to a stockholders agreement which provides, among other things, for GKH's rights of visitation and inspection and Hanover's obligation to provide Rule 144A information to prospective transferees of GKH's Hanover common stock.

   Hanover, GKH and other stockholders (collectively, the "Holders"), who together currently beneficially own approximately 23% of the outstanding Hanover common stock are parties to a Registration Rights Agreement (the "GKH Rights Agreement"). The GKH Rights Agreement generally provides that, if Hanover proposes to register shares of its capital stock or any other securities under the Securities Act, then upon the request of those Holders owning in the aggregate at least 2.5% of Hanover common stock or derivatives thereof (the "Registrable Securities") then held by all of the Holders, Hanover will use its reasonable best efforts to cause the Registrable Securities so requested by the Holders to be included in the applicable registration statement, subject to underwriters' cutbacks. Hanover is required to pay all registration expenses in connection with registrations of Registrable Securities effected pursuant to the GKH Rights Agreement. In addition, any single Holder of Hanover common stock that owns 18% or more of the common stock has the right to demand, on one occasion, the registration of its common stock.

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                       December 31, 2001, 2000 and 1999


   HCLP and GKH were parties to an agreement whereby, in exchange for investment banking and financial advisory services rendered, the Company agreed to pay a fee to GKH. In February 2001, in full satisfaction of its obligations under this agreement, HCLP paid a one time fee of $2,048,000 to GKH for services rendered under the agreement and the amount was included in accrued liabilities as of December 31, 2000.

   In August 2001, HCLP paid a $4,650,000 fee to GKH as payment for services rendered in connection with HCLP's acquisition of POI and related assets.

   Pursuant to an agreement with GKH which provides for compensation to GKH for services, the Company paid a management fee of $45,000 per month from November 2001 until terminated in early 2002.

   HCLP leases certain compression equipment to an affiliate of Cockrell Oil and Gas, LP, which was owned 50% by GKH until January 2001. The lease is on a month-to-month basis and, for the years ended 2001, 2000 and 1999, approximately $76,000, $228,540 and $228,540, respectively, was billed under the leases. In 2000 and 1999, the Company leased compressors to other companies owned or controlled by or affiliated with related parties. Rental and maintenance revenues billed to these related parties totaled $708,000 and $738,000 during 2000 and 1999, respectively.

Transactions with Schlumberger Entities

   Pursuant to the Lock-Up, Standstill and Registration Rights Agreement, dated as of August 31, 2001 (the "Schlumberger Rights Agreement"), between Hanover and Schlumberger Technology Company, Camco International Inc., Schlumberger Surenco, S.A., Schlumberger Oilfield Holdings Limited, Operational Services, Inc. (collectively, the "Schlumberger Companies"), Hanover granted to each of the Schlumberger Companies certain registration rights in connection with shares of Hanover common stock (the "Hanover Stock") received by the Schlumberger Companies as consideration for the Company's acquisition of Production Operators Corporation and related assets. The registration rights granted to the Schlumberger Companies include (i) the right, subject to certain restrictions, to register the Hanover Stock in any registration of securities initiated by Hanover within the period of time beginning on the third anniversary of the date of the Schlumberger Rights Agreement and ending on the tenth anniversary of the date of the Schlumberger Rights Agreement (such period of time, the "Registration Period"), and (ii) the right, subject to certain restrictions, to demand up to five registrations of the Hanover Stock within the Registration Period. Hanover is required to pay all registration expenses in connection with registrations of Hanover Stock pursuant to the Schlumberger Rights Agreement. For a period of three years from the date of the Schlumberger Rights Agreement, the Schlumberger Companies are prohibited from, directly or indirectly, selling or contracting to sell any of the Hanover Stock. The Schlumberger Rights Agreement also provides that none of the Schlumberger Companies shall, without Hanover's written consent, (i) acquire or propose to acquire, directly or indirectly, greater than 25% of the shares of Hanover common stock, (ii) make any public announcement with respect to, or submit a proposal for, any extraordinary transaction involving Hanover, (iii) form or join in any group with respect to the matters set forth in (i) above, or (iv) enter into discussions or arrangements with any third party with respect to the matters set forth in (i) above.

   In August 2001, HCLP purchased POI from Schlumberger. As part of the purchase agreement entered into with respect to the POI Acquisition, the Company is required to make a payment of up to $58,000,000 due upon the completion of a financing of a South American joint venture acquired by the Company. If the joint venture fails to execute the financing or such financing fails to be non-recourse to HCLP, in either case, on or before December 31, 2002, the Company will have the right to put its interest in the joint venture back to Schlumberger

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                       December 31, 2001, 2000 and 1999

in exchange for a return of the purchase price allocated to the joint venture, plus the net amount of any capital contributions by HCLP to the joint venture. The Company's right to exercise the put expires on January 31, 2003.

   In connection with the POI Acquisition, HCLP issued a $150,000,000 subordinated acquisition note to Schlumberger, which matures December 15, 2005. Interest on the subordinated acquisition note accrues and is payable-in-kind at the rate of 8.5% annually for the first six months after issuance and periodically increases in increments of 1% to 2% per annum to a maximum interest rate 42 months after issuance of 15.5%. In an event of default under the subordinated acquisition note, interest will accrue at a rate of 2% above the then applicable rate. The subordinated acquisition note is subordinated to all of HCLP's indebtedness other than indebtedness to fund future acquisitions. In the event that HCLP completes an offering of equity securities, HCLP is required to apply the proceeds of the offering to repay amounts outstanding under the subordinated acquisition note as long as no default exists or would exist under our other indebtedness as a result of such payment.

   Schlumberger has the right under the POI acquisition agreement, so long as Schlumberger owns at least 5% of Hanover common stock and subject to certain restrictions, to designate one representative to sit on our board of directors.

   For each of the years ended December 31, 2001, 2000 and 1999, HCLP generated revenues of approximately $1,379,000, $918,000 and $1,979,000, respectively, in business dealings with Schlumberger.

   In August 2001, HCLP entered into a five-year strategic alliance with Schlumberger intended to result in the active support of Schlumberger in fulfilling certain of our business objectives. The principal components of the strategic alliance include (1) establishing HCLP as Schlumberger's most favored supplier of compression, natural gas treatment and gas processing equipment worldwide, (2) Schlumberger's coordination and cooperation in further developing our international business by placing our personnel in Schlumberger's offices in six top international markets and (3) providing us with access to consulting advice and technical assistance in enhancing our field automation capabilities.

   During 2001, the Company sold equipment totaling approximately $12,004,000 to an affiliate of Enron Capital and Trade Resources Corp ("Enron").

   In 2000, HCLP advanced cash to certain management employees in return for notes. At December 31, 2001, the notes receivable totaled approximately $1,212,000, bear interest at the prime rate, mature in June 2004 and are collateralized by Hanover common stock owned by the employees with full recourse. The notes and related interest will be forgiven over a four-year period should the employee continue his employment with HCLP. The forgiveness will accelerate upon a change in control of HCLP. HCLP recognized compensation expense related to the forgiveness of these notes receivable that totaled $263,000 and $105,000 during 2001 and 2000, respectively.

   In 2001, HCLP advanced cash of $2,200,000 to Michael McGhan, Chief Executive Officer and President of HCLP, in return for notes. The notes bear interest at 4.88%, mature on April 11, 2006 and are collateralized by personal real estate with full recourse.

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                       December 31, 2001, 2000 and 1999


   Set forth below is certain information concerning the indebtedness of executive officers to HCLP:

                         Aggregate Amount Largest Aggregate  Weighted Average
                          Outstanding at  Amount Outstanding Rate of Interest
                    Year     Year End      during each Year    at Year End
                    ---- ---------------- ------------------ ----------------
  Michael J. McGhan 2001    $2,200,000        $2,200,000           4.88%
  Charles D. Erwin. 2001    $  632,000        $  769,000            4.8%
  Joe C. Bradford.. 2001    $  580,000        $  706,000            4.8%

   The Company believes that the terms of the foregoing transactions were no less favorable to HCLP than those that would otherwise be obtainable in an arms' length transactions with unaffiliated third parties.

16. Commitments and Contingencies

   Rent expense, excluding lease payments for the leasing transactions described in Note 10, for 2001, 2000 and 1999 was approximately $4,008,000, $2,159,000, and $1,320,000 respectively. Commitments for future minimum rental payments exclusive of those disclosed in Note 10 under noncancelable operating leases with terms in excess of one year at December 31, 2001 are (in thousands of dollars): 2002--$4,238; 2003--$3,536; 2004--$2,903; 2005--$2,078; 2006--$830
and none thereafter.

   As part of the POI Acquisition, the Company is required to make a payment of $58,000,000 due upon the completion of a refinancing of a South American joint venture acquired by HCLP. If the joint venture fails to execute the refinancing or such financing fails to be non-recourse to HCLP, in either case, on or before December 31, 2002, the Company will have the right to put its interest in such joint venture back to Schlumberger in exchange for the purchase price allocated to the joint venture, plus the net amount of any capital contributions by the Company to the joint venture. The Company's right to exercise the put expires on January 31, 2003. As of December 31, 2001, the Company expects the financing to be completed and the $58,000,000 obligation paid within twelve months, this obligation is recorded in accrued liabilities in the accompanying balance sheet. The purchase price is also subject to a contingent payment by HCLP to Schlumberger based on the realization of certain tax benefits by HCLP over the next 15 years.

   In the ordinary course of business the Company is involved in various pending or threatened legal actions, including environmental matters. While management is unable to predict the ultimate outcome of these actions, it believes that any ultimate liability arising from these actions will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows. See Note 21.

17. Accounting for Derivatives

   The Company adopted SFAS 133 on January 1, 2001. SFAS 133 requires that all derivative instruments (including certain derivative instruments embedded in other contracts) be recognized in the balance sheet at fair value, and that changes in such fair values be recognized in earnings unless specific hedging criteria are met. Changes in the values of derivatives that meet these hedging criteria will ultimately offset related earnings effects of the hedged item pending recognition in earnings. Prior to 2001, the Company entered into two interest rate swaps which are outstanding at December 31, 2001 with notional amounts of $75,000,000 and $125,000,000 and strike rates of 5.51% and 5.56%, respectively. These swaps were to expire in July 2001, however, they were extended for an additional two years at the option of the counterparty. The difference paid or received on the

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                       December 31, 2001, 2000 and 1999

swap transactions is recorded as an accrued lease liability and recognized in leasing expense. These swap transactions expire in July 2003. On January 1, 2001, in accordance with the transition provisions of SFAS 133, the Company recorded a loss resulting from the cumulative effect of an accounting change in the statement of income of approximately $164,000, net of tax benefit of $89,000. During 2001, the Company recognized an additional unrealized loss of approximately $7,596,000 related to the change in the fair value of these interest rate swaps in other expense in the statement of income because these swaps did not meet the specific hedge criteria as a result of the counterparty's option to extend the interest rate swaps. Further, management decided not to designate the interest rate swaps as hedges at the time they were extended by the counterparty. At December 31, 2001, the Company recorded $5,673,000 in accrued liabilities and $2,176,000 in other long-term liabilities with respect to the fair value adjustment related to these interest rate swaps. The fair value of these interest rate swaps will fluctuate with changes in interest rates over their remaining terms and the fluctuations will be recorded in the statement of income. During the second quarter of 2001, the Company entered into three additional interest rate swaps to convert variable lease payments under certain lease arrangements to fixed payments as follows:


                                Maturity Strike     Amount
                      Lease       Date    Rate     Notional
                      -----     -------- ------  ------------
                   March 2000..  3/11/05 5.2550% $100,000,000
                   August 2000.  3/11/05 5.2725% $100,000,000
                   October 2000 10/26/05 5.3975% $100,000,000

   These three swaps, which the Company has designated as cash flow hedging instruments, meet the specific hedge criteria and any changes in their fair values have been recognized in other comprehensive income. During 2001, the Company recorded a $6,073,000 loss, net of tax in other comprehensive income, $2,569,000 in accrued current liabilities and $6,774,000 in other long-term liabilities with respect to the fair value adjustment related to these three swaps.

   The counterparty to all of the Company's interest rate swap agreements are major international financial institutions. The Company continually monitors the credit quality of these financial institutions and does not expect non-performance by any counterparty.

18. New Accounting Pronouncements

   In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") 141, "Business Combinations". This Statement is effective for all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. All business combinations in the scope of this statement are to be accounted for using one method, the purchase method. Companies may no longer use the pooling method for future combinations.

   In June 2001, the FASB issued SFAS 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). Under SFAS 142, amortization of goodwill over an estimated useful life will be discontinued. Instead, goodwill amounts will be subject to a fair-value-based annual impairment assessment. The standard also requires acquired intangible assets to be recognized separately and amortized as appropriate. SFAS 142 is effective for HCLP on January 1, 2002. However, under the transition provisions of SFAS 142, goodwill acquired in a business combination for which the acquisition date is after June 30, 2001, shall not be amortized. Because the acquisition of POI was consummated after June 30, 2001, the goodwill related to the POI acquisition was not amortized in 2001. The goodwill related to business combinations completed before June 30, 2001 continued to be amortized

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                       December 31, 2001, 2000 and 1999

in 2001 because HCLP had not adopted SFAS 142. The Company expects the adoption of SFAS No. 142 to have an impact on future financial statements, due to the discontinuation of goodwill amortization expense. For 2001, goodwill amortization expense was $11,626,000 based on goodwill of approximately $195,991,000 related to acquisitions which were completed before June 30, 2001. The transition provisions of SFAS 142 require the Company to perform an initial impairment assessment of goodwill by June 30, 2002. The Company is currently performing the initial assessment and evaluating the effect the implementation of the impairment assessment provisions of SFAS 142 will have on its financial statements.

   HCLP's net income, adjusted to exclude goodwill amortization expense, for the twelve months ended December 31, 2001, 2000 and 1999, are as follows (in thousands):

                                    2001     2000     1999
                                  -------- -------- --------
                                  Restated Restated Restated
Net income....................... $81,205  $53,639  $38,632
Goodwill amortization, net of tax   8,846    4,280    1,908
                                  -------  -------  -------
Adjusted net income.............. $90,051  $57,919  $40,540
                                  =======  =======  =======

   In June 2001, the FASB issued SFAS 143, "Accounting for Obligations Associated with the Retirement of Long-Lived Assets" ("SFAS 143"). SFAS 143 establishes the accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. This statement is effective for HCLP effective January 1, 2003. The Company is currently assessing the new standard and has not yet determined the impact on its consolidated results of operations, cash flows or financial position.

   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The new rules supersede SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The new rules retain many of the fundamental recognition and measurement provisions of SFAS No. 121, but significantly change the criteria for classifying an asset as held-for-sale. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The Company has evaluated the new standard and believes that it will have no material effect on its consolidated results of operations, cash flows or financial position.

19. April 2002 Restatement

   In conjunction with a review of our joint ventures and other transactions conducted by counsel under the direction of the Audit Committee in early 2002, the Company determined to restate its financial statements for the year ended December 31, 2000. The net effect of this restatement was as follows: (i) a decrease in revenues of $37,748,000, from $603,829,000 to $566,081,000; (ii) a decrease in income before taxes of $11,999,000, from $99,839,000 to $87,840,000; and (iii) a decrease in net income of $7,535,000, from $62,699,000 to $55,164,000. See Note 20 for information regarding the November 2002 restatement of the Company's consolidated financial statements for the years ended December 31, 1999, 2000 and 2001.

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                       December 31, 2001, 2000 and 1999


   The transactions involved in the restatement, which are detailed further below are: (i) the Cawthorne Channel project in Nigeria initially conducted through the Hampton Roads Shipping Investors II, L.L.C. joint venture; (ii) the acquisition of two compressors in a non-monetary exchange transaction; (iii) a compressor sale transaction; and (iv) the sale of a turbine engine. The impact of the restatement for the year ended December 31, 2000 is summarized in the tables below:

                                                                    Acquisition of
                                                 Cawthorne Channel   Compressors
                                                Project in Nigeria/    In Non-     Compressor  Sale of
                                                   Hampton Roads       Monetary       Sale     Turbine
                                       As Filed    Joint Venture       Exchange    Transaction Engine   Restated
                                       -------- ------------------- -------------- ----------- -------  --------
                                                                    (in thousands)
Revenues:
  Rentals............................. $254,515                                                         $254,515
  Parts, service and used equipment...  151,707                                     $(12,004)  $(7,500)  132,203
  Compressor fabrication..............   96,838      $ (6,568)                                            90,270
  Production and processing
   equipment fabrication..............   88,572        (9,451)                                            79,121
  Gain on sale of other assets........    4,113                        $(2,225)                            1,888
  Gain on change in interest in non-
   consolidated affiliate.............      864                                                              864
  Other...............................    7,220                                                            7,220
                                       --------      --------          -------      --------   -------  --------
    Total revenues....................  603,829       (16,019)          (2,225)      (12,004)   (7,500)  566,081
                                       --------      --------          -------      --------   -------  --------
Expenses:
  Rentals.............................   87,992                                                           87,992
  Parts, service and used equipment...  103,276                                       (7,954)   (6,194)   89,128
  Compressor fabrication..............   81,996        (5,242)                                            76,754
  Production and processing
   equipment fabrication..............   69,281        (6,597)                                            62,684
  Selling, general and administrative.   54,606            26                                             54,632
  Depreciation and amortization.......   52,882                                                           52,882
  Lease expense.......................   45,484                                                           45,484
  Interest expense....................    8,473           212                                              8,685
                                       --------      --------          -------      --------   -------  --------
    Total expenses....................  503,990       (11,601)                        (7,954)   (6,194)  478,241
                                       --------      --------          -------      --------   -------  --------
Income before income taxes............   99,839        (4,418)          (2,225)       (4,050)   (1,306)   87,840
Provision for income taxes............   37,140        (1,644)            (827)       (1,507)     (486)   32,676
                                       --------      --------          -------      --------   -------  --------
Net income............................ $ 62,699      $ (2,774)         $(1,398)     $ (2,543)  $  (820) $ 55,164
                                       ========      ========          =======      ========   =======  ========

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                       December 31, 2001, 2000 and 1999



                                                                             Restatement
                                                                   As filed     Items     Restated
                                                                  ---------- ----------- ----------
                                                                           (in thousands)
Accounts receivable, net......................................... $  242,526  $(19,504)  $  223,022
Inventory........................................................    139,248     6,194      145,442
Costs and estimated earnings in excess of billings on uncompleted
  contracts......................................................     38,665   (13,689)      24,976
Property, plant and equipment, net...............................    583,586    (9,990)     573,596
Intangible and other assets, net.................................     37,347      (776)      36,571
Total assets.....................................................  1,287,613   (37,765)   1,249,848
Accrued liabilities..............................................     49,024    (2,500)      46,524
Other liabilities................................................    158,661   (25,766)     132,895
Deferred income taxes............................................    107,839    (1,964)     105,875
Total liabilities................................................    565,567   (30,230)     535,337
Partner's equity.................................................    722,046    (7,535)     714,511
Total liabilities and partners' equity...........................  1,287,613   (37,765)   1,249,848


Cawthorne Channel Project in Nigeria/Hampton Roads Joint Venture

   Cawthorne Channel is a project to build, own and operate barge-mounted gas compression and gas processing facilities to be stationed in a Nigerian coastal waterway as part of the performance of a contract between Global Energy and Refining Ltd. ("Global") and Shell Petroleum Development Company of Nigeria Limited, the Nigerian operating unit of The Royal/Dutch Shell Group ("Shell"). The Company entered into a contract with Global in June 1999 to fabricate and lease facilities to Global to assist Global in fulfilling its obligations under its contract with Shell. Subsequently, the Company acquired a 10% interest in Global in settlement of a $1.1 million debt owed by Global to the Company.

   In September 2000, the Company and an unrelated third party formed a joint venture known as Hampton Roads Shipping Investors II, L.L.C. ("Hampton Roads") which was to own the gas processing facilities and lease them to Global. The Company held a 25% interest in Hampton Roads, and the third party held the remaining 75% interest. The Company's initial capital contribution to Hampton Roads was $1,250,000 and the third party's initial capital contribution was $3,750,000. The Company entered into a turnkey construction contract with Hampton Roads to fabricate the barges for the Cawthorne Channel project for $51,000,000. The barges were to be used pursuant to a 10-year contract with Shell to commence September 30, 2001. During the first quarter of 2001, the scope of the project was reduced requiring less costly gas processing facilities of approximately $43,000,000 and the contract term was extended to 15 years with a projected start date of September 2003. Since the lease had not started yet, the Company recorded no income attributable to its equity ownership in the venture.

   The Company accounted for the work performed under the turnkey construction contract using the percentage of completion method of accounting, and recorded 75% of the revenue and net income, based on the third party's ownership share of Hampton Roads. Based upon the discovery of a commitment by the Company to loan Hampton Roads up to $43,500,000 for the purpose of paying the balance of the turnkey construction contract and a guarantee by the Company to refund the capital contributed by the third party should certain conditions not be met, the Company concluded that it had retained substantial risk of ownership with respect to the third party's interest. Accordingly, the Company determined to treat the project as if the Company had owned 100% of the project from its inception and reversed the revenue and net income previously recognized.

   In February 2002, the Company purchased the 75% interest in Hampton Roads that it did not own. The Company now owns 100% of the venture and will recognize the rental revenues pursuant to its contract with Global once startup begins.

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                       December 31, 2001, 2000 and 1999


Acquisition of Compressors In Non-Monetary Exchange

   In the third quarter of 2000, the Company acquired two compressors in a non-monetary exchange transaction with an independent oil and gas producer. In the transaction, the Company acquired the two compressors in exchange for certain gas reservoir rights that the Company had obtained in settlement of a payment default by one of its customers. The Company accounted for the transaction as an exchange of non-monetary assets and recorded $2,225,000 in revenue and pre-tax income in 2000. In 2002, the Company discovered that it had made certain guarantees with respect to the performance of the oil and gas reservoir rights. Therefore, the Company concluded that the earnings process was not complete in the third quarter of 2000 and that the Company retained an ongoing risk of not recovering the fair value of the compressors received in exchange for the oil and gas properties. Based on this analysis, the Company restated its financial results for the third quarter of 2000 to reverse the $2,225,000 in revenue it had originally recognized on the transaction.

Compressor Sale Transaction

   The Company sold 33 gas compressors to a gas pipeline system then controlled by Enron for $12,004,000 pursuant to invoices issued in December 2000. The Company recorded $4,050,000 of pre-tax income from the transaction in the fourth quarter of 2000. In January 2001, the Company entered into an agreement with its customer to provide transition services and settle claims between the parties arising from the operation of the compressors prior to their sale. The agreement also provided for the issuance of a bill of sale. Upon further evaluation of the transaction, the Company determined to recognize revenue and net income in January 2001 when the bill of sale was issued.

Sale of Turbine Engine

   In the fourth quarter of 2000, the Company entered the non-oil field power generation market to take advantage of rising electricity demand and purchased used turbines to carry out this effort. In connection with this effort, the Company agreed to sell a turbine to a third party on extended credit and recognized revenues of $7,500,000 and $1,306,000 of pre-tax income in the fourth quarter of 2000. In early 2001, the third party assigned their interest in the turbine to another unrelated third party. The Company was ultimately paid for the turbine in December 2001. Based on the information provided to the Company at the time of the April 2002 restatement, the Company determined that revenue should have been recognized for this transaction in the fourth quarter of 2001 when payment was received and collectability was assured. As a result of the discovery of new information, the Company determined to restate the sale of the turbine engine recorded in the fourth quarter of 2001. See "Sale and Purchase of Turbine Engine" in Note 20.

Reclassification

   The Company determined that the deferred gain related to the 1999 and 2000 leases was calculated in error. A reclassification between property, plant and equipment and other liabilities has been made to correct this matter. This reclassification had no impact on net income.

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                       December 31, 2001, 2000 and 1999


20. November 2002 Restatement

   In October 2002, a special committee of the Board of Directors together with the Audit Committee of the Board and Company management, aided by outside legal counsel, completed an extensive investigation of transactions recorded during 2001, 2000 and 1999, including those transactions restated by the Company in April 2002 (see Note 19). As a result of this investigation, the Company determined to restate its financial results for the years ended December 31, 2001, 2000 and 1999. The net effect of the restatement for the year ended December 31, 2001 was as follows: (i) a decrease in revenues of $7,512,000, from $1,078,209,000 to $1,070,697,000; (ii) a decrease in income before income taxes of $363,000, from $131,590,000 to $131,227,000; and (iii) a decrease in net income of $224,000, from $81,429,000 to $81,205,000. The net effect of this restatement for the year ended December 31, 2000 was as follows: (i) a decrease in revenues of $3,295,000, from $566,081,000 to $562,786,000; (ii) a decrease in income before income taxes of $2,461,000, from $87,840,000 to $85,379,000;
and (iii) a decrease in net income of $1,525,000, from $55,164,000 to $53,639,000. The net effect of this restatement for the year ended December 31, 1999 was as follows: (i) a decrease in revenues of $5,090,000, from $323,220,000 to $318,130,000; (ii) a decrease in income before income taxes of $3,123,000, from $63,864,000 to $60,741,000; and (iii) a decrease in net income of $1,986,000, from $40,618,000 to $38,632,000.

   The transactions involved in the November 2002 restatement, which are detailed below, are: (i) sale of compression and production equipment; (ii) a delay penalty; (iii) a turbine sale and purchase; (iv) an agreement to provide technical assistance to an Indonesian company; (v) overstatement of mark to market expense; (vi) a scrap sale transaction; (vii) the sale of certain used compression equipment; and (viii) the recording of pre-closing revenues associated with businesses acquired by Hanover. In addition, the Company restated the following transactions by reversing their impact from the quarter originally recorded in 2000 and recording them in a subsequent quarter of 2000:
(i) the sale of an interest in a power plant in Venezuela; (ii) an agreement to provide services to a company ultimately acquired by Hanover; and (iii) the sale of four used compressors. These three transactions are not reflected in the tables below because they had no impact on the financial results for 2001 or 2000.

   The impact of the November 2002 restatement for the year ended December 31, 1999 is summarized below:

                                                                    Sale Of
                                                                  Compression
                                                                      And
                                                        As Filed  Production   Delay
                                                       April 2002  Equipment  Penalty Restated
                                                       ---------- ----------- ------- --------
                                                                   (in thousands)
Revenues:
    Rentals...........................................  $192,655                      $192,655
    Parts, service and used equipment.................    42,518    $(3,388)            39,130
    Compressor fabrication............................    52,531                        52,531
    Production and processing equipment fabrication...    28,037       (782)            27,255
    Equity in income of non-consolidated affiliate....     1,188                         1,188
    Other.............................................     6,291               $(920)    5,371
                                                        --------    -------    -----  --------
       Total revenues.................................   323,220     (4,170)    (920)  318,130
                                                        --------    -------    -----  --------
Expenses:
    Rentals...........................................    64,949                        64,949
    Parts, service and used equipment.................    27,916     (1,412)            26,504
    Compressor fabrication............................    43,663                        43,663
    Production and processing equipment fabrication...    20,833       (555)            20,278
    Selling, general and administrative...............    33,782                        33,782
    Depreciation and amortization.....................    37,337                        37,337
    Lease expense.....................................    22,090                        22,090
    Interest expense..................................     8,786                         8,786
                                                        --------    -------    -----  --------
       Total expenses.................................   259,356     (1,967)           257,389
                                                        --------    -------    -----  --------
Income before income taxes............................    63,864     (2,203)    (920)   60,741
Provision for income taxes............................    23,246       (802)    (335)   22,109
                                                        --------    -------    -----  --------
Net income............................................  $ 40,618    $(1,401)   $(585) $ 38,632
                                                        ========    =======    =====  ========

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                       December 31, 2001, 2000 and 1999


   The impact of the November 2002 restatement for the year ended December 31, 2000 is summarized below:

                                                                                                     Sale Of
                                                      Indonesia                                    Compression
                                                      Technical              Sale of Used  Pre-        And
                                            As Filed  Assistance Scrap Sale  Compression  Closing  Production   Delay
                                           April 2002  Revenue   Transaction  Equipment   Revenue   Equipment  Penalty Restated
                                           ---------- ---------- ----------- ------------ -------  ----------- ------- --------
                                                                              (in thousands)
Revenues:
    Rentals...............................  $254,515    $(678)                                                         $253,837
    Parts, service and used equipment.....   132,203                                      $(2,527)    $(310)            129,366
    Compressor fabrication................    90,270                                                                     90,270
    Production and processing
     equipment fabrication................    79,121                                                                     79,121
    Equity in income of on-
     consolidated affiliates..............     3,518                                                                      3,518
    Gain on change in interest in
     non-consolidated affiliate...........       864                                                                        864
    Other.................................     5,590                $(700)                                      $920      5,810
                                            --------    -----       -----       -----     -------     -----     ----   --------
       Total revenues.....................   566,081     (678)       (700)                 (2,527)     (310)     920    562,786
                                            --------    -----       -----       -----     -------     -----     ----   --------
Expenses:
    Rentals...............................    87,992                                                                     87,992
    Parts, service and used equipment.....    89,128                            $ 600      (1,434)                       88,294
    Compressor fabrication................    76,754                                                                     76,754
    Production and processing
     equipment fabrication................    62,684                                                                     62,684
    Selling, general and administrative...    54,632                                                                     54,632
    Depreciation and amortization.........    52,882                                                                     52,882
    Lease expense.........................    45,484                                                                     45,484
    Interest expense......................     8,685                                                                      8,685
                                            --------    -----       -----       -----     -------     -----     ----   --------
       Total expenses.....................   478,241                              600      (1,434)                      477,407
                                            --------    -----       -----       -----     -------     -----     ----   --------
Income before income taxes................    87,840     (678)       (700)       (600)     (1,093)     (310)     920     85,379
Provision for income taxes................    32,676     (258)       (266)       (228)       (415)     (118)     349     31,740
                                            --------    -----       -----       -----     -------     -----     ----   --------
Net income................................  $ 55,164    $(420)      $(434)      $(372)    $  (678)    $(192)    $571   $ 53,639
                                            ========    =====       =====       =====     =======     =====     ====   ========

                                                                 Restatement
                                                       As filed     Items     Restated
                                                      ---------- ----------- ----------
                                                               (in thousands)
Accounts receivable, net............................. $  223,022   $(1,963)  $  221,059
Inventory............................................    145,442      (750)     144,692
Property, plant and equipment, net...................    573,596     1,107      574,703
Goodwill.............................................    141,973    (3,300)     138,673
Intangible and other assets, net.....................     36,571      (678)      35,893
Total assets.........................................  1,249,848    (5,584)   1,244,264
Deferred income taxes................................    105,875    (2,073)     103,802
Total liabilities....................................    535,337    (2,073)     533,264
Partners' equity.....................................    714,511    (3,511)     711,000
Total liabilities and partners' equity...............  1,249,848    (5,584)   1,244,264

   The impact of the November 2002 restatement for the year ended December 31, 2001 is summarized below:

                                                                                                     Sale Of
                                                              Indonesia  Overstatement             Compression
                                                     Turbine  Technical   of Mark to                   And
                                          As Filed   Sale and Assistance    Market     Scrap Sale  Production
                                         April 2002  Purchase  Revenue      Expense    Transaction  Equipment   Restated
                                         ----------  -------- ---------- ------------- ----------- ----------- ----------
                                                                          (in thousands)
Revenues:
   Rentals.............................. $  400,776                                                            $  400,776
   Parts, service and used equipment....    251,816  $(7,500)   $(276)                                            244,040
   Compressor fabrication...............    223,519                                                               223,519
   Production and processing
    equipment fabrication...............    184,040                                                               184,040
   Equity in income of non-
    consolidated affiliates.............      9,350                                                                 9,350
   Other................................      8,708                                       $264                      8,972
                                         ----------  -------    -----    -------------    ----        -----    ----------
      Total.............................  1,078,209   (7,500)    (276)                     264                  1,070,697
                                         ----------  -------    -----    -------------    ----        -----    ----------
Expenses:
   Rentals..............................    140,998                                                               140,998
   Parts, service and used equipment....    172,743   (6,194)    (428)                                $ 716       166,837
   Compressor fabrication...............    188,122                                                               188,122
   Production and processing
    equipment fabrication...............    147,824                                                               147,824
   Selling, general and administrative..    100,980                                                               100,980
   Depreciation and amortization........     89,846                                                                89,846
   Lease expense........................     70,435                                                                70,435
   Interest expense.....................     10,447                                                                10,447
   Foreign currency translation.........      6,658                                                                 6,658
   Other................................     18,566                          (1,243)                               17,323
                                         ----------  -------    -----       -------       ----        -----    ----------
      Total expenses....................    946,619   (6,194)    (428)       (1,243)                    716       939,470
                                         ----------  -------    -----       -------       ----        -----    ----------
Income before income taxes..............    131,590   (1,306)     152         1,243        264         (716)      131,227
Provision for income taxes..............     49,997     (496)      58           472        100         (273)       49,858
                                         ----------  -------    -----       -------       ----        -----    ----------
Net income before cumulative effect of
 accounting change......................     81,593     (810)      94           771        164         (443)       81,369
   Cumulative effect of accounting
    change for derivative instruments,
    net of income tax...................       (164)                                                                 (164)
                                         ----------  -------    -----       -------       ----        -----    ----------
Net income.............................. $   81,429  $  (810)   $  94       $   771       $164        $(443)   $   81,205
                                         ==========  =======    =====       =======       ====        =====    ==========

                                                      Restatement
                                            As filed     Items     Restated
                                           ---------- ----------- ----------
                                                    (in thousands)
    Inventory............................. $  216,405   $  (750)  $  215,655
    Property, plant and equipment, net....  1,153,691    (2,178)   1,151,513
    Goodwill, net.........................    245,478    (3,300)     242,178
    Intangible and other assets...........     72,691      (962)      71,729
    Total assets..........................  2,266,404    (7,190)   2,259,214
    Other liabilities.....................    131,519    (1,243)     130,276
    Deferred income taxes.................    175,563    (2,212)     173,351
    Total liabilities.....................    956,699    (3,455)     953,244
    Partners' equity......................  1,309,705    (3,735)   1,305,970
    Total liabilities and partners' equity  2,266,404    (7,190)   2,259,214

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                       December 31, 2001, 2000 and 1999


Sale of Compression and Production Equipment

   In the fourth quarter of 1999, the Company recorded three transactions totaling $4,170,000 in revenue from the sale of used compression and production equipment. An additional $310,000 in revenue was recorded on one of the transactions in the second quarter of 2000. Based on further evaluation of the terms of the three transactions, the Company determined that the sales were consignment sales and should not have recognized revenue or income on these transactions. The receivables recorded by the Company in 1999 in two of the transactions were cleared in 2000 when the Company purchased the buyer of the compression and production equipment in business acquisition transactions. The Company ultimately repurchased the equipment sold in the third transaction back from the buyer. In the second quarter of 2001, the Company resold a portion of the compression equipment originally recorded as sold in 1999 and should have recorded an additional $716,000 pre-tax expense on the sale.

Delay Penalty

   In July 1999, the Company entered into a Contract Gas Processing Master Equipment and Operating Agreement (the "Agreement") with a customer. The customer failed to satisfy certain conditions of the Agreement for which it later agreed to pay up to $1,100,000 as a delay penalty. The Company and the customer executed an addendum to the original Agreement effective February 25, 2000 whereby the customer acknowledged the amount of penalty that would be paid. In 1999, the Company recognized and recorded $920,000 of this penalty as revenue. The Company determined that the penalty should not have been recognized until it had executed the addendum to the Agreement in February 2000. Later in 2000, the Company entered into a Stock Issuance Agreement with the customer whereby the Company purchased an equity interest in the customer in exchange for the amount the customer owed to the Company for the delay payment.

Turbine Engine Sale and Purchase

   As described in Note 19 under the heading "Sale of Turbine Engine" above, in the fourth quarter of 2000, the Company entered into an agreement to sell a turbine to a third party. In the April 2002 restatement, based on information provided to the Company at that time, the Company restated the transaction to recognize the $7,500,000 in revenue in the fourth quarter of 2001, when full payment was received. Through the Company's subsequent investigation, it discovered that in the fourth quarter of 2001, the Company purchased an interest in a turbine engine package from a third party for $8,000,000. The third party was the same entity that had ultimately purchased the Company's turbine engine. Based upon an evaluation of this new information, the Company has determined to account for these transactions as a non-monetary exchange, rather than a sale and purchase transaction. Accordingly, the revenue and related expense which was recorded in the fourth quarter of 2001 was reversed.

Indonesian Technical Assistance Revenue

   In the second quarter of 2000, the Company entered into an agreement to provide technical assistance services to an independent oil and gas producer in Indonesia. Under the agreement, the Company purchased for $1.1 million an option to acquire a controlling interest in the Indonesian company as well as certain inventory. Based on the agreement, the Company recognized revenue of $378,000 in the first quarter of 2000, $300,000 in the second quarter of 2000, $138,000 in the second quarter of 2001, and $138,000 in the third quarter of 2001. The Company has determined, following a review of the transaction, that the payments made to the Company are more properly characterized as a return of the Company's investment in the option rather than as payments for

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                       December 31, 2001, 2000 and 1999

the provision of services. Accordingly, the Company determined that the payments received from the Indonesian company should be recorded as a return of investment in the option instead of revenue.

Overstatement of Mark to Market Expense

   In the fourth quarter of 2001, the Company overstated by $1,243,000 the mark to market expense related to its interest rate swaps that are recorded in other expense.

Scrap Sale Transaction

   In the third quarter of 2000, the Company recorded $700,000 of revenue from the sale of scrap inventory to an independent salvage metal company, pursuant to invoices issued in September 2000. Based upon the evaluation of when the scrap inventory was delivered and paid for in connection with this transaction, the Company has determined that no revenue should have been recorded in 2000 and that it should have recognized $264,000 in revenue on this transaction in the fourth quarter of 2001. Accordingly, the $700,000 of revenue was reversed in 2000.

Sale of Used Compression Equipment

   In the fourth quarter of 2000, the Company recognized $1,500,000 in revenue and $1,200,000 in pre-tax income from the sale of used compression equipment by a Company subsidiary. The compression equipment was acquired as a result of the acquisition of a subsidiary by the Company less than six months prior to the sale of the equipment. Upon further evaluation of the transaction, the Company determined that the compression equipment should have been valued at $900,000 (instead of $300,000) in the allocation of the purchase price and the gain on the sale should be reduced by $600,000 with a corresponding adjustment made to reduce goodwill.

Pre-Closing Revenue

   In the second quarter of 2000, the Company completed negotiations for the acquisition of used equipment companies. The Company entered into acquisition agreements with an effective dates of June 1, 2000 which were not completed until July 2000. The Company recorded $2,085,000 in revenue and $965,000 in pre-tax income in the second quarter of 2000 and $442,000 in revenue and $128,000 in pre-tax income in the third quarter of 2000, reflecting the results of the acquired entities for the period between the effective date of the acquisitions and the closing of the acquisitions. Upon further evaluation of this matter, the Company determined that these pre-closing results should not have been recorded.

Power Plant Sale

   In the second quarter of 2000, the Company sold a 25% interest in a Venezuelan power plant to Energy Transfer Group, LLC ("ETG") in an exchange of non similar assets. The Company accounted for the transaction as a sale and recorded a gain on sale of other assets of $1,250,000 in the second quarter of 2000. In 2000, the Company and ETG also discussed the possible purchase by the Company of an interest in a power generation facility in Florida with the Company making a payment toward that purchase in the second quarter of 2000. In the fourth quarter of 2000, these discussions resulted in the purchase by Hanover of a 10% interest in ETG. Upon further evaluation of this transaction, the Company determined that the revenue and pre-tax income from the exchange of the interest in the Venezuelan power plant should be moved from the second quarter of 2000 to the fourth quarter of 2000 to align with the completion of the exchange.

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                       December 31, 2001, 2000 and 1999


Management Fee Transaction

   In the second quarter of 2000 the Company recorded $450,000 in revenue for management services provided to Ouachita Energy Corporation, a compression services company, pursuant to an invoice dated June 30, 2000. In the third quarter of 2000, the Company reversed the revenue, because the management fee was not agreed to by both parties until the fourth quarter of 2000. Upon further evaluation of the transaction, the Company determined that the reversal of revenue should have occurred in the second quarter of 2000.

Compressor Sale Transaction

   In connection with the sale of four compressors, the Company recorded revenue of $1,486,000 and pre-tax income of $1,081,000 in the first quarter of 2000, and revenue of $750,000 and pre-tax income of $468,000 in the third quarter of 2000. Based upon further examination of the transaction, the Company has determined that it should have recognized the income from this transaction in the fourth quarter of 2000, when title to the equipment was transferred, rather than in the first and third quarters of 2000.

21. Subsequent Events


   Commencing in February 2002, approximately 15 putative securities class action lawsuits were filed against Hanover and certain of its officers and directors in the United States District Court of the Southern District of Texas. These class actions have been consolidated into one case, Pirelli Armstrong Tire Corporation Retiree Medical Benefits Trust, On Behalf of Itself and All Others Similarly Situated, Civil Action No. H-02-CV-0410, naming as defendants Hanover Compressor Company, Mr. Michael J. McGhan, Mr. William S. Goldberg and Mr. Michael A. O'Connor. The plaintiffs in these securities actions purport to represent purchasers of Hanover's common stock during various periods ranging from May 15, 2000 through January 28, 2002. The complaints assert various claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and seek unspecified amounts of compensatory damages, interest and costs, including legal fees. The court entered an order appointing Pirelli Armstrong Tire Corporation Retiree Medical Benefits Trust as lead plaintiff on January 7, 2003. A consolidated complaint is due by April 7, 2003.


   Commencing in February 2002, four derivative lawsuits were filed in the United States District Court for the Southern District of Texas, two derivative lawsuits were filed in state district court for Harris County, Texas (one of which was nonsuited and the second of which was removed to Federal District Court for the Southern District of Texas) and one derivative lawsuit was filed in the Court of Chancery for the State of Delaware in and for New Castle County. The derivative actions in the United States District Court for the Southern District of Texas were consolidated on August 19 and August 26, 2002. Motions are currently pending for appointment of lead counsel in the consolidated derivative actions in the Southern District of Texas. The pending derivative lawsuits are:

        Plaintiff               Defendants       Civil Action No.         Court          Date Instituted
------------------------- ---------------------- ---------------- ---------------------- ---------------
Harbor Finance Partners,  Michael J. McGhan,        H-02-0761     United States District     3/01/02
derivatively on behalf of William S. Goldberg,                    Court for the Southern
Hanover Compressor        Ted Collins, Jr.,                       District of Texas
Company                   Robert R. Furguson,
                          Melvyn N. Klein,
                          Michael A. O'Connor,
                          Alvin V. Shoemaker,
                          Defendants and Hanover
                          Compressor Company,
                          Nominal Defendant

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                       December 31, 2001, 2000 and 1999


        Plaintiff               Defendants           Civil Action No.               Court           Date Instituted
------------------------- ----------------------- ----------------------- ------------------------- ---------------

Roger Koch,               Michael A. O'Connor,           H-02-1332        United States District        4/10/02
derivatively on behalf of William S. Goldberg,                            Court for the Southern
Hanover Compressor        Melvyn N. Klein,                                District of Texas
Company                   Michael J. McGhan,
                          Ted Collins, Jr.,
                          Robert R. Furguson,          consolidated
                          Rene J. Huck,               with H-02-0761
                          Alvin V. Shoemaker,           on 8/19/02
                          Victor E. Grijalva,
                          Gordon T. Hall, and
                          I. Jon Brumley,
                          Defendants and Hanover
                          Compressor Company,
                          Nominal Defendant

Henry Carranza,           Michael A. O'Connor,           H-02-1430        United States District        4/18/02
derivatively on           William S. Goldberg,                            Court for the Southern
behalf of Hanover         Melvyn N. Klein,        consolidated with       District of Texas
Compressor Company        Michael J. McGhan,      H-02-0761 on 8/19/02
                          Ted Collins, Jr.,
                          Robert R. Furguson,
                          Rene J. Huck,
                          Alvin V. Shoemaker,
                          Victor E. Grijalva,
                          Gordon T. Hall, and
                          I. Jon Brumley,
                          Defendants and Hanover
                          Compressor Company,
                          Nominal Defendant

William Steves,           Michael A. O'Connor,           H-02-1527        United States District        4/24/02
derivatively on           William S. Goldberg,                            Court for the Southern
behalf of Hanover         Melvyn N. Klein,        consolidated with       District of Texas
Compressor Company        Michael J. McGhan,      H-02-0761 on 8/19/02
                          Ted Collins, Jr.,
                          Robert R. Furguson,
                          Rene J. Huck,
                          Alvin V. Shoemaker,
                          Victor E. Grijalva,
                          Gordon T. Hall, and
                          I. Jon Brumley,
                          Defendants and Hanover
                          Compressor Company,
                          Nominal Defendant

John B. Hensley,          Michael J. McGhan,             H-02-2994        270th Judicial District,      6/20/02
Jr., derivatively         William S. Goldberg,                            Harris County, Texas;
on behalf of              Michael A. O'Connor     consolidated with       removed to the United
Hanover Compressor        Ted Collins, Jr.,       H-02-0761 as of 8/26/02 States District Court
Company                   Alvin Shoemaker,                                for the Southern
                          Robert R. Furguson,                             District of Texas on
                          Melvyn N. Klein,                                August 9, 2002
                          Charles D. Erwin, and
                          PricewaterhouseCoopers
                          LLP, Defendants and
                          Hanover Compressor
                          Company, Nominal
                          Defendant

Coffelt Family, LLC       Michael A. O'Connor,           19410-NC         Court of Chancery for the     2/15/02
                          Michael J. McGhan,                              State of Delaware in and
                          William S. Goldberg,                            for New Castle County
                          Ted Collins, Jr.,
                          Melvyn N. Klein,
                          Alvin V. Shoemaker,
                          and Robert R. Furguson,
                          Defendants and Hanover
                          Compressor Company,
                          Nominal Defendant

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                       December 31, 2001, 2000 and 1999


   These derivative lawsuits, which were filed by certain of Hanover's shareholders against Hanover's Board of Directors purportedly on behalf of Hanover, allege, among other things, that our directors breached their fiduciary duties to shareholders and seek unspecified amounts of damages, interest and costs, including legal fees. Hanover's Board of Directors has formed a Special Litigation Committee to address the issues raised by the derivative suits. Subject to the work of that Committee and the Board's instructions, Hanover intends to defend these cases vigorously.

   The putative class action securities lawsuit and the derivative lawsuits are at early stage. Consequently, it is premature at this time to predict liability or to estimate the damages, or the range of damages, if any, that Hanover might incur in connection with such actions. An adverse outcome in these actions could have a material adverse effect on the Company's business, consolidated financial condition, results of operations or cash flows.

   On November 14, 2002, the Securities and Exchange Commission issued a Formal Order of Private Investigation relating to the matters involved in the restatement of our financial results. Hanover is cooperating fully with Fort Worth District Office of the Securities and Exchange Commission. It is too soon to determine whether the outcome of this investigation will have a material adverse effect on the Company's business, consolidated financial condition, results of operations or cash flows.

   The Company is involved in various other legal proceedings that are considered to be in the normal course of business. The Company believes that these proceedings will not have a material adverse effect on its business, consolidated financial position, results of operations or cash flows.

   On August 19, 2002, Hanover elected Chad Deaton, former Executive Vice President of Schlumberger Oilfield Services, as President, Chief Executive Officer and a Director. Mr. Deaton, has twenty-five years experience in oilfield services--15 domestic and 10 overseas--with the Dowell Division of Dow Chemical and Schlumberger Ltd.

   On August 2, 2002, Hanover announced the resignations of Chief Executive Officer Michael J. McGhan and Chief Operating Officer Charles D. Erwin. On July 30 2002, Hanover announced the resignation of William S. Goldberg from the Board of Directors, effective August 31, 2002.

   In August 2002, Joe Bradford was not reappointed by Hanover's Board of Directors to the position of Senior Vice President--Worldwide Operations Development which he held previously. On September 27, 2002, Mr. Bradford resigned from his employment with Hanover.

22. Industry Segments and Geographic Information

   The Company manages its business segments primarily on the type of product or service provided. The Company has five principal industry segments:
Rentals--Domestic, Rentals--International, Parts, Service and Used Equipment, Compressor Fabrication and Production and Processing Equipment Fabrication. The Rentals segments provide natural gas compression rental and maintenance services to meet specific customer requirements. The Compressor Fabrication Segment involves the design, fabrication and sale of natural gas compression units to meet unique customer specifications. The Production and Processing Equipment Fabrication Segment designs, fabricates and sells equipment utilized in the production of crude oil and natural gas.

   The Company evaluates the performance of its segments based on segment gross profit. Segment gross profit for each segment includes direct operating expenses. Costs excluded from segment gross profit include

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                       December 31, 2001, 2000 and 1999

selling, general and administrative, depreciation and amortization, leasing, interest and income taxes. Amounts defined as "Other" include equity in income of nonconsolidated affiliates, results of other insignificant operations and corporate related items primarily related to cash management activities. Revenues include sales to external customers and intersegment sales. Intersegment sales are accounted for at cost, except for compressor fabrication sales which are accounted for on an arms length basis. Intersegment sales and any resulting profits are eliminated in consolidation. Identifiable assets are tangible and intangible assets that are identified with the operations of a particular segment or geographic region, or which are allocated when used jointly. Capital expenditures include fixed asset purchases.

   No single customer accounts for 10% or more of the Company's revenues for all periods presented. One vendor accounted for approximately $41,200,000 of the Company's purchases in 2000.

   The following tables present sales and other financial information by industry segment and geographic region for the years ended December 31, 2001, 2000 and 1999.

  Industry Segments

                                                  Parts,
                                                  service              Production
                          Domestic International and used  Compressor   equipment
                          rentals     rentals    equipment fabrication fabrication  Other   Eliminations Consolidated
                          -------- ------------- --------- ----------- ----------- -------- ------------ ------------
                                                                (in thousands)
2001 (Restated):
  Revenues from external
   customers............. $269,874   $130,902    $244,040   $223,519    $184,040   $ 18,322  $      --    $1,070,697
  Intersegment sales.....               2,858      72,930    112,748       7,110      4,600   (200,246)
                          --------   --------    --------   --------    --------   --------  ---------    ----------
   Total revenues........  269,874    133,760     316,970    336,267     191,150     22,922   (200,246)    1,070,697
  Gross profit...........  174,671     85,107      77,203     35,397      36,216     18,322         --       426,916
  Identifiable assets....  975,511    557,697     119,411    191,593     192,888    222,114         --     2,259,214
  Capital expenditures...  470,374    137,805       6,763        399      24,626     20,118         --       660,085
  Depreciation and
   amortization..........   45,029     33,685       2,996      4,774       3,362         --         --        89,846
2000 (Restated):
  Revenues from external
   customers............. $172,517   $ 81,320    $129,366   $ 90,270    $ 79,121   $ 10,192         --    $  562,786
  Intersegment sales.....       --      1,200      31,086     89,963       3,653      7,413  $(133,315)           --
                          --------   --------    --------   --------    --------   --------  ---------    ----------
   Total revenues........  172,517     82,520     160,452    180,233      82,774     17,605   (133,315)      562,786
  Gross profit...........  112,181     53,664      41,072     13,516      16,437     10,192         --       247,062
  Identifiable assets....  426,424    431,362      13,226    202,390     125,377     45,485         --     1,244,264
  Capital expenditures...  214,425     58,801          --        874         723         --         --       274,823
  Depreciation and
   amortization..........   30,102     15,117         160      4,381       3,122         --         --        52,882
1999 (Restated):
  Revenues from external
   customers............. $136,430   $ 56,225    $ 39,130   $ 52,531    $ 27,255   $  6,559         --    $  318,130
  Intersegment sales.....       --      1,200      38,656     75,139       4,821         --  $(119,816)           --
                          --------   --------    --------   --------    --------   --------  ---------    ----------
   Total revenues........  136,430     57,425      77,786    127,670      32,076      6,559   (119,816)      318,130
  Gross profit...........   90,246     37,460      12,626      8,868       6,977      6,559         --       162,736
  Identifiable assets....  432,649    249,800          --     41,252      24,007      5,756         --       753,464
  Capital expenditures...  180,593     99,535          --      1,469       1,343         --         --       282,940
  Depreciation and
   amortization..........   24,448     11,158          --        702       1,029         --         --        37,337

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                       December 31, 2001, 2000 and 1999


  Geographic Data

                                          United
                                          States   International Consolidated
                                        ---------- ------------- ------------
                                                   (in thousands)
   2001 (Restated):
      Revenues from external customers. $  760,439   $310,258     $1,070,697
      Identifiable assets(1)...........  1,312,522    946,692      2,259,214
   2000 (Restated):
      Revenues from external customers.    440,799    121,987        562,786
      Identifiable assets..............    758,197    486,067      1,244,264
   1999 (Restated):
      Revenues from external customers.    257,992     60,138        318,130
      Indentifiable assets.............    500,491    252,973        753,464

--------
(1) Identifiable assets for international operations include approximately $264,000,000 related to Venezuela, of which approximately $152,443,000 relates to the joint ventures acquired in connection with the POI acquisition completed in August 2001.

23. Other Expenses

   Other expenses during 2001 were $17,323,000, which included a $2,750,000 bridge loan commitment fee associated with HCLP's acquisition of POI, a $5,013,000 write down of an investment in Aurion, a $965,000 litigation settlement, $7,596,000 from the recognition of an unrealized loss related to the change in fair value of the interest rate swaps as required under SFAS 133 (see Note 17) and $999,000 in other non-operating expenses.

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                  SELECTED QUARTERLY UNAUDITED FINANCIAL DATA

   The table below sets forth selected unaudited financial information for each quarter of the two years:

                         1st quarter 2nd quarter 3rd quarter 4th quarter(1)
                         ----------- ----------- ----------- --------------
                                          (in thousands)//
     2001 (Restated):
        Revenue(2)......  $229,944    $245,429    $282,294      $313,030
        Gross profit(2).    93,368      97,006     113,583       122,959
        Net income (2)..    20,952      23,166      22,533        14,554
     2000 (Restated):
        Revenue(3)......  $ 89,611    $112,689    $147,470      $213,016
        Gross profit(3).    47,787      52,656      63,899        82,720
        Net income(3)...    11,831      11,743      12,870        17,195

--------
(1) The Company incurred other expenses during the fourth quarter of 2001 which included a $5,013,000 write down of an investment in Aurion, a $965,000 litigation settlement, and $999,000 in other non-operating expenses. In addition, the Company incurred a $5,511,000 translation loss related to its foreign operations, primarily in Argentina and Venezuela.
(2) The Company restated the 2001 quarters for certain revenue recognition matters as disclosed in Notes 19 and 20 and Hanover's 2001 10-Q/As. The aggregate impact of the April and November restatements was as follows:

                            1st        2nd        3rd        4th
                          quarter    quarter    quarter    quarter
                         ---------- ---------- ---------- ----------
                         Increase/  Increase/  Increase/  Increase/
                         (Decrease) (Decrease) (Decrease) (Decrease)
                         ---------- ---------- ---------- ----------
                                       (in thousands)
            Revenue.....  $10,025    $(17,657)  $(17,489)  $(7,512)
            Gross profit    3,480      (2,964)    (3,366)      353
            Net income..    1,180      (2,652)    (2,616)      218

(3) The Company restated its 2000 quarters for certain revenue recognition matters as disclosed in Notes 19 and 20. The aggregate impact of the April and November restatements was as follows:

                            1st        2nd        3rd        4th
                          quarter    quarter    quarter    quarter
                         ---------- ---------- ---------- ----------
                         Increase/  Increase/  Increase/  Increase/
                         (Decrease) (Decrease) (Decrease) (Decrease)
                         ---------- ---------- ---------- ----------
                                       (in thousands)
            Revenue.....   $(946)    $(4,395)   $(15,111)  $(20,591)
            Gross profit    (539)     (3,275)     (5,740)    (4,668)
            Net income..    (333)     (2,030)     (3,540)    (3,157)

                    HANOVER COMPRESSION LIMITED PARTNERSHIP
                     CONDENSED CONSOLIDATED BALANCE SHEET
                                (in thousands)
                                  (unaudited)

                                                                                September 30, December 31,
                                                                                    2002          2001
                                                                                ------------- ------------
                                                                                                Restated
                                    ASSETS
Current assets:
   Cash and cash equivalents...................................................  $   22,186    $   23,191
   Accounts receivable, net....................................................     208,110       272,450
   Inventory...................................................................     219,244       215,655
   Costs and estimated earnings in excess of billings on uncompleted contracts.      30,759        59,099
   Prepaid taxes...............................................................          --        19,990
   Other current assets........................................................      44,407        25,081
                                                                                 ----------    ----------
       Total current assets....................................................     524,706       615,466
Property, plant and equipment, net.............................................   1,231,689     1,151,513
Goodwill, net..................................................................     200,438       242,178
Intangible and other assets....................................................      72,577        71,729
Investment in non-consolidated affiliates......................................     176,108       178,328
                                                                                 ----------    ----------
       Total assets............................................................  $2,205,518    $2,259,214
                                                                                 ==========    ==========
                       LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
   Current maturities of long-term debt........................................  $    6,251    $    5,553
   Accounts payable, trade.....................................................      53,283       119,077
   Accrued liabilities.........................................................     165,405       152,435
   Advance billings............................................................      47,597        53,140
   Billings on uncompleted contracts in excess of costs and estimated earnings.       4,780         7,152
                                                                                 ----------    ----------
       Total current liabilities...............................................     277,316       337,357
Long-term debt.................................................................     379,529       312,260
Other liabilities..............................................................     129,525       130,276
Deferred income taxes..........................................................     158,962       173,351
                                                                                 ----------    ----------
       Total liabilities.......................................................     945,332       953,244
                                                                                 ----------    ----------
Commitments and contingencies (Note 7).........................................
Partners' equity:..............................................................
   Partners' capital...........................................................   1,274,976     1,312,527
   Accumulated other comprehensive income......................................     (14,790)       (6,557)
                                                                                 ----------    ----------
       Total partners' equity..................................................   1,260,186     1,305,970
                                                                                 ----------    ----------
          Total liabilities and partners' equity...............................  $2,205,518    $2,259,214
                                                                                 ==========    ==========

  The accompanying notes are an integral part of these financial statements.

                    HANOVER COMPRESSION LIMITED PARTNERSHIP
                   CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                           AND COMPREHENSIVE INCOME
                                (in thousands)
                                  (unaudited)

                                                                                   Nine Months Ended
                                                                                     September 30,
                                                                                  ------------------
                                                                                    2002      2001
                                                                                  --------  --------
                                                                                            Restated
Revenues:
   Rentals....................................................................... $394,014  $274,600
   Parts, service and used equipment.............................................  188,013   168,017
   Compressor fabrication........................................................   85,285   168,061
   Production and processing equipment fabrication...............................   99,771   135,760
   Equity in income of non-consolidated affiliate................................   13,928     3,751
   Other.........................................................................    2,375     7,478
                                                                                  --------  --------
                                                                                   783,386   757,667
                                                                                  --------  --------
Expenses:
   Rentals.......................................................................  128,335    92,663
   Parts, service and used equipment.............................................  159,583   112,594
   Compressor fabrication........................................................   73,884   140,644
   Production and processing equipment fabrication...............................   84,329   107,809
   Selling, general and administrative...........................................  113,867    68,593
   Depreciation and amortization.................................................   82,542    62,010
   Leasing expense...............................................................   70,810    47,541
   Interest expense..............................................................   19,733     5,442
   Foreign currency translation..................................................   13,339     1,147
   Change in fair value of derivative financial instruments......................   (1,530)    8,723
   Goodwill impairment...........................................................   47,500        --
   Other.........................................................................   14,837     2,750
                                                                                  --------  --------
                                                                                   807,229   649,916
                                                                                  --------  --------
Income (loss) before income taxes................................................  (23,843)  107,751
Provision for income taxes.......................................................    3,287    40,937
                                                                                  --------  --------
Net income (loss) before cumulative effect of accounting change..................  (27,130)   66,814
   Cumulative effect of accounting change for derivative instruments, net of tax.       --      (164)
                                                                                  --------  --------
Net income (loss)................................................................  (27,130)   66,650
Other comprehensive income (loss), net of tax:
   Change in fair value of derivative financial instruments......................   (8,837)   (7,914)
   Foreign currency translation adjustment.......................................      604       (22)
                                                                                  --------  --------
Comprehensive income (loss)...................................................... $(35,363) $ 58,714
                                                                                  ========  ========

  The accompanying notes are an integral part of these financial statements.

                    HANOVER COMPRESSION LIMITED PARTNERSHIP
                CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                (in thousands)
                                  (unaudited)

                                                                                     Nine Months Ended
                                                                                       September 30,
                                                                                   --------------------
                                                                                      2002       2001
                                                                                   ---------  ---------
                                                                                               Restated
Cash flows from operating activities:
  Net income (loss)............................................................... $ (27,130) $  66,650
  Adjustments:
   Depreciation and amortization..................................................    82,542     62,010
   Amortization of debt issuance costs and debt discount..........................     1,039      1,385
   Bad debt expense...............................................................     2,800      1,608
   Gain on sale of property, plant and equipment..................................    (7,033)    (4,157)
   Equity in income of non-consolidated affiliates................................   (13,928)    (3,035)
   (Gain) loss on derivative instruments..........................................    (1,530)     8,723
   Provision for inventory impairment and reserves................................    13,826      2,401
   Write down of non-consolidated affiliates......................................    12,100         --
   Goodwill impairment............................................................    47,500         --
   Stock compensation expense.....................................................       254         --
   Pay-in-kind interest on Schlumberger note......................................    14,244      1,098
   Deferred income taxes..........................................................     2,236     26,297
   Changes in assets and liabilities, excluding business combinations:
    Accounts receivable and notes.................................................    64,155    (21,018)
    Inventory.....................................................................    (9,108)   (77,783)
    Costs and estimated earnings in excess of billings on uncompleted contracts...    25,968    (33,284)
    Accounts payable and other liabilities........................................   (65,853)     9,561
    Advance billings..............................................................    (6,221)    16,094
    Other.........................................................................    (7,020)    (5,311)
                                                                                   ---------  ---------
      Net cash provided by operating activities...................................   128,841     51,239
                                                                                   ---------  ---------
Cash flows from investing activities:
  Capital expenditures............................................................  (181,566)  (484,830)
  Payments for deferred lease transaction costs...................................    (1,569)   (17,738)
  Proceeds from sale of property, plant and equipment.............................    51,741    582,557
  Cash used for business combinations, net........................................   (19,317)  (377,537)
  Cash returned from unconsolidated subsidiary....................................    10,580         --
  Cash used to acquire investments in non-consolidated subsidiaries...............    (6,750)    (6,514)
                                                                                   ---------  ---------
      Net cash used in investing activities.......................................  (146,881)  (304,062)
                                                                                   ---------  ---------
Cash flows from financing activities:
  Net borrowings (repayments) on revolving credit facility........................    35,500    (17,500)
  Payments for debt issue costs...................................................      (581)      (205)
  Partners' contribution (distribution), net......................................   (13,403)   262,306
  Repayment of long-term debt and short-term notes................................    (2,612)   (14,920)
                                                                                   ---------  ---------
      Net cash provided by financing activities...................................    18,904    229,681
                                                                                   ---------  ---------
Effect of exchange rate changes on cash and equivalents...........................    (1,869)       (36)
                                                                                   ---------  ---------
Net (decrease) increase in cash and cash equivalents..............................    (1,005)   (23,178)
Cash and cash equivalents at beginning of period..................................    23,191     45,484
                                                                                   ---------  ---------
Cash and cash equivalents at end of period........................................ $  22,186  $  22,306
                                                                                   =========  =========
Acquisitions of businesses:
  Property, plant and equipment acquired.......................................... $  38,847  $ 605,581
  Other assets acquired, net of cash acquired.....................................     1,286    247,510
  Goodwill........................................................................        --     64,742
  Liabilities.....................................................................    (1,401)   (64,264)
  Debt issued.....................................................................   (19,415)  (215,305)
  Deferred taxes..................................................................        --     (6,802)
  Partner's non-cash capital contributions........................................        --   (253,925)

  The accompanying notes are an integral part of these financial statements.

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

   The accompanying unaudited consolidated financial statements of Hanover Compression Limited Partnership ("HCLP" or the "Company"), an indirectly wholly owned subsidiary of Hanover Compressor Company ("Hanover"), included herein have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. It is the opinion of management that the information furnished includes all adjustments, consisting only of normal recurring adjustments, which are necessary to present fairly the financial position, results of operations, and cash flows of HCLP for the periods indicated. The financial statement information included herein should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 2001. These interim results are not necessarily indicative of results for a full year.

2. BUSINESS COMBINATIONS

2002 Acquisitions

   In July 2002, the Company acquired a 92.5% interest in Wellhead Power Gates, LLC ("Gates") for approximately $14,400,000 and had loaned approximately $6,000,000 to Gates prior to the acquisition. Gates is a developer and owner of a forty-six megawatt cycle peaking power facility in Fresno County, California. This investment is accounted for as a consolidated subsidiary.

   In July 2002, the Company acquired a 49.0% interest in Wellhead Power Panoche, LLC ("Panoche") for approximately $6,800,000 and had loaned approximately $5,000,000 to Panoche prior to the acquisition of its interest. Panoche is a developer and owner of a forty-nine megawatt cycle peaking power facility in Fresno County, California which is under contract with California Department of Water Resources. This investment is accounted for under the equity method of accounting.

   In July 2002, the Company acquired certain assets of Voyager Compression Services, LLC for approximately $2,500,000 in cash.

Material 2001 Acquisitions

   In August 2001, the Company acquired 100% of the issued and outstanding shares of the Production Operators Corporation natural gas compression business, ownership interests in certain joint venture projects in South America, and related assets ("POI") from Schlumberger for $761,000,000 in cash, Hanover common stock and indebtedness, subject to certain post-closing adjustments that to date have resulted in an increase in the purchase price to approximately $778,000,000. Under the terms of the definitive agreement, Schlumberger received approximately $280,000,000 in cash, $150,000,000 in a long-term subordinated note and approximately 8,708,000 Hanover common shares, or approximately 11% of the outstanding shares of Hanover common stock, which are required to be held by Schlumberger for at least three years following the closing date.

   In March 2001, the Company purchased OEC Compression Corporation ("OEC") in an all-stock transaction for approximately $101,800,000, including the assumption and subsequent payment of approximately $64,600,000 million of OEC indebtedness. The Company issued an aggregate of approximately 1,146,000 shares of Hanover common stock to stockholders of OEC.

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

   The pro forma information set forth below assumes the acquisitions of POI and OEC completed in 2001 are accounted for as if the purchases had occurred at the beginning of 2001. The pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that would have been achieved had the acquisitions been consummated at that time (in thousands):

                                                           Nine Months Ended
                                                           September 30, 2001
                                                           ------------------
  Revenue.................................................      $867,080
  Net income before cumulative effect of accounting change        65,826

3. INVENTORIES

   Inventory consisted of the following amounts (in thousands):

                                    September 30, December 31,
                                        2002          2001
                                    ------------- ------------
                                                    Restated
                 Parts and supplies   $151,179      $146,877
                 Work in progress..     46,061        46,091
                 Finished goods....     22,004        22,687
                                      --------      --------
                                      $219,244      $215,655
                                      ========      ========

   During the nine months ended September 30, 2002, the Company recorded approximately $13,826,000 in inventory write downs and reserves for parts and power generation inventory which was either obsolete, excess or carried at a price above market value.

4. PROPERTY, PLANT AND EQUIPMENT

   Property, plant and equipment consisted of the following (in thousands):

                                             September 30, December 31,
                                                 2002          2001
                                             ------------- ------------
                                                             Restated
        Compression equipment and facilities  $1,272,385    $1,171,282
        Equipment under capitalized lease...      20,000            --
        Land and buildings..................      75,738        55,570
        Transportation and shop equipment...      70,009        61,848
        Other...............................      29,049        23,848
                                              ----------    ----------
                                               1,467,181     1,312,548
        Accumulated depreciation............    (235,492)     (161,035)
                                              ----------    ----------
                                              $1,231,689    $1,151,513
                                              ==========    ==========

   After a review of the estimated economic lives of its compression fleet, on July 1, 2001 the Company changed its estimate of the useful life of certain compression equipment to range from 15 to 30 years instead of a uniform 15 year depreciable life. The Company's new estimated lives are based upon its experience, maintenance program and the different types of compressors presently in its rental fleet. The Company believes its new estimate reflects the economic useful lives of the compressors more accurately than a uniform useful life applied to all compressors regardless of their age or performance characteristics. The effect of this change in estimate on the nine months ended September 30, 2002 was a decrease in depreciation expense of approximately $10,700,000 and an increase in net income of approximately $6,400,000.

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

5. LONG-TERM DEBT

   Long-term debt consisted of the following (in thousands):

                                                                           September 30, December 31,
                                                                               2002          2001
                                                                           ------------- ------------
Bank credit facility......................................................   $192,500      $157,000
Schlumberger note, interest at 10.50%.....................................    166,484       150,000
Real estate mortgage, interest at 7.5%, collateralized by certain land and
  buildings, payable through 2002.........................................      3,333         3,583
Capitalized lease.........................................................     18,911            --
Other, interest at various rates, collateralized by equipment and other
  assets, net of unamortized discount.....................................      4,552         7,230
                                                                             --------      --------
                                                                              385,780       317,813
Less-- current maturities.................................................     (6,251)       (5,553)
                                                                             --------      --------
                                                                             $379,529      $312,260
                                                                             ========      ========

   The Company's amended and restated bank credit facility provides for a $350,000,000 revolving credit facility that matures on November 30, 2004. Advances bear interest at the bank's prime or a negotiated rate (3.6% and 3.9% at September 30, 2002 and December 31, 2001, respectively). A commitment fee of 0.35% per annum on the average available commitment is payable quarterly. The credit facility contains certain financial covenants and limitations on, among other things, indebtedness, liens, leases and sales of assets. The credit facility also limits the payment of cash dividends on the Hanover's common stock to 25% of net income for the respective period.

   As a result of the restatement of its consolidated financial statements for the period ended December 31, 2000 and nine months ended September 30, 2001 and other compliance provisions, the Company was not in compliance with certain covenants in its bank credit facility and lease agreements. The Company obtained waivers and amendments during the first quarter of 2002 and was in compliance as of September 30, 2002 with all applicable covenants.

   In connection with the POI Acquisition on August 31, 2001, the Company issued a $150,000,000 subordinated acquisition note to Schlumberger, which matures December 15, 2005. Interest on the subordinated acquisition note accrues and is payable-in-kind at the rate of 8.5% annually through February 28, 2002, 10.5% for the following six months and rates periodically increasing in increments of 1% to 2% per annum thereafter to a maximum interest rate after March 2005 of 15.5%. In the event of an event of default under the subordinated acquisition note, interest will accrue at a rate of 2% above the then applicable rate. The subordinated acquisition note is subordinated to all of the Company's indebtedness other than indebtedness to fund future acquisitions. In the event that Hanover completes an offering of equity securities, the Company is required to apply the proceeds of the offering to repay amounts outstanding under the subordinated acquisition note as long as no default exists or would exist under the Company's other indebtedness as a result of such payment.

6. ACCOUNTING FOR DERIVATIVES

   The Company adopted Statement of Financial Accounting Standard ("SFAS") 133 on January 1, 2001. SFAS 133 requires that all derivative instruments (including certain derivative instruments embedded in other contracts) be recognized in the balance sheet at fair value, and that changes in such fair values be recognized in earnings unless specific hedging criteria are met. Changes in the values of derivatives that meet these hedging

                    HANOVER COMPRESSION LIMITED PARTNERSHIP
criteria will ultimately offset related earnings effects of the hedged item pending recognition in earnings. Prior to 2001, the Company entered into two interest rate swaps which are outstanding at September 30, 2002 with notional amounts of $75,000,000 and $125,000,000 and strike rates of 5.51% and 5.56%, respectively. These swaps were to expire in July 2001, but were extended for an additional two years at the option of the counterparty. The difference paid or received on the swap transactions is recorded as an accrued lease liability and is recognized in leasing expense. These swap transactions expire in July 2003. During the nine months ended September 30, 2002 and 2001, the Company recognized an unrealized gain of approximately $1,530,000 and a loss of approximately $8,723,000, respectively, related to the change in the fair value of these interest rate swaps in the statement of operations because management decided not to designate the interest rate swaps as hedges at the time they were extended by the counterparty. At September 30, 2002, $6,320,000 was recorded in accrued liabilities with respect to the fair value adjustment related to these interest rate swaps. The fair value of these interest rate swaps will fluctuate with changes in interest rates over their remaining terms and the fluctuations will be recorded in the statement of operations.

   During the second quarter of 2001, the Company entered into three additional interest rate swaps to convert variable lease payments under certain lease arrangements to fixed payments as follows:

                Lease     Maturity Date Strike Rate Amount Notional
                -----     ------------- ----------- ---------------
             March 2000..   3/11/05       5.2550%    $100,000,000
             August 2000.   3/11/05       5.2725%    $100,000,000
             October 2000   10/26/05      5.3975%    $100,000,000

   These three swaps, which the Company has designated as cash flow hedging instruments, meet the specific hedge criteria and any changes in their fair values have been recognized in other comprehensive income. During the nine months ended September 30, 2002, the Company recorded a $8,837,000 loss in other comprehensive income, net of tax, and $11,213,000 was included in accrued current liabilities and $11,725,000 in other long-term liabilities with respect to the fair value adjustment related to these three swaps.

   The counterparties to all of the Company's interest rate swap agreements are major international financial institutions. The Company continually monitors the credit quality of these financial institutions and does not expect non-performance by any counterparty.

7. COMMITMENTS AND CONTINGENCIES


   Commencing in February 2002, approximately 15 putative securities class action lawsuits were filed against Hanover and certain of its officers and directors in the United States District Court for the Southern District of Texas. These class actions have been consolidated into one case, Pirelli Armstrong Tire Corporation Retiree Medical Benefits Trust, On Behalf of Itself and All Others Similarly Situated, Civil Action No. H-02-CV-0410, naming as defendants Hanover Compressor Company, Mr. Michael J. McGhan, Mr. William S. Goldberg and Mr. Michael A. O'Connor. The plaintiffs in the securities actions purport to represent purchasers of Hanover's common stock during various periods ranging from May 15, 2000 through January 28, 2002. The complaints assert various claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and seek unspecified amounts of compensatory damages, interest and costs, including legal fees. The court entered an order appointing Pirelli Armstrong Tire Corporation Retiree Medical Benefits Trust as lead plaintiff on January 7, 2003. A consolidated complaint is due by April 7, 2003.


   Commencing in February 2002, four derivative lawsuits were filed in the United States District Court for the Southern District of Texas, two derivative lawsuits were filed in state district court for Harris County, Texas (one of which was nonsuited and the second of which was removed to Federal District Court for the Southern District of Texas) and one derivative lawsuit was filed in the Court of Chancery for the State of Delaware in and for New

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

Castle County. The derivative actions in the United States District Court for the Southern District of Texas were consolidated on August 19 and August 26, 2002. Motions are currently pending for appointment of lead counsel in the consolidated derivative actions in the Southern District of Texas. The pending derivative lawsuits are:


        Plaintiff               Defendants         Civil Action No.           Court          Date Instituted
------------------------- ---------------------- -------------------- ---------------------- ---------------
Harbor Finance Partners,  Michael J. McGhan,          H-02-0761       United States District     3/01/02
derivatively on behalf of William S. Goldberg,                        Court for the Southern
Hanover Compressor        Ted Collins, Jr.,                           District of Texas
Company                   Robert R. Furguson,
                          Melvyn N. Klein,
                          Michael A. O'Connor,
                          and Alvin V.
                          Shoemaker, Defendants
                          and Hanover
                          Compressor Company,
                          Nominal Defendant

Roger Koch,               Michael A. O'Connor,        H-02-1332       United States District     4/10/02
derivatively on behalf of William S. Goldberg,                        Court for the Southern
Hanover Compressor        Melvyn N. Klein,                            District of Texas
Company                   Michael J. McGhan,
                          Ted Collins, Jr.,
                          Robert R. Furguson,        consolidated
                          Rene J. Huck,             with H-02-0761
                          Alvin V. Shoemaker,         on 8/19/02
                          Victor E. Grijalva,
                          Gordon T. Hall, and
                          I. Jon Brumley,
                          Defendants and Hanover
                          Compressor Company,
                          Nominal Defendant

Henry Carranza,           Michael A. O'Connor,        H-02-1430       United States District     4/18/02
derivatively on           William S. Goldberg,                        Court for the Southern
behalf of Hanover         Melvyn N. Klein,       consolidated with    District of Texas
Compressor Company        Michael J. McGhan,     H-02-0761 on 8/19/02
                          Ted Collins, Jr.,
                          Robert R. Furguson,
                          Rene J. Huck,
                          Alvin V. Shoemaker,
                          Victor E. Grijalva,
                          Gordon T. Hall, and
                          I. Jon Brumley,
                          Defendants and Hanover
                          Compressor Company,
                          Nominal Defendant

William Steves,           Michael A. O'Connor,        H-02-1527       United States District     4/24/02
derivatively on           William S. Goldberg,                        Court for the Southern
behalf of Hanover         Melvyn N. Klein,       consolidated with    District of Texas
Compressor Company        Michael J. McGhan,     H-02-0761 on 8/19/02
                          Ted Collins, Jr.,
                          Robert R. Furguson,
                          Rene J. Huck,
                          Alvin V. Shoemaker,
                          Victor E. Grijalva,
                          Gordon T. Hall, and
                          I. Jon Brumley,
                          Defendants and Hanover
                          Compressor Company,
                          Nominal Defendant

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

     Plaintiff            Defendants           Civil Action No.               Court           Date Instituted
------------------- ----------------------- ----------------------- ------------------------- ---------------

John B. Hensley,    Michael J. McGhan,             H-02-2994        270th Judicial District,      6/20/02
Jr., derivatively   William S. Goldberg,                            Harris County, Texas;
on behalf of        Michael A. O'Connor     consolidated with       removed to the United
Hanover Compressor  Ted Collins, Jr.,       H-02-0761 as of 8/26/02 States District Court
Company             Alvin Shoemaker,                                for the Southern
                    Robert R. Furguson,                             District of Texas on
                    Melvyn N. Klein,                                August 9, 2002
                    Charles D. Erwin, and
                    PricewaterhouseCoopers
                    LLP, Defendants and
                    Hanover Compressor
                    Company, Nominal
                    Defendant

Coffelt Family, LLC Michael A. O'Connor,           19410-NC         Court of Chancery for the     2/15/02
                    Michael J. McGhan,                              State of Delaware in and
                    William S. Goldberg,                            for New Castle County
                    Ted Collins, Jr.,
                    Melvyn N. Klein,
                    Alvin V. Shoemaker,
                    and Robert R. Furguson,
                    Defendants and Hanover
                    Compressor Company,
                    Nominal Defendant

   These derivative lawsuits, which were filed by certain of Hanover's shareholders against Hanover's Board of Directors purportedly on behalf of Hanover, allege, among other things, that our directors breached their fiduciary duties to shareholders and seek unspecified amounts of damages, interest and costs, including legal fees. Hanover's Board of Directors has formed a Special Litigation Committee to address the issues raised by the derivative suits. Subject to the work of that Committee and the Board's instructions, Hanover intends to defend these cases vigorously.

   The putative class action securities lawsuit and the derivative lawsuits are at early stage. Consequently, it is premature at this time to predict liability or to estimate the damages, or the range of damages, if any, that Hanover might incur in connection with such actions. An adverse outcome in these actions could have a material adverse effect on the Company's business, consolidated financial condition, results of operations or cash flows.

   On November 14, 2002, the Securities and Exchange Commission issued a Formal Order of Private Investigation relating to the matters involved in the restatement of our financial results. Hanover is cooperating fully with Fort Worth District office staff of the Securities and Exchange Commission. It is too soon to determine whether the outcome of this investigation will have a material adverse effect on the Company's business, consolidated financial condition, results of operations or cash flows.

   The Company is involved in various other legal proceedings that are considered to be in the normal course of business. The Company believes that these proceedings will not have a material adverse effect on its business, consolidated financial position, results of operations or cash flows.

8. RELATED PARTY TRANSACTIONS

   In January 2002, HCLP advanced cash of $400,000 to Michael J. McGhan, who served as the Company's President and Chief Executive Officer until August 1, 2002, and $100,000 to Robert O. Pierce, Senior Vice President--Manufacturing and Fabrication, in return for notes. These notes were repaid in September 2002. In addition, during 2001 the Company advanced cash of $2,200,000 to Mr. McGhan, which, together with accrued interest, was outstanding as of September 30, 2002. All of these extensions of credit were made before July 30,

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

2002 and have not been modified since that date. In addition, in exchange for unsecured notes, the Company has loaned approximately $2,269,000 to employees who were subject to margin calls, which together with interest were outstanding as of September 31, 2002.

   On July 29, 2002, Hanover purchased 147,322 shares of its common stock from Mr. McGhan for $8.96 per share for a total of $1,320,000. The price per share was determined by reference to the closing price quoted on New York Stock Exchange on July 29, 2002. Hanover's board of directors determined to purchase the shares from Mr. McGhan because he was subject to a margin call during a blackout period under our insider trading policy, and therefore, could not sell such shares to the public to cover the margin call without being in violation of the policy.

   On September 18, 2002, Hanover purchased 30,054 shares of our common stock from Mr. Pierce for $9.60 per share for a total of $288,500. The price per share was determined by reference to the closing price quoted on the New York Stock Exchange on September 18, 2002. Hanover's Board of Directors determined to purchase the shares from Mr. Pierce because it was necessary for him to sell shares to repay the loans to Hanover and to a third party during a blackout period under our insider trading policy and therefore could not sell shares of our stock in the open market to repay the loans.

   On August 1, 2002, the Company entered into a Separation Agreement with Mr. McGhan. The effective date of the agreement is August 1, 2002, and the agreement sets forth a mutual agreement to sever the relationships between Mr. McGhan and the Company, including the employment relationships of Mr. McGhan with the Company and its affiliates. In the agreement, the parties also documented their understandings with respect to: (i) the posting of additional collateral by Mr. McGhan to secure repayment of $2.6 million owed by Mr. McGhan to the Company; and (ii) certain waivers and releases by Mr. McGhan. In the agreement, Mr. McGhan has made certain representations as to the status of the outstanding loans payable by Mr. McGhan to the Company, the documentation for the loans and the enforceability of the his obligations under the loan documents. The loans were not modified and must be repaid in accordance with their original terms. In addition, the agreement provides that Mr. McGhan may exercise his vested stock options pursuant to the post-termination exercise periods set forth in the applicable plan. Since the date of the agreement Mr. McGhan has exercised all such vested options. In addition, Mr. McGhan agreed, among other things, not to compete with the Company and not to solicit Company employees or customers under terms described in the agreement for a period of twenty-four months after the effective date of the agreement. In consideration for this non-compete/non-solicit agreement, the Company agreed to pay Mr. McGhan $33,333. per month for a period of eighteen months after the effective date of the agreement.

   On August 2, 2002, the Company entered into a Separation Agreement with Mr. Charles D. Erwin. The effective date of the agreement is August 2, 2002, and the agreement sets forth a mutual agreement to sever the relationships between Mr. Erwin and the Company, including the employment relationships of Mr. Erwin with the Company and its affiliates. In the agreement, the parties also documented their understandings with respect to: (i) the posting of additional collateral by Mr. Erwin to secure repayment of $583,692 owed by Mr. Erwin to the Company; (ii) certain waivers and releases by Mr. Erwin; and (iii) the payment of a reasonable and customary finders fee for certain proposals brought to the Company's attention by Mr. Erwin during the twenty-four month period after the effective date of the agreement. In the agreement, Mr. Erwin has made certain representations as to the status of the outstanding loan payable by Mr. Erwin to the Company, the documentation for the loan and the enforceability of the his obligations under the loan documents. The loan was not modified and must be repaid in accordance with its original terms. In addition, the agreement provides that Mr. Erwin may exercise his vested stock options pursuant to the post-termination exercise periods set forth in the applicable plan. Since the date of the Agreement, Mr. Erwin has exercised all such vested stock options. Mr. Erwin's non-vested stock options were forfeited as of August 2, 2002. In addition, Mr. Erwin agreed, among other things, not to compete with the Company and not to solicit Company employees or customers under terms described in the agreement for a period

                    HANOVER COMPRESSION LIMITED PARTNERSHIP
of twenty-four months after the effective date of the agreement. In consideration for this non-compete/non-solicit agreement, the Company agreed to pay Mr. Erwin $20,611 per month for a period of eighteen months after the effective date of the agreement.

9. NEW ACCOUNTING PRONOUNCEMENTS

   In June 2001, the FASB issued SFAS 142, "Goodwill and Other Intangible Assets". Under SFAS 142, amortization of goodwill over an estimated useful life will be discontinued. Instead, goodwill amounts will be subject to a fair-value-based annual impairment assessment. The standard also requires acquired intangible assets to be recognized separately and amortized as appropriate. SFAS 142 became effective for HCLP on January 1, 2002. For the nine months ended September 30, 2001, goodwill amortization was approximately $7,945,000. The transition provisions of SFAS 142 required us to identify our reporting units and perform an initial impairment assessment of the goodwill attributable to each reporting unit as of January 1, 2002. The Company performed its initial impairment assessment and determined that its reporting units are the same as its business segments and that no impairment existed as of January 1, 2002. However, due to a downturn in the Company's business and changes in the business environment in which it operate, the Company completed an additional impairment analysis as of June 30, 2002. As a result of the test performed as of June 30, 2002, the Company recorded an estimated $47,500,000 impairment of goodwill attributable to its production and processing equipment fabrication business unit. The second step of the impairment test required the Company to allocate the fair value of the reporting unit to the production and processing equipment businesses' assets. The Company performed the second step of the goodwill impairment test in the third quarter of 2002 and determined that no adjustment to the impairment, recorded in the second quarter, was required. The fair value of reporting units was estimated using a combination of the expected present value of future cash flows and the market approach, which uses actual market sales.

   The table below presents the carrying amount of goodwill at (in thousands):

                                                    September 30,
                                                        2002
               -                                    -------------
               Domestic rentals....................   $ 94,148
               International rentals...............     34,033
               Parts, service and used equipment...     53,081
               Compressor and accessory fabrication     19,176
                                                      --------
                  Total............................   $200,438
                                                      ========

   The table below presents HCLP results as if goodwill had not been amortized (in thousands):

                                                Nine Months Ended
                                                September 30, 2001
                                                ------------------
              Net income (as reported).........      $66,650
              Goodwill amortization, net of tax        6,038
                                                     -------
              Net income.......................      $72,688
                                                     =======

   In June 2001, the FASB issued SFAS 143, "Accounting for Obligations Associated with the Retirement of Long-Lived Assets". SFAS 143 establishes the accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. This statement becomes effective for HCLP on January 1, 2003. The Company is currently assessing the new standard and has not yet determined the impact on its consolidated results of operations, cash flows or financial position.

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

   In August 2001, the FASB issued SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." ("SFAS 144") The new rules supersede SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The new rules retain many of the fundamental recognition and measurement provisions of SFAS 121, but significantly change the criteria for classifying an asset as held-for-sale. SFAS 144 is effective for fiscal years beginning after December 15, 2001. The Company has adopted the new standard, which had no material effect on its consolidated results of operations, cash flows or financial position.



   In April 2002, the FASB issued SFAS 145, "Rescission of SFAS Statements No. 4, 44, and 64, Amendment of SFAS Statement No. 13, and Technical Corrections" ("SFAS 145"). The Statement updates, clarifies and simplifies existing accounting pronouncements. Provisions of SFAS 145 related to the rescission of Statement 4 are effective for HCLP on January 1, 2003. The provisions of SFAS 145 related to SFAS 13 are effective for transactions occurring after May 15, 2002. The Company has adopted the provisions of the new standard related to SFAS 13, which had no material effect on its consolidated results of operations, cash flows or financial position.





   In June 2002, the FASB issued SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities," which addresses accounting for restructuring and similar costs ("SFAS 146"). SFAS No. 146 supersedes previous accounting guidance, principally Emerging Issues Task Force Issue (EITF) No. 94-3. The Company will adopt the provision of SFAS 146 for restructuring activities initiated after December 31, 2002. SFAS 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF No. 94-3, a liability for an exit cost was recognized at the date of the Company's commitment to an exit plan. SFAS 146 also establishes that the liability should initially be measured and recorded at fair value. Accordingly, SFAS 146 may affect the timing of recognizing future restructuring costs as well as the amounts recognized.



   In November 2002, the EITF reached a consensus on Issue No. 00-21 (EITF 00-21), "Revenue Arrangements with Multiple Deliverables". EITF 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which the vendor will perform multiple revenue generating activities. EITF 00-21 will be effective for interim periods beginning after June 15, 2003. The Company is currently evaluating the impact of adoption of EITF 00-21 on its financial position and results of operations.



   In November 2002, the FASB issued Interpretation No. 45 (Interpretation 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others", which clarifies disclosure and recognition/measurement requirements related to certain guarantees. The disclosure requirements are effective for financial statements issued after December 15, 2002 and the recognition/measurement requirements are effective on a prospective basis for guarantees issued or modified after December 31, 2002. The Company is currently evaluating the impact of adoption of Interpretation 45 on its financial position and results of operations.



   In December 2002, the FASB issued Statement of SFAS 148, "Accounting for Stock-Based Compensation--Transition and Disclosure" ("SFAS 148"). SFAS 148 amends SFAS 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions of SFAS 148 are effective for fiscal years ending after December 15, 2002. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The Company is currently evaluating the impact of adoption of SFAS 148 on its financial statements.

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

   In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46" or the "Interpretation"), "Consolidation of Variable Interest Entities, an interpretation of ARB 51". The primary objectives of FIN 46 are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights ("variable interest entities" or "VIEs") and how to determine when and which business enterprise should consolidate the VIE (the "primary beneficiary"). This new model for consolidation applies to an entity in which either (1) the equity investors (if any) do not have a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity's activities without receiving additional subordinated financial support from other parties. In addition, FIN 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. FIN 46 will require the Company to include the special purpose entities which lease compression equipment to it in its consolidated financial statements beginning in July 2003. If these special purpose entities had been consolidated in Hanover's financial statements as of September 30, 2002, Hanover would add approximately $1,031 million in compressor equipment and approximately $1,140 million in debt to its balance sheet and reverse $109 million of deferred gains that were recorded on its balance sheet as a result of the sale and leaseback transactions. In addition, Hanover would record depreciation expense on the compression equipment for prior periods (net of tax) as part of the cumulative effect of the adoption of FIN 46 and would record depreciation expense in future periods. The Company is currently evaluating the impact of recording depreciation for prior periods.


10. REPORTABLE SEGMENTS

   The Company manages its business segments primarily on the type of product or service provided. The Company has five principal industry segments:
Rentals--Domestic; Rentals--International; Parts, Service and Used Equipment; Compressor and Accessory Fabrication and Production and Processing Equipment Fabrication. The rentals segments provide natural gas compression and associated equipment rental and maintenance services to meet specific customer requirements. The parts, service and used equipment segment provides used equipment, both new and used parts directly to customers, as well as complete maintenance services for customer owned packages. The compressor and accessory fabrication segment involves the design, fabrication and sale of natural gas compression units and fabricated accessories to meet unique customer specifications. The production and processing equipment fabrication segment designs, fabricates and sells equipment utilized in the production of crude oil and natural gas.

   The Company evaluates the performance of its segments based on segment gross profit. Segment gross profit for each segment includes direct operating expenses. Costs excluded from segment gross profit include selling, general and administrative, depreciation and amortization, leasing, interest, distributions on mandatorily redeemable convertible preferred securities and income taxes. Amounts defined as "Other" include equity in income of non-consolidated affiliates, results of other insignificant operations and corporate related items primarily related to cash management activities. Revenues include sales to external customers and inter-segment sales. Inter-segment sales are accounted for at cost except for compressor fabrication sales which are accounted for on an arms length basis. Intersegment sales and resulting profits are eliminated in consolidation. Identifiable assets are tangible and intangible assets that are identified with the operations of a particular segment or geographic region, or which are allocated when used jointly.

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

   The following table presents sales and other financial information by reportable segment for the nine months ended September 30, 2002 and 2001 (in thousands).

                                               Parts,   Compressor
                                               service      and     Production
                       Domestic International and used   accessory   equipment
                       rentals     rentals    equipment fabrication fabrication  Other   Eliminations Consolidated
-                      -------- ------------- --------- ----------- ----------- -------- ------------ ------------
September 30, 2002:
Revenues from external
 customers............ $250,402   $143,612    $188,013   $ 85,285    $ 99,771   $ 16,303         --    $  783,386
Intersegment sales....       --      1,057      39,689     56,625       8,211      8,397   (113,979)           --
                       --------   --------    --------   --------    --------   --------  ---------    ----------

Total revenues........  250,402    144,669     227,702    141,910     107,982     24,700   (113,979)      783,386

Gross profit..........  161,922    103,757      28,430     11,401      15,442     16,303         --       337,255

Identifiable assets...  918,657    713,243     101,076    138,833     135,204    198,505         --     2,205,518

September 30, 2001
 (Restated):
Revenues from external
 customers............ $185,627   $ 88,973    $168,017   $168,061    $135,760   $ 11,229  $      --    $  757,667
Intersegment sales....       --      2,845      37,428     49,713       4,763      3,507    (98,256)           --
                       --------   --------    --------   --------    --------   --------  ---------    ----------

Total revenues........  185,627     91,818     205,445    217,774     140,523     14,736    (98,256)      757,667

Gross profit..........  122,290     59,647      55,423     27,417      27,951     11,229         --       303,957

Identifiable assets...  839,842    596,246     128,888    185,220     171,192    215,869         --     2,137,257

11. OTHER EXPENSE

   The Company reviews for the impairment of long-lived assets, including property, plant and equipment, goodwill, intangibles and investments in non-consolidated affiliates whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable or a decline in value may be other than temporary. An impairment loss exists when estimated undiscounted cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. The impairment loss recognized represents the excess of the assets carrying value as compared to its estimated fair market value.

   Other expenses recorded during the nine months ended September 30, 2002 were $14,837,000. Other expense includes a $12,100,000 write-down of investments in three non-consolidated affiliates which have experienced a decline in value which the Company believes to be other than temporary, a $525,000 write off of a purchase option for an acquisition which the Company has abandoned and a $2,000,000 write down of a note receivable from Aurion Technologies, Inc. and $212,000 in other costs. The $2,750,000 for the nine months ended September 30, 2001 related to bridge loan financing fees.

12. MANAGEMENT CHANGES AND RESTATEMENTS

   On August 19, 2002, Hanover elected Chad Deaton, former Executive Vice President of Schlumberger Oilfield Services, as President, Chief Executive Officer and a director. Mr. Deaton, has twenty-five years experience in oilfield services--15 domestic and 10 overseas--with the Dowell Division of Dow Chemical and Schlumberger Ltd.

   On August 2, 2002, Hanover announced the resignations of Chief Executive Officer Michael J. McGhan and Chief Operating Officer Charles D. Erwin. On July 30 2002, Hanover announced the resignation of William S. Goldberg from the Board of Directors, effective August 31, 2002.

   In August 2002, Joe Bradford was not reappointed by Hanover's Board of Directors to the position of Senior Vice President--Worldwide Operations Development which he held previously. On September 27, 2002, Mr. Bradford resigned from his employment with Hanover.

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

Restatements

   In April 2002, HCLP restated its financial statements based upon an investigation that was conducted by counsel under the direction of Hanover's Audit Committee. The net effect of this restatement for the year ended December 31, 2000 was as follows: (i) a decrease in revenues of $37,748,000, from $603,829,000 to $566,081,000; (ii) a decrease in income before taxes of $11,999,000, from $99,839,000 to $87,840,000; and (iii) a decrease in net income of $7,535,000, from $62,699,000 to $55,164,000. The net effect of this restatement for the nine months ended September 30, 2001 was as follows: (i) a decrease in revenues of $25,121,000, from $782,788,000 to $757,667,000; (ii) a decrease in income before income taxes of $5,879,000, from $114,346,000 to $108,467,000; and (iii) a decrease in net income of $3,646,000, from $70,738,000 to $67,092,000. While HCLP did not believe any additional matters would require restatement when it made its April 2002 restatement, and although the amounts involved in the restatements announced in August and October 2002 are small in the context of our overall revenues and net income, additional information came to light as part of the investigation conducted by Hanover's Special Litigation Committee of the board since the April 2002 restatement that made the restatements announced in August and October 2002 appropriate under the circumstances.

   A Special Committee of Hanover's Board of Directors together with the audit committee of the Board and its management, aided by outside legal counsel, recently completed an extensive investigation of certain transactions recorded during 2001, 2000 and 1999, including those transactions restated by HCLP in April 2002. As a result of this investigation, HCLP determined to restate its 2001, 2000 and 1999 financial statements for several transactions, including one that was the subject of the April 2002 restatement.

   The net effect on HCLP's financial statements of the restatements announced by Hanover in August and October 2002 for the year ended December 31, 2001 was as follows:(i) a decrease in revenues of $7,512,000, from $1,078,209,000 to $1,070,697,000; (ii) a decrease in income before income taxes of $363,000, from $131,590,000 to $131,227,000; and (iii) a decrease in net income of $224,000, from $81,429,000 to $81,205,000.

   The net effect on HCLP's financial statements of the restatements announced by Hanover in August and October 2002 for the nine months ended September 30, 2001 was as follows:(i) a decrease in income before income taxes of $716,000, from $108,467,000 to $107,751,000; and (ii) a decrease in net income of $442,000, from $67,092,000 to $66,650,000.

   The net effect on HCLP's financial statements of the restatements announced by Hanover in August and October 2002 for the year ended December 31, 2000 was as follows: (i) a decrease in revenues of $3,295,000, from $566,081,000 to $562,786,000; (ii) a decrease in income before income taxes of $2,461,000, from $87,840,000 to $85,379,000; and (iii) a decrease in net income of $1,525,000, from $55,164,000 to $53,639,000.

   The net effect on HCLP's financial statements of the restatements announced by Hanover in August and October for the year ended December 31, 1999 was as follows: (i) a decrease in revenues of $5,090,000, from $323,220,000 to $318,130,000; (ii) a decrease in income before income taxes of $3,123,000, from $63,864,000 to $60,741,000; and (iii) a decrease in net income of $1,986,000, from $40,618,000 to $38,632,000.

   The Company is providing information concerning its completed internal investigations to the Securities and Exchange Commission.

13. SUBSEQUENT EVENT

   In July 2002, we increased our ownership of Belleli to 40.3% from 20.3% by converting a $4.0 million loan to Belleli into additional equity ownership. In November 2002, we increased our ownership to 51% by converting a $9.4 million loan to a third party into additional equity ownership. Due to the November transaction, we will consolidate Belleli's financials with ours which is expected to increase our revenues by approximately $10 to $15 million in the fourth quarter of 2002. However, after related expenses and taking the minority interest into account, the increase in our ownership in Belleli is not expected to have any immediate material effect on our net income.

       Report of Independent Accountants on Financial Statement Schedule

To the Managers of the General Partner of Hanover Compression Limited Partnership:


   Our audits of the consolidated financial statements of Hanover Compression Limited Partnership referred to in our report dated May 2, 2002, except for Notes 20 and 21, as to which the date is November 18, 2002 appearing on page F-16 of this Amendment No. 5 to Registration Statement on Form S-4 also included an audit of the financial statement schedule listed in Item 21(b) of this Amendment No. 5 to Registration Statement on Form S-4. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.


/S/  PRICEWATERHOUSECOOPERS LLP

Houston, Texas
May 2, 2002

                                  SCHEDULE II

                    HANOVER COMPRESSION LIMITED PARTNERSHIP

                       VALUATION AND QUALIFYING ACCOUNTS

                                                                    Additions
                                                        Balance at  Charged to               Balance at
                                                       Beginning of Costs and                  End of
                     Description                          Period     Expenses   Deductions     Period
                     -----------                       ------------ ---------- ----------    ----------
Allowance for doubtful accounts deducted from accounts
  receivable in the balance sheet--
   2001...............................................  $2,659,000  $4,860,000 $1,219,000(1) $6,300,000
   2000...............................................   1,730,000   3,198,000  2,269,000(1)  2,659,000
   1999...............................................   1,212,000   1,476,000    958,000(1)  1,730,000
Allowance for obsolete and slow moving inventory
  deducted from inventories in the balance sheet......
   2001(3)............................................  $  560,000  $2,336,000 $  795,000(2) $2,101,000

--------
(1) Uncollectible accounts written off, net of recoveries.
(2) Obsolete inventory written off at cost, net of value received.
(3) Amounts for 2000 and 1999 were not material.

================================================================================

                                 $300,000,000

                      8.50% Senior Secured Notes Due 2008
          that have been registered under the Securities Act of 1933 for

       all outstanding unregistered 8.50% Senior Secured Notes Due 2008
                  ($300,000,000 principal amount outstanding)
                                      of

                         Hanover Equipment Trust 2001A
                       payable from lease obligations of
                               and guaranteed by

                    Hanover Compression Limited Partnership
              which lease obligations and notes are guaranteed by

                          Hanover Compressor Company

                               -----------------
                                  PROSPECTUS


                                         , 2003

                               -----------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


   Until         , 2003 (the 90th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this exchange offer, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    PART II
                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.  Idemnification of Directors and Officers

  Hanover Equipment Trust 2001A

   Hanover Equipment Trust 2001A is a Delaware business trust. Section 3817 of the Delaware Business Trust Act permits a business trust to indemnify and hold harmless any trustee or beneficial owner or other person from and against any and all claims and demands whatsoever.

   Section 4.3 of the Issuer's trust agreement provides that the trustee need not take any action under the trust agreement unless the trustee has been indemnified by HCLP, or if the trustee believes that such indemnity is inadequate, by the Issuer's equity certificate holder against any liability, fee, cost or expense (including reasonable attorneys' fees) that may be incurred or charged in connection with such action, except for liability resulting from the willful misconduct or gross negligence of the Issuer or the trustee or from the failure of the Issuer or the trustee to use ordinary care in the receiving, handling and disbursement of funds received by it in accordance with the terms of the trust agreement.

  Hanover Compressor Company

   Hanover Compressor Company is a Delaware corporation. It is empowered by
Section 145 of the Delaware General Corporation Law (the "DGCL"), subject to the procedures and limitations stated therein, to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another corporation or other enterprise, against reasonable expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually incurred by him in connection with such action, suit or proceeding, if such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Hanover is required by
Section 145 to indemnify any person against reasonable expenses (including attorneys' fees) actually incurred by him in connection with an action, suit or proceeding in which he is a party because he is or was a director, officer, employee or agent of the company or is or was serving at the request of the company as a director, officer, employee or agent of another corporation or other enterprise, if he has been successful, on the merits or otherwise, in the defense of the action, suit or proceeding. Section 145 also allows a corporation to purchase and maintain insurance on behalf of any such person against any liability asserted against him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 145. In addition, Section 145 provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.

   Article Eight of Hanover's charter provides that it shall indemnify and hold harmless all of its officers and directors and advance expenses reasonably incurred by such officers and directors in defending any civil, criminal, administrative or investigative action, suit or proceeding, in accordance with and to the fullest extent permitted by Section 145 of the DGCL. Hanover maintains directors and officers insurance covering them for certain liabilities, including liabilities under the securities laws.

  Hanover Compression Limited Partnership

   Hanover Compression Limited Partnership is a Delaware limited partnership.
Section 17-108 of the Delaware Revised Uniform Limited Partnership Act (the "DRULPA") permits a limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

   Article VII of HCLP's limited partnership agreement provides that HCLP shall indemnify and hold harmless each general partner and limited partner and its respective equity holders, members, directors, officers, employees, agents and affiliates (each a "Covered Person") against claims or liabilities, including legal fees and other expenses reasonably incurred, arising out of the activities of HCLP or any action taken by the Covered Person on behalf of HCLP pursuant to authority granted by HCLP's limited partnership agreement. This indemnification does not cover claims or liabilities (i) incurred as a result of the gross negligence, willful misconduct or bad faith of a Covered Person, or a knowing and material violation of the provisions of HCLP's limited partnership agreement, (ii) as to which indemnification is barred under federal securities law, the DRULPA or other applicable law, or (iii) as to a Covered Person's share as partner in any losses or expenses of HCLP.

Item 21.  Exhibits and Financial Statement Schedules

   (a)  Exhibits

Exhibit
No.                                             Description of Exhibit
---                                             ----------------------

  3.1   Certificate of Trust of Hanover Equipment Trust 2001A *
  3.2   Amended and Restated Trust Agreement of Hanover Equipment Trust 2001A, dated as of August 30,
          2001, between General Electric Capital Corporation, as Certificate Holder, and Wilmington Trust
          Company, as Trustee *
  3.3   Certificate of Limited Partnership of Hanover Compression Limited Partnership *
  3.4   Certificate of Amendment to Certificate of Limited Partnership of Hanover Compression Limited
          Partnership, dated as of January 2, 2001 *
  3.5   Certificate of Amendment to Certificate of Limited Partnership of Hanover Compression Limited
          Partnership, dated as of August 20, 2001 *
  3.6   Limited Partnership Agreement of Hanover Compression Limited Partnership *
  3.7   Amendment to Limited Partnership Agreement of Hanover Compression Limited Partnership *
  4.1   Indenture, dated as of August 30, 2001, between Hanover Equipment Trust 2001A, the Hanover
          Guarantors parties thereto, and Wilmington Trust FSB, as Trustee and Collateral Agent, with respect to the 8.50% Senior Secured Notes due 2008 (1) [10.69]
  4.2   Exchange and Registration Rights Agreement with respect to the 8.50% Senior Secured Notes due
          2008, dated as of August 30, 2001, among Hanover Equipment Trust 2001A, Hanover Compressor
          Company, certain Guarantors party thereto, Goldman, Sachs & Co., J.P. Morgan Securities, Inc.,
          Salomon Smith Barney, Inc. and Credit Suisse First Boston Corporation *
  4.3   Participation Agreement, dated as of August 30, 2001, among Hanover Compression Limited
          Partnership, as Lessee, Hanover Equipment Trust 2001A, as Lessor, General Electric Capital
          Corporation, as Certificate Holder, certain Guarantors party thereto, Wilmington Trust FSB, as
          Indenture Trustee, Collateral Agent under the Indenture, and in its individual capacity, only to the extent expressly set forth therein, and Wilmington Trust Company, in its individual capacity, only to the extent expressly set forth therein (1) [10.66]
  4.4   Annex A to Participation Agreement and other Operative Agreements, containing certain Rules of
          Usage and Definitions *
  4.5   Lease, dated as of August 31, 2001, between Hanover Equipment Trust 2001A, as Lessor, and
          Hanover Compression Limited Partnership, as Lessee (1) [10.64]
  4.6   Guarantee, dated as of August 31, 2001, made by Hanover Compression Limited Partnership,
          Hanover Compressor Company, certain Guarantors party thereto, and certain Beneficiaries party thereto (1) [10.65]
  4.7   Security Agreement, dated as of August 31, 2001, made by Hanover Equipment Trust 2001A in favor of Wilmington Trust FSB, as Collateral Agent (1) [10.67]
  4.8   Assignment of Lease, Rents and Guarantee, dated as of August 31, 2001, from Hanover Equipment
          Trust 2001A to Wilmington Trust FSB, as Collateral Agent (1) [10.68]

Exhibit
No.                                              Description of Exhibit
---                                              ----------------------
  5.1.. Opinion of Latham & Watkins *
  5.2   Opinion of Morris, James, Hitchens & Williams LLP *
 12.1.. Computation of Ratio of Earnings to Fixed Charges for Hanover Compressor Company *
 12.2.. Computation of Ratio of Earnings to Fixed Charges for Hanover Equipment Trust 2001A *
 12.3.. Computation of Ratio of Earnings to Fixed Charges for Hanover Compression Limited Partnership *
 21.1.. List of Subsidiaries of Hanover Compressor Company *
 23.1.. Consent of Latham & Watkins (included as part of its opinion filed as Exhibit 5.1)
 23.2.. Consent of PricewaterhouseCoopers LLP **
 23.3.. Consent of PricewaterhouseCoopers LLP **
 23.4.. Consent of PricewaterhouseCoopers LLP **
 23.5.. Consent of PricewaterhouseCoopers LLP **
 23.6.. Consent of American Appraisal Associates, Inc. **
 23.7   Consent of Morris, James, Hitchens & Williams LLP (included as part of its opinion filed as Exhibit 5.2)
 24.1.. Powers of Attorney *
 25.1.. Statement of Eligibility of Trustee on Form T-1 *
 99.1.. Form of Letter of Transmittal for 8.50% Senior Secured Notes due 2008 *
 99.2.. Form of Notice of Guaranteed Delivery of 8.50% Senior Secured Notes due 2008 *
 99.3.. Form of Letter to DTC Participants *
 99.4.. Form of Letter to Beneficial Owners *
 99.5.. Guidelines for Certification of Taxpayer Identification Number on Form W-9 *
 99.6.. Form of Exchange Agent Agreement *
 99.7.. Appraisal Report, dated as of August 16, 2001, covering Synthetic Lease Portfolio Hanover
        Equipment Trust 2001A Natural Gas Compressors prepared by American Appraisal Associates for
        Hanover Compression Limited Partnership *

--------
(1) Such exhibit previously filed as an exhibit to Hanover's Quarterly Report on Form 10-Q for the period ended September 30, 2001, under the exhibit number indicated in brackets [ ], and is incorporated by reference herein.

*  Previously filed.
** Filed herewith.

   (b)  Financial Statement Schedules

   Financial statement schedules required pursuant to this Item are presented on pages S-1 through S-2 of the Prospectus constituting a part of this Registration Statement for Hanover Compressor Limited Partnership. Financial statement schedules for Hanover Compressor Company are incorporated by reference to Hanover's annual report on Form 10-K/A-2 for the year ended December 31, 2001 filed on November 21, 2002.

Item 22.  Undertakings.

   The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants' annual reports pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, 13, or 19(c) of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

                   Signatures of Hanover Compressor Company


   Pursuant to the requirements of the Securities Act of 1933, as amended, Hanover Compressor Company has duly caused this Amendment No. 5 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, as of February 7, 2003.


                                          Hanover Compressor Company

                                          By:         /s/  CHAD C.
                                            DEATON
                                            -----------------------------------
                                                     Chad C. Deaton
                                               President and Chief Executive
                                                          Officer


   Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 5 to Registration Statement has been signed below by the following persons in the capacities and as of February 7, 2003.


              Signature                                Title
              ---------                                -----

         /s/  CHAD C. DEATON           President and Chief Executive Officer
-------------------------------------    (Principal Executive Officer and
             Chad Deaton                 Director)

        /s/  JOHN E. JACKSON           Chief Financial Officer (Principal
-------------------------------------    Financial and Accounting Officer)
           John E. Jackson

                   *                   Director
-------------------------------------
         Victor E. Grijalva

                  *                    Director
-------------------------------------
          Ted Collins, Jr.

                  *                    Director
-------------------------------------
         Robert R. Furgason

                  *                    Director
-------------------------------------
           Melvyn N. Klein

                  *                    Director
-------------------------------------
         Michael A. O'Connor

                  *                    Director
-------------------------------------
         Alvin V. Shoemaker

                  *                    Director
-------------------------------------
           I. Jon Brumley

                   *                   Director
-------------------------------------
           Gordon T. Hall

                   *                   Director
-------------------------------------
              Rene Huck

*By:    /S/ CHAD C. DEATON
     -------------------------
          Chad C. Deaton,
         Attorney-in-Fact

             Signatures of Hanover Compression Limited Partnership


   Pursuant to the requirements of the Securities Act of 1933, as amended, Hanover Compression Limited Partnership has duly caused this Amendment No. 5 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, as of February 7, 2003


                                          HANOVER COMPRESSION LIMITED
                                            PARTNERSHIP

                                                   /s/  CHAD C. DEATON
                                          By:___________________________________
                                                       Chad C. Deaton
                                               President and Chief Executive
                                                          Officer


   Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 5 to Registration Statement has been signed below by the following persons in the capacities and as of February 7, 2003.


               Signature                                Title
               ---------                                -----

          /s/  CHAD C. DEATON           President and Chief Executive Officer
 -------------------------------------    (Principal Executive Officer) and
            Chad C. Deaton                Manager of the General Partner

         /s/  JOHN E. JACKSON           Senior Vice President and Chief
 -------------------------------------    Financial Officer (Principal
            John E. Jackson               Financial and Accounting Officer)
                                          and Manager of the General Partner

                   *                    Manager of the General Partner
 -------------------------------------
           Robert O. Pierce


*By:    /s/  CHAD C. DEATON
     -------------------------
         Chad. C. Deaton,
         Attorney-in-Fact

                  Signatures of Hanover Equipment Trust 2001A


   Pursuant to the requirements of the Securities Act of 1933, as amended, Hanover Equipment Trust 2001A has duly caused this Amendment No. 5 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware, as of February 3, 2003.


                                          HANOVER EQUIPMENT TRUST 2001A

                                          By: Wilmington Trust Company, not in
                                            its individual   capacity but
                                            solely as Trustee


                                          By:   /S/  DAVID A. VANASKEY, JR.
                                              ----------------------------------


                                                   David A. Vanaskey, Jr.

                                                       Vice President

                                 EXHIBIT INDEX

 3.1   Certificate of Trust of Hanover Equipment Trust 2001A *
 3.2   Amended and Restated Trust Agreement of Hanover Equipment Trust 2001A, dated as of August 30,
       2001, between General Electric Capital Corporation, as Certificate Holder, and Wilmington Trust
       Company, as Trustee *
 3.3   Certificate of Limited Partnership of Hanover Compression Limited Partnership *
 3.4   Certificate of Amendment to Certificate of Limited Partnership of Hanover Compression Limited
       Partnership, dated as of January 2, 2001 *
 3.5   Certificate of Amendment to Certificate of Limited Partnership of Hanover Compression Limited
       Partnership, dated as of August 20, 2001 *
 3.6   Limited Partnership Agreement of Hanover Compression Limited Partnership *
 3.7   Amendment to Limited Partnership Agreement of Hanover Compression Limited Partnership *
 4.1   Indenture, dated as of August 30, 2001, between Hanover Equipment Trust 2001A, the Hanover
       Guarantors parties thereto, and Wilmington Trust FSB, as Trustee and Collateral Agent, with respect to the 8.50% Senior Secured Notes due 2008 (1) [10.69]
 4.2   Exchange and Registration Rights Agreement with respect to the 8.50% Senior Secured Notes due 2008, dated as of August 30, 2001, among Hanover Equipment Trust 2001A, Hanover Compressor
       Company, certain Guarantors party thereto, Goldman, Sachs & Co., J.P. Morgan Securities Inc.,
       Salomon Smith Barney, Inc. and Credit Suisse First Boston Corporation *
 4.3   Participation Agreement, dated as of August 30, 2001, among Hanover Compression Limited
       Partnership, as Lessee, Hanover Equipment Trust 2001A, as Lessor, General Electric Capital
       Corporation, as Certificate Holders, certain Guarantors party thereto, Wilmington Trust FSB, as
       Indenture Trustee, Collateral Agent under the Indenture, and in its individual capacity, only to the extent expressly set forth therein, and Wilmington Trust Company, in its individual capacity, only to the extent expressly set forth therein (1) [10.66]
 4.4   Annex A to Participation Agreement and other Operative Agreements, containing certain Rules of
       Usage and Definitions *
 4.5   Lease, dated as of August 31, 2001, between Hanover Equipment Trust 2001A, as Lessor, and Hanover
       Compression Limited Partnership, as Lessee (1) [10.64]
 4.6   Guarantee, dated as of August 31, 2001, made by Hanover Compression Limited Partnership, Hanover
       Compressor Company, certain Guarantors party thereto, and certain Beneficiaries party thereto (1) [10.65]
 4.7   Security Agreement, dated as of August 31, 2001, made by Hanover Equipment Trust 2001A in favor of
       Wilmington Trust FSB, as Collateral Agent (1) [10.67]
 4.8   Assignment of Lease, Rents and Guarantee, dated as of August 31, 2001, from Hanover Equipment
       Trust 2001A to Wilmington Trust FSB, as Collateral Agent (1) [10.68]
 5.1   Opinion of Latham & Watkins *
 5.2   Opinion of Morris, James, Hitchens & Williams LLP *
12.1   Computation of Ratio of Earnings to Fixed Charges for Hanover Compressor Company *
12.2   Computation of Ratio of Earnings to Fixed Charges for Hanover Equipment Trust 2001A *
12.3   Computation of Ratio of Earnings to Fixed Charges for Hanover Compression Limited Partnership *
21.1   List of Subsidiaries of Hanover Compressor Company *
23.1   Consent of Latham & Watkins (included as part of its opinion filed as Exhibit 5.1)
23.2   Consent of PricewaterhouseCoopers LLP **
23.3   Consent of PricewaterhouseCoopers LLP **
23.4   Consent of PricewaterhouseCoopers LLP **
23.5   Consent of PricewaterhouseCoopers LLP **
23.6   Consent of American Appraisal Associates, Inc. **
23.7   Consent of Morris, James, Hitchens & Williams LLP (included as part of its opinion filed as
       Exhibit 5.2)
24.1   Powers of Attorney *
25.1   Statement of Eligibility of Trustee on Form T-1 *
99.1   Form of Letter of Transmittal for 8.50% Senior Secured Notes due 2008 *
99.2   Form of Notice of Guaranteed Delivery of 8.50% Senior Secured Notes due 2008 *
99.3   Form of Letter to DTC Participants *
99.4   Form of Letter to Beneficial Owners *
99.5   Guidelines for Certification of Taxpayer Identification Number on Form W-9 *
99.6   Form of Exchange Agent Agreement *
99.7 Appraisal Report, dated as of August 16, 2001, covering Synthetic Lease Portfolio Hanover Equipment
     Trust 2001A Natural Gas Compressors prepared by American Appraisal Associates for Hanover
     Compression Limited Partnership *

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(1) Such exhibit previously filed as an exhibit to Hanover's Quarterly Report on Form 10-Q for the period ended September 30, 2001, under the exhibit number indicated in brackets [ ], and is incorporated by reference.
*  Previously filed.
** Filed herewith.